Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ FIRST AMENDED DISCLOSURE STATEMENT
PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest.  This is not a solicitation of acceptances or rejections of the Debtors’ First Amended Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code, which is attached as Exhibit A to this Disclosure Statement (the “Plan”).  Acceptances or rejections with respect to the Plan may not be solicited until a disclosure statement has been approved by the United States Bankruptcy Court for the Southern District of New York.  This Disclosure Statement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court.  Any such approval by the Bankruptcy Court of this Disclosure Statement as containing “adequate information” will not constitute endorsement of the Plan.  Information contained in this Disclosure Statement is subject to completion or amendment.  YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF THE DEBTORS’ SECURITIES) PRIOR TO THE APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.  Developments may require modifications, additions or deletions to this Disclosure Statement.

WILLKIE FARR & GALLAGHER LLP
Attorneys for Debtors and Debtors in Possession
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Dated:  February 4, 2005

THE DEADLINE BY WHICH EACH HOLDER OF AN IMPAIRED CLAIM OR EQUITY INTEREST ENTITLED TO VOTE ON THE PLAN MUST CAST A PROPERLY COMPLETED AND DELIVERED BALLOT FOR ITS VOTE TO ACCEPT OR REJECT THE PLAN TO BE COUNTED IS                                   , 2005 AT       :00 P.M. (NEW YORK CITY TIME), UNLESS EXTENDED.

Summary of Important Deadlines

(All times are New York City time)

•      Voting Deadline:                                   , 2005 at     :00 p.m.  (beneficial holders who hold their securities through a broker-dealer or other intermediary must provide voting instructions to such intermediary by                          , 2005 at     :00 p.m. or such other date as may be set by the intermediary)

•      Confirmation Objection Deadline:                                   , 2005 at

•      Confirmation Hearing:                                   , 2005 at

TABLE OF CONTENTS

I. Introduction
A.	Holders of Claims and Equity Interests Entitled to Vote
B.	Voting Procedures
C.	Confirmation Hearing

II. Overview of the Plan of Reorganization

III. General Information
A.	Overview of Chapter 11
B.	Description and History of Business
	1.	Overview
	2.	Summary of Corporate Structure
	3.	Partnerships and Ventures
	4.	Services
		a.	Video Services
		b.	High-Speed Internet Services
		c.	Media Services
		d.	Other Services
		e.	Voice-over Internet Protocol Services
	5.	Programming Suppliers
	6.	Franchises
	7.	Legislation and Regulation
C.	The Debtors’ Prepetition Capital Structure
	1.	Prepetition Bank Debt
	2.	Prepetition Bond Debt
		a.	ACC Notes
		b.	Subsidiary Notes and Other Indebtedness
	3.	Equity

IV. Events Leading to the Commencement of the Chapter 11 Cases
A.	The Telcove Bankruptcy Filing and the Co-Borrowing Facility Contingent Liabilities
B.	The Discovery of the Alleged Rigas Family Improper Acts, the Restatement and Related Events
C.	The Special Committee of the Board Of Directors
D.	The Rigas Family Agreement
E.	Additional Determinations Regarding Historical Consolidated Financial Statements
F.	The June 2002 Related Events

V. Events Occurring During the Pendency of the Chapter 11 Cases
A.	Appointment of Creditors’ Committee
B.	Appointment of Equity Committee
C.	Stabilization of Business
	1.	First Day Orders
		a.	Case Administration Orders
		b.	Payments on Account of Certain Prepetition Claims
		c.	Business Operations
	2.	The DIP Facility

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	3.	Employee Relations
		a.	Payment of Prepetition Amounts Due to Employees
		b.	Employment Programs
		c.	Short-Term Incentive Plan
D.	Restatement of Consolidated Financial Statements
E.	Governmental Investigations
	1.	The Rigas Criminal Action
	2.	SEC Civil Action and DoJ Investigation
F.	Management and Board
G.	The Plan and Sale Processes
H.	Corporate Governance Initiatives
	1.	Reorganization of the Board Committees
	2.	Creation of Lead Director Position
	3.	Corporate Governance Guidelines
	4.	Code of Business Conduct and Ethics
	5.	Corporate Governance Officer
	6.	Complaints Regarding Accounting Matters or Other Wrongdoing
I.	Litigation Matters
	1.	ACC’s Lawsuit Against the Rigas Family
	2.	ACC’s Lawsuit Against Deloitte
	3.	Securities and Derivative Litigation
	4.	Acquisition Actions
	5.	Creditors’ Committee Lawsuit Against Prepetition Banks
	6.	Equity Committee and Preferred Shareholder Litigations
	7.	ML Media Litigation
		a.	State Court Litigation
		b.	Century/ML Cable Bankruptcy and Recap Agreement Rejection
	8.	The X Clause Litigation
	9.	Verizon Franchise Transfer Litigation
	10.	Litigation Relating to Rigas Family Defense Costs
	11.	The NFHLP Claim
	12.	Dibbern Adversary Proceeding
	13.	Devon Mobile
	14.	Praxis Capital Ventures, L.P.
	15.	Avoidance Actions
	16.	Tele-Media Examiner Motion
	17.	EPA Self Disclosure and Audit
J.	Restructuring of Adelphia’s Businesses
	1.	Asset Dispositions
		a.	WNSA Radio Sale
		b.	Sale of Pennsylvania, Florida and New York Security Business
		c.	Sale of Venezuela Cable Business
	2.	Closure of the Competitive Local Exchange Carriers’ Operations
	3.	TelCove Settlement
	4.	Operation of Empire Sports Network
	5.	Rejection and Amendment of Executory Contracts and Unexpired Leases
	6.	Efforts to Protect Tax Benefits
K.	Schedules and Bar Date
	1.	Schedules and Statements
	2.	Bar Date

VI. The Plan of Reorganization
A.	Capital Structure
	1.	Exit Financing
		a.	Background
		b.	Overview of Plan Alternatives
		c.	New Financing Facility
		d.	Rollover Facility
		e.	Combination Facility
	2.	New Joint Venture Preferred Securities
	3.	New Equity
	4.	Post-Emergence Stand-Alone Organizational Structure
	5.	Treatment of Indebtedness of Certain Non-Wholly-Owned Debtors in Sale Transaction
B.	Claims
	1.	Deemed Consolidation in Debtor Groups
	2.	Estimation of Claims/Disputed Claims Procedures
		a.	Payments and Distributions from Debtor Group Reserves
		b.	Estimation of Claims and Equity Interests
		c.	Distributions with Respect to Disputed Claims After Allowance
		d.	Personal Injury Claims / Century-ML JV Claims / Administrative Expense Claims
		e.	Maximum Distribution
		f.	“Clawback” to Cure Deficiency in Debtor Group Reserves
		g.	Distribution of Excess Value from Debtor Group Reserves
		h.	No Segregation of Plan Currency
		i.	Distributions of Plan Consideration
C.	Classification and Treatment of Claims and Equity Interests
	1.	Administrative Expense Claims
	2.	Fee Claims
	3.	Priority Tax Claims
	4.	DIP Lender Claims
	5.	Class 1 - Other Priority Claims
	6.	Class 2 - Secured Tax Claims
	7.	Class 3 - Other Secured Claims
	8.	Class 4 - FrontierVision Debtor Group
		a.	Class 4(a) - FrontierVision Bank Claims
		b.	Class 4(b) - FrontierVision Notes Claims
		c.	Class 4(c)(i) - FrontierVision Trade Claims
		d.	Class 4(c)(ii) - FrontierVision Other Unsecured Claims
		e.	Class 4(d) - FrontierVision Existing Securities Law Claims
	9.	Class 5 - Parnassos Debtor Group
		a.	Class 5(a) - Parnassos Bank Claims
		b.	Class 5(b)(i) - Parnassos Trade Claims
		c.	Class 5(b)(ii) - Parnassos Other Unsecured Claims
		d.	Class 5(c) - Parnassos JV Equity Interests
	10.	Class 6 - Century-TCI Debtor Group
		a.	Class 6(a) - Century-TCI Bank Claims
		b.	Class 6(b)(i) - Century-TCI Trade Claims
		c.	Class 6(b)(ii) - Century-TCI Other Unsecured Claims
		d.	Class 6(c) - Century-TCI JV Equity Interests
	11.	Class 7 - Century Debtor Group
		a.	Class 7(a) - Century Bank Claims
		b.	Class 7(b) - FPL Notes Claims

		c.	Class 7(c)(i) - Century Trade Claims
		d.	Class 7(c)(ii) – Century Other Unsecured Claims
		e.	Class 7(d) - Century/Tele-Media JV Equity Interests
	12.	Class 8 - Arahova Debtor Group
		a.	Class 8(a) - Arahova Notes Claims
		b.	Class 8(b)(i) - Arahova Trade Claims
		c.	Class 8(b)(ii) - Arahova Other Unsecured Claims
		d.	Class 8(c) - Arahova Existing Securities Law Claims
	13.	Silo 7A Debtor Group
		a.	Class 9(a) - Silo 7A Trade Claims
		b.	Class 9(b) - Silo 7A Other Unsecured Claims
	14.	UCA Subsidiary Debtor Group
		a.	Class 10(a) - UCA Subsidiary Trade Claims
		b.	Class 10(b) - UCA Subsidiary Other Unsecured Claims
	15.	Class 11 - Olympus Debtor Group
		a.	Class 11(a) - Olympus Bank Claims
		b.	Class 11(b)(i) - Olympus Trade Claims
		c.	Class 11(b)(ii) - Olympus Other Unsecured Claims
	16.	Class 12 - UCA Debtor Group
		a.	Class 12(a) - UCA Bank Claims
		b.	Class 12(b) - UCA Notes Claims
		c.	Class 12(c)(i) - UCA Trade Claims
		d.	Class 12(c)(ii) - UCA Other Unsecured Claims
		e.	Class 12(d) - UCA Existing Securities Law Claims
		f.	Class 12(e) - UCA/Tele-Media JV Equity Interests
	17.	Class 13 - Holding Company Debtor Group
		a.	Class 13(a)(i) - ACC Trade Claims
		b.	Class 13(a)(ii) - ACC Other Unsecured Claims
		c.	Class 13(b) - ACC Senior Notes Claims
		d.	Class 13(c) - ACC Subordinated Notes Claims
		e.	Class 13(d) - ACC Notes Existing Securities Law Claims
		f.	Class 13(e) - ACC Series B Preferred Stock Interests
		g.	Class 13(f) - ACC Series B Preferred Stock Existing Securities Law Claims
		h.	Class 13(g) - ACC Series D Preferred Stock Interests
		i.	Class 13(h) - ACC Series D Preferred Stock Existing Securities Law Claims
		j.	Class 13(i) - ACC Series E and F Preferred Stock Interests
		k.	Class 13(j) - ACC Series E and F Preferred Stock Existing Securities Law Claims
		l.	Class 13(k) - ACC Common Stock Existing Securities Law Claims
		m.	Class 13(l) - ACC Common Stock Interests
	18.	Class 14 - Convenience Claims
		a.	Class 14(a) - Subsidiary Convenience Claims
		b.	Class 14(b) - ACC Convenience Claims
	19.	Class 15 - Intercompany Claims
	20.	Rigas Claims or Equity Interests
	21.	ACC Other Equity Interests
D.	Summary of Other Provisions of the Plan
	1.	Effectuation of Compromise and Settlement
		a.	Plan Negotiations
		b.	Global Compromise Embodied in the Plan
		c.	Prepetition Lender Litigation Settlement
		d.	Subrogation

	2.	Distributions Under the Plan
		a.	Disbursing Agent
		b.	Manner and Timing of Distributions
		c.	Distributions to Specific Classes
		d.	Fees of Indenture Trustees
		e.	Fractional Notes and Shares
		f.	Unclaimed Property
		g.	Distribution Record Date
		h.	Change of Control
		i.	True Up Payments
		j.	Interest on Claims
		k.	Miscellaneous
	3.	Treatment of Executory Contracts and Unexpired Leases
		a.	Assumption and Rejection of Executory Contracts and Unexpired Leases
		b.	Cure of Defaults under Executory Contracts and Unexpired Leases
	4.	Conditions Precedent to Confirmation and Effectiveness of the Plan
		5.	Implementation and Effect of Confirmation of the Plan
		a.	Binding Effect
		b.	Vesting of Assets
		c.	Discharge
		d.	Injunction
		e.	Releases
		f.	Exculpation and Limitation of Liability
		g.	Retention of Causes of Action / Reservation of Rights
		h.	Avoidance and Recovery Actions
E.	Contingent Value Vehicle
	1.	Establishment of the Contingent Value Vehicle
	2.	Appointment of Contingent Value Vehicle Manager
	3.	Transfer of Designated Litigation to the Contingent Value Vehicle
	4.	Contingent Value Vehicle Interests
	5.	Litigation, Responsibilities of Contingent Value Vehicle Manager
	6.	Investment Powers
	7.	Annual Distribution; Withholding
	8.	Reporting Duties
	9.	Net Contingent Value Vehicle Recovery/Assignment of Claims
	10.	Contingent Value Vehicle Board

VII. Confirmation of the Plan
A.	Solicitation of Votes
B.	The Confirmation Hearing
C.	Confirmation
	1.	Acceptance
	2.	Confirmation Standards
		a.	Overview
		b.	Best Interests of Holders of Claims and Interests
		c.	Financial Feasibility
	3.	Cram Down
D.	Consummation

VIII. Corporate Governance and Management of Reorganized ACC and the Other Reorganized Debtors
A.	Management and Board Changes

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	1.	Appointment of the New Board
	2.	Appointment of New Management
	3.	Headquarters Move
B.	Boards of Directors and Management
	1.	Reorganized ACC
		a.	Board of Directors
		b.	Officers
	2.	The Other Reorganized Debtors
		a.	Boards of Directors
		b.	Officers
C.	Compensation of ACC’s Executive Officers
	1.	William T. Schleyer and Ron Cooper
	2.	Vanessa A. Wittman
	3.	Other Employment Agreements
D.	Key Employee Retention
	1.	Continuity Program
	2.	Amended and Restated Adelphia Communications Corporation Performance Retention Plan
	3.	Amended and Restated Severance Program
E.	STIP
F.	New Equity Incentive Plan
G.	Continuation of Existing Benefit Plans and Directors and Officers Liability Insurance
H.	Security Ownership of Certain Owners as of the Effective Date

IX. Securities Laws Matters
A.	Applicability of the Bankruptcy Code and Federal and Other Securities Laws
	1.	Initial Issuance and Delivery of Securities
	2.	Subsequent Transfers Under Federal Securities Laws
	3.	Subsequent Transfers Under State Law
B.	Registration Rights Agreement
C.	Certain Transactions by Stockbrokers

X. Hypothetical Reorganization Value

XI. Risk Factors
A.	Risk Factors Relating to Legal Matters
B.	Risk Factors Relating to Business and Operational Issues
C.	Risk Factors Relating to the Chapter 11 Cases
D.	Risk Factors Relating to Valuation and the Plan Securities
E.	Risk Factors Relating to the Contingent Value Vehicle

XII. Certain Federal Income Tax Consequences of the Plan
A.	Consequences to the Debtors
	1.	Cancellation of Debt
	2.	Limitations on NOL Carryforwards and Other Tax Benefits
		a.	General Section 382 Limitation
		b.	Built-In Gains and Losses
	3.	Alternative Minimum Tax
	4.	Distribution of Interests in Contingent Value Vehicle
	5.	Consequences of Mergers of Joint Ventures
B.	Consequences to Holders of Certain Claims and Equity Interests
	1.	Consequences to Holders Receiving Rollover Notes or Rollover Notes and Cash

2.	Consequences to Holders Receiving Only New Common Stock
3.	Consequences to Holders Receiving Only New Joint Venture Preferred Securities
4.	Consequences to Holders Receiving Only Contingent Value Vehicle Interests
5.	Consequences to Holders Receiving Both New Common Stock and Contingent Value Vehicle Interests
6.	Distributions in Discharge of Accrued Interest
7.	Treatment of Debtor Group Reserves
8.	Ownership and Disposition of Rollover Notes
a.	Original Issue Discount on the Rollover Notes
b.	Acquisition and Bond Premium
c.	Market Discount
C.	Information Reporting and Withholding

XIII. Alternatives to Confirmation and Consummation of the Plan
A.	Liquidation Under Chapter 7
B.	Alternative Plan of Reorganization

XIV. Conclusion and Recommendation

EXHIBIT A	First Amended Joint Plan of Reorganization
EXHIBIT B	Disclosure Statement Order
EXHIBIT C	Audited Consolidated Balance Sheets of Adelphia Communications Corporation at December 31, 2003
EXHIBIT D	Unaudited Consolidated Balance Sheets of Adelphia Communications Corporation at September 30, 2004
EXHIBIT E	The Debtors’ Projected Financial Information
EXHIBIT F	The Debtors’ Liquidation Analysis
EXHIBIT G	Summary of Covington Report
EXHIBIT H	Pro Forma Balance Sheet
EXHIBIT I	Pro Forma Capital Structure
EXHIBIT J	Confirmation Hearing Pre-Trial Order

Nothing contained in this Disclosure Statement shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest, and this Disclosure Statement is subject to approval of the Bankruptcy Court and other customary conditions.  This Disclosure Statement is not an offer with respect to any securities.  This is not a solicitation of acceptances or rejections of the Debtors’ First Amended Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code, a copy of which is attached as Exhibit A to this Disclosure Statement.  Acceptances or rejections with respect to the Plan may not be solicited until this Disclosure Statement has been approved by the Bankruptcy Court.  Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws.  The information contained in this Disclosure Statement is preliminary and subject to completion.  Developments may require modifications, additions, or deletions to this Disclosure Statement.

IMPORTANT NOTICE

This Disclosure Statement and its related documents are the only documents authorized by the Bankruptcy Court to be used in connection with the solicitation of votes to accept the Plan.  No representations have been authorized by the Bankruptcy Court concerning the Debtors, their business operations or the value of their assets, except as explicitly set forth in this Disclosure Statement.

Please refer to the Plan (or, where indicated, certain motions filed with the Bankruptcy Court) for definitions of the capitalized terms that are used but not defined in this Disclosure Statement.

The Debtors reserve the right to file amendments to the Plan and Disclosure Statement from time to time.  The Debtors urge you to read this Disclosure Statement carefully for a discussion of voting instructions, recovery information, classification of claims, the history of the Debtors and the Reorganization Cases, the Debtors’ businesses, properties and results of operations, historical and projected financial results and a summary and analysis of the Plan.

The Plan and this Disclosure Statement have not been required to be prepared in accordance with the requirements of federal or state securities laws or other applicable non-bankruptcy law.  This Disclosure Statement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court.  Any such approval by the Bankruptcy Court of this Disclosure Statement as containing “adequate information” will not constitute endorsement of the Plan, and none of the Securities and Exchange Commission, any state securities commission or similar public, governmental or regulatory authority has approved this Disclosure Statement, the Plan or the securities offered under the Plan, or has passed on the accuracy or adequacy of the statements in this Disclosure Statement.  Any representation to the contrary is a criminal offense.  Persons trading in or otherwise purchasing, selling or transferring securities of the Debtors should evaluate this Disclosure Statement in light of the purposes for which it was prepared.

This Disclosure Statement contains only a summary of the Plan.  It is not intended to replace the careful and detailed review and analysis of the Plan, but only to aid and supplement such review.  This Disclosure Statement is qualified in its entirety by reference to the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein.  If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern.  You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement, including all exhibits hereto, before deciding how to vote with respect to the Plan.

Except as otherwise indicated, the statements in this Disclosure Statement are made as of February 4, 2005 and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any time after February 4, 2005.  Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court.

You should not construe this Disclosure Statement as providing any legal, business, financial or tax advice.  You should, therefore, consult with your own legal, business, financial and tax advisors as to any such matters in connection with the Plan, the solicitation of votes on the Plan and the transactions contemplated by the Plan.

As to contested matters, adversary proceedings and other actions or threatened actions, this Disclosure Statement is not, and is in no event to be construed as, an admission or stipulation of the Debtors.  Instead, this Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made by the Debtors in settlement negotiations.

THE DEBTORS URGE HOLDERS OF CLAIMS AND EQUITY INTERESTS TO VOTE TO ACCEPT THE PLAN.

INTRODUCTORY NOTE

Unless otherwise noted in this Disclosure Statement, all data relating to subscribers, projections, and valuation of the Debtors in this Disclosure Statement includes the Managed Cable Entities (as defined below), which are managed by the Company (as defined below) and nominally owned indirectly by members of the Rigas Family (as defined below).  Unless otherwise noted in this Disclosure Statement, all data relating to subscribers of the Debtors or the Company in this Disclosure Statement excludes all of the subscribers in Century/ML Cable (as defined below), which is managed and owned 50% by one of the Debtors and which is not consolidated for financial reporting purposes.

CAUTIONARY NOTE

This Disclosure Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements regarding Adelphia Communications Corporation’s and its subsidiaries’ and affiliates’ (collectively, the “Company”) expected future financial position, results of operations, cash flows, process for the sale of the Company, restructuring and financing plans, expected emergence from bankruptcy, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements.  Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s expectations.  The Company does not undertake a duty to update such forward-looking statements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include the Risk Factors set forth in Section XI of this Disclosure Statement and the Company’s pending bankruptcy proceeding, results of litigation against the Company and government investigations of the Company, the results of efforts to solicit interest in a potential sale of some or all of the Company, the effects of government regulation including the actions of local cable franchising authorities, the availability of financing, actions of the Company’s competitors, pricing and availability of programming, equipment, supplies, and other inputs, the Company’s ability to upgrade its network, technological developments, and changes in general economic conditions.  Many of these factors are outside of the Company’s control.

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I.  INTRODUCTION

Adelphia Communications Corporation (“ACC”) and certain of its affiliates and subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”), submit this Disclosure Statement (this “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) to holders of Claims against and Equity Interests in the Debtors in connection with: (1) the solicitation of acceptances of the Debtors’ First Amended Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code, dated February 4, 2005, as the same may be amended or modified from time to time (the “Plan”), filed by the Debtors with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and (2) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), scheduled for [                   ], 2005, commencing at [    :      ] a.m. (New York City Time).  Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

Attached as exhibits to this Disclosure Statement are:

•      First Amended Joint Plan of Reorganization (Exhibit A);

•      Order of the Bankruptcy Court, dated [                          ], 2005 (the “Disclosure Statement Order”), which, among other things, approves this Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

•      Audited Consolidated Balance Sheets of ACC at December 31, 2003 (Exhibit C);

•      Unaudited Consolidated Balance Sheets of ACC at September 30, 2004 (Exhibit D);

•      The Debtors’ Projected Financial Information (Exhibit E);

•      The Debtors’ Liquidation Analysis (Exhibit F);

•      Summary of Covington Report (Exhibit G);

•      Pro Forma Balance Sheet (Exhibit H);

•      Pro Forma Capital Structure (Exhibit I); and

•      Confirmation Hearing Pre-Trial Order (Exhibit J).

In addition, a Ballot for the acceptance or rejection of the Plan and, if eligible, election of convenience class treatment, is enclosed with each copy of this Disclosure Statement that is submitted to the holders of Claims or Equity Interests that are entitled to vote to accept or reject the Plan.

On [                          ], 2005, after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind, and in sufficient detail, to enable hypothetical, reasonable persons typical of the Debtors’ creditors and equity holders to make an informed judgment regarding the Plan.  APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating votes.  In addition, detailed voting instructions accompany each Ballot.  Each holder of a Claim or Equity Interest entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein, the Disclosure Statement Order and the instructions accompanying the Ballot in their entirety before voting on the Plan.  These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes.  No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

Questions and Answers about the Plan

What are holders of Claims and Equity Interests being asked to approve?

Holders of Claims and Equity Interests are being asked to vote to approve the Plan.  Pursuant to the Plan, the Debtors will either (1) emerge from bankruptcy as part of a stand-alone entity, (2) distribute proceeds resulting from a sale or other corporate transaction involving one or more companies in addition to the Debtors or (3) emerge from bankruptcy as part of a stand-alone entity after having sold certain clusters of cable systems and distributed the proceeds of such sales.

Who is entitled to vote?

Only Impaired Classes of Claims or Equity Interests that are not deemed to have accepted or rejected the Plan are entitled to vote to accept or reject the Plan.  These are Classes 4(a), 4(b), 4(c)(i), 4(c)(ii), 4(d), 5(a), 5(b)(i), 5(b)(ii), 5(c), 6(a), 6(b)(i), 6(b)(ii), 6(c), 7(a), 7(b), 7(c)(i), 7(c)(ii), 7(d), 8(a), 8(b)(i), 8(b)(ii), 8(c), 9(a), 9(b), 10(a), 10(b), 11(a), 11(b)(i), 11(b)(ii), 12(a), 12(b), 12(c)(i), 12(c)(ii), 12(d), 12(e), 13(a)(i), 13(a)(ii), 13(b), 13(c), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), 13(k), 13(l), 14(a) and 14(b) only.  See Section I.A of this Disclosure Statement, titled “Holders of Claims and Equity Interests Entitled to Vote,” for a summary of which Claims and Equity Interests are in each Class.

What vote is required for approval?

Under the Bankruptcy Code, unless the “cram down” provisions of the Bankruptcy Code are used, a plan of reorganization can only be confirmed if votes to accept the Plan are received from: (1) two-thirds in dollar amount and majority in number of claimants for each impaired class of claims; and (2) two-thirds in amount for each impaired class of equity interests.  In addition, the Bankruptcy Code provides that only the votes of those holders of claims or equity interests entitled to vote who actually submit votes on a plan are counted in determining whether the necessary majorities have been received.  YOUR VOTE IS VERY IMPORTANT.

How do the Debtors recommend that constituents vote?

The Debtors urge holders of Claims and Equity Interests to vote to accept the Plan.

What are the United States federal income tax consequences of the Plan for holders of Claims and Equity Interests?

See Section XII, titled “Certain Federal Income Tax Consequences of the Plan,” for a summary of the federal income tax consequences of the Plan.  However, all holders of Claims or Equity Interests are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable under the Plan.

How do I vote?

Please use the enclosed Ballot to vote to accept or reject the Plan and return the completed Ballot to Bankruptcy Services, LLC or, if your securities are held through an intermediary, to such intermediary.  To be counted, your original Ballot must be received by Bankruptcy Services, LLC no later than   :00 p.m. (New York City time) on [                     ], 2005.  In the case of securities held through an intermediary, your instructions must be received by your intermediary by   :00 p.m. (New York City time) on [                   ], 2005 or such other date as specified by your intermediary, so that master ballots can be prepared and received by the Voting Deadline.  If you hold Claims or Equity Interests in more than one Class, you must submit a separate Ballot for each Class in which you are entitled to vote.  Prior to completing your Ballot, please carefully read and consider the information contained in this Disclosure Statement, the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein.

What are the risks related to the Plan?

You should carefully review Section XI of this Disclosure Statement, titled “Risk Factors,” for a discussion of the risks relating to the Plan.

Who can help answer my questions?

If you have any questions regarding this Disclosure Statement or the Plan, you should contact [                                ].  If you have any questions relating to voting on the Plan or if you need a new Ballot, you should contact:

Bankruptcy Services, LLC

757 Third Avenue, Third Floor

New York, NY 10017

(646) 282-2500

A.    HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

Under the Bankruptcy Code, only holders of allowed claims or equity interests in impaired classes of claims or equity interests that are not deemed to have accepted or rejected a proposed plan are entitled to vote to accept or reject a proposed plan.

A class is “impaired” under a plan unless, with respect to each claim or interest of such class, the plan:

•      leaves unaltered the legal, equitable or contractual rights to which the holder of the claim or interest is entitled; or

•      notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based on such claim or interest.

Classes of claims or equity interests that are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.  Classes of claims or equity interests in which the holders will receive no recovery under a chapter 11 plan are deemed to have rejected the plan and are also not entitled to vote to accept or reject the plan.  See Section VI, titled “The Plan of Reorganization.”

Which Classes of Claims and Equity Interests Are Entitled to Vote on the Plan?

The following classes of Claims and Equity Interests are entitled to vote on the Plan:

Impaired Classes:

•      Bank Claims:  all Bank Claims are impaired and entitled to vote, including:*

•      FrontierVision Bank Claims (Class 4(a));

•      Parnassos Bank Claims (Class 5(a));

•      Century-TCI Bank Claims, (Class 6(a));

•      Century Bank Claims (Class 7(a));

•      Olympus Bank Claims (Class 11(a)); and

•      UCA Bank Claims (Class 12(a)).

•      Subsidiary Notes Claims:  all Subsidiary Notes Claims are impaired and entitled to vote, including:

•      FrontierVision Notes Claims (Class 4(b));

•      FPL Note Claims (Class 7(b));

•      Arahova Notes Claims (Class 8(a)); and

•      UCA Notes Claims (Class 12(b)).

•      ACC Senior and Subordinated Notes Claims:  all ACC Senior and Subordinated Notes Claims are impaired and entitled to vote, including:

•      ACC Senior Notes Claims (Class 13(b)); and

•      ACC Subordinated Notes Claims (Class 13(c)).

•      Trade Claims and Other Unsecured Claims:  all Trade Claims and Other Unsecured Claims are impaired and entitled to vote, including:

•      FrontierVision Trade Claims (Class 4(c)(i));

•      FrontierVision Other Unsecured Claims (Class 4(c)(ii));

•      Parnassos Trade Claims (Class 5(b)(i));

•      Parnassos Other Unsecured Claims (Class 5(b)(ii));

•      Century-TCI Trade Claims (Class 6(b)(i));

•      Century-TCI Other Unsecured Claims (Class 6(b)(ii));

•      Century Trade Claims (Class 7(c)(i));

•      Century Other Unsecured Claims (Class 7(c)(ii));

•      Arahova Trade Claims (Class 8(b)(i));

•      Arahova Other Unsecured Claims (Class 8(b)(ii));

•      Silo 7A Trade Claims (Class 9(a));

•      Silo 7A Other Unsecured Claims (Class 9(b));

•      UCA Subsidiary Trade Claims (Class 10(a));

•      UCA Subsidiary Other Unsecured Claims (Class 10(b));

•      Olympus Trade Claims (Class 11(b)(i));

•      Olympus Other Unsecured Claims (Class 11(b)(ii));

•      UCA Trade Claims (Class 12(c)(i));

•      UCA Other Unsecured Claims (Class 12(c)(ii));

•      ACC Trade Claims (Class 13(a)(i)); and

•      ACC Other Unsecured Claims (Class 13(a)(ii)).

*Notwithstanding anything otherwise to the contrary, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims and/or Equity Interests as unimpaired and not entitled to vote.

•      Joint Venture Interests: all Joint Venture interests are impaired and entitled to vote, including:*

•      Parnassos JV Equity Interests (Class 5(c));

•      Century-TCI JV Equity Interests (Class 6(c));

•      Century / Tele-Media JV Equity Interests (Class 7(d)); and

•      UCA / Tele-Media JV Equity Interests (Class 12(e)).

•      ACC Existing Preferred Stock Interests and ACC Common Stock Interests:  All ACC Existing Preferred Stock Interests and ACC Common Stock Interests are impaired and entitled to vote, including:

•      ACC Series B Preferred Stock Interests (Class 13(e));

•      ACC Series D Preferred Stock Interests (Class 13(g));

•      ACC Series E and F Preferred Stock Interests (Class 13(i)); and

•      ACC Common Stock Interests (Class 13(l)).

•      Existing Securities Law Claims: all Existing Securities Law Claims are impaired and entitled to vote, including:

•      FrontierVision Existing Securities Law Claims (Class 4(d));

•      Arahova Existing Securities Law Claims (Class 8(c));

•      UCA Existing Securities Law Claims (Class 12(d));

•      ACC Notes Existing Securities Law Claims (Class 13(d));

•      ACC Series B Preferred Stock Existing Securities Law Claims (Class 13(f));

•      ACC Series D Preferred Stock Existing Securities Law Claims (Class 13(h));

•      ACC Series E and F Preferred Stock Existing Securities Law Claims (Class 13(j)); and

•      ACC Common Stock Existing Securities Law Claims (Class 13(k)).

•      Convenience Claims: all Convenience Claims are impaired and entitled to vote, including:

•      Subsidiary Convenience Claims (Class 14(a)); and

•      ACC Convenience Claims (Class 14(b)).

*Notwithstanding anything otherwise to the contrary, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims and/or Equity Interests as unimpaired and not entitled to vote.

Which Classes of Claims and Equity Interests are Not Entitled to Vote on the Plan?

The following classes of Claims and Equity Interests are not impaired:

•      Other Priority Claims (Class 1);

•      Secured Tax Claims (Class 2); and

•      Other Secured Claims (Class 3).

As a result, holders of Claims in these classes are deemed to have accepted the Plan and will not be entitled to vote to accept or reject the Plan.  If ACC obtains a Bankruptcy Court Order designating the Bank Claims and/or the Joint Venture Interests as unimpaired, those classes will also not be entitled to vote to accept or reject the Plan.

The following Claims and Equity Interests are also not entitled to vote on the Plan:

•      Intercompany Claims (Class 15) are not entitled to vote to accept or reject the Plan.

•      ACC Other Equity Interests are disallowed, will receive no distributions and are not entitled to vote to accept or reject the Plan.

•      Rigas Claims and/or Equity Interests are disallowed, will receive no distributions and are not entitled to vote to accept or reject the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan.  Thus, acceptance of the Plan by Classes 4(a), 4(b), 4(c)(i), 4(c)(ii), 4(d), 5(a), 5(b)(i), 5(b)(ii), 6(a), 6(b)(i), 6(b)(ii), 7(a), 7(b), 7(c)(i), 7(c)(ii), 8(a), 8(b)(i), 8(b)(ii), 8(c), 9(a), 9(b), 10(a), 10(b), 11(a), 11(b)(i), 11(b)(ii), 12(a), 12(b), 12(c)(i), 12(c)(ii), 12(d), 13(a)(i), 13(a)(ii), 13(b), 13(c), 13(d), 13(f), 13(h), 13(j), 13(k), 14(a) and 14(b) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of such Claims in each Class that cast their Ballots vote in favor of acceptance.

With respect to a class of equity interests, for a plan to be accepted, the Bankruptcy Code requires that at least two-thirds in amount of the allowed interests of such class that cast ballots for acceptance or rejection vote to accept the Plan.  However, there is no requirement under the Bankruptcy Code that a class of equity interests accept a plan by a specified majority in number as there is with respect to a class of claims.  Therefore, acceptance of the Plan by Classes 5(c), 6(c), 7(d), 12(e), 13(e), 13(g), 13(i) and 13(l) will occur only if at least two-thirds in amount of the Allowed Equity Interests in each Class cast their Ballots in favor of acceptance.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  See Section VII.C, titled “Confirmation.”

If a Class of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan under section 1129(b) of the Bankruptcy Code, or both.  Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests through a procedure known as “cram-down.”  See Section VII.C.3, titled “Cram Down.” Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.  See Section VII.C.3, titled “Cram Down.”

If a Class of Claims or Equity Interests entitled to vote does not vote to accept the Plan, the Debtors will announce their determination on whether to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code prior to or at the Confirmation Hearing.

B.    VOTING PROCEDURES

Procedures for Voting on the Plan

How do I vote on the Plan? For a vote to be counted, the Voting Agent must receive an original, signed Ballot (or, in the case of securities held through an intermediary, the master ballot cast on your behalf) in a form approved by the Bankruptcy Court.  Faxed copies and votes sent on other forms will not be accepted.  IF YOU HOLD YOUR SECURITIES THROUGH A BROKER-DEALER OR OTHER INTERMEDIARY, PLEASE CONTACT YOUR BROKER-DEALER OR OTHER INTERMEDIARY FOR PROCEDURES ON VOTING TO ACCEPT OR REJECT THE PLAN.

When does the vote need to be received? The deadline for the receipt by the Voting Agent of properly completed Ballots (or, in the case of securities held through an intermediary, the master ballot cast on your behalf) is   :00 p.m. (New York City time) on [                       ], 2005.  In the case of securities held through an intermediary, please provide voting instructions to your intermediary by   :00 p.m. (New York City time) on [                   ], 2005, or such other date as may be set by your intermediary, so that master ballots can be prepared and received by the voting deadline.

Which Classes may vote? Only Impaired Classes of Claims or Equity Interests that are not deemed to have accepted or rejected the Plan are entitled to vote to accept or reject the Plan.  These are Classes 4(a), 4(b), 4(c)(i), 4(c)(ii), 4(d), 5(a), 5(b)(i), 5(b)(ii), 5(c), 6(a), 6(b)(i), 6(b)(ii), 6(c), 7(a), 7(b), 7(c)(i), 7(c)(ii), 7(d), 8(a), 8(b)(i), 8(b)(ii), 8(c), 9(a), 9(b), 10(a), 10(b), 11(a), 11(b)(i), 11(b)(ii), 12(a), 12(b), 12(c)(i), 12(c)(ii), 12(d), 12(e), 13(a)(i), 13(a)(ii), 13(b), 13(c), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), 13(k), 13(l), 14(a) and 14(b) only.  If you hold Claims or Equity Interests in more than one Class, you must submit a separate Ballot for each Class in which you are entitled to vote.

Which members of the Impaired Classes may vote? Within an Impaired Class, only holders of Allowed Claims and Allowed Equity Interests who held their Claims or Equity Interests on the voting record date may vote to accept or reject the Plan.  The voting record date for determining the members of Impaired Classes that may vote on the Plan is [                     ], 2005.

Who should I contact if I have questions or need a Ballot? You may contact the Voting Agent at Bankruptcy Services, LLC, 757 Third Avenue, Third Floor, New York, NY 10017 or (646) 282-2500 with questions or requests related to voting on the Plan.

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for voting on the Plan.  The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from each Class entitled to vote.  For this reason, when voting on the Plan, please use only the Ballot sent to you with this Disclosure Statement or one sent to you by Bankruptcy Services, LLC.  If you hold Claims or Equity Interests in more than one Class, you must use a separate Ballot for voting with respect to each Class of Claims or Equity Interests that you hold.  Please vote and return your Ballot(s) in the pre-addressed envelope accompanying each Ballot to Bankruptcy Services, LLC, the Debtors’ voting and claims agent (the “Voting Agent” or the “Claims Agent”).

DO NOT RETURN ANY NOTES OR SECURITIES WITH YOUR BALLOT.

IF YOU HOLD YOUR SECURITIES THROUGH A BROKER-DEALER OR OTHER NOMINEE, PLEASE CONTACT YOUR BROKER-DEALER OR OTHER NOMINEE FOR PROCEDURES RELATING TO VOTING TO ACCEPT OR REJECT THE PLAN.

To be counted, your Ballot indicating acceptance or rejection of the Plan must be forwarded in accordance with the accompanying instructions in sufficient time for it to be received by the Voting Agent no later than   :00 p.m. (New York City time) on [                     ], 2005 (the “Voting Deadline”).  In the case of

securities held through an intermediary, your instructions must be received by your broker-dealer or other intermediary no later than   :00 p.m. (New York City time) on [                   ], 2005 (or such other date as may be set by your intermediary) so that master ballots can be prepared and received by the Voting Deadline.  The Debtors assume no responsibility for an intermediary’s failure to timely and accurately transmit a beneficial holder’s instructions.  Any executed Ballot received that does not indicate either an acceptance or rejection of the Plan will not be counted.  Any Ballots received after the Voting Deadline will not be counted.  All Ballots must contain an original signature to be counted.  No Ballots received by facsimile will be counted.

The Voting Agent will tabulate results of the voting on the Plan on a Class-by-Class basis and will prepare an affidavit for filing with the Bankruptcy Court detailing the methodology used in tabulating such votes, as well as the results of the voting.

Any Claim in an Impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent and for which no proof of claim has been filed is not entitled to vote unless the holder has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

Under the Disclosure Statement Order, the Bankruptcy Court set [               ], 2005 (the “Voting Record Date”) as the record date for voting on the Plan.  Only holders of record as of the Voting Record Date that otherwise are entitled to vote on the Plan will receive a Ballot and may vote on the Plan.

If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received an incorrect or damaged Ballot or lost your Ballot, or if you have any questions concerning this Disclosure Statement, the Plan or the procedures for voting on the Plan, please contact the Voting Agent at Bankruptcy Services, LLC, 757 Third Avenue, Third Floor, New York, NY 10017 or (646) 282-2500.

This Disclosure Statement, the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein are the only materials that you should use in determining how to vote on the Plan.

Voting Recommendations

The Debtors believe that the Plan presents the best opportunity for holders of Claims and Equity Interests to maximize their recoveries and for the business operations of the Debtors to succeed.  The Debtors encourage holders of Claims and Equity Interests to vote to accept the Plan.

C.    CONFIRMATION HEARING

When and where is the Confirmation Hearing and what is the deadline for objections?

•      Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on [                      ], 2005, commencing at [    :        ] a.m. (New York City time), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Room 621, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004.

•      Any objection to confirmation of the Plan must be filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order on or before   :00 p.m. (New York City time) on [                         ], 2005.  Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure (“Bankruptcy Rules”).

The Confirmation Hearing may be adjourned from time to time by the Debtors without further notice, except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim or Equity Interest held by the objector.

II.  OVERVIEW OF THE PLAN OF REORGANIZATION

The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.  The summary also identifies the Classes that are entitled to vote on the Plan under the Bankruptcy Code and estimates the recovery for each Class.  This summary is qualified in its entirety by reference to the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein.

Important Note on Estimates

The Debtors are not providing a revised reorganization value in this Disclosure Statement at this time.  See Section X, titled “Hypothetical Reorganization Value.”  Therefore, the Debtors are unable to provide estimates of recoveries for any Classes of Claims or Equity Interests other than Classes 1, 2, 3, and the Subsidiary Bank Claims.  Nonetheless, the Debtors expect that the recovery to holders of Claims against and Equity Interests in the Debtors may differ materially from the estimates contained in the disclosure statement filed with the Bankruptcy Court in February 2004, as a result of, among other things: (1) the completion of the audit of the Company’s financial statements for the years ended December 31, 2001, 2002, and 2003, the associated reconstruction of the Company’s books and records and the resulting material changes from previously published financial information, including information relating to intercompany claims, (2) compromises or proposed compromises of outstanding issues between the Debtors’ stakeholders and between the Debtors and third parties, (3) judicial resolution of outstanding issues and (4) the ultimate results of the currently pending sale process relating to the Debtors’ assets.  As a result, holders of Claims against and Equity Interests in the Debtors should not rely on any estimates contained in the February 2004 disclosure statement.

The estimates in the tables and summaries in this Disclosure Statement may differ materially from actual distributions under the Plan.  These differences may be due to a number of factors, including:

•      whether the Debtors engage in a Sale Transaction for some or all of their assets, and the nature, timing and consideration received in any such Sale Transaction;

•      the resolution of the pending investigation by the United States Department of Justice (the “DoJ”) and the claims raised by the Securities and Exchange Commission (the “SEC”);

•      the resolution through compromise or judicial determination of disputes among different stakeholders, including the valuation of the Arahova Debtor Group, the treatment of intercompany claims, and the enforceability of the subordination provisions of the ACC Subordinated Notes;

•      the asserted or estimated amounts of Allowed Claims and Allowed Equity Interests, the existence and ultimate resolution of Disputed Claims and Equity Interests, and the allocations of Plan Consideration to the Debtor Group Reserves established for the benefit of claimants;

•      the timing of Allowance of Disputed Claims;

•      the timing of distributions from the Debtor Group Reserves;

•      the timing of the Debtors’ emergence from bankruptcy; and

•      the value of the Plan Consideration and Plan Securities that may be received under the terms of the Plan, such as debt or equity securities of Reorganized ACC or others, which securities may have a trading value less than the Deemed Value given to them under the Plan and are exposed to changes in value based on a large number of factors, many of which are outside the control of the Debtors.

Statements regarding projected amounts of Claims or Equity Interests or distributions (or the value of such distributions) are estimates by the Debtors based on current information and are not representations or commitments as to the accuracy of these amounts.  See Section XI, titled “Risk Factors,” for a discussion of factors that may affect the value of recoveries under the Plan.

All statements regarding entitlement of a Class to post-petition interest are subject to the limitations of applicable bankruptcy law and the value of the applicable Debtor Group being sufficient to support the payment of such post-petition interest.

Except as otherwise indicated, these statements are made as of February 4, 2005, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any time after February 4, 2005.

SUMMARY OF CLASSIFICATION AND TREATMENT
OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

N/A	Administrative Expense Claims	Payment in full either: • in cash on the later of the Effective Date or date such Claim is Allowed, or • in accordance with the terms and conditions of the transactions or agreements relating to such Administrative Expense Claim, in the case of obligations incurred in the ordinary course of business during the pendency of the Chapter 11 Cases or assumed by the Debtors in Possession, or non-ordinary course liabilities approved by the Bankruptcy Court.	$[ ]	100%	N/A

N/A	Fee Claims	Payment in full in cash on the date such Claim is Allowed or upon other terms agreed to among the holder of the Claim and the Reorganized Debtors (or the Distribution Company, as applicable).	$[ ]	100%	N/A

N/A	Priority Tax Claims

At the sole option of the Reorganized Debtors or the Distribution Company (as applicable), payment either:

•      in full in cash on the Effective Date or the date of Allowance,

•      unless the Debtors consummate a Substantially All Assets Sale, in equal annual cash payments over a six-year period from date of assessment together with interest through the date the Claim is Paid in Full at a rate (1) agreed to by the Debtors and the holder of the Claim or (2) determined by the Bankruptcy Court to provide deferred cash payments with a value, as of the Effective Date, equal to the Allowed Priority Tax Claim, or

•      upon such other terms as otherwise determined by the Bankruptcy Court to provide deferred cash payments having a value, as of the Effective Date, equal to the Allowed Priority Tax Claim.

			$[ ]	100%	Unimpaired; Not Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

N/A	DIP Lender Claims	Payment in full in cash on the Effective Date (or with respect to Claims arising after the Effective Date, as otherwise provided in accordance with the DIP Facility).	$[ ]	100%	Unimpaired; Not Entitled to Vote.

1	Other Priority Claims	Payment in full in cash (including interest, if any, accrued pursuant to Section 8.15 of the Plan) on the later of the Effective Date or the date of Allowance.	$[ ]	100%	Unimpaired; Not Entitled to Vote.

2	Secured Tax Claims

At the sole option of the Reorganized Debtors or the Distribution Company (as applicable), payment either:

•      in full in cash (including interest, if any, accrued pursuant to Section 4.02(b) of the Plan), or

•      unless the Debtors consummate a Substantially All Assets Sale, in equal annual cash payments over a period not exceeding six years after the date of assessment together with interest through the date such Claim is Paid in Full payable at such rate as (1) agreed to by the Debtors and the holder of such Claim or (2) determined by the Bankruptcy Court to provide such holder with deferred cash payments with a value, as of the Effective Date, equal to the Allowed amount.

			$[ ]	100%	Unimpaired; Not Entitled to Vote.

3	Other Secured Claims	At the sole option of the Reorganized Debtors or the Distribution Company, as applicable, either: • Reinstated and rendered unimpaired in accordance with Bankruptcy Code section 1124(2), • fully and completely satisfied by delivery of the Collateral securing the Allowed Other Secured Claim, together with any interest required to be paid under Bankruptcy Code section 506(b), • fully and completely satisfied by such other treatment in respect of such Claim as will cause such Claim not to be impaired, or • as elected by Reorganized ACC or the Plan Administrator, as	$[ ]	100%	Unimpaired; Not Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

applicable:

(1) payment in full in cash,

(2) distribution of proceeds of the sale of Collateral securing such Claim (to extent of the value of the secured Claim),

(3) unless the Debtors consummate a Substantially All Assets Sale, delivery of a note with periodic cash payments with a value equal to the Allowed amount of Claims, or

(4) such other distribution as necessary to satisfy Bankruptcy Code requirements.

Frontier Vision Debtor Group

4(a)	FrontierVision Bank Claims	Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which such rights and remedies will be preserved and retained in full, receipt on the Effective Date of its Pro Rata Share of the FrontierVision Bank Claim Distribution, consisting of either: • cash, • Rollover Notes,(1) or • a combination of cash and Rollover Notes in an amount equal to the Allowed amount of Claims.	$617,312,500 (plus Allowed amount of interest and specified costs in accordance with the Plan)(2)	100%	Impaired; Entitled to Vote.(3)

4(b)	FrontierVision Notes Claims

Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration allocated to Class 4(b) from the FrontierVision Notes/Trade Distribution Reserve.

			$543,776,927 (plus simple interest determined in accordance with the Plan)%		Impaired; Entitled to Vote.

4(c)(i)	FrontierVision Trade Claims

Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration allocated to Class 4(c)(i) from the FrontierVision Notes/Trade Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

4(c)(ii)	FrontierVision Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the FrontierVision Other Unsecured Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

4(d)	FrontierVision Existing Securities Law Claims

Payment through distribution of its Pro Rata Share of either:

•      Plan Consideration from the FrontierVision Existing Securities Law Claim Reserve, or

•      if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocated to FrontierVision Existing Securities Law Claims.

			TBD(5)%		Impaired; Entitled to Vote.

Parnassos Debtor Group

5(a)	Parnassos Bank Claims	Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which such rights and remedies will be preserved and retained in full, receipt on the Effective Date of its Pro Rata Share of the Parnassos Bank Claim Distribution, consisting of either: • cash, • Rollover Notes,(1) or • a combination of cash and Rollover Notes in an amount equal to the Allowed amount of Claims.	$623,000,000 (plus Allowed amount of interest and specified costs in accordance with the Plan)(2)	100%	Impaired; Entitled to Vote.(3)

5(b)(i)	Parnassos Trade Claims	Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Parnassos Trade Distribution Reserve.	$[ ]	%	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

5(b)(ii)	Parnassos Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Parnassos Other Unsecured Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

5(c)	Parnassos JV Equity Interests

•      If the Debtors consummate a Sale Transaction relating to the Debtors’ Parnassos JV Equity Interests, then:

(1) all Parnassos JV Equity Interests held by entities other than a Debtor or Reorganized Debtor remain outstanding and unaffected and will not receive any distribution,

(2) the Parnassos Joint Venture organizational documents will be amended as provided in the Plan Supplement, and

(3) the sale proceeds will be allocated to the applicable Debtor Group Reserve in accordance with the Plan.

•      If the Debtors do not consummate a Sale Transaction relating to the Debtors’ Parnassos JV Equity Interests, then the existing joint venture will be merged into the New Joint Venture Preferred Securities Issuer, and existing Parnassos JV Equity Interests will be exchanged for equivalent value of the New Joint Venture Preferred Securities.

			N/A	N/A	Impaired; Entitled to Vote.(3)

Century-TCI Debtor Group

6(a)	Century-TCI Bank Claims	Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which such rights and remedies will be preserved and retained in full, receipt on the Effective Date of its Pro Rata Share of Century-TCI Bank Claim Distribution, consisting of either: • cash, • Rollover Notes,(1) or	$1,000,000,000 (plus Allowed amount of interest and specified costs in accordance with the Plan)(2)	100%	Impaired; Entitled to Vote.(3)

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

• a combination of cash and Rollover Notes in an amount equal to the Allowed amount of Claims.

6(b)(i)	Century-TCI Trade Claims	Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Century-TCI Trade Distribution Reserve.	$[ ]	%	Impaired; Entitled to Vote.

6(b)(ii)	Century-TCI Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Century-TCI Unsecured Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

6(c)	Century-TCI JV Equity Interests

•      If the Debtors consummate a Sale Transaction relating to the Debtors’ Century-TCI JV Equity Interests, then:

(1) all Century-TCI JV Equity Interests held by entities other than a Debtor or Reorganized Debtor will remain outstanding and unaffected and will not receive any distribution,

(2) the Century-TCI Joint Venture organizational documents will be amended as provided in the Plan Supplement, and

(3) the sale proceeds will be allocated to the applicable Debtor Group Reserve in accordance with the Plan.

			N/A	N/A	Impaired; Entitled to Vote.(3)

•      If the Debtors do not consummate a Sale Transaction relating to the Debtors’ Century-TCI JV Equity Interests, the existing joint venture will be merged into the New Joint Venture Preferred Securities Issuer and existing Century-TCI JV Equity Interests will be exchanged for New Joint Venture Preferred Securities with equivalent value.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

Century Debtor Group

7(a)	Century Bank Claims	Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which such rights and remedies will be preserved and retained in full, receipt on the Effective Date of its Pro Rata Share of the Century Bank Claim Purchase Price, consisting of either: • cash, • Rollover Notes,(1) or • a combination of cash and Rollover Notes in an amount equal to the Allowed amount of Claims.	$2,400,000,000 (plus Allowed amount of interest and specified costs in accordance with the Plan)(2)	100%	Impaired; Entitled to Vote.(3)

7(b)	FPL Notes Claim

As and to the extent such Claim is Allowed, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration allocated to Class 7(b) from the Century Note/Trade Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

7(c)(i)	Century Trade Claims

Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration allocated to Class 7(c)(i) from the Century Note/Trade Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

7(c)(ii)	Century Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Century Other Unsecured Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

7(d)	Century / Tele-Media JV Equity Interests

•      If the Debtors consummate a Sale Transaction relating to the Debtors’ Century / Tele-Media JV Equity Interests only, then:

(1) all Century / Tele-Media JV Equity Interests held by entities other than a Debtor or Reorganized Debtor will remain outstanding and unaffected and will not be entitled to any distribution,

(2) the Century / Tele-Media Joint Venture organizational documents will be amended as provided in the Plan Supplement, and

(3) the sale proceeds will be allocated to the applicable Debtor Group Reserve in accordance with the Plan.

•      If Debtors consummate a Sale Transaction relating to Century / Tele-Media JV Equity Interests held by the Debtors and by Persons other than the Debtors, then:

(1) sale proceeds applied first to Claims against the Century / Tele-Media Joint Venture in accordance with the Plan, and, to the extent proceeds remain after payment in full of all such Claims, such proceeds will be allocated among the holders of Century / Tele-Media JV Equity Interests in accordance with their relative rights under the Century / Tele-Media Joint Venture organizational documents and agreements, and

(2) the Century / Tele-Media organizational documents and agreements will be amended as provided in the Plan Supplement.

•      If the Debtors do not consummate a Sale Transaction relating to the Debtor’s Century / Tele-Media JV Equity Interests, then the existing joint venture will be merged into the New Joint Venture Preferred Securities Issuer and existing Century / Tele-Media JV Equity Interests will be exchanged for New Joint Venture Preferred Securities with equivalent value.

			N/A	N/A	Impaired; Entitled to Vote.(3)

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

Arahova Debtor Group

8(a)	Arahova Notes Claims

Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration allocated to Class 8(a) from the Arahova Notes/Trade Distribution Reserve.(6)

			$[ ]	%	Impaired; Entitled to Vote.

8(b)(i)	Arahova Trade Claims

Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration allocated to Class 8(b)(i) from the Arahova Notes/Trade Distribution Reserve.(6)

			$[ ]	%	Impaired; Entitled to Vote.

8(b)(ii)	Arahova Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Arahova Other Unsecured Distribution Reserve.(6)

			$[ ]	%	Impaired; Entitled to Vote.

8(c)	Arahova Existing Securities Law Claims

Payment through distribution of its Pro Rata Share of either:

•      Plan Consideration from the Arahova Existing Securities Law Claim Reserve; or

•      if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocated to Arahova Existing Securities Law Claims.

			TBD(5)%		Impaired; Entitled to Vote.

Silo 7A Debtor Group

9(a)	Silo 7A Trade Claims	Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Silo 7A Trade Distribution Reserve.	$[ ]	%	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

9(b)	Silo 7A Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Silo 7A Other Unsecured Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

UCA Subsidiary Debtor Group

10(a)	UCA Subsidiary Trade Claims	Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the UCA Subsidiary Trade Distribution Reserve.	$[ ]	%	Impaired; Entitled to Vote.

10(b)	UCA Subsidiary Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the UCA Subsidiary Other Unsecured Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

Olympus Debtor Group

11(a)	Olympus Bank Claims	Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which such rights and remedies will be preserved and retained in full, receipt on the Effective Date of its Pro Rata Share of the Olympus Bank Claim Purchase Price, consisting of either: • cash, • Rollover Notes,(1) or • a combination of cash and Rollover Notes in an amount equal to the Allowed amount of Claims.	$1,265,000,000 (plus Allowed amount of interest and specified costs in accordance with the Plan)(2)	100%	Impaired; Entitled to Vote.(3)

11(b)(i)	Olympus Trade Claims	Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Olympus Trade Distribution Reserve.	$[ ]	%	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

11(b)(ii)	Olympus Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the Olympus Other Unsecured Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

UCA Debtor Group

12(a)	UCA Bank Claims	Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which such rights and remedies will be preserved and retained in full, receipt on the Effective Date of its Pro Rata Share of the UCA Bank Claim Purchase Price, consisting of either:	$831,375,000 (plus Allowed amount of interest and specified costs in accordance with the Plan)(2)	100%	Impaired; Entitled to Vote.(3)
• cash, • Rollover Notes,(1) or
• a combination of cash and Rollover Notes in an amount equal to the Allowed amount of Claims.

12(b)	UCA Notes Claims

Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration allocated to Class 12(b) from the UCA Notes/Trade Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

12(c)(i)	UCA Trade Claims

Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration allocated to Class 12(c)(i) from the UCA Notes/Trade Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

12(c)(ii)	UCA Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of its Pro Rata Share of Plan Consideration from the UCA Other Unsecured Distribution Reserve.

			$[ ]	%	Impaired; Entitled to Vote.

12(d)	UCA Existing Securities Law Claims	Payment through distribution of its Pro Rata Share of either: • Plan Consideration from the UCA	TBD(5)%		Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

Existing Securities Law Claims Distribution Reserve; or

•      if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocated to UCA Existing Securities Law Claims.

12(e)	UCA / Tele-Media JV Equity Interests

•      If the Debtors consummate a Sale Transaction relating to the Debtors’ UCA / Tele-Media JV Equity Interests only, then:

(A) all UCA / Tele-Media JV Equity Interests held by entities other than a Debtor or Reorganized Debtor will remain outstanding and unaffected and will not be entitled to any distribution,

(B) the UCA / Tele-Media Joint Venture organizational documents will be amended as provided in the Plan Supplement, and

(C) the sale proceeds will be allocated to the applicable Debtor Group Reserve in accordance with the Plan.

•      If the Debtors consummate a Sale Transaction relating to UCA / Tele-Media JV Equity Interests held by the Debtors and by Persons other than the Debtors, then:

(A) sale proceeds applied first to Claims against the UCA / Tele-Media Joint Venture in accordance with the Plan, and, to the extent proceeds remain after payment in full of all such Claims, such proceeds will be allocated among the holders of UCA / Tele-Media JV Equity Interests in accordance with their relative rights under the UCA / Tele-Media Joint Venture organizational documents and agreements, and

(B) the UCA / Tele-Media organizational documents and agreements will be amended as provided in the Plan Supplement.

			N/A	N/A	Impaired; Entitled to Vote.(3)

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

•      If the Debtors do not consummate a Sale Transaction relating to the Debtors’ UCA / Tele-Media JV Equity Interests, then the existing joint venture will be merged into the New Joint Venture Preferred Securities Issuer and existing UCA / Tele-Media JV Equity Interests will be exchanged for New Joint Venture Preferred Securities with equivalent value.

Holding Company Debtor Group

13(a)(i)	ACC Trade Claims

Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of:

•      Pro Rata Share of Plan Consideration allocated to Class 13(a)(i) from the Holding Company Notes / Trade Distribution Reserve; plus

•      [    ] Contingent Value Vehicle Series A-2 Interests.

			$[ ]	%(7),(8)	Impaired; Entitled to Vote.

13(a)(ii)	ACC Other Unsecured Claims(4)

Except to the extent such Claim is an Insured Claim, payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of:

•      Pro Rata Share of Plan Consideration allocated to the ACC Other Unsecured Distribution Reserve; plus

•      [    ] Contingent Value Vehicle Series A-2 Interests.

			$[ ]	%(7),(8)	Impaired; Entitled to Vote.

13(b)	ACC Senior Notes Claims

Payment (including simple interest at a rate determined under the Plan, but with respect to the pay-over from the ACC Subrodinated Notes, without giving effect to the limitations imposed by the Debtor Group Maximum Value) by distribution of:

			$[ ]	%(7),(9),(10)	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

•      Plan Consideration (including portion otherwise distributable in respect of ACC Subordinated Notes Claims in absence of subordination) allocable to Class 13(b) and Class 13(c) from the Holding Company Notes / Trade Distribution Reserve; plus

•      [    ] Contingent Value Vehicle Series A-1 Interests.

13(c)	ACC Subordinated Notes Claims

Payment (including interest, if any, accrued pursuant to Section 8.15 of the Plan) through distribution of:

•      any Plan Consideration allocated to the ACC Senior Notes Claims and Subordinated Notes Claims remaining after the ACC Senior Notes Claims have received distributions of Plan Consideration with a Deemed Value equal to the Allowed amount of such Claims; plus

•      a Pro Rata Share of [    ] Contingent Value Vehicle Series B Interests.

			$[ ]	TBD(7)	Impaired; Entitled to Vote.

13(d)	ACC Notes Existing Securities Law Claims

Payment through distribution of its Pro Rata Share of either:

•      [    ] Contingent Value Vehicle Series C Interests; or

•      if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to such Class of Claims.

			TBD(5)	TBD(7)	Impaired; Entitled to Vote.

13(e)	ACC Series B Preferred Stock Interests	Payment through distribution of its Pro Rata Share of [ ] Contingent Value Vehicle Series D Interests.	N/A	TBD(7)	Impaired; Entitled to Vote.

13(f)	ACC Series B Preferred Stock Existing Securities Law Claims

Payment through distribution of its Pro Rata Share of either:

•      [    ] Contingent Value Vehicle Series E Interests; or

•      if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to such Class of Claims.

			TBD(5)	TBD(7)	Impaired; Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

13(g)	ACC Series D Preferred Stock Interests	Payment through distribution of its Pro Rata Share of [ ] Contingent Value Vehicle Series F Interests.	N/A	TBD(7)	Impaired; Entitled to Vote.

13(h)	ACC Series D Preferred Stock Existing Securities Law Claims

Payment through distribution of its Pro Rata Share of either:

•      [    ] Contingent Value Vehicle Series G Interests; or

•      if the Debtors consummate the Government Settlement, a portion of the Settlement Consideration, if any, allocable to such Class of Claims.

			TBD(5)	TBD(7)	Impaired; Entitled to Vote.

13(i)	ACC Series E and F Preferred Stock Interests	Payment through distribution of its Pro Rata Share of [ ] Contingent Value Vehicle Series H Interests.	N/A	TBD(7)	Impaired; Entitled to Vote.

13(j)	ACC Series E and F Preferred Stock Existing Securities Law Claims

Payment through distribution of its Pro Rata Share of either:

•      [    ] Contingent Value Vehicle Series I Interests; or

•      if the Debtors consummate the Government Settlement, a portion of the Settlement Consideration, if any, allocable to such Class of Claims.

			TBD(5)	TBD(7)	Impaired; Entitled to Vote.

13(k)	ACC Common Stock Existing Securities Law Claims

Payment through distribution of its Pro Rata Share of either:

•      [    ] Contingent Value Vehicle Series J Interests; or

•      if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to such Class of Claims.

			TBD(5)	TBD(7)	Impaired; Entitled to Vote.

13(l)	ACC Common Stock Interests

In full and complete satisfaction of such Equity Interests, distribution of a Pro Rata Share of either:

•      [       ] Contingent Value Vehicle Series K Interests; or

•      if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to such Class of Claims.

			N/A	N/A	Impaired, Entitled to Vote.

Class	Type of Claim or Equity Interest	Treatment	Estimated Total Claims	Estimated Recovery	Status

Convenience Classes

14(a)	Subsidiary Convenience Claims	Payment in cash in an amount equal to the lesser of [ ]% times the Allowed amount of such Claim or $[ ].(11)	$[ ]	TBD	Impaired; Entitled to Vote.

14(b)	ACC Convenience Claims	Payment in cash in an amount equal to the lesser of [ ]% times the Allowed amount of such Claim or $[ ].(11)	$[ ]	TBD	Impaired; Entitled to Vote.

Other Claims

15	Intercompany Claims

In consideration of the Plan benefits (including the Global Compromise), Allowed in the amounts specified in Schedule 4.54 to the Plan, and subordinated to all Claims in their respective Debtor Groups of Persons who are not Debtors, but senior to any Equity Interests in such Debtor Groups.  Such Claims will be satisfied by means of the Restructuring Transactions and allocations of Plan Consideration to the Debtor Group Reserves of such Claims’ Debtor Groups in amounts giving effect to the relative seniority and treatment of such Claims.

			N/A	N/A	Compromised; Not Entitled to Vote.

N/A	ACC Other Equity Interests	Disallowed; no distribution.	N/A	0	Disallowed; Not Entitled to Vote.

N/A	Rigas Claims and/or Equity Interests	Disallowed; no distribution.	N/A	0	Disallowed; Not Entitled to Vote.

(1)   Rollover Notes will only be issued to the extent the Exit Facility is not available.

(2)   Interest with respect to these Claims is deemed Paid in Full to the extent the Debtors continue to make payments through the Effective Date under paragraph 11(c) of the DIP Order.  Excludes Claims relating to indemnification obligations other than Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims.  All excluded indemnification Claims are disallowed.

(3)     Notwithstanding anything otherwise to the contrary, the Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims and/or Equity Interests as unimpaired and not entitled to vote.

(4)   Claims in these Classes that are Insured Claims will, instead of receiving the distribution described above, be paid in the ordinary course of business and will receive such other treatment as is provided for other Claims in their Class to the extent the applicable insurance policy does not provide coverage for the full amount of the Claim.

(5)   The estimated amount of these Existing Securities Law Claims cannot be determined at this time.  The Debtors intend to request that the Bankruptcy Court estimate these Claims in connection with the confirmation and/or consummation of the Plan.  One condition to the effectiveness of the Plan is that Subsidiary Notes Existing Securities Law Claims will have been either (1) fixed and Allowed in an aggregate amount not greater than $[          ] or (2) estimated pursuant to the Estimation Order in an aggregate amount not greater than $[          ].

(6)     Amount of Allowed Claims in this Class to be reduced by the Arahova Compromise Amount.  See Section VI(D)(1)(b)(7), titled “The Plan of Reorganization - Arahova Compromise and TeleMedia Compromise.”

(7)   Recovery will depend in part on proceeds of Contingent Value Vehicle, which cannot be estimated at this time and will reflect recoveries from the Designated Litigation assigned to Contingent Value Vehicle.

(8)    If the Contingent Value Vehicle Interests have no value, the estimated recovery for the holders of these Claims would be approximately [  ]%.

(9)   If the Contingent Value Vehicle Interests have no value, the estimated recovery for the holders of these Claims would be approximately [  ]%.

(10)  The percentage estimated recovery to holders of Allowed ACC Senior Notes Claims includes estimated recoveries of [    ]% (in respect of distributions of Plan Consideration that would be allocated to such holders in the absence of subordination) and [    ]% (in respect of distributions of Plan Consideration initially allocated to holders of Allowed ACC Subordinated Notes Claims that are turned over to holders of Allowed Senior Notes Claims through the enforcement of the subordination provisions of the indentures relating to the ACC Subordinated Notes).  See Section V.I.8, titled “The X Clause Litigation.”

(11)  If (1) the holders of such Convenience Claims do not accept the Plan by the requisite majorities set forth in Section 1126(c) of the Bankruptcy Code or (2) holders of Claims deemed to be such Convenience Claims would receive a greater amount of Plan Consideration consisting of cash if they were treated as holders of the Class to which they would otherwise belong, then the holders of such Claims will be treated as holders of Claims in the Classes to which they would otherwise belong.  See Section VI.C.18.b, titled “Class 14(b) - ACC Convenience Claims.”

III.  GENERAL INFORMATION

A.    OVERVIEW OF CHAPTER 11

Chapter 11, the principal business reorganization chapter of the Bankruptcy Code, permits a debtor to reorganize its business for the benefit of itself, its creditors and equity interest holders.  In addition to the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders in the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate comprised of all of the legal and equitable interests of the debtor as of the date the chapter 11 petition is filed.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case.  A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor.  Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor.  Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt, equity interest or other claim that arose prior to the date of confirmation of the plan and substitutes in place of such debts and other claims the obligations specified in the confirmed plan.

Certain holders of claims against, and equity interests in, a debtor are permitted to vote to accept or reject the plan.  Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical, reasonable claimant or holder of an equity interest to make an informed judgment regarding the plan.  The Debtors are submitting this Disclosure Statement to holders of Claims against, and Equity Interests in, the Debtors pursuant to section 1125 of the Bankruptcy Code.

B.    DESCRIPTION AND HISTORY OF BUSINESS

1.     Overview

The Company is the fifth largest operator of cable systems in the United States.  The Company’s operations primarily consist of providing analog and digital video services, high-speed Internet access and other advanced services over the Company’s broadband networks.  These services are generally provided to residential customers.

The predecessor cable business of the Company was founded in 1952 in Coudersport, Pennsylvania.  ACC was incorporated in Delaware in July 1986 for the purpose of reorganizing five cable television companies, which were then principally owned by members of John J. Rigas’s family (collectively, the “Rigas Family”), into a holding company structure in connection with the initial public offering of ACC’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”).  Prior to May 2002, members of the Rigas Family constituted five of the nine members of the board of directors of ACC (the “Board”) and held all of the senior executive positions at ACC (collectively, “Rigas Management”).  In addition, ACC’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “ACC Common Stock”), is owned by members of the Rigas Family and entities in which members of the Rigas Family directly or indirectly held controlling interests (such entities collectively referred to as the “Rigas Family Entities”).  The Class B Common Stock is a “super-voting” common stock that entitles the holders to 10 votes per share and, prior to the commencement of the Chapter 11 Cases, effectively enabled the Rigas Family to elect eight of the nine members of the Board.

Commencing in 1999, the Company, under the direction of Rigas Management, undertook a series of acquisition and financing transactions that dramatically increased the size of the Company and its indebtedness.  During 2001, 2000 and 1999, the Company completed a number of transactions intended either to increase its scale or to improve the geographic footprint of its cable systems by selectively exchanging cable systems for systems of other cable operators or acquiring systems in close proximity to the Company’s own systems.

As described in greater detail below, beginning in 2002, the Company alleged that among other wrongdoing, Rigas Management had issued false and misleading public disclosures, consolidated financial statements and compliance certificates, improperly capitalized operating expenses, engaged in improper transactions, failed to reflect indebtedness for which the Company was liable in the Company’s accounting records or in the Company’s public disclosure, engaged in improper self-dealing transactions, allowed members of the Rigas Family to utilize the Company assets for their personal benefit, and took other improper actions.  Following the discovery of Rigas Management’s alleged misconduct, a special committee of the Board obtained the agreement of all of the members of Rigas Management to resign from their positions as officers and directors of ACC.  Beginning in May 2002, the Board began reconstituting itself, and as of January 1, 2004, the Board was composed of seven directors, none of whom had served as directors during the period when Rigas Management ran the Company.  Although members of the Rigas Family and Rigas Family Entities continue to own shares of the Class B Common Stock with a majority of the voting power in ACC, the Rigas Family is effectively precluded from exercising such voting power during the pendency of the Chapter 11 Cases.

As of December 31, 2003 and September 30, 2004, the Company’s consolidated cable operations served approximately 5.1 million and 4.9 million basic cable subscribers, respectively, of which approximately 1.8 million and 1.9 million, respectively, also received digital cable service.  The Company’s consolidated cable systems also provided high-speed Internet services to approximately 1.0 million and 1.3 million subscribers as of December 31, 2003 and September 30, 2004, respectively.  These figures include the Company’s consolidated cable operations and certain cable operations that the Company did not consolidate for financial reporting purposes at December 31, 2003.  With the exception of approximately 47,000 and 49,000 basic cable subscribers that were located in Brazil, all of the Company’s consolidated basic cable subscribers as of December 31, 2003 and September 30, 2004, respectively, were located in the United States.  The Company’s domestic consolidated cable operations are located in 31 states, with large clusters in Los Angeles, New England, Western New York, West Palm Beach, Cleveland, Western Pennsylvania, Northern Virginia and Colorado Springs.

The Company’s unconsolidated cable operations include cable systems that are owned or controlled by the Rigas Family but managed by the Company (the “Managed Cable Entities”) and cable properties owned by a joint venture in Puerto Rico in which the Company has a 50% interest.  At December 31, 2003, the Managed Cable Entities and Puerto Rico operations served approximately 238,000 and 140,000 basic cable subscribers, respectively, and, at September 30, 2004, the Managed Cable Entities and Puerto Rico operations served approximately 230,000 and 137,000 basic cable subscribers, respectively.

Until January 11, 2002, the Company provided various communications services through a majority-owned subsidiary, Adelphia Business Solutions, Inc., which subsequently changed its name to TelCove, Inc. (“TelCove”).  TelCove provides facilities-based integrated communications services to business, governmental and educational customers throughout the United States.  ACC previously owned approximately 78.4% of the outstanding capital stock of TelCove and held approximately 95.9% of the total voting power in TelCove.  On January 11, 2002, ACC distributed all of the shares of TelCove common stock owned by ACC to the holders of its Class A Common Stock and Class B Common Stock in the form of a dividend (the “TelCove Spin-off”).  TelCove and its subsidiaries subsequently filed petitions for relief under the Bankruptcy Code, and they emerged from bankruptcy on April 7, 2004.  See Section V.J.3, titled “TelCove Settlement.”

As of December 17, 2004, the Company had approximately 467 employees covered by collective bargaining agreements at 16 locations.  The Company considers relations with its employees to be good.

2.     Summary of Corporate Structure

ACC, the ultimate parent of the Debtors, owns all of the issued and outstanding shares of capital stock of ACC Investment Holdings, Inc., a Delaware corporation, U.S. Tele-Media Investment Company, a Pennsylvania corporation, and ACC Operations, Inc., a Delaware corporation (“ACC Operations”).  All of the remaining Debtors are direct or indirect wholly or partly owned subsidiaries of ACC Operations.  Prior to the Commencement Date (as defined below), most of the Debtors were parties to (or permitted borrowers under) one of six separate prepetition credit facilities described in Section III.C.1, titled “Prepetition Bank Debt.” In connection with the DIP Facility (as defined below) entered into at the time of the Chapter 11 Filing, the Debtors were divided into nine borrowing groups, with a tenth borrowing group acting as a guarantor for the entire DIP Facility.  Each of these borrowing groups is referred to in this Disclosure Statement as a “Debtor Group.” Generally, the Debtors that were party to the six prepetition credit facilities were grouped in separate Debtor Groups named for such facility, and the Debtors that were unencumbered prior to the Commencement Date were grouped in the Silo 7A Debtor Group, the Arahova Debtor Group, the UCA Subsidiary Debtor Group or the Parent/Guarantor Debtor Group.  The Debtor Groups are as follows: (1) the Century Debtor Group; (2) the Century-TCI Debtor Group; (3) the FrontierVision Debtor Group; (4) the Parnassos Debtor Group; (5) the Olympus Debtor Group; (6) the UCA/Hilton Head Debtor Group; (7) the Silo 7A Debtor Group; (8) the Arahova Debtor Group; (9) the UCA Subsidiary Debtor Group; and (10) the Holding Company Debtor Group.  An abridged depiction of the Company’s corporate and Debtor Group structure is set forth below.

3.     Partnerships and Ventures

The Company has interests in a number of partnerships and ventures, the most significant of which are described below.

•      Century-TCI.  The Company holds a 75% interest in the Century-TCI partnerships and manages their day-to-day operations, subject to certain specified rights of the Company’s partner, Comcast Corporation (“Comcast”).  As of December 31, 2003 and September 30, 2004, the Century-TCI partnerships had approximately 721,000 and 693,000 basic cable subscribers, respectively, substantially all of which were in the Los Angeles area.

•      Parnassos.  The Company holds a 66.67% interest in the Parnassos partnerships and manages their day-to-day operations, subject to certain specified rights of the Company’s partner, Comcast.  As of December 31, 2003 and September 30, 2004, Parnassos had approximately 434,000 and 423,000 basic cable subscribers, respectively, primarily in Western New York and Northeast Ohio.  Through its interest in Parnassos, the Company also owns an equity interest in Empire Sports Network, L.P. (“ESN”), a regional sports programming service that carries the Buffalo Sabres hockey games, among other sports-related programming.

•      Tele-Media.  The Company holds interests ranging from 75% to 82% in three ventures (the “Tele-Media Ventures”) with certain affiliates of Tele-Media Corporation of Delaware (“TMCD”) and manages the day-to-day operations of the Tele-Media Ventures.  As of December 31, 2003 and September 30, 2004, the Tele-Media Ventures collectively served approximately 145,000 and 137,000 basic cable subscribers, respectively, located in Connecticut, West Virginia, Virginia, Florida and Maryland.

Each Tele-Media Venture was previously operated by TMCD pursuant to certain management agreements.  In September 2003, the Tele-Media Ventures entered into services agreements with TMCD that terminated and superceded the management agreements.  These services agreements expired in accordance with their respective terms on March 31, 2004.  Accordingly, as of such date, TMCD stopped providing any services to the Tele-Media Ventures and the Company assumed full day-to-day operations of the Tele-Media Venture cable systems.

•      Century/ML Cable Venture.  The Company holds a 50% interest in Century/ML Cable Venture (“Century/ML Cable”) and manages its day-to-day operations, subject to certain specified rights of the Company’s partner, ML Media Partners, L.P. (“ML Media”).  As of December 31, 2003 and September 30, 2004, Century/ML Cable had approximately 140,000 and 137,000 basic cable subscribers, respectively, in Puerto Rico.  Century/ML Cable is a debtor in possession in a separate bankruptcy proceeding and ACC and Century/ML Cable are involved in longstanding litigation with ML Media concerning various matters.  ML Media and Century Communications Corp., a Texas corporation (“Century”), are exploring potential transactions relating to the sale of Century/ML Cable.  See Section V.I.7, titled “ML Media Litigation.”

4.     Services

The Company offers analog and digital cable video, high-speed Internet and other services over its cable networks.  Available service offerings depend on the bandwidth capacity of each of the Company’s cable systems.  As of December 31, 2003 and September 30, 2004, approximately 89% and 96% of homes passed had bandwidth capacity of at least 550-MHz with two-way capacity, and approximately 79% and 84% of homes passed had bandwidth capacity of at least 750-MHz.  As the Company increases the bandwidth capacity of its cable systems, it is able to offer additional advanced video, high-speed Internet and other services to its subscribers.  As technological advances occur and market demand dictates, the Company expects to continue to upgrade its networks to provide new products and services.  See Section XI.B, titled “Risk Factors Relating to Business and Operational Issues.”

a.     Video Services

Video services represented approximately 82% and 79% of the Company’s total revenue for the fiscal year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.  The Company typically offers these services to its customers for a monthly subscription fee.  The Company’s video services consist of the following:

•      Basic cable.  The Company’s basic cable service generally consists of between 10-20 channels.  This service generally consists of programming provided by national television networks, local broadcast television stations, a limited number of satellite-delivered channels and public, educational and governmental access channels.

•      Expanded Basic.  The Company’s expanded basic service generally consists of a group of satellite-delivered or non-broadcast channels in addition to the basic cable service channel line-up.

•      Premium Services.  The Company’s premium service channels provide, without commercial interruption, movies, live and taped concerts, sporting events and other programming.

•      Pay-Per-View Programming.  The Company’s pay-per-view programming service allows its customers to order special events or movies on a per event basis for a fee.

•      Digital Cable.  The Company’s digital cable services offer customers more channels and choices than its basic cable service.  As of December 31, 2003 and September 30, 2004, approximately 35%  and 38%, respectively, of the Company’s basic cable subscribers were also digital cable subscribers.  Subscribers to the Company’s digital cable service receive one or more of the following:

•       an interactive program guide;

•       multiple channels of digital video programming and music;

•       “multiplexes” of premium video channels that are varied as to time of broadcast or programming content theme; and

•       additional pay-per-view programming, such as more pay-per-view options and/or frequent showings of the most popular films.

In October 2003, the Company introduced new digital cable and HSI packages in most markets.  These new packages are designed to increase revenue through more profitable price points and higher penetration of digital and HSI services and to reduce churn by offering customers compelling bundled packages as compared to services offered by the Company’s competitors.

•      Advanced Services.  Many of the Company’s upgraded homes are able to receive enhanced offerings such as VOD, HDTV and DVR.

•      Video on Demand - VOD is an interactive service that provides access to hundreds of movies and other programming with functionality similar to VCRs.  The Company offers are three types of VOD services:  (i) those that customers pay for on a per-selection basis and have access to the programming for a 24-hour period, (ii) programming that is provided as part of a premium package at no incremental charge to the customer and (iii) free, on demand content that features a variety of subjects and that is available to all digital subscribers.

•      High Definition Television - HDTV is high resolution digital television and, through an HDTV set-top box, offers customers better picture quality and enhanced audio.

•      Digital Video Recorders - DVR services allow customers to store programming on a hard disk drive for viewing at a later time.  The DVR functions like a VCR except there is no tape and DVR offers greater ease of use and enhanced recording and playback options.

b.     High-Speed Internet Services

The Company’s HSI services represented approximately 10% and 14% of its total revenue for the fiscal year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.  The Company’s HSI services were available to approximately 82% and 91% of its homes passed for a monthly fee as of December 31, 2003 and September 30, 2004, respectively.  HSI services are provided through cable modems and represent a more robust alternative than Internet access over analog modems using dial-up connections.  The Company’s HSI services currently include virus protection, firewall and pop-up blockers, and home networking is currently available on a limited basis.  In addition, the Company’s HSI services provide constant Internet connectivity without needing to tie up a telephone line.  The network capability also allows the Company to offer tiered services at different speeds and price points, providing customers with choices more closely tailored to their needs and potentially expanding the Company’s customer base and revenue opportunity.

c.     Media Services

Media services sell television advertising that the Company inserts into certain of the programming services that it carries on its networks.  The sale of such advertising represented approximately 7% and 6% of the Company’s total revenue for the fiscal year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.  Such revenue was generated primarily from the sale of local, regional and national advertising and promotional opportunities on national and regional cable networks.  The Company’s advertising sales organization covers more than 60 designated market areas across the United States.

d.     Other Services

The Company also provides home security monitoring services and long distance services in certain markets.  The Company entered into an asset purchase agreement with Devcon Security Services Corp. pursuant to which it agreed to sell substantially all of the assets of its home security business in Pennsylvania, Florida and New York.  This sale was approved by the Bankruptcy Court on January 28, 2005 and is subject to customary closing conditions.  See Section V.J.1.b, titled “Sale of Pennsylvania, Florida and New York Security Business.”  The Company also previously offered wireless messaging services that were discontinued in early 2003.  Revenue for other services represented approximately 1% of the Company’s total revenue for both the fiscal year ended December 31, 2003 and the nine months ended September 30, 2004.

e.     Voice-over Internet Protocol Services

The Company’s upgraded network will support the delivery of a competitive alternative to traditional switched telephone service using voice-over Internet protocol (“VoIP”).  The Company’s proposed VoIP service will offer many of the most desirable features and functionality of traditional residential telephone service.  It will support 911 emergency services, comply with the Communications Assistance to Law Enforcement Act (“CALEA”) and interoperate with the public switched telephone network (“PSTN”).  In 2004, the Company began preparations for offering VoIP service, including product development, securing the necessary commercial agreements, initiation of a technical trial and interoperability testing with the Company’s information systems and the PSTN.  The Company anticipates commercial launch of VoIP during 2005, with the specific date dependent on completion of operational readiness tests.

5.     Programming Suppliers

The Company has contracts to obtain the programming it provides to its customers from various programming suppliers.  The Company generally compensates the suppliers based on a fixed fee per customer or a percentage of the Company’s gross receipts for specific programming services.  The Company’s programming contracts are generally for a fixed period of time and are subject to negotiated renewal periods.  See Section XI.B, titled “Risk Factors Relating to Business and Operational Issues.”

6.     Franchises

The Cable Communications Policy Act of 1984, as amended (the “1984 Cable Act”), provides that cable operators may not offer cable service to a particular community without a franchise unless the operator was lawfully providing service to the community on July 1, 1984 and the relevant franchising authority does not require a franchise.  The Company’s cable systems operate pursuant to franchises or other authorizations issued by governmental authorities, all of which are nonexclusive.  As of September 30, 2004, the Company held approximately 2,700 franchises.  Most of these franchises may be terminated prior to their stated expiration date by the relevant governmental authority, after due process, for breach of material provisions of the franchise.

Under the terms of most of the Company’s franchises, a franchise fee is payable to the governmental authority.  These fees vary by franchise up to the federal law maximum of 5% of gross revenue derived from the provision of cable services over the relevant cable system.  In addition, many franchises have both financial and non-financial requirements related to public, educational and government access channels and facilities.

The franchises are subject to periodic renewal.  Generally, within the thirty to thirty-six month period prior to the applicable expiration date, the Company must notify the relevant franchising authority of its intent to seek formal Cable Act renewal of the franchise in order to benefit from the protections and the procedures set forth in the 1984 Cable Act.  If such notice is given, the 1984 Cable Act requires that the relevant governmental authority consider the franchise holder’s renewal proposal on its own merits in light of the franchise holder’s past performance and the community’s cable-related needs and interests, without regard to the presence of competing applications.  In renewal hearings, the franchising authorities consider and evaluate, pursuant to federal standards, whether the franchise holder has provided adequate service, substantially complied with franchise terms, and offered a renewal proposal that is reasonable and meets the community’s cable related needs and interests.  The failure to meet any one of these standards may be grounds for denial of the franchise renewal.  In connection with a renewal, the franchise authority may attempt to impose different and more stringent terms, the impact of which cannot be predicted.

The Company intends to comply with the terms of its franchises and applicable laws, and will act as promptly as practicable to cure any identified franchise violations.  Although certain of its franchises have expired, the Company has not received a final denial of a renewal or of a transfer of franchise by a local franchise authority (“LFA”) subsequent to the Commencement Date.  Similarly, except as described in Sections V.E.3 and XI.A.1, the Company is not aware of any adverse findings or judgments after the Commencement Date relating to its franchises, such as proceedings to revoke franchise rights, a felony committed by current officers or directors or matters relating to antitrust, unfair competition or fraudulent behavior.  The Plan does not contemplate changes to the current terms and conditions of service and operations of the Company’s cable systems in a manner that would adversely affect the Company’s compliance with its franchises in the aggregate.  If the consummation of a Sale Transaction constitutes a “change of control” of any Debtor or requires an assignment of any franchise agreement, approval or consent from the relevant governmental authorities or parties to such agreements may be required with respect to such “change of control” or assignment.  The Company intends to seek any necessary approvals and consents.  The recipient of certain approvals and consents may be conditions to the closing of a Sale Transaction.

At September 30, 2004, the majority of the Company’s franchises have been renewed, extended or are in the process of renegotiation, generally on modified terms.  Such modified terms generally have not been materially adverse to the Company.  The Company believes that the majority of the Company’s franchises are in good standing.  As of September 30, 2004, the Company had approximately 197 franchises, representing approximately 700,000 subscribers of the Company, that have expired but for which notice of renewal was timely provided to the franchising authority and for which the Company is entitled to the renewal protections and procedures of the 1984 Cable Act.  As of September 30, 2004, notice of renewal under the 1984 Cable Act was not timely provided for:  (1) approximately 31 franchises, representing approximately 29,000 subscribers, that had expired; and (2) approximately 32 franchises, representing approximately 33,000 subscribers, that had less than 30 months until expiration.  The Company is working to reduce the number of expired franchises.

The Company’s failure to obtain renewals of its franchises, especially those in the major metropolitan areas where the Company has the most customers, could have a material adverse effect on the Company’s consolidated financial condition, results of operations or its liquidity, including its ability to comply with its debt covenants.  See Section XI.B, titled “Risk Factors Relating to Business and Operational Issues.”

7.     Legislation and Regulation

In general, the Company’s cable, programming and telephony operations are subject to regulation by federal, state and local governments.  Its high-speed Internet business is not currently subject to such regulation; however, that status could change in the future.  The FCC is the lead federal agency for regulating the cable business, and its rules and regulations, adopted pursuant to the Communications Act of 1934, as amended (the “Communications Act”), affect the Company’s ability to pursue business plans, raise capital and compete with other companies in the communications industry.  The FCC may enforce its regulations through fines and other penalties, including the revocation of licenses needed to operate the Company’s cable-related transmission facilities.  The Company believes it is currently in substantial compliance with all applicable statutory and regulatory requirements imposed by, or under, the Communications Act.

The exact requirements of applicable law are not always clear, and the rules affecting the Company’s businesses are always subject to change.  For example, the FCC may interpret its rules and regulations in enforcement proceedings in a manner that is inconsistent with the judgments the Company has made.  Likewise, regulators and legislators at all levels of government may sometimes change existing rules or establish new rules.  Congress, for example, considers new legislative requirements for cable operators virtually every year, and there is always a risk that such proposals will ultimately be enacted.  Changes in existing laws and regulations could occur that are inconsistent with the Company’s expectations.  See Section XI, titled “Risk Factors.”

C.            THE DEBTORS’ PREPETITION CAPITAL STRUCTURE

1.              Prepetition Bank Debt

As of the Commencement Date, the Debtors owed approximately $6,817 million in principal amount of senior secured debt under six different credit facilities (collectively, the “Credit Facilities”).  Three of the credit facilities, aggregating $4,576 million in principal amount, are co-borrowing credit facilities (collectively, the “Co-Borrowing Facilities”), under which certain of the Debtors and certain of the Rigas Family Entities (such Rigas Family Entities and their subsidiaries are collectively referred to as the “Rigas Co-Borrowing Entities”) are jointly and severally liable for the entire amount of the indebtedness under the applicable Co-Borrowing Facility, regardless of whether the particular co-borrower actually borrowed such indebtedness.  Under the terms of each of the Olympus and UCA/HHC Co-Borrowing Facilities described below, each co-borrower could borrow up to the entire amount of available credit under the applicable Co-Borrowing Facility.  Under the terms of the Century Co-Borrowing Facility (as described below), TelCove could also borrow up to $500 million and each of the other co-borrowers could borrow up to the entire amount of available credit under the Century Co-Borrowing Facility.  Pursuant to a stipulation among the Debtors, the Creditors’ Committee and the Equity Committee, on July 6, 2003, the Creditors’ Committee filed a Complaint against the agents and lenders under certain Credit Facilities and related entities, asserting 52 claims for relief on the grounds that these entities knew of, and participated in, alleged improper actions by certain members of the Rigas Family and the Rigas Family Entities.  This litigation is still pending.  See Section V.I.5, “Creditors’ Committee Lawsuit against Prepetition Banks.”  As of the Commencement Date, the Debtors’ outstanding obligations under the Credit Facilities included the following:*

•                  Olympus Co-Borrowing Facility.  Indebtedness of approximately $1,265 million under a credit agreement, dated September 28, 2001, among certain of the Debtors, certain of the Rigas Co-Borrowing Entities, Bank of Montreal, as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Olympus Co-Borrowing Facility”).  The obligations of the Debtors that are parties to the Olympus Co-Borrowing Facility are secured by pledges of the capital stock of certain Debtors, the equity interests in certain Rigas Co-Borrowing Entities and equity in the Rigas Co-Borrowing Entities held by certain members of the Rigas Family and guaranteed by certain Debtors and certain Rigas Co-Borrowing Entities.  Claims arising under the Olympus Co-Borrowing Facility are included in Class 11(a) for purposes of the Plan.

•                  Century Co-Borrowing Facility.  Indebtedness of approximately $2,480 million under a credit agreement, dated April 14, 2000, among certain of the Debtors, certain of the Rigas Co-Borrowing Entities, Bank of America, N.A., as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Century Co-Borrowing Facility”).  The obligations of the Debtors that are parties to the Century Co-Borrowing Facility are secured by pledges of the capital stock of certain Debtors, the equity interests in certain Rigas Co-Borrowing Entities and certain non-Debtors affiliated with TMCD and guaranteed by certain Debtors and certain Rigas Co-Borrowing Entities.  Claims arising under the Century Co-Borrowing Facility are included in Class 7(a) for purposes of the Plan.

*                                         All numbers referenced in this section represent principal obligations only and do not include interest due as of the Commencement Date and paid shortly thereafter pursuant to the Final DIP Order (as defined below) or interest accruing after the Commencement Date and paid during the pendency of these cases pursuant to the Final DIP Order.

•                  UCA/HHC Co-Borrowing Facility.  Indebtedness of approximately $831 million under a credit agreement, dated May 6, 1999, among certain of the Debtors, certain of the Rigas Co-Borrowing Entities, Wachovia Bank, N.A., as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “UCA/HHC Co-Borrowing Facility”).  The obligations of the Debtors that are parties to the UCA/HHC Co-Borrowing Facility are secured by pledges of the capital stock of certain Debtors and the equity interests in certain Rigas Co-Borrowing Entities and guaranteed by certain Debtors and certain Rigas Co-Borrowing Entities.  Claims arising under the UCA/HHC Co-Borrowing Facility are included in Class 12(a) for purposes of the Plan.

•                  Century-TCI Credit Facility.  Indebtedness of approximately $1,000 million under a credit agreement, dated December 3, 1999, among Century-TCI California, L.P. (“Century-TCI California”), Citibank, N.A., as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Century-TCI Credit Facility”).  Century-TCI California’s obligations under the Century-TCI Credit Facility are secured by pledges of the partnership interests in Century-TCI California.  Claims arising under the Century-TCI Co-Borrowing Facility are included in Class 6(a) for purposes of the Plan.

•                  Parnassos Credit Facility.  Indebtedness of approximately $623 million under a credit agreement, dated December 30, 1998, among Parnassos, L.P. (“Parnassos”), The Bank of Nova Scotia, as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “Parnassos Credit Facility”).  The obligations of Parnassos are secured by pledges of the partnership interests in Parnassos.  Claims arising under the Parnassos Co-Borrowing Facility are included in Class 5(a) for purposes of the Plan.

•                  FrontierVision Credit Facility.  Indebtedness of approximately $617 million under a credit agreement, dated December 19, 1997, among FrontierVision Operating Partners, L.P. (“FVOP”), The Chase Manhattan Bank, as administrative agent, and the financial institutions party thereto (as amended, modified, supplemented and restated, the “FrontierVision Credit Facility”).  FVOP’s obligations under the FrontierVision Credit Facility are guaranteed by certain of the Debtors and, subject to certain exceptions, secured by liens on substantially all of the assets of the borrower and guarantors under this facility.  Claims arising under the Frontier Vision Co-Borrowing Facility are included in Class 4(a) for purposes of the Plan.

Except with respect to ACC Operations and Olympus Communications Holdings LLC, each of which is a pledgor under both the UCA/HHC Co-Borrowing Facility and the Olympus Co-Borrowing Facility, each Debtor borrower, pledgor or guarantor under a Credit Facility is party to only one Credit Facility.

2.              Prepetition Bond Debt

In addition to indebtedness under the Credit Facilities, various notes issued by ACC and certain Debtor subsidiaries in an aggregate principal amount of $9,370 million were outstanding as of the Commencement Date.

a.              ACC Notes

As of the Commencement Date, ACC had outstanding indebtedness of approximately:

•                  $5,110 million in aggregate principal amount and accrued and unpaid interest under fifteen series of senior notes or debentures issued pursuant to nine separate indentures (collectively, the “ACC Senior Notes”); and

•                  $2,026 million in aggregate principal amount and accrued and unpaid interest under two series of convertible subordinated notes issued pursuant to indenture supplements dated as of January 23, 2001 and April 25, 2001 (collectively, the “ACC Subordinated Notes” and, together with the ACC Senior Notes, the “ACC Notes”).

Claims arising on account of the ACC Senior Notes are included in Class 13(b) under the Plan and Claims arising on account of the ACC Subordinated Notes are included in Class 13(c) under the Plan.

The above-referenced ACC Subordinated Notes include approximately $567 million aggregate principal amount of convertible subordinated notes that were issued to affiliates of the Rigas Family (the “Rigas Subordinated

Notes”), which were also outstanding as of the Commencement Date.  The Rigas Subordinated Notes and other Claims and Equity Interests held by members of the Rigas Family are not classified under the Plan, are to be disallowed under the Plan and will receive no distribution.

None of the ACC Senior Notes or ACC Subordinated Notes are guaranteed or secured.

The following table sets forth ACC’s obligations under the ACC Senior Notes as of the Commencement Date:

Date Issued	Notes	Amount Outstanding (Including Accrued and Unpaid Interest)
March 11, 1993	$130 million aggregate principal amount of 9.875% Senior Debentures due March 1, 2005	$134,065,208

February 22, 1994	$32 million aggregate principal amount of 9.500% Senior Pay-in-Kind Notes due February 15, 2004	$32,939,651

February 26, 1997	$350 million aggregate principal amount of 9.875% Senior Notes due March 1, 2007	$360,944,792

July 7, 1997	$150 million aggregate principal amount of 10.500% Senior Notes due July 15, 2004	$157,000,000

September 25, 1997	$325 million aggregate principal amount of 9.250% Senior Notes due October 1, 2002	$332,014,583

January 21, 1998	$150 million aggregate principal amount of 8.375% Senior Notes due February 1, 2008	$155,025,000

July 2, 1998	$150 million aggregate principal amount of 8.125% Senior Notes due July 15, 2003	$155,416,667

November 12, 1998	$150 million aggregate principal amount of 8.375% Senior Notes due February 1, 2008	$155,025,000

January 13, 1999	$300 million aggregate principal amount of 7.750% Senior Notes due January 15, 2009	$310,333,333

January 13, 1999	$100 million aggregate principal amount of 7.500% Senior Notes due January 15, 2004	$103,333,333

April 28, 1999	$350 million aggregate principal amount of 7.875% Senior Notes due May 1, 2009	$354,134,375

November 16, 1999	$500 million aggregate principal amount of 9.375% Senior Notes due November 15, 2009	$528,645,833

September 20, 2000	$745 million aggregate principal amount of 10.875% Senior Notes due October 1, 2010	$769,031,250

June 12, 2001	$1,000 million aggregate principal amount of 10.250% Senior Notes due June 15, 2011	$1,054,097,222

October 25, 2001	$500 million aggregate principal amount of 10.250% Senior Notes due November 1, 2006	$507,687,500

The following table sets forth ACC’s obligations under the ACC Subordinated Notes as of the Commencement Date:

Date Issued	Notes	Amount Outstanding (Including Accrued and Unpaid Interest)
January 23, 2001	$863 million aggregate principal amount of 6.000% Convertible Subordinated Notes due February 15, 2006	$881,187,500

April 25, 2001	$575 million aggregate principal amount of 3.250% Convertible Subordinated Notes due May 1, 2021	$577,803,125

October 22, 2001	$167 million aggregate principal amount of 6.000% Convertible Subordinated Notes due February 15, 2006(1)	$171,002.480

January 22, 2002	$400 million aggregate principal amount of 3.250% Convertible Subordinated Notes due May 1, 2021(1)	$401,950,000

b.              Subsidiary Notes and Other Indebtedness

As of the Commencement Date, certain Debtor subsidiaries had approximately $2,500 million in aggregate principal amount (or aggregate accreted principal amount) and accrued and unpaid interest under 11 series of notes issued pursuant to a series of indentures (collectively, the “Subsidiary Notes”).  The Subsidiary Notes and the ACC Notes are referred to collectively in this Disclosure Statement as the “Notes.”  None of the Subsidiary Notes are guaranteed or secured.  The following table, organized by Debtor Group, sets forth the obligations of the various issuers of the Subsidiary Notes as of the Commencement Date:

Debtor Group	Issuer(s)	Date Issued	Notes	Amount Outstanding (Including Any Accrued and Unpaid Interest)

UCA and Olympus Debtor Groups, respectively	Olympus Communications, L.P. and Olympus Capital Corporation	November 12, 1996	$200 million aggregate principal amount of 10.625% Senior Notes due November 15, 2006	$212,986,111

Arahova Debtor Group	Arahova Communications, Inc.	April 1, 1993	$444 million aggregate principal amount at maturity of 8.875% Senior Discount Notes due March 15, 2003	$417,008,929	(1)

(1)                                  Includes amounts purportedly outstanding under the Rigas Subordinated Notes which, along with all other Claims and Equity Interests held by members of the Rigas Family, are not classified and are to be disallowed under the Plan and will receive no distribution.

Debtor Group	Issuer(s)	Date Issued	Notes	Amount Outstanding (Including Any Accrued and Unpaid Interest)

Arahova Debtor Group	Arahova Communications, Inc.	March 6, 1995	$250 million aggregate principal amount of 9.500% Senior Notes due March 1, 2005	$257,520,833

Arahova Debtor Group	Arahova Communications, Inc.	January 23, 1997	$250 million aggregate principal amount of 8.875% Senior Notes due January 15, 2007	$259,861,111

Arahova Debtor Group	Arahova Communications, Inc.	September 29, 1997	$225 million aggregate principal amount of 8.750% Senior Notes due October 1, 2007	$229,593,750

Arahova Debtor Group	Arahova Communications, Inc.	November 13, 1997	$100 million aggregate principal amount of 8.375% Senior Notes due November 15, 2017	$105,118,056

Arahova Debtor Group	Arahova Communications, Inc.	December 10, 1997	$100 million aggregate principal amount of 8.375% Senior Notes due December 15, 2007	$104,420,139

Arahova Debtor Group	Arahova Communications, Inc.	January 15, 1998	$605 million aggregate principal amount at maturity of 9.050% Senior Discount Notes due January 15, 2008	$369,996,710	(1)

FrontierVision Debtor Group	FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation	September 19, 1997	$237 million aggregate principal amount at maturity of 11.875% Senior Discount Notes Series A due September 15, 2007	$245,282,552	(1)

(1)                                  Represents aggregate accreted principal amount and any accrued and unpaid interest as of the Commencement Date.

Debtor Group	Issuer(s)	Date Issued	Notes	Amount Outstanding (Including Any Accrued and Unpaid Interest)

FrontierVision Debtor Group	FrontierVision Holdings, L.P. and FrontierVision Holdings Capital II Corporation	December 9, 1998	$91 million aggregate principal amount at maturity of 11.875% Senior Discount Notes Series B due September 15, 2007	$94,216,597	(1)

FrontierVision Debtor Group	FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation	October 7, 1996	$200 million aggregate principal amount of 11.000% Senior Subordinated Notes due October 15, 2006	$204,277,778

In addition, one of the Debtors, Ft. Myers Acquisition Limited Partnership (“Ft. Myers”), an indirect, wholly-owned subsidiary of Olympus Communications, L.P. (“Olympus”), issued a term note (the “Ft. Myers Term Note”) on October 1, 1999 in the principal amount of $108 million, which is currently beneficially owned by a third party.  As of the Commencement Date, approximately $19.4 million in unpaid interest had accrued on the Ft. Myers Term Note.  The Ft. Myers Term Note matured on September 1, 2004 and is secured by one-third of the partnership interest in Olympus, which ACC Operations acquired in a transaction involving the issuance of the Ft. Myers Term Note.  See Section V.I.15, titled “Avoidance Actions,” for a discussion of the avoidance action relating to the Ft. Myers Term Note.

3.              Equity

As of the Commencement Date, ACC had issued an aggregate of approximately $1,674 million (including accrued and unpaid dividends up to and including the Commencement Date) of preferred stock (collectively, the “ACC Preferred Stock”).  The following four series of ACC Preferred Stock were outstanding as of the Commencement Date: (1) approximately 1,500,000 shares of 13% Series B Cumulative Exchangeable Preferred Stock, par value $0.01 per share; (2) approximately 2,875,000 shares of 5.5% Series D Convertible Preferred Stock, par value $0.01 per share; (3) approximately 13,800,000 shares of 7.5% Series E Mandatory Convertible Preferred Stock, par value $0.01 per share; and (4) approximately 23,000,000 shares of 7.5% Series F Mandatory Convertible Preferred Stock, par value $0.01 per share.

(1)                                  Represents aggregate accreted principal amount and any accrued and unpaid interest as of the Commencement Date.

ACC has two classes of common stock, Class A Common Stock and Class B Common Stock (together, the “ACC Common Stock Interests”).  The Class A Common Stock was publicly traded on the NASDAQ National Market under the symbol ADLAC until its symbol was changed to ADLAE in April 2002 in conjunction with ACC’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 Annual Report”).  On June 3, 2002, the Class A Common Stock was delisted from the NASDAQ National Market and became eligible for trading in the over-the-counter market under the symbol ADELA.  Subsequently, on June 27, 2002, the Class A Common Stock began trading under the symbol ADELQ in conjunction with the filing of the Chapter 11 Cases.

The Class B Common Stock is identical in all material respects to the Class A Common Stock except that: (1) the Class B Common Stock has ten votes per share, (2) the Class A Common Stock, voting separately by class, has the right to elect one director, (3) if a dividend (other than a stock dividend) is paid on the Class B Common Stock, then the Class A Common Stock is entitled to a dividend per share of 105% of the Class B dividend per share, (4) upon liquidation, the Class A Common Stock is entitled to receive $1.00 per share plus accrued and unpaid dividends before any distribution is made on the Class B Common Stock, then the Class B Common Stock is entitled to receive $1.00 per share plus accrued and unpaid dividends, then the assets of the Company are shared ratably on a per share basis among all of the Common Stock, and (5) the Class B Common Stock is convertible into Class A Common Stock.

As of the Commencement Date, there were approximately 228,695,572 shares of Class A Common Stock outstanding and 25,055,365 shares of the Class B Common Stock outstanding.  Based on publicly available information, as of the Commencement Date, the members of the Rigas Family beneficially owned: (1) 23,275,955 shares of Class A Common Stock (representing 10.2% of the outstanding shares of Class A Common Stock and 4.9% of the aggregate voting power of ACC); and (2) 25,055,365 shares of Class B Common Stock (representing 100% of the outstanding shares of Class B Common Stock and 52.2% of the aggregate voting power of ACC).

The ACC Common Stock Interests (other than interests comprising Rigas Claims or Equity Interests) are included in Class 13(l) for Plan purposes.

IV.  EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

A.            THE TELCOVE BANKRUPTCY FILING AND THE CO-BORROWING FACILITY CONTINGENT LIABILITIES

On March 27, 2002, the Company disclosed that: (1) TelCove and certain of its subsidiaries had filed voluntary petitions for protection under chapter 11 of the Bankruptcy Code; (2) the Company was jointly and severally liable for more than $2,000 million of borrowings under the Co-Borrowing Facilities by various Managed Cable Entities that were not reflected as debt on the Company’s publicly disclosed consolidated financial statements; and (3) a portion of the borrowings for which the Company was jointly and severally liable had been advanced to various entities owned and controlled by the Rigas Family to finance purchases of securities representing ownership in the Company.  In response to this disclosure, the SEC began an informal inquiry into the Co-Borrowing Facilities and asked the Company to provide it with further information and documentation relating to the facilities.  The Company was informed in April 2002 that the SEC had issued a formal order of investigation in connection with the Co-Borrowing Facilities.  The Company also received an NASD Staff Determination Letter indicating that it was not in compliance with certain NASD rules because of the Company’s failure to timely file with the SEC the 2001 Annual Report and, consequently, that the Class A Common Stock was subject to delisting from the NASDAQ National Market.

B.            THE DISCOVERY OF THE ALLEGED RIGAS FAMILY IMPROPER ACTS, THE RESTATEMENT AND RELATED EVENTS

Over the course of the following months, certain improper actions that allegedly had been taken by the Rigas Family were discovered.  During the time that the members of the Rigas Family held their positions at the Company, they allegedly misappropriated billions of dollars from the Company in breach of their fiduciary duties to the Company and committed other improper acts against the Company, its security holders and other constituents.  In addition, the Rigas Family allegedly hid their improper actions and caused the Company to issue press releases and file periodic reports that they knew were false and misleading.  Examples of the Rigas Family’s alleged misconduct that were discovered include:

•                  failing to apply the proper accounting or provide required disclosures with respect to a variety of related party and other issues and transactions, including (i) the Co-Borrowing Facilities and (ii) purchases of ACC securities by the Rigas Family Entities;

•                  engaging in sham transactions and record keeping and other financial manipulations in order to (i) overstate revenue and other measures of operating results, (ii) artificially reduce reported debt and increase reported equity and (iii) meet financial covenants of debt facilities;

•                  otherwise misappropriating and improperly using corporate assets; and

•                  covering up such misappropriations.

See Section V.E.1., titled “The Rigas Criminal Action.”

As the alleged improprieties of the Rigas Family came to light, in early May 2002 the Company announced that it expected to restate its consolidated financial statements for the years ended December 31, 1999 and 2000, its quarterly consolidated financial statements for 2001 and possibly its consolidated financial statements for other periods.  Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditor at that time, subsequently suspended its auditing work on the Company’s consolidated financial statements for the year ended December 31, 2001.  Consequently, the Company was unable to: (1) deliver audited consolidated financial statements as required under the Credit Facilities; (2) comply with certain information delivery and other requests made pursuant to the Credit Facilities and the Notes; and (3) file the 2001 Annual Report with the SEC.  The failure to comply with these obligations gave rise to defaults, and ultimately to events of default, under these Credit Facilities and Notes.  On

May 15, 2002, the Company failed to make interest payments totaling approximately $38.3 million under certain of the Notes and a dividend payment of approximately $6.5 million on its Series E Mandatory Convertible Preferred Stock.  These payment defaults in turn triggered cross-defaults under certain of the Credit Facilities and Notes.

C.            THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

Upon the revelation of the Rigas Family’s alleged misconduct, the four members of the Board who were not members of the Rigas Family, Dennis Coyle, Leslie Gelber, Erland Kailbourne and Pete Metros (collectively, the “Carryover Directors”), began to take action to deal with the alleged misconduct.  A special committee of the Board, composed solely of three Carryover Directors (the “Special Committee”), Dennis Coyle, Leslie Gelber and Erland Kailbourne, began to investigate the allegations against the Rigas Family.  In furtherance of its investigation, the Special Committee had its counsel, the law firm of Covington & Burling (“Covington”), conduct an independent investigation of the allegations against the Rigas Family, which included an investigation of transactions between the Company and certain partnerships, corporations and limited liability companies owned by the Rigas Family.  Covington prepared a summary of its investigation (the “Covington Report”), which includes, among other things, information regarding the alleged conduct of members of the Rigas Family and other employees, various related party transactions relevant to the Company’s consolidated financial statements (including co-borrowing loan transactions), internal controls and procedures and the alleged malfeasance of particular employees.  A summary of certain significant issues discussed in the Covington Report is set forth in the Summary of Covington Report attached to this Disclosure Statement as Exhibit G.

D.            THE RIGAS FAMILY AGREEMENT

On May 15, 2002, the Company announced that John Rigas agreed to resign as President and Chief Executive Officer of ACC and to step down as Chairman of the Board.  At that time, one of the Carryover Directors, Erland Kailbourne, became ACC’s interim Chief Executive Officer.  As further evidence of the alleged Rigas improper acts was uncovered, by agreement dated May 23, 2002 (the “Rigas Family Agreement”), the Special Committee obtained the agreement of certain members of the Rigas Family to resign from their positions as officers and directors of ACC.  The Rigas Family Agreement, which has not been assumed or rejected by ACC as of the date hereof, also provides that, among other things: (1) the Rigas Family members may designate two non-family members to be appointed to the Board until the earliest of December 31, 2006, the sale of the Managed Cable Entities and the repayment of the Rigas Family’s obligations; (2) free cash flow from the Managed Cable Entities will be used to support the Rigas Family’s obligations under the Co-Borrowing Facilities; (3) ACC debt held by the Rigas Family, totaling approximately $567 million, will be transferred to ACC in exchange for satisfaction of the $202 million obligation of the Rigas Family under existing stock purchase agreements and a transfer to ACC of primary liability for approximately $365 million under the Co-Borrowing Facilities; (4) certain Managed Cable Entities selected by the Company will be transferred to ACC or to a third party designated by ACC in exchange for (a) payments equal to the taxes owed by the Rigas Family as a result of such transfer and (b) credit against Rigas Family obligations in an amount equal to the difference between the transferred Managed Cable Entities’ appraised value and the amount of related taxes incurred; (5) all ACC stock owned by the Rigas Family will be placed in a voting trust until all obligations of the Rigas Family to ACC for loans, advances or borrowings under the Co-Borrowing Facilities or otherwise are satisfied; (6) ACC will provide indemnification to members of the Rigas Family (pursuant to the ACC Bylaws and Delaware law) as long as Rigas Family members undertake to repay ACC pursuant to the ACC Bylaws; (7) all ACC common stock and preferred stock held by the Rigas Family will be pledged to ACC as security for (a) the balance of the Rigas Family’s obligations to the lenders under the Co-Borrowing Facilities and (b) the undertaking to repay ACC for indemnification payments; (8) all equity interests in the Managed Cable Entities will be pledged to ACC as security for the obligations of the Rigas Family to ACC under the Co-Borrowing Facilities and other obligations to ACC; and (9) subject to certain exceptions, ACC will recognize its prior agreement for severance arrangements that provide John Rigas with (a) cash compensation of $1.4 million per year for three years, (b) healthcare coverage for him and his wife for the remainder of their lives, (c) the use of an office, computer and telephone equipment and secretary, (d) vested stock options exercisable for their term and (e) the use of ACC’s planes for emergency purposes as available and as authorized by ACC.

E.              ADDITIONAL DETERMINATIONS REGARDING HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

On May 23, 2002, the Company announced that, as a result of its discussions with the SEC, it had tentatively concluded that it should increase to approximately $2,500 million, from the $1,600 million previously reported, the amount of indebtedness to be included in its consolidated financial statements as of December 31, 2001, to reflect the full amount of principal borrowings and interest expense incurred by the Managed Cable Entities for which ACC was jointly and severally liable under the Co-Borrowing Facilities.  The Company also announced that, among other things, it estimated that the total amount of co-borrowings by Managed Cable Entities for which the Company is jointly and severally liable was approximately $3,100 million as of April 20, 2002.  On May 24, 2002, the Company filed a current report on Form 8-K with the SEC, attaching as an exhibit thereto a press release with these announcements and disclosing certain information with respect to various relationships and transactions involving ACC and its subsidiaries, on the one hand, and certain related persons and entities of ACC and its subsidiaries, on the other hand.

F.              THE JUNE 2002 RELATED EVENTS

As a result of its failure to timely file the 2001 Annual Report with the SEC, the Class A Common Stock was delisted by the NASDAQ National Market on June 3, 2002, triggering obligations under certain indentures to repurchase certain of the Notes at 100% of their principal amount plus accrued and unpaid interest.

The Company dismissed Deloitte as its independent auditors on June 9, 2002.  At that time, Deloitte had not yet issued an audit report for the fiscal year ended December 31, 2001.  Based on the Company’s decision to restate certain of its historical consolidated financial statements, Deloitte subsequently withdrew the audit report it had issued with respect to the Company’s consolidated financial statements.  As described below, in November 2002, the Company brought an action against Deloitte for professional negligence, breach of contract, fraud and other wrongful conduct in connection with its auditing of the Company’s consolidated financial statements during the time of the Rigas Family’s alleged wrongdoing, and this action is currently pending.

On June 10, 2002, the Company publicly disclosed certain estimated restatements to its financial information for the years ended December 31, 2000 and 2001.  Specifically, the Company disclosed that its consolidated revenue would be reduced by $70 million in 2001 and $60 million in 2000.  Finally, on June 17, 2002, the Company failed to make interest payments totaling approximately $55.4 million under certain of the Notes.

The foregoing events of default and disclosures, among others, left the Company with no borrowing availability under its various Credit Facilities and no access to traditional sources of liquidity in the capital markets.  In addition, the Company’s efforts to generate liquidity through the sale of certain of its assets were unsuccessful.  Moreover, the Company faced governmental agency investigations (as more fully described below), mounting litigation and the risk of collection and foreclosure actions by creditors.  Accordingly, the Company determined that the continued viability of its businesses required immediate access to debtor in possession financing, a respite from creditors to resolve its financial reporting and related issues and the restructuring of its highly leveraged capital structure that would only be available through the filing of a voluntary petition for protection under the Bankruptcy Code.

V.  EVENTS OCCURRING DURING THE PENDENCY OF THE CHAPTER 11 CASES

On June 10, 2002, Century filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code, and on June 25, 2002 (the “Commencement Date”), ACC and the rest of its Debtor subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code.  All of these cases were consolidated solely for procedural purposes by the Bankruptcy Court and are referred to in this Disclosure Statement as the “Chapter 11 Cases.”  A list of the Debtors that commenced the Chapter 11 Cases is attached as Exhibits A through J to the Plan.  The Debtors continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

The following is a brief description of certain significant events that have occurred during the pendency of the Chapter 11 Cases.

A.            APPOINTMENT OF CREDITORS’ COMMITTEE

Pursuant to section 1102(a)(1) of the Bankruptcy Code, the United States Trustee for the Southern District of New York (the “US Trustee”) appointed a committee to represent the interests of unsecured creditors of the Debtors (the “Creditors’ Committee”) on July 11, 2002.  The current members of the Creditors’ Committee are set forth below:

Appaloosa Management, LP

McKay Shields LLC

U.S. Bank, National Association, as Indenture Trustee

Sierra Liquidity Fund, LLC

W.R. Huff Asset Management Co., L.L.C.

Law Debenture Trust Company of New York

In addition, during the pendency of the Chapter 11 Cases, Home Box Office, Viacom, Franklin Advisers, Inc., C-COR.net, Fidelity Management & Research Company, The Blackstone Group, LP, Scientific-Atlanta, Inc., and Capital Research and Management Company were at various times members of the Creditors’ Committee but, as of the date hereof, are no longer on the committee.  Since its formation, the Debtors have regularly consulted with the Creditors’ Committee and its legal and financial advisors, Kasowitz, Benson, Torres & Friedman LLP and Greenhill & Co., LLC, respectively, concerning the administration of the Chapter 11 Cases.  The Debtors have kept the Creditors’ Committee and its advisors informed with respect to their operations and have sought the concurrence of the Creditors’ Committee with respect to transactions and other acts outside of the ordinary course of the Debtors’ business.  Together with the Debtors’ management and financial and legal advisors, the Creditors’ Committee and its advisors have participated in, among other things, a review of the Debtors’ business operations, operating performance and business plan and negotiation of the terms of the Plan.  The Debtors and their advisors have met regularly with the Creditors’ Committee and its advisors during the pendency of the Chapter 11 Cases.

B.            APPOINTMENT OF EQUITY COMMITTEE

On July 31, 2002, the US Trustee appointed a committee to represent the interests of equity holders of the Debtors (the “Equity Committee” and, together with the Creditors’ Committee, the “Committees”).  The current members of the Equity Committee are set forth below:

Mr. Leonard Tow

The Northwestern Mutual Life Insurance Company

AIG DKR Sound Shore Funds

Highbridge Capital Corp.

In addition, during the pendency of the Chapter 11 Cases, Blue River LLC and Wallace R. Weitz & Company were at various times members of the Equity Committee but, as of the date hereof, are no longer on the committee.  Since the Equity Committee’s formation, the Debtors have regularly consulted with the Equity Committee and its legal and financial advisors, Bragar Wexler Eagel & Morgenstern, LLP and Chanin Capital Partners LLC, respectively, concerning the administration of the Chapter 11 Cases.  The Debtors have kept the Equity Committee and its advisors informed with respect to the Debtors’ operations and have sought the concurrence of the Equity Committee for actions and transactions outside of the ordinary course of the Debtors’ business.  Together with the Debtors’ management and advisors, the Equity Committee and its advisors have participated in, among other things, a review of the Debtors’ business operations, operating performance and business plan.

C.            STABILIZATION OF BUSINESS

During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and restoring their relationship with employees, trade creditors, local franchise authorities and utilities that had been harmed by the commencement of the Chapter 11 Cases.

1.              First Day Orders

On June 26, 2002, the Bankruptcy Court approved certain orders that were designed to minimize the disruption of the Debtors’ business operations and facilitate their reorganization.  Certain of the orders were initially entered on an interim basis, but all orders were ultimately entered as final relief.

a.              Case Administration Orders

These orders:  (1) authorized joint administration of the Chapter 11 Cases solely for procedural purposes; and (2) granted an extension of the time to file the Debtors’ schedules and statements of financial affairs.

b.              Payments on Account of Certain Prepetition Claims

The Bankruptcy Court authorized the payment of the following prepetition payments:  (1) wages, compensation and employee benefits; (2) sales and use taxes and regulatory fees, including certain franchise fees; (3) insurance premiums and any retroactive adjustments; and (4) warehouse expenses.  In addition, the Debtors were authorized to honor certain prepetition customer obligations and continue certain customer related practices.

c.               Business Operations

The Bankruptcy Court authorized the Debtors to:  (1) continue prepetition premium obligations under workers’ compensation insurance policies and all other insurance policies; (2) maintain existing bank accounts and business forms; (3) continue their existing centralized cash management system on an interim basis; (4) continue their current investment policy on an interim basis; and (5) provide adequate assurance to utility companies on an interim basis.  The Company subsequently obtained Bankruptcy Court approval to operate the cash management system on a modified basis.

2.              The DIP Facility

Prior to the commencement of the Chapter 11 Cases, and to facilitate the establishment of normal vendor relations, provide confidence to the marketplace, fund various significant capital expenditures and address liquidity concerns, the Debtors negotiated and obtained a $1,500 million debtor in possession financing facility with a syndicate of financial institutions led by J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers (as amended, the “Initial DIP Facility”).  As the Initial DIP Facility was scheduled to mature on June 25, 2004, on May 6, 2004, the Bankruptcy Court entered an order approving a $1,000 million extended debtor in possession financing facility with a syndicate of financial institutions led by J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers (as the same has been amended from time to time, the “Extended DIP Facility”).  On May 10, 2004, the Debtors closed on the Extended DIP Facility, using $391 million of the proceeds available under the Extended DIP Facility to repay all of the then outstanding principal and interest (and related fees and expenses) under the Initial DIP Facility.  The Extended DIP Facility superseded and replaced the Initial DIP Facility in its entirety.

The Extended DIP Facility matures on the earlier of March 31, 2005 or upon the occurrence of certain other events, including, with respect to each Borrowing Group (as hereinafter defined), the effective date of a reorganization plan of the Debtors in such Borrowing Group that is confirmed pursuant to an order of the Bankruptcy Court.  Subject to certain cash management restrictions, the proceeds from borrowings under the Extended DIP Facility can be used for general corporate purposes and investments, on the terms set forth in the Extended DIP Facility.  Subject to certain exceptions, the Extended DIP Facility is secured with a first priority lien on all of the Debtors’ unencumbered assets, a priming first priority lien on all of their assets securing their prepetition bank debt, and a junior lien on all of their other assets subject to valid pre-existing liens.  The Extended DIP Facility consists of an $800 million revolving credit facility (the “Tranche A Loan”) and a $200 million term loan (the “Tranche B Loan”).  As required by the Extended DIP Facility, certain of the Debtors made mandatory prepayments of principal on the Extended DIP Facility in connection with the consummation of certain asset sales, which prepayments reduced the total commitment under the Extended DIP Facility to $993 million, as of January 31, 2005.  As of January 31, 2005, there was total availability under the Tranche A Loan of $207 million and, as of such date, there was no availability under the Tranche B Loan.  Loans under the Extended DIP Facility bear interest at the Alternate Base Rate (greatest of the Prime Rate, the Base CD Rate plus 1% or the Federal Funds Effective Rate plus .5%) plus 1.5% or the Adjusted LIBOR Rate, as defined in the Extended DIP Facility, plus 2.5%.  At December 31, 2004, the weighted average effective borrowing rate on the outstanding borrowings under the Extended DIP Facility was 4.916% per annum.  In addition to the effective borrowing rate, a commitment fee ranging from 0.50% to 0.75% per annum is charged on the unused portion of the Tranche A Loan.

As was the case with the Initial DIP Facility, the Extended DIP Facility has been extended to the Debtors on a segregated, borrowing group basis that recognizes nine separate borrowing groups among the separate companies that make up the Company (collectively, the “Borrowing Groups”) and imposes separate borrowing limits and covenant levels for each of the Borrowing Groups.  Six of the nine Borrowing Groups correspond to the prepetition structure of the Debtors’ borrowings under the six Credit Facilities.  The Debtors comprising two of the nine Borrowing Groups were unencumbered by any of the six Credit Facilities but were subsidiaries of certain Debtors that were issuers of Subsidiary Notes (and, as such, the Debtors comprising such Borrowing Groups provided credit support for such Subsidiary Notes).  Except in the case of the Silo 7A Debtor Group, the Extended DIP Facility obligations within each Borrowing Group are joint and several, but several as between Borrowing Groups.  The Silo 7A Debtor Group consists of those Debtors that were not borrowers, pledgors and/or guarantors under any of the Credit Facilities, and such Debtors also did not provide credit support with respect to the Subsidiary Notes.  The Extended DIP Facility obligations of the Debtors within the Silo 7A Debtor Group are joint and several both within the Silo 7A Debtor Group and among all of the other Borrowing Groups.  Finally, under the terms of the Extended DIP Facility, ACC and certain other holding companies in the capital structure are categorized as “Holding Company Guarantors.”  Each Holding Company Guarantor jointly and severally guarantees the obligations of each of the Borrowing Groups under the Extended DIP Facility.

The Debtors are in the process of amending and restating the Extended DIP Facility.  On January 26, 2004, certain of the Debtors entered into a commitment letter and certain related documents with affiliates of J.P. Morgan Chase & Co. and Citicorp Inc.  This commitment letter and the related documentation contemplate that the Extended DIP Facility would be amended and restated to provide for, among other things, a new maturity date of March 31, 2006 and an increase in the aggregate commitments of the lenders to $1.3 billion.  The consummation of the amendment and restatement of the Extended DIP Facility and the extension of the maturity date contemplated thereby is subject to, among other things, approval by the Bankruptcy Court.  The Debtors intend to file a motion with the Bankruptcy Court seeking approval of the commitment letter, the related documentation and the amendment and restatement of the Extended DIP Facility.

In connection with the Initial DIP Facility, the Debtors modified their cash management system to implement a cash management protocol.  Under the terms of the cash management protocol: (1) the actual borrowings under the

Extended DIP Facility utilized by the respective Borrowing Groups and (2) the actual cash generated and/or utilized by the respective Borrowing Groups in their daily operations are reconciled to ensure that such borrowings and utilizations were properly accounted for and reflected as between and among the respective Borrowing Groups.

On April 30, 2004 certain of the Borrowing Groups made available revolving loans to ACC, not to exceed an aggregate principal amount of $62.5 million, to facilitate the funding required under the TelCove Settlement.  On August 30, 2004, certain of the Borrowing Groups also made available revolving loans to ACC (which ACC intends to lend, from time to time, to the borrower in the Silo 7A Debtor Group), not to exceed an aggregate principal amount of $37.5 million to facilitate funding of capital expenditures for shared services and other general corporate purposes by the Silo 7A Debtor Group.  The revolving inter-company loans to facilitate the funding of the TelCove Settlement and capital expenditures for shared services and other corporate purposes are not required to be repaid until the Effective Date of the plan of reorganization.

3.              Employee Relations

a.              Payment of Prepetition Amounts Due to Employees

On the Commencement Date, the Company filed a motion seeking authority to pay its current employees substantially all prepetition wages, salaries and other compensation and to continue certain prepetition employee compensation and benefit programs.  The Company filed the motion in recognition of the importance of limiting the impact of the chapter 11 filings on its active employees.  On June 26, 2002, the Bankruptcy Court approved the relief requested in the employee compensation motion.

In addition to the Bankruptcy Court’s authority to continue general compensation programs with current employees, the Company maintains performance-based compensation programs designed to retain employees and reward the efforts of employees who meet or exceed certain qualitative and quantitative goals.

b.              Employment Programs

On September 21, 2004, the Bankruptcy Court entered two orders authorizing the Debtors to implement and adopt an employee continuity program which includes the Stay Plan (as defined below) and the Sale Plan (as defined below), the Amended and Restated Adelphia Communications Corporation Performance Retention Plan (the “PRP”) and certain amended severance programs.  See Section VIII.D, titled “Key Employee Retention.”

c.               Short-Term Incentive Plan

The Company maintains a short-term incentive plan (the “STIP”), which is a calendar year program and which provides for the payment of annual bonuses to employees of the Company based upon the satisfaction of qualitative and quantitative metrics, as approved by the Compensation Committee of the Board.  In general, in addition to certain General/Area Managers, full-time employees with a title of Director and above are eligible to participate in the STIP.  For 2005, approximately 350 employees are eligible to participate.  Target awards under the STIP are based on a percentage of each participant’s base pay.

D.            RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

As described above, the Company dismissed Deloitte as its independent accountants on June 9, 2002, and subsequently retained PricewaterhouseCoopers (“PwC”) as its independent registered public accounting firm.  As a result of actions taken by the Rigas Family and its management team, the Company delayed the completion of the consolidated financial statements to be included in its 2001 Annual Report.  As of the date Deloitte was dismissed as the Company’s independent accountants, Deloitte had not completed its audit or issued its independent auditors’ report with respect to the Adelphia consolidated financial statements as of and for the year ended December 31, 2001.  In addition, Deloitte subsequently withdrew the audit report it had issued with respect to the Company’s consolidated financial statements.

In light of the actions taken by management of the Company during the tenure of Rigas Management, the Company performed a review of its historical books and records, accounting policies and practices and consolidated financial statements and adjusted its books and records and consolidated financial statements.  The Company’s current management prepared restated consolidated financial statements for 2001 (which, although never publicly disclosed, were substantially completed at the time of the discovery of the Rigas improper acts) and consolidated financial statements for 2002 and 2003 and filed these consolidated financial statements in ACC’s Annual Report on Form 10-K filed with the SEC on December 23, 2004 (the “2003 Annual Report”).

For additional information relating to the restatement and correction of historical accounting policies and practices, see the 2003 Annual Report, which can be accessed via EDGAR at www.sec.gov.

E.              GOVERNMENTAL INVESTIGATIONS

Various civil and criminal investigations have been initiated by the SEC and the DoJ with respect to certain matters occurring during the tenure of Rigas Management and discussed above.  Certain of these investigations are ongoing, and the Company is cooperating fully in each of these inquiries.

1.              The Rigas Criminal Action

In connection with an investigation conducted by the DoJ, on July 24, 2002, certain members of the Rigas Family and certain alleged co-conspirators were arrested, and on September 23, 2002, were indicted by a grand jury on charges including fraud, securities fraud, bank fraud and conspiracy to commit fraud.  On November 14, 2002, one of the Rigas Family’s alleged co-conspirators, James Brown, pleaded guilty to one count each of conspiracy, securities fraud and bank fraud.  On January 10, 2003, another of the Rigas Family’s alleged co-conspirators, Timothy Werth, who had not been arrested with the others on July 24, 2002, pleaded guilty to one count each of securities fraud, conspiracy to commit securities fraud, wire fraud and bank fraud.  The trial in the Rigas Criminal Action began on February 23, 2004 in the United States District Court for the Southern District of New York (the “District Court”).  On July 8, 2004, the jury returned a partial verdict in the Rigas Criminal Action.  John J. Rigas and Timothy J. Rigas were each found guilty of conspiracy (one count), bank fraud (two counts), and securities fraud (15 counts) and not guilty of wire fraud (five counts).  Michael J. Mulcahey was acquitted of all 23 counts against him.  The jury found Michael J. Rigas not guilty of conspiracy and wire fraud but remained undecided on the securities fraud and bank fraud charges against him.  On July 9, 2004, the court declared a mistrial on the remaining charges against Michael J. Rigas after the jurors were unable to reach a verdict as to those charges.  The bank fraud charges against Michael J. Rigas have since been dismissed with prejudice, but the DoJ has requested that a new trial date be set to retry Michael J. Rigas on the securities fraud charges.  On November 1, 2004, Michael J. Rigas’s post-trial motion for dismissal of all charges was denied.  The post-trial motions of John J. Rigas and Timothy J. Rigas in which they sought to overturn the guilty verdicts were denied on November 15, 2004.  Both have stated that they intend to appeal the guilty verdicts.  A hearing is scheduled for February 28, 2005, at which time the District Court is expected to consider the DoJ’s request to set a retrial date for Michael J. Rigas.  The sentencing of John J. Rigas and Timothy J. Rigas is currently scheduled for February 23, 2005.

The indictment against the Rigases includes a request for entry of a money judgment in an amount exceeding $2.5 billion and for entry of an order of forfeiture.  The Company believes that the DoJ may seek through such criminal forfeiture all interests of the convicted Rigas defendants in the Rigas Family Entities, or through civil forfeiture all of the assets of the Rigas Family Entities.  The Government may also seek such assets through indictment of such entities.  On December 10, 2004, the DoJ filed an application for a preliminary order of forfeiture finding John J. Rigas and Timothy J. Rigas jointly and severally liable for personal money judgments in the amount of $2.533 billion.  The Company has asserted claims against members of the Rigas Family and the Rigas Family Entities for amounts due, including their share of the borrowings under the Co-Borrowing Facilities.  If the DoJ achieves the forfeiture of such assets, it will be significantly more difficult for the Company to recover on its claims with respect to the Rigas Family Entities.  In addition, such forfeiture would make it significantly more difficult, if not impossible, for the Company to acquire ownership of, and maintain operational control over, the Managed Cable Entities, which are highly integrated into the Company’s operations.

The Company is not a defendant in the Rigas Criminal Action but remains under investigation by the DoJ regarding matters related to alleged wrongdoing by certain members of the Rigas Family.  See Section V.E.2, titled “SEC Civil Action and DoJ Investigation.”

The Company cannot predict the outcome of the Rigas Criminal Action or its impact on the Company’s business, the Company’s ability to emerge from bankruptcy or the expected recoveries of holders of Claims or Equity Interests under the Plan.  See Section XI.B, titled “Risk Factors Relating to Business and Operational Issues.”

2.              SEC Civil Action and DoJ Investigation

On July 24, 2002, the SEC filed a civil enforcement action (the “SEC Civil Action”) against ACC, certain members of the Rigas Family and others, alleging various securities fraud and improper books and records claims arising out actions allegedly taken or directed to by certain members of Rigas Management (none of whom remain with the Company).  This case is pending in the District Court and settlement discussions are in progress among ACC and representatives of the SEC and the DoJ.

On December 3, 2003, the SEC filed a proof of claim (the “SEC Proof of Claim”) in the Chapter 11 Cases against ACC for, among other things, penalties, disgorgement and prejudgment interest in an unspecified amount (together with any and all Claims of a Governmental Authority against any Debtor, excluding Claims asserted against the Debtors by the FCC, U.S. federal and state taxing authorities, U.S. federal and state labor and employment authorities, Franchising Authorities or U.S. federal and state environmental authorities, or Claims asserted by any Governmental Authority against any Debtor based on a contract between such Debtor and such Governmental Authority, the “Government Claims”).  The staff of the SEC has told the Company’s advisors that its asserted claims for disgorgement and civil penalties under various legal theories could amount to billions of dollars.

On July 14, 2004, the Creditors’ Committee initiated an adversary proceeding seeking, in effect, to subordinate the SEC’s claims based on the SEC Civil Action.  The SEC Adversary Proceeding is stayed until February 15, 2005.

The SEC Civil Action is stayed by order of the District Court until April 29, 2005.  The SEC Civil Action is not subject to the automatic stay provisions of the Bankruptcy Code.  In addition, Adelphia remains subject to continuing investigation and further action by the DoJ.

The outcome of the investigation by the DoJ could include the criminal indictment of Adelphia and/or the Managed Cable Entities, monetary remedies, including fines and restitution, criminal and/or civil forfeiture, and remedies restricting the Company’s conduct.  Adelphia has offered $300,000,000 in value to settle the SEC Civil Action and to resolve the DoJ’s ongoing investigation of the Company, of which $125,000,000 would be funded from potential proceeds from litigation by or on behalf of Adelphia.  Such offer was rejected.

The Company cannot predict the ultimate resolution of the SEC Civil Action or the DoJ investigation or determine the ultimate effect on its financial condition or results of operations. Although the Company cannot estimate its total liabilities in these matters, the Company has recorded a $175,000,000 reserve in the accompanying consolidated financial statements reflecting the aforementioned offer.

Other governmental agencies, such as the FCC or LFAs might also take action against the Company in response to or based on the outcome of, or developments in, the SEC Civil Action or the investigation by the DoJ.  The outcome of, or developments in, the SEC Civil Action and the investigation by the DoJ could have a material adverse effect on the Company, including possible liquidation of the Company.

A condition to the Plan becoming effective is that either:

(1) the SEC, DoJ and ACC have entered into the Government Settlement; or

(2) the Government Claims have been fixed and Allowed against ACC (but not against any other Debtors) in an amount not greater than $[          ].

Under the Plan, any consideration payable by ACC pursuant to the Government Settlement will be distributed to the holders of the Existing Securities Law Claims and/or other Persons designated therein.

F.              MANAGEMENT AND BOARD

During the pendency of the Chapter 11 Cases, ACC has reconstituted its Board, appointed new top-level executive officers, and moved its corporate headquarters to Greenwood Village, Colorado.  See Section VIII.A, titled “Management and Board Changes.”

G.            THE PLAN AND SALE PROCESSES

Pursuant to section 1121 of the Bankruptcy Code, the Debtors have requested, and the Bankruptcy Court has granted, a number of extensions of the period during which the Debtors have the exclusive right to file a plan of reorganization (the “Exclusive Period”) and solicit acceptances thereto (the “Solicitation Period”).  On February 9, 2004, the Debtors filed a motion to extend the Exclusive Period and Solicitation Period beyond the February 17, 2004 and April 20, 2004 deadlines, respectively.  Following filings by the Equity Committee and other constituents seeking to terminate the Exclusive Period and the Solicitation Period or otherwise objecting to further extensions thereto, the Bankruptcy Court extended the Exclusive Period and the Solicitation Period until the hearing on the motions is held and a determination by the Bankruptcy Court is made. Until such hearing, the Exclusive Period and the Solicitation Period are continuing.  To date, no hearing has been scheduled.

On April 22, 2004, ACC announced that it intended to pursue a sale of the Company as one alternative to a stand-alone plan of reorganization.

In July 2004, pursuant to the Sales Process Access and Information Protocol (the “Sales Protocol”), certain of the Debtors’ creditor constituencies agreed to the confidentiality provisions set forth therein to gain access to information regarding the sales process, including periodic updates by the Debtors and their financial advisors on the sales process and access to due diligence and bidding materials made available to bidders and potential bidders. On July 14, 2004, ACC announced that it had engaged UBS Securities LLC (“UBS”) and Allen & Company LLC (“Allen,” and together with UBS, the “M&A Advisors”) as financial advisors and Sullivan & Cromwell LLP as legal advisor in connection with a possible sale of the Company.  On July 21, 2004 and September 14, 2004, the Bankruptcy Court approved ACC’s engagement of Sullivan & Cromwell LLP as legal advisor and UBS and Allen as financial advisors, respectively.

In consultation with the M&A Advisors, ACC developed a two-phase process for the sale of the Company: (1) a solicitation of initial indications of interest in a possible acquisition of the Company or one or more Company-designated clusters of assets (“Phase I”); and (2) a formal bid process in which selected bidders from Phase I were invited by the Company to submit final and binding offers to acquire the Company or one or more Company-designated clusters of assets (“Phase II”).

Prior to Phase I, the M&A Advisors engaged in informal discussions with potential bidders and also developed a list of potential bidders, each of which was sent a form non-disclosure agreement (“NDA”).

On September 21, 2004, ACC formally launched Phase I, and each potential bidder who executed an NDA received a preliminary interest letter designed to elicit such bidder’s interest in the sale and relevant information bearing upon each such bidder’s qualifications and wherewithal.  These parties also received, among other things, a confidential information memorandum describing the Company’s business, assets and related items and access to a web-based management presentation by William Schleyer, Ron Cooper and Vanessa Wittman.

Based on the non-binding preliminary indications of interest, on November 1, 2004, the Company invited qualified bidders to participate in Phase II in accordance with the bidding procedures approved by the Bankruptcy Court on October 22, 2004 (the “Bid Procedures Order”).  The Bid Procedures Order, among other things, (1) established the method for the submission of bids in Phase II for all or a portion of the Company in a one-step auction, (2) authorized the Company to agree to a no-shop requirement that prohibits the Company and their professionals from soliciting or encouraging (other than with respect to a plan of reorganization not involving the sale of any material amount of assets of the Debtors) third-party proposals with respect to at least 10% of the assets that are the subject of a transaction with the successful bidder, except as required by the Board in the exercise of its fiduciary duties, and (3) authorized under certain conditions the awarding of a breakup fee to the successful bidder based on a percentage of the successful bidder’s purchase price if either the successful bidder or the Company terminates the purchase agreement between the parties.

During Phase II, qualified bidders were provided with access to both ACC’s management and a virtual data room.  ACC established January 31, 2005 as the deadline for the submission of final, legally-binding bids.  ACC has received a number of bids that relate to the acquisition or recapitalization of the Company, in its entirety, or the acquisition of one or more clusters of assets.  ACC is currently evaluating the bids.

In connection with the evaluation of bids, the Board, together with the M&A Advisors, will consider such matters as they deem appropriate including, without limitation, (1) the proportion of the Company included in the bid, (2) the amount, value and form of consideration of the bid, including liabilities assumed and claims avoided, (3) the value to the Company of the assets not included in the bid, (4) the timing of consummation indicated by the bid, (5) the certainty of consummation indicated by the bid, (6) the structure indicated by the bid, (7) proposed financing arrangements reflected by the bid and the sources of such financing, (8) the extent and nature of any changes made to the purchase agreement provided to qualified bidders by the Company and other relevant legal and contractual considerations, (9) the relative benefits of the Debtors’ stand-alone plan of reorganization and (10) the timely views of the Creditors’ Committee, the Equity Committee and, as appropriate, other substantial stakeholders of the Company.

In determining whether to accept any bid, the Board will determine whether the bid, either alone or, if the bid is for less than all of the Debtors’ assets, in combination with other bids and/or a reorganization of the remaining Debtors and their assets, is in the best interests of the Debtors’ creditors and stockholders that are impaired under the plan as compared to other bids or a stand-alone reorganization.  Nothing in the Bidding Procedures Order precludes the Board from pursuing a bona fide written proposal once ACC has accepted a bid if the Board determines that consideration of the proposal is required in order to comply with its fiduciary duties, the proposal is reasonably likely to be consummated and, if consummated, the proposal would be financially superior to the accepted bid.

H.            CORPORATE GOVERNANCE INITIATIVES

Since May 2002, the Board and senior management extensively reformed the Company’s corporate governance practices.  Although the Board and management’s work in this area is ongoing, they have implemented corporate governance policies and procedures that meet or exceed the requirements of the Sarbanes-Oxley Act of 2002 and other applicable rules and have incorporated corporate governance principles from stock exchange listing requirements, suggestions from various shareholder advocacy groups and best practices and procedures from other major public corporations.  The Company has kept the SEC apprised of its corporate governance reforms.

1.              Reorganization of the Board Committees

In addition to the significant changes made to the composition of the Board discussed in Section VIII.A.1, titled “Appointment of the New Board,” ACC has also made substantial changes with respect to various Board committees.  Prior to May 2002, the Board had three standing committees, the Audit Committee, the Nominating Committee and the Compensation Committee.  During the tenure of Rigas Management, the Nominating Committee was comprised of four non-independent directors, John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and the Audit Committee included Timothy J. Rigas until June 2001.

Following the departure of the Rigas Family members from the Board, the Board created a Corporate Governance Committee, which was later combined with the Nominating Committee to form the Corporate Governance and Nominating Committee.  The Board also has adopted written charters for the Corporate Governance and Nominating Committee and the Compensation Committee, and has amended the previous Audit Committee charter.  Each of these charters was prepared to meet or exceed applicable legal and stock exchange requirements and to incorporate progressive corporate governance practices.  Pursuant to each committee charter, each of the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation

Committee are to be comprised solely of independent directors as determined in accordance with ACC’s corporate governance guidelines.

The Corporate Governance and Nominating Committee assists the Board by:  (1) recommending to the Board, carrying out and maintaining the Company’s corporate governance policies and processes; (2) identifying qualified individuals for membership on the Board and its committees; (3) recommending the composition and procedures of the Board and its committees; and (4) assessing the effectiveness of the Board and its committees.

The Audit Committee assists the Board by:  (1) monitoring the integrity of ACC’s financial statements (and audits thereof) and its financial and accounting reporting processes, audit process, procedures and systems of internal controls regarding finance, accounting and legal and regulatory compliance which management and the Board have established; (2) monitoring the independence, qualifications and performance of ACC’s independent public accountants and internal auditing department; and (3) providing an open avenue of communication among the independent public accountants, management, the internal auditing department and the Board.

The Compensation Committee assists the Board by: (1) providing a forum for independent judgment as to the fairness of director, executive and employee compensation arrangements at the Company; and (2) determining the terms of such compensation arrangements.

2.              Creation of Lead Director Position

In April 2003, the Board established the position of Lead Director to be elected on an annual basis by a majority of the independent members of the Board.  ACC’s independent directors elected Anthony Kronman as the Lead Director in December 2003.  In light of current best governance practices, the Board created the Lead Director position for periods when ACC’s CEO also serves as the chairperson of the Board, as is currently the case.  The Lead Director is responsible for, among other things:

•                  calling and presiding over executive sessions of the independent directors;

•                  serving as a liaison between the independent directors and the non-independent directors and management regarding matters addressed in executive sessions;

•                  acting as chairperson of the Board in the absence of the chairperson of the Board;

•                  advising the chairperson of the Board and the committee chairpersons as to the agenda for meetings of the Board and its committees;

•                  serving as the director contact for shareholder communications; and

•                  providing leadership in the event of the incapacitation of the chairperson of the Board or a crisis or other event or circumstance that would make management leadership ineffective or inappropriate.

3.              Corporate Governance Guidelines

Pursuant to the recommendation of the Corporate Governance and Nominating Committee, the Board in July 2004 approved corporate governance guidelines for ACC (the “Corporate Governance Guidelines”).  The Corporate Governance Guidelines, together with all applicable laws, ACC’s Certificate of Incorporation and Bylaws, the Code of Business Conduct and Ethics (the “Code of Ethics”) and the various committee charters, are intended to provide a comprehensive framework for the governance of ACC.  The Corporate Governance Guidelines incorporate new legal requirements and progressive practices with respect to the function and composition of the Board, selection of new directors, tenure of directors, Lead Director position, meetings of the Board, executive sessions of independent directors, committees of the Board, access of the Board to management and outside advisors, compensation of directors, director and officer conduct, evaluation of the Board, evaluation of senior management, management succession, director orientation and continuing education, stock ownership and conflicts.

4.              Code of Business Conduct and Ethics

In April 2003, the Board adopted the Code of Ethics, which sets forth ACC’s policies for directors, officers (including ACC’s principal executive officer, principal financial officer and principal accounting officer) and employees in connection with, among other things, the maintenance of accurate company records, communications with the public, conflicts of interest, treatment of confidential information, use of company assets, anti-nepotism, the reporting of accounting complaints and illegal and unethical behavior, compliance with laws relating to discrimination and harassment, commercial bribery, competition and fair dealing, and insider trading.  The Code of Ethics has been disseminated to all of the Company’s employees, and employees are required to certify their agreement to abide by the Code of Ethics.

5.              Corporate Governance Officer

The Code of Ethics contemplates the appointment of a corporate governance officer (“CGO”).  The role of the CGO is to assist with the administration and implementation of the Code of Ethics and, among other things, to serve as the central point of contact for employees wishing to report any illegal or unethical behavior.  Brad M. Sonnenberg, ACC’s General Counsel, serves as the CGO.

6.              Complaints Regarding Accounting Matters or Other Wrongdoing

As part of the Company’s implementation of the Code of Ethics, it has established procedures for the receipt of all complaints regarding any alleged wrongdoings.  These procedures include the establishment of a dedicated toll-free hotline number, a U.S. mailing address and an e-mail address to facilitate such communications, whether from employees or outside interested parties.  The CGO oversees the investigation of all such complaints pursuant to policies approved by the Board and/or relevant Board committee.

Furthermore, ACC’s Audit Committee and Board have adopted a whistleblower policy, which links the Code of Ethics and the existing Sarbanes-Oxley requirements by addressing the receipt, retention and handling of all complaints received by the Company (whether audit-related or not).

I.                 LITIGATION MATTERS

The Company is the plaintiff or defendant in or the subject of a variety of lawsuits, certain of which are described below.

1.              ACC’s Lawsuit Against the Rigas Family

On July 24, 2002, ACC filed a complaint in the Bankruptcy Court against John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, James Brown, Michael Mulcahey, Peter Venetis, Doris Rigas, Ellen Rigas Venetis and several entities directly or indirectly controlled by any of the Rigas Family members (the “Rigas Family Entities”).  This action generally alleges that defendants misappropriated billions of dollars from the Company in breach of their fiduciary duties to ACC.  On November 15, 2002, ACC filed an amended complaint against the defendants that expanded upon the facts alleged in the original complaint and alleged violations of the Racketeer Influenced and Corrupt Organizations (“RICO”) Act (Counts I-IV), breach of fiduciary duty (Count V), securities fraud (Count VI), fraudulent concealment (Count VII), fraudulent misrepresentation (Count VIII), conversion (Count IX), waste of corporate assets (Count X), breach of contract (Count XI), unjust enrichment (Count XII), fraudulent conveyance (Count XIII), constructive trust (Count XIV), inducing breach of fiduciary duty (Count XV), and a request for an accounting (Count XVI) (the “Amended Complaint”).  The Amended Complaint seeks relief in the form of, among other things, treble and punitive damages, disgorgement of monies and securities obtained as a consequence of the Rigases’ improper conduct and attorneys’ fees.

On June 7, 2003, U.S. District Court Judge George Daniels denied the defendants’ motion to remove the case from the Bankruptcy Court to the District Court.

On January 16, 2003, John, Michael, Timothy, James and Doris Rigas and the Rigas Family Entities (collectively referred to as “Rigas Defendants”), Peter Venetis and Ellen Rigas Venetis each filed motions to dismiss the Amended Complaint.  These motions were argued in April 2004.  On June 28, 2004, the Bankruptcy Court denied the Rigas Defendants’ motion to dismiss the Amended Complaint only as to the state law claims (Counts V, VII-XVI) and expressly reserved its ruling on the remaining federal law claims (RICO and securities fraud counts (Counts I-IV, VI)).  The Bankruptcy Court further ruled that the Rigas Defendants will have no obligation to answer all or part of the Amended Complaint until either:  (1) the Bankruptcy Court rules upon the Rigas Defendants’ motion to dismiss the federal law claims asserted in the Amended Complaint; or (2) by further Order of the Bankruptcy Court.

On August 20, 2004, ACC moved for partial summary judgment against John, Timothy, Michael, and James Rigas and the Rigas Family Entities on counts XII (unjust enrichment) and XIV (constructive trust) of the Amended Complaint.  ACC seeks judgment in the amount of $3,232 million plus pre-judgment interest from April 30, 2002, and asks the court to impose a constructive trust on the Rigases’ monies and property acquired, directly or indirectly, through the use of the Company’s funds and credit, and to order the reconveyance of all such monies and property to the Company.  On October 20, 2004, the Rigas Defendants filed their response to ACC’s motion pursuant to Rule 56(f) of the Federal Rules of Civil Procedure, claiming that the court should delay consideration of the motion until the Rigas Defendants have had the opportunity to conduct additional discovery.  In a December 2, 2004 decision, the Bankruptcy Court agreed to delay consideration of the motion until the Rigas Defendants could conduct certain, but not all, of the additional discovery they had requested.  The hearing on ACC’s motion is currently scheduled for March 17, 2005.  On October 22, 2004, the Co-Borrowing Facility lenders moved to intervene in the Rigas Adversary Proceedings as to Counts XII (unjust enrichment) and XIV (constructive trust) of the Amended Complaint.  A hearing was held on December 15, 2004, at which time the Bankruptcy Court granted the motion to intervene but specified that prior to propounding any discovery the Co-Borrowing Facility lenders were to seek agreement from the parties or, in the event the parties cannot reach agreement, leave of court.

2.              ACC’s Lawsuit Against Deloitte

On November 6, 2002, ACC sued Deloitte, ACC’s former independent auditors, in the Court of Common Pleas for Philadelphia County, seeking damages for Deloitte’s role in the Rigas Family’s alleged misappropriation of funds from the Company.  The complaint brings causes of action for professional negligence, breach of contract, aiding and abetting breach of fiduciary duty, fraud, negligent misrepresentation and contribution.  The complaint alleges, among other things, that Deloitte knew of at least aspects of the alleged misappropriation and misconduct of the Rigas Family, and that other alleged acts of self-dealing and misappropriation by the Rigas Family were readily apparent to Deloitte from the books and records that Deloitte reviewed and to which it had access.  The complaint alleges that, in either case, Deloitte had a duty to report the Rigas Family’s alleged misconduct to those who could have acted to stop the Rigas Family, but Deloitte did not do so.  The complaint seeks damages of an unspecified amount.

Deloitte filed preliminary objections to the complaint, which were overruled by the court by order dated June 11, 2003.

On September 15, 2003, Deloitte filed an Answer, New Matter, and Counterclaims in response to the complaint.  In its counterclaims, Deloitte asserted causes of action against ACC for breach of contract, fraud, negligent misrepresentation and contribution.  Also on September 15, 2003, Deloitte filed a related complaint naming as additional defendants John, Timothy, Michael and James Rigas.  In this complaint, Deloitte alleged causes of action for fraud, negligent misrepresentation and contribution.  On January 9, 2004, ACC answered Deloitte’s counterclaims.  Deloitte moved to stay discovery in this action until completion of the Rigas Criminal Action, which ACC opposed.  Following this motion, discovery was effectively stayed for 60 days but has now commenced.  Deloitte and ACC have exchanged documents and have begun deposition discovery.  On January 10, 2005, the court signed a scheduling order stating, among other deadlines, that (1) all discovery in the case is to be completed by June 6, 2005, (2) pre-trial motions are to be filed by July 5, 2005 and (3) the court expects that the case will be ready for trial by October 3, 2005.

3.              Securities and Derivative Litigation

Certain of the Debtors and certain former officers, directors and advisors have been named as defendants in a number of lawsuits alleging violations of federal and state securities laws and related claims.  These actions generally allege that the defendants made materially misleading statements understating the Company’s liabilities and exaggerating the Company’s financial results in violation of securities laws.

In particular, beginning on April 2, 2002, various groups of plaintiffs filed more than 30 class action complaints, purportedly on behalf of certain of the Company’s shareholders and bondholders or classes thereof in federal court in Pennsylvania.  Several non-class action lawsuits were brought on behalf of individuals or small groups of security holders in federal courts in Pennsylvania, New York, South Carolina and New Jersey, and in state courts in New York, Pennsylvania, California and Texas.  Seven derivative suits were also filed in federal and state courts in Pennsylvania, and four derivative suits were filed in state court in Delaware.  On May 6, 2002, a notice and proposed order of dismissal without prejudice was filed by the plaintiff in one of these four Delaware derivative actions.  The remaining three Delaware derivative actions were consolidated on May 22, 2002.  On February 10, 2004, the parties stipulated and agreed to the dismissal of these consolidated actions with prejudice.

The complaints, which named as defendants the Company and certain former officers and directors of the Company, and, in some cases, the Company’s former auditors, lawyers, as well as financial institutions who worked with the Company, generally allege that, among other improper statements and omissions, defendants misled investors regarding the Company’s liabilities and earnings in the Company’s public filings.  The majority of these actions assert claims under Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5.  Certain bondholder actions assert claims for violation of Section 11 and/or Section 12(a)(2) of the Securities Act.  Certain of the state court actions allege various state law claims.

On July 23, 2003, the Judicial Panel on Multidistrict Litigation issued an order transferring numerous civil actions to the District Court for consolidated or coordinated pre-trial proceedings (the “MDL Proceedings”).

On September 15, 2003, proposed lead plaintiffs and proposed co-lead counsel in the consolidated class action were appointed in the MDL Proceedings.  On December 22, 2003, lead plaintiffs filed a consolidated class action complaint.  Motions to dismiss have been filed by various defendants.  As a result of the filing of the Chapter 11 Cases and the protections of the automatic stay, the Company is not named as a defendant in the amended complaint, but it is a non-party.  The consolidated class action complaint seeks monetary damages of an unspecified amount, rescission and reasonable costs and expenses and such other and future relief as the court may deem just and proper.  The individual actions against the Company also seek damages of an unspecified amount.

Pursuant to Section 362 of the Bankruptcy Code, all of the securities and derivative claims that were filed against the Company before the bankruptcy filings are automatically stayed and not proceeding as to the Company.

The Plan proposes that securities law-based claims be included in eight separate Classes of Claims based on the type of security to which such Claim relates and the Debtor Group in which the issuer of such security is located.  As stated in Section II, titled “Overview of the Plan of Reorganization,” one condition to the effectiveness of the Plan is that Subsidiary Notes Existing Securities Law Claims will have been either (1) fixed and Allowed in an aggregate amount not greater than $[         ] or (2) estimated pursuant to the Estimation Order in an aggregate amount not greater than $[         ].

4.              Acquisition Actions

After revelations of the Rigas Family’s alleged misconduct was publicly disclosed, three actions were filed in May and June 2002, against the Company by former shareholders of companies that the Company acquired, in whole or in part, through stock transactions.  These actions allege that the Company induced these former shareholders to enter into these stock transactions through improper misrepresentations and omissions, and the plaintiffs seek monetary damages and equitable relief through rescission of the underlying acquisition transactions.

Two of these proceedings have been filed with the American Arbitration Association alleging violations of federal and state securities laws, breaches of representations and warranties and fraud in the inducement.  One of these proceedings seeks rescission, compensatory damages and pre-judgment relief, and the other seeks specific performance.  The third action alleges fraud and seeks rescission, damages and attorneys fees.  This action was originally filed in a Colorado State Court, and subsequently was removed by the Company to the United States District Court for the District of Colorado.  The Colorado State Court action was closed administratively on July 16, 2004, subject to reopening if and when the automatic bankruptcy stay is lifted or for other good cause shown.  These actions have been stayed pursuant to the automatic stay provisions of Section 362 of the Bankruptcy Code.

5.              Creditors’ Committee Lawsuit Against Prepetition Banks

Pursuant to the Bankruptcy Court order approving the DIP Facility (the “Final DIP Order”), the Company made certain acknowledgments (the “Acknowledgments”) with respect to the extent of its indebtedness under the Credit Facilities, as well as the validity and extent of the liens and claims of the lenders under such facilities.  However, given the circumstances surrounding the filing of these Chapter 11 Cases, the Final DIP Order preserved the Debtors’ right to prosecute, among other things, avoidance actions and claims against the prepetition lenders and to bring litigation against the prepetition lenders based on any wrongful conduct.  The Final DIP Order also provided that any official committee appointed in the Chapter 11 Cases would have the right to request that it be granted standing by the Bankruptcy Court to challenge the Acknowledgments and to bring claims belonging to the Company and its estates against the prepetition lenders.

Pursuant to a stipulation among the Debtors, the Creditors’ Committee and the Equity Committee, which is being challenged by certain prepetition lenders, the Bankruptcy Court granted the Creditors’ Committee leave and standing to file and prosecute claims against the prepetition lenders, on behalf of the Debtors, and granted the Equity Committee leave to seek to intervene in any such action.  This stipulation also preserves the Debtors’ ability to compromise and settle the claims against the prepetition lenders.  By motion dated July 6, 2003, the Creditors’ Committee moved for Bankruptcy Court approval of this stipulation and simultaneously filed a complaint (the “Bank Complaint”) against the agents and lenders under certain Credit Facilities, and related entities, asserting, among other things, that these entities knew of, and participated in, the alleged improper actions by certain members of the Rigas Family and the Rigas Family Entities (the “Prepetition Lender Litigation”).  The Debtors are nominal plaintiffs in connection with these “Bank Actions,” which include those claims, Causes of Action, and any other avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code or otherwise relating to, challenging the validity of or arising from the Bank Claims.  For purposes of the Plan, each lender from time to time party to a Prepetition Credit Agreement is referred to as a “Bank Lender.”

The Bank Complaint contains 52 claims for relief to redress the claimed wrongs and abuse committed by the agents, lenders and other entities.  The Bank Complaint seeks to, among other things, (1) recover as fraudulent transfers the principal and interest paid by the Company to the defendants, (2) avoid as fraudulent obligations the Company’s obligations, if any, to repay the defendants, (3) recover damages for breaches of fiduciary duties to the Company and for aiding and abetting fraud and breaches of fiduciary duties by the Rigas Family, (4) equitably disallow, subordinate or recharacterize each of the defendants’ claims in the Chapter 11 Cases, (5) avoid and recover certain allegedly preferential transfers made to certain defendants and (6) recover damages for violations of the Bank Holding Company Act.  Numerous motions seeking to defeat the Prepetition Lender Litigation were filed by the defendants and the Bankruptcy Court held a hearing on such issues, but the Bankruptcy Court has not issued a ruling yet.  The Equity Committee has filed a motion seeking authority to bring additional claims against the prepetition lenders pursuant to the RICO Act.  The Bankruptcy Court heard oral argument on these motions on December 20 and December 21, 2004, but the court has not yet ruled on the motions.

The Debtors are seeking to compromise and settle, in part, the Prepetition Lender Litigation, including through the dismissal of certain claims and the release of certain defendants (on the terms and conditions specified in the Plan), as described in Section VI.D.1.c, titled “Prepetition Lender Litigation Settlement.”

6.              Equity Committee and Preferred Shareholder Litigations

ACC is a defendant in an adversary proceeding in the Bankruptcy Court consisting of a declaratory judgment action and a motion for a preliminary injunction brought on January 9, 2003 by the Equity Committee, seeking, among other relief, a declaration as to how the shares owned by the Rigas Family and Rigas Family Entities would be voted should a consent solicitation to elect members of the ACC Board be undertaken.  ACC has opposed such requests for relief.

The claims of the Equity Committee are based on shareholder rights that the Equity Committee asserts should be recognized even in bankruptcy, coupled with continuing claims, as of the filing of the lawsuit, of historical connections between the Board and the Rigas Family.  Motions to dismiss filed by ACC and others are fully briefed in this action, but no argument date has been set.  If this action survives these motions to dismiss, resolution of disputed fact issues will occur in two phases pursuant to a schedule set by the Bankruptcy Court.  Determinations regarding fact questions relating to the conduct of the Rigas Family will not occur until, at a minimum, after the resolution of the Rigas Criminal Action.  No pleadings have been filed in the adversary proceeding since September 2003, rendering the adversary proceeding inactive.

On August 11, 2003, ACC initiated an adversary proceeding in the Bankruptcy Court against the holders of ACC Preferred Stock (the “Preferred Stockholders”), seeking, among other things, to enjoin the Preferred Stockholders from exercising certain purported rights to elect directors to the Board of Directors due to ACC’s failure to pay dividends and alleged breaches of debt-like covenants contained in the Certificates of Designations relating to the ACC Preferred Stock.  On August 13, 2003, certain of the Preferred Stockholders filed an action against ACC in the Delaware Chancery Court seeking a declaratory judgment of their purported right to appoint two directors to the Board of Directors (the “Delaware Action”).  On August 13, 2003, the Bankruptcy Court granted ACC a temporary restraining order, which, among other things, stayed the Delaware Action and temporarily enjoined the Preferred Stockholders from exercising their purported rights to elect directors to the Board of Directors.  Thereafter, the Delaware Action was withdrawn.

7.              ML Media Litigation

The Company and ML Media, its joint venture partner in Century/ML Cable, a joint venture that owns and operates cable systems in Puerto Rico, have been involved in a longstanding dispute concerning Century/ML Cable’s management, the rights of ML Media and various other matters.

a.              State Court Litigation

In March 2000, ML Media brought suit against ACC in the Supreme Court of the State of New York, seeking, among other things: (1) the dissolution of Century/ML Cable and the appointment of a receiver to sell Century/ML Cable’s assets; (2) if no receiver was appointed, an order authorizing ML Media to conduct an auction for the sale of Century/ML Cable’s assets to an unrelated third party and enjoining ACC from interfering with or participating in that process; (3) an order directing the defendants to comply with the Joint Venture Agreement with respect to provisions relating to governance matters and the budget process; and (4) compensatory and punitive damages.  The parties negotiated a consent order that imposed various consultative and reporting requirements on ACC and Century as well as restrictions on Century’s ability to make capital expenditures without ML Media’s approval.  On April 26, 2001, ML Media obtained a court order holding Century’s Century/ML Cable management board designee in contempt for violating the consent order.

In connection with the December 13, 2001 settlement of the above dispute, ACC, Century/ML Cable, ML Media and Highland Holdings (“Highland”), a general partnership owned and controlled by members of the Rigas Family, entered into a Leveraged Recapitalization Agreement (the “Recap Agreement”), pursuant to which Century/ML Cable agreed to redeem ML Media’s 50% interest in Century/ML Cable (the “Redemption”) on or before September 30, 2002 for a purchase price between $275 million and $279.8 million, depending on the timing of such redemption, plus interest.  Among other things, the Recap Agreement provided that (1) Highland would arrange debt financing for the Redemption, (2) ACC would guarantee debt service on debt financing for the Redemption on and after the closing and (3) Highland and Century would own 60% and 40% interests respectively, in the recapitalized Century/ML Cable.  Under the terms of the Recap Agreement, Century’s 50% interest in Century/ML Cable was pledged to ML Media as collateral for the Company’s obligations.

b.              Century/ML Cable Bankruptcy and Recap Agreement Rejection

On September 30, 2002, Century/ML Cable filed a voluntary petition to reorganize under Chapter 11 in the Bankruptcy Court.  Century/ML Cable is operating its business as a debtor-in-possession.

By an order of the Bankruptcy Court dated September 17, 2003, ACC and Century rejected the Recap Agreement, effective as of such date.  If the Recap Agreement is enforceable, the effect of the rejection of the Recap Agreement is the same as a prepetition breach of the Recap Agreement.  Therefore, ACC and Century are potentially exposed to “rejection damages,” which may include the revival of ML Media’s claims under the state court actions described above.

ACC, Century, Highland Holdings, Century/ML and ML Media are engaged in litigation regarding the enforceability of the Recap Agreement.  On April 15, 2004, the Bankruptcy Court indicated that it would dismiss all counts of ACC’s challenge to the enforceability of the Recap Agreement except for its allegation that ML Media aided and abetted a breach of fiduciary duty in connection with the execution of the Recap Agreement.  The Bankruptcy Court also indicated that it would allow Century/ML Cable’s action to avoid the Recap Agreement as a fraudulent conveyance to proceed.

ML Media has alleged that it is entitled to elect a recovery of either: (1) up to $279.8 million plus costs and interest in exchange for its interest in Century/ML Cable; or (2) up to the difference between $279.8 million and the fair market value of its interest in Century/ML Cable plus costs, interest and revival of the state court claims described above.  ACC, Century and Century/ML Cable have disputed ML Media’s claims, and the Stand-Alone Plan contemplates that ML Media will receive no distribution until such dispute is resolved.  The parties have from time to time engaged in settlement discussions relating to a potential settlement of their disputes, but no agreement has been reached and the parties may not be able to reach a settlement agreement.  See Sections VI.C, titled “Classification and Treatment of Claims and Equity Interests,” and XI.C, titled “Risk Factors Relating to Valuation and the Plan Securities.”

8.              The X Clause Litigation

On December 29, 2003, the Ad Hoc Committee of holders of ACC’s 6% and 4% subordinated notes (collectively, the “Subordinated Notes”), together with the Bank of New York, the indenture trustee for the Subordinated Notes (collectively, the “X Clause Plaintiffs”), commenced an adversary proceeding against ACC in the Bankruptcy Court.  The X Clause Plaintiffs’ complaint sought a judgment declaring that the Subordinated Notes are entitled to a share pari passu in the distribution of any common stock issued by ACC under the Stand-Alone Plan and are not subordinated to ACC’s senior classes of indebtedness with respect to such common stock distributions.

The basis for the X Clause Plaintiffs’ claim is a provision in the applicable indentures, commonly known as the “X Clause,” which provides that any distributions under a plan of reorganization comprised solely of “Permitted Junior Securities” are not subject to the subordination provision of the Subordinated Notes indenture.  The X Clause Plaintiffs asserted that, under their interpretation of the applicable indentures, a distribution of a single class of new common stock of the Company would meet the definition of “Permitted Junior Securities” set forth in the indentures, and therefore be exempt from subordination.

On February 6, ACC filed its answer to the complaint, denying all of its substantive allegations. Thereafter, both the X Clause Plaintiffs and ACC cross-moved for summary judgment with both parties arguing that their interpretation of the X Clause was correct as a matter of law.  The indenture trustee for the ACC senior notes also intervened in the action and, like ACC, moved for summary judgment arguing that the X Clause Plaintiffs were subordinated to holders of senior notes with respect to any distribution of common stock under a plan.  In addition, the Creditors’ Committee also moved to intervene and thereafter, moved to dismiss the X Clause Plaintiffs’ complaint, on the ground, among others, that it did not present a justiciable case or controversy and, therefore, was not ripe for adjudication.  In a written decision dated April 12, 2004, the Bankruptcy Court granted the Creditors’ Committee’s motion to dismiss without ruling on the merits of the various cross-motions for summary judgment.  The Bankruptcy Court’s dismissal of the action was without prejudice to the X Clause Plaintiffs’ right to bring the action at a later date, if appropriate.  A result adverse to ACC in any related future litigation, including at the Confirmation Hearing, could materially affect the recoveries of certain classes of Claims and Equity Interests under the Plan.  The following table summarizes how recoveries of holders of ACC Senior Notes will be affected if the X Clause does not result in subordination of the Claims of the holders of ACC Subordinated Notes:

[TABLE TO COME]

See Section XI.E, titled “Other Risk Factors Relating to Recovery by Holders of Claims and Equity Interests.”

9.              Verizon Franchise Transfer Litigation

On March 20, 2002, the Company commenced an action (the “California Cablevision Action”) in the United States District Court for the Central District of California, Western Division, seeking, among other things, declaratory and injunctive relief precluding the City of Thousand Oaks, California (the “City”) from denying permits on the grounds that the Company failed to seek the City’s prior approval of an asset purchase agreement (the “Asset Purchase Agreement”), dated December 17, 2001, between the Company and Verizon Media Ventures, Inc. d/b/a Verizon Americast (“Verizon”).  Pursuant to the Asset Purchase Agreement, the Company acquired certain Verizon cable equipment and network system assets (the “Verizon Cable Assets”) located in the City for use in the operation of the Company’s cable business in the City.

On March 25, 2002, the City and Ventura County (the “County”) commenced an action (the “Thousand Oaks Action,” and collectively with the California Cablevision Action, the “California Actions”), against the Company and Verizon in California State Court (Ventura County Superior Court) alleging that (1) Verizon’s entry into the Asset Purchase Agreement and conveyance of the Verizon Cable Assets constituted a breach of Verizon’s cable franchises, and (2) the Company’s participation in the transaction amounted to actionable tortious interference with those franchises.  The City and County sought injunctive relief to halt the sale and transfer of the Verizon’s Cable Assets pursuant to the Asset Purchase Agreement and to compel the Company to treat the Verizon Cable Assets as a separate cable system.

On March 27, 2002, the Company and Verizon removed the Thousand Oaks Action to the United States District Court for the Central District of California, where it was consolidated with the California Cablevision Action.

On April 12, 2002, the District Court conducted a hearing on the City’s and County’s application for a preliminary injunction and, on April 15, 2002, the District Court entered an order granting the preliminary injunction in part, pending entry of a further order.  On May 14, 2002, the District Court entered a final preliminary injunction order and findings of fact and conclusions of law in support thereof (the “May 14, 2002 Order”), which, among other things:  (1) enjoined the Company from integrating its and Verizon’s system assets serving subscribers in the City and the County; (2) required the Company to return “ownership” of the Verizon Cable Assets to Verizon except that the Company was permitted to continue to “manage” the assets as Verizon’s agent to the extent necessary to avoid disruption in services until Verizon chose to reenter the market or sell the assets; (3) prohibited the Company from eliminating any programming options that had previously been selected by Verizon or from raising the rates charged by Verizon; and (4) required the Company and Verizon to grant the City and/or the County access to system records, contracts, personnel and facilities for the purpose of conducting an inspection of the then-current “state of the Verizon and the Company systems” in the City and the County.  The Company appealed the May 14, 2002 order, and, on April 1, 2003, the U.S. Court of Appeals for the Ninth Circuit reversed the May 14, 2002 Order, thus removing any restrictions that had been imposed by the district court against the Company’s integration of the Verizon Cable Assets and remanded the actions back to the district court for further proceedings.

In September 2003, the City began refusing to grant the Company’s construction permit requests, claiming that the Company could not integrate the acquired Verizon Cable Assets with the Company’s existing cable system assets because the City had not approved the transaction between the Company and Verizon, as allegedly required under the City’s cable ordinance.

Accordingly, on October 2, 2003, the Company filed a motion for a preliminary injunction in the district court seeking to enjoin the City from refusing to grant the Company’s construction permit requests.  On November 3, 2003, the district court granted the Company’s motion for a preliminary injunction, finding that the Company had demonstrated “a strong likelihood of success on the merits.”  Thereafter, the parties agreed to informally stay the litigation pending negotiations between the Company and the City for the Company’s renewal of its cable franchise, with the intent that such negotiations would also lead to a settlement of the pending litigation.  However, on September 16, 2004, at the City’s request, the court set a trial date of July 12, 2005, which has effectively re-opened the case to active litigation.  The court scheduled discovery and motion cut-off dates for March 18, 2005 and May 9, 2005, respectively, the expert witness disclosure date for April 8, 2005 and a pre-trial conference date for June 27, 2005.

10.       Litigation Relating to Rigas Family Defense Costs

In July 2003 and again in February 2004, the Rigas Family sought approval from the Bankruptcy Court to use cash from the Managed Cable Entities to fund the Rigas Family members’ civil and criminal defense costs.  The Rigas Family claimed they were entitled to this funding based on certain purported indemnity and other rights they said they had as officers, directors, and controlling shareholders of the Managed Cable Entities.  In an order dated August 7, 2003, among other things, the Bankruptcy Court granted the Rigas Family members’ request to the extent of $15 million.  In a decision rendered from the bench on February 18, 2004 and entered as an order on March 9, 2004, the Bankruptcy Court amended that order to allow an additional $12.8 million to be spent on criminal defense costs and denied the Rigas Family members’ request for additional funding for civil defense costs.

ACC and the Creditors’ Committee appealed the February 18, 2004 ruling and moved for a stay pending the appeal of the Bankruptcy Court’s March 9, 2004 order.  A hearing on the motion for a stay pending appeal was held on March 17, 2004 in the District Court.  On March 22, 2004, the District Court denied the Company’s motion for a stay pending appeal of the Bankruptcy Court’s March 9, 2004 order.

On September 14, 2004, the Rigas Family members again moved to amend the August 7, 2003 and March 9, 2004 orders, seeking approximately $11 million more in cash from the Managed Cable Entities to fund civil and criminal defense costs.  While that motion was pending, the District Court issued a decision on September 27, 2004, vacating the Bankruptcy Court’s March 9, 2004 order and remanding the matter back to the Bankruptcy Court for further consideration.

On November 8, 2004, a hearing occurred regarding evidentiary issues relating to the Rigas Family members’ latest motion at which time the court granted ACC’s motion to exclude certain evidence.  Another evidentiary hearing was held on November 22, 2004, concerning the ability of the Rigases to obtain additional funding of attorneys fees both pursuant to the request which was granted but vacated by the District Court and the latest request for an additional $11 million.  The Bankruptcy Court has not yet ruled on the Rigas Family members’ motions.

11.       The NFHLP Claim

On January 13, 2003, Niagara Frontier Hockey, L.P., a Delaware limited partnership (“NFHLP”), and certain of its subsidiaries (the “NFHLP Debtors”) filed voluntary petitions to reorganize under Chapter 11 in the U.S. Bankruptcy Court of the Western District of New York (the “NFHLP Bankruptcy Court”) seeking protection under the U.S. bankruptcy laws.  Certain of the NFHLP Debtors entered into an agreement dated March 13, 2003 for the sale of certain assets, including the Buffalo Sabres National Hockey League team, and the assumption of certain liabilities.  On October 3, 2003, the NFHLP Bankruptcy Court approved the NFHLP joint plan of liquidation.

The NFHLP Debtors filed a complaint, dated November 4, 2003, against, among others, ACC and the Creditors’ Committee seeking to enforce certain prior stipulations and orders of the NFHLP Bankruptcy Court against ACC and the Creditors’ Committee related to the waiver of ACC’s right to participate in certain sale proceeds resulting from the sale of assets.  Certain of the NFHLP Debtors’ prepetition lenders, which are also defendants in the adversary proceeding, have filed cross-complaints against ACC and the Creditors’ Committee asking the NFHLP Bankruptcy Court to enjoin ACC and the Creditors’ Committee from prosecuting their claims against those prepetition lenders.  Proceedings as to the complaint itself have been suspended.  With respect to the cross-complaints, motion practice and discovery are proceeding concurrently; no hearing on dispositive motions has been scheduled.

12.       Dibbern Adversary Proceeding

On or about August 30, 2002, Gerald Dibbern, individually and purportedly on behalf of a class of similarly situated subscribers nationwide, commenced an adversary proceeding in the District Court against ACC asserting claims for violation of the Pennsylvania Consumer Protection Law, breach of contract, fraud, unjust enrichment, constructive trust and an accounting.  This complaint alleges that ACC charged, and continues to charge, subscribers for cable set-top box equipment, including set-top boxes and remote controls, that is unnecessary for subscribers that receive only basic cable service and have cable-ready televisions.  The complaint further alleges that ACC failed to adequately notify affected subscribers that they no longer needed to rent this equipment.  The complaint seeks a number of remedies including treble money damages under the Pennsylvania Consumer Protection Law, declaratory and injunctive relief, imposition of a constructive trust on ACC’s assets, and punitive damages, together with costs and attorneys’ fees.

On or about December 13, 2002, ACC moved to dismiss the adversary proceeding on several bases, including that the complaint fails to state a claim for which relief can be granted and that the matters alleged therein should be resolved in the claims process.  ACC’s motion has been fully briefed and argued and is presently under consideration by the court.

13.       Devon Mobile

Pursuant to the Agreement of Limited Partnership of Devon Mobile Communications, L.P., a Delaware limited partnership (“Devon Mobile”), dated as of November 3, 1995 (the “Devon Mobile Limited Partnership Agreement”), ACC owned a 49.9% limited partnership interest in Devon Mobile, which, through its subsidiaries, held licenses to operate regional wireless telephone businesses in several states.  Devon Mobile had certain business and contractual relationships with the Company and with former subsidiaries or divisions of the Company, which were spun-off as TelCove in January 2002.  See Section V.J.3, titled “TelCove Settlement.”

In late May 2002, ACC notified Devon G.P., Inc. (“Devon G.P.”), the general partner of Devon Mobile, that it would likely terminate certain discretionary operational funding to Devon Mobile.  In July 2002, ACC learned that its former subsidiary, TelCove, had elected to terminate certain services it provided to Devon Mobile.  On August 19, 2002, Devon Mobile and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Devon Bankruptcy Court”).

On January 17, 2003, the Company filed proofs of claim and interest against Devon Mobile and its subsidiaries for approximately $129 million in debt and equity claims, as well as an additional claim of approximately $35 million relating to the Company’s guarantee of certain Devon Mobile obligations (collectively, the “Adelphia Claims”).  By order dated October 1, 2003, the Devon Mobile Bankruptcy Court confirmed Devon Mobile’s First Amended Joint Plan of Liquidation (the “Devon Plan”).  The Devon Plan went effective on October 17, 2003, at which time the Company’s limited partnership interest in Devon Mobile was extinguished.

On or about January 8, 2004, Devon Mobile filed proofs of claim in the Chapter 11 Cases in respect of, among other things, certain transfers alleged to be made by Devon Mobile to the Company prior to the commencement of the Chapter 11 Cases (the “Devon Claims”).  On May 20, 2004, the Company and Devon Mobile filed a stipulation in the Chapter 11 Cases granting Devon Mobile limited relief from the automatic stay to file (1) a complaint against the Company based on the Devon Claims and (2) objections to the Adelphia Claims in the Devon Mobile Bankruptcy Court (the “Devon Stay Stipulation”).  The Devon Stay Stipulation was approved by the Bankruptcy Court on June 10, 2004.  On June 21, 2004, Devon Mobile commenced an adversary proceeding in the Chapter 11 Cases (the “Devon Adversary Proceeding”) through the filing of a complaint (the “Devon Complaint”) in respect of the Devon Claims.  On August 20, 2004, the Company filed an answer and counterclaim in response to the Devon Complaint denying the allegations made in the Devon Complaint and asserting various counterclaims against Devon Mobile, which encompassed the Adelphia Claims (the “Adelphia Answer”).  On September 21, 2004, the Bankruptcy Court entered an order approving an amendment to the Devon Stay Stipulation which provides that the

Adelphia Claims will be prosecuted to final order in the Bankruptcy Court and will be given full force and effect by the Devon Mobile Bankruptcy Court taking into account the rights of set-off and/or recoupment of the parties with respect thereto.  On September 30, 2004, Devon Mobile filed an answer with respect to the counterclaims asserted by the Company in the Adelphia Answer and denying liability for the Company Claims.  On October 13, 2004, the Company filed a motion for judgment on the pleadings dismissing Devon Mobile’s demand for punitive damages and by stipulation, Devon Mobile withdrew its punitive damages claims without prejudice.  On November 22, 2004, the Company filed a motion for leave (the “Motion for Leave”) to file a third-party complaint against Devon G.P. and Lisa-Gaye Shearing Mead, the sole owner and President of Devon G.P.  By endorsed order entered January 12, 2005, Judge Robert E. Gerber, the judge presiding over the Chapter 11 Cases and the Devon Adversary Proceeding, granted a recusal request made by counsel to Devon G.P.  On January 21, 2005, the Devon Adversary Proceeding was reassigned from Judge Gerber to Judge Cecelia G. Morris.  As of the date hereof, the Motion for Leave remains pending before the Bankruptcy Court.  Any recovery of the Adelphia Claims is uncertain at this time.

14.       Praxis Capital Ventures, L.P.

Pursuant to a Partnership Agreement, dated as of June 8, 2001, Praxis Capital Partners, LLC (“PCP”) and one of the Debtors, ACC Operations, formed a limited partnership, Praxis Capital Ventures, L.P. (the “Praxis Partnership”), primarily to make private equity investments in the telecommunications market.  The Praxis Partnership was managed by Praxis Capital Management, LLC (“PCM”) pursuant to a management agreement between PCP and PCM.  Peter L.  Venetis, the son-in-law of John J. Rigas and a former director of ACC, was the managing director of PCM.  To avoid any potential accruals of administrative claims owed by the Debtors, the Debtors obtained an order of the Bankruptcy Court, dated October 20, 2003, rejecting the partnership agreement.  See Section VI.D.3, titled “Treatment of Executory Contracts and Unexpired Leases.”

15.       Avoidance Actions

Under the Bankruptcy Code, an action to recover an avoidable transfer must be commenced prior to the second anniversary of the petition date.  In July 2003, the Debtors initiated the process of analyzing potential avoidance transfers with the filing of each of the Debtor’s Statements of Financial Affairs on July 31, 2003, which, among other things, included a schedule of each payment made within the one year and ninety days prior to the Petition Date for insiders and non-insiders, respectively (as applicable, the “Preference Period”).  Thereafter, the Debtors engaged in an extensive analysis of all such payments made during the Preference Period.

The Debtors filed a motion, dated April 20, 2004, seeking to abandon most of the potential avoidance actions because (1) the Debtors believed that pursuing certain of such actions against parties with whom the Debtors were continuing to do business could have a significant, adverse impact on important, ongoing business relationships and (2) the costs associated with pursuing such actions far outweighed any potential benefit to the Debtors’ estates that might otherwise result from bringing such actions.  In response to certain objections, the Debtors amended their initial motion and, on May 27, 2004, the Bankruptcy Court entered an order tolling all inter-Debtor avoidance action claims and authorizing the abandonment of potential avoidance actions relating to (1) transfers to taxing authorities, (2) transfers to human resources providers engaged in business with the Debtors, (3) transfers determined to have been made in the ordinary course of business and (4) certain transfers deemed de minimis.  As to the remainder of the transfers made by the Debtors in the Preference Period, the Debtors either (1) entered into tolling agreements with the transferee extending the Debtors’ time to initiate an avoidance action or (2) filed a complaint and initiated an adversary proceeding against the transferee.  As of June 25, 2004, the Debtors secured approximately 250 tolling agreements with various transferees, including the Rigas Family, the Rigas Family Entities, former executives James Brown and Michael Mulcahey, former directors Erland Kailbourne, Dennis Coyle, Leslie Gelber and Peter Metros, Comcast and Motorola, Inc., among others.  In addition, the Debtors filed approximately 150 complaints commencing avoidance actions in the Bankruptcy Court, certain of which have since been abandoned, on notice after further investigation.  By order dated July 21, 2004, the Bankruptcy Court temporarily stayed all activity in the avoidance actions commenced by the Debtors and approved notice and service procedures in connection therewith.

Also in connection with the avoidance analysis, the Creditors’ Committee undertook the analysis of certain potential avoidance actions and, on June 24, 2004, filed two separate fraudulent conveyance complaints, one against FPL Group, Inc. and West Boca Security, Inc. (the “Ft. Myers Note Action”) and the other against Prestige Communications of NC, Inc., Jonathan J. Oscher, Lorraine Oscher McClain, Robert F. Buckfelder, Buckfelder

Investment Trust, and Anverse, Inc.  Both complaints relate to pre-petition transactions involving the Rigas family.  If the relief sought in the Ft. Myers Note Action is granted, recoveries for holders of Claims relating to the Ft. Myers Term Note could be materially and adversely affected.  By order dated July 14, 2004, the Bankruptcy Court authorized the Creditors’ Committee’s filing of these complaints.  The Creditors’ Committee also secured a tolling agreement with Scientific-Atlanta, Inc.  Certain of these tolling agreements have been extended from time to time.

16.       Tele-Media Examiner Motion

By motion filed in the Bankruptcy Court on August 5, 2004, TMCD and certain of its affiliates are seeking the appointment of an examiner for the following Debtors: Tele-Media Company of Tri-States, L.P., CMA Cablevision Associates VII, L.P., CMA Cablevision Associates XI, L.P., TMC Holdings Corporation, Adelphia Company of Western Connecticut, TMC Holdings, LLC, Tele-Media Investment Limited Partnership, L. P., Eastern Virginia Cablevision, L.P., Tele-Media Company of Hopewell Prince George, and Eastern Virginia Cablevision Holdings, LLC.  Among other things, TMCD alleges that management and the Board breached their fiduciary obligations to the creditors and equity holders of those entities.   Consequently, TMCD seeks the appointment of an examiner to investigate and make recommendations to the Bankruptcy Court regarding various issues related to such entities.  The hearing on this motion has been consensually adjourned until March 2005.

17.       EPA Self Disclosure and Audit

On June 2, 2004, the Company orally self-disclosed potential violations of environmental laws to the United States Environmental Protection Agency (the “EPA”) pursuant to the EPA’s Audit Policy, and notified the EPA that it intended to conduct an audit of its operations to identify and correct any such violations. The potential violations concern reporting and recordkeeping requirements arising from the Company’s storage and use of petroleum and batteries to provide backup power for its cable operations and the Company’s management of certain electronic equipment. Under the Audit Policy, companies that self-disclose violations of environmental law discovered during environmental audits may be eligible for substantial reductions in civil penalties, including reductions of 75% or even 100% of the typical penalty.  This matter is at an early stage, but based on current facts, the Company does not anticipate that this matter will have a material adverse effect on its results of operations or financial condition.

J.              RESTRUCTURING OF ADELPHIA’S BUSINESSES

Following the commencement of the Chapter 11 Cases, the Debtors implemented a process to assess and restructure their businesses and assets.  The Debtors, together with their financial and legal advisors, have reviewed and analyzed their businesses, owned properties, contracts and leases to determine if any of these assets should be divested during the Chapter 11 Cases.

1.              Asset Dispositions

Following a comprehensive review of their non-core businesses and real estate holdings to determine if any of their assets should be sold, the Debtors have engaged in an asset disposition program.  Upon consideration of the scale of the Debtors’ asset disposition program, on September 17, 2002, the Bankruptcy Court entered an order that, among other things, authorized and established procedures for the sale of certain property and interests free and clear of all liens, claims and encumbrances for a sale price in each case of up to $1 million without a further order of the Bankruptcy Court.  In addition, prior to effecting any such sale, the Debtors must provide prior notice of such sale to certain specified parties.  As of September 30, 2004, pursuant to these sales procedures and other separately noticed sales, the Debtors had sold certain real property and related assets and certain personal property and interests for approximately $23.2 million in the aggregate.  As stated in Section V.C.2, titled “The DIP Facility,” the Debtors made mandatory prepayments on the principal of the Extended DIP Facility in connection with the consummation of these dispositions.

a.              WNSA Radio Sale

On March 4, 2004, certain of the Debtors entered into an asset purchase agreement with Entercom Buffalo, LLC and Entercom Buffalo License, LLC (collectively, “Entercom”) in connection with the sale of assets associated with the Debtors’ radio station, WNSA, and the assumption and assignment of certain related contracts.  After the Bankruptcy Court approved the institution of bidding procedures and a related breakup fee and expense reimbursement, the Debtors further marketed the assets and conducted an auction.  By order dated April 19, 2004, the Bankruptcy Court approved the sale of the radio station and the related assets to Entercom for total consideration estimated to be $11 million.

b.              Sale of Pennsylvania, Florida and New York Security Business

On November 19, 2004, certain of the Debtors entered into an asset purchase agreement with Innova Security Solutions, LLC in connection with the sale of the Debtors’ Pennsylvania, Florida and New York security business.  After the Bankruptcy Court approved the institution of bidding procedures and a related breakup fee and expense reimbursement, the Debtors further marketed the assets and conducted an auction on January 21, 2005.  By order, dated January 28, 2005, the Bankruptcy Court approved the sale of the security business assets to Devcon Security Services Corp. for total consideration estimated to be $42.8 million.

As of the date of this Disclosure Statement, the Debtors still maintain their interest in a security business in Maine.

c.               Sale of Venezuela Cable Business

Adelphia formerly owned approximately 20% of the interests in Supercable ALK Internacional, S.A. (“Supercable Venezuela”), a Venezuelan joint venture.  In addition to Adelphia’s interests in Supercable Venezuela, the Debtors held certain direct and indirect interests in two Colombian joint ventures, SuperCable Telecomunicaciones S.A. and SuperCable Colombia S.A. (collectively, “Supercable Colombia”).  In October 2003, Adelphia and ACC determined that, due to declining economic and political conditions in Venezuela and Colombia, divesting their direct and indirect interests (the “Supercable Shares”) in Supercable Colombia, Supercable Corporation, and Supercable Venezuela (collectively, the “South American Ventures”) was in the best interests of the estates.  After several months of negotiations, in November, 2004, Adelphia entered into a share purchase agreement (the “Supercable SPA”) with Jorge Eljuri, Adelphia’s joint venture partner, whereby, subject to Bankruptcy Court approval and higher or otherwise better offers, Adelphia agreed to sell the Supercable Shares to Eljuri for $3.3 million.  On November 23, 2004, Adelphia filed a motion with the Bankruptcy Court seeking approval of the Supercable SPA.  On December 15, 2004, the Bankruptcy Court held a hearing on this matter and entered an order approving the sale of the Supercable Shares to Eljuri.  The sale closed on December 23, 2004.

2.              Closure of the Competitive Local Exchange Carriers’ Operations

In August 2002, the Debtors filed a motion with the Bankruptcy Court for approval to close operations in 12 markets that were served by the Debtors’ competitive local exchange carriers (“CLECs”).  The CLECs provided local telephone service to certain geographic markets and competed with local telephone exchange carriers.  The Board approved closing the operations, and approval of the closure was granted by the Bankruptcy Court by order dated September 25, 2002.  The economic risks and benefits of the Company’s remaining CLEC market assets were transferred to TelCove pursuant to the TelCove Settlement on April 7, 2004.  On August 21, 2004, these assets were transferred to TelCove.  See Section V.J.3, titled “TelCove Settlement.”

3.              TelCove Settlement

As described above, on January 11, 2002, ACC distributed all of the shares of TelCove common stock it had owned in the form of a dividend to the holders of its Class A and Class B Common Stock in the TelCove Spin-off.  After the TelCove Spin-off, certain members of the Rigas Family served as senior officers and directors of both companies.

Prior to the TelCove Spin-off (and in some circumstances following the TelCove Spin-off), ACC and TelCove (1) shared certain collocation space, real property interests, fiber-optic cable assets, strands and network infrastructure and related equipment (collectively, the “Shared Assets”), (2) engaged in joint undertakings, including the construction and overlash of fiber-optic cable networks and facilities, necessary for the construction and operation of a telecommunications network and a cable network, and (3) provided one another with certain services that are or were crucial to the operation of each other’s businesses (the “Shared Services”).

On March 27, 2002, TelCove and its direct subsidiaries commenced cases under chapter 11 of the Bankruptcy Code, and on June 18, 2002 certain indirect subsidiaries of TelCove commenced cases under chapter 11 of the Bankruptcy Code.  Each of the TelCove chapter 11 cases was jointly administered before the Bankruptcy Court, but they were separately administered from the Chapter 11 Cases.

To reduce the Company’s dependence on TelCove for access to the Shared Assets and Shared Services as well as to gain operational independence from TelCove and validate and memorialize the ownership of the Shared Assets, on December 3, 2003, the Debtors and TelCove entered into a Master Reciprocal Settlement Agreement pursuant to which the parties, among other things, memorialized their agreement relating to their ownership and use of the Shared Assets.  On March 23, 2004, the Bankruptcy Court approved the Master Reciprocal Settlement Agreement.

Pursuant to an order of the Bankruptcy Court dated December 19, 2003, the Bankruptcy Court confirmed TelCove’s plan of reorganization (the “TelCove Plan”).  In the TelCove Plan and the related disclosure statement, TelCove alleged that it had substantial claims against the Company (the “Alleged Claims”).  The Alleged Claims included, but were not limited to:  (1) piercing the corporate veil and/or substantive consolidation allegedly due to the manner in which the Company and TelCove conducted their businesses; (2) preference and/or fraudulent conveyance claims aggregating approximately $228 million and associated with the December 2000 and October 2001 purchase of certain TelCove CLEC assets by the Company; (3) a $42 million claim for the alleged misappropriation of proceeds from a partnership controlled by an indirect non-Debtor subsidiary of TelCove and two entities affiliated with a third-party electric utility (“PECO”) through the deposit of funds by TelCove into the Company’s cash management system; (4) the disallowance of the Company’s super-priority secured claims against TelCove in connection with the Company’s provision of $15 million in debtor in possession financing to TelCove (the “TelCove DIP Facility Claims”), in addition to TelCove’s claims against the Company associated with the alleged losses and damages TelCove purportedly suffered as a result of its need to obtain alternative DIP financing as a result of ACC’s inability to advance further funds to TelCove; and (5) up to $500 million associated with TelCove’s borrowings under the Century Credit Facility because either the amounts have allegedly been repaid or because TelCove was allegedly forced to incur such liability by the Company and the borrowings were purportedly used by the Company and not TelCove.  In the aggregate, TelCove asserted that the Alleged Claims against the Company totaled more than $1,000 million.  The Company engaged BDO Seidman LLP, as special forensic accountants, to assist the Company in connection with its investigation of the Alleged Claims.

On November 25, 2003, the Company filed a proof of claim for administrative expenses against TelCove in the approximate amount of $71 million (collectively, “Adelphia’s Administrative Claims”).  The Company’s Administrative Claims included, but were not limited to:  (1) a claim for TelCove’s utilization of the Company’s fiber network, conduit, overlash rights, land usage, collocation space, power, and network maintenance services; (2) a claim relating to services rendered by the Company to TelCove under a certain shared services agreement between the parties; (3) the Adelphia DIP Facility Claims; and (4) a circuit refund claim related to the Company’s overpayment to TelCove for its use of TelCove’s telecommunications network through certain circuits.  In connection with seeking confirmation of the TelCove Plan, TelCove filed a motion with the Bankruptcy Court seeking to estimate the Company’s Administrative Claims at no more than $1 million for allowance and distribution purposes.  Although the Company contested this motion, following a two-day hearing, the Bankruptcy Court estimated the Company’s Administrative Claims at no more than $2.7 million for purposes of determining feasibility of and establishing appropriate distribution reserves under the TelCove Plan.

On February 21, 2004, ACC and TelCove executed a global settlement agreement (the “TelCove Settlement”) which resolves, among other things, the Alleged Claims, the Company’s Administrative Claims, and TelCove’s alleged counterclaims and defenses thereto.  Pursuant to the TelCove Settlement, ACC transferred to TelCove certain settlement consideration, including $60 million in cash, plus an additional payment of up to $2.5 million related to certain outstanding payables, as well as certain vehicles, real property and intellectual property licenses used in the operation of TelCove’s businesses.  Additionally, ACC and TelCove executed various annexes to the TelCove Settlement (collectively, the “Annex Agreements”) which provide, among other things, for (1) a five-year business commitment to TelCove by ACC; (2) future use by TelCove of certain fiber capacity in assets owned by

ACC; and (3) the mutual release by the parties from any and all liabilities, claims and causes of action which either party has or may have against the other party.  Finally, the TelCove Settlement provides for the transfer by ACC to TelCove of certain CLEC market assets together with the various licenses, franchises and permits related to the operation and ownership of such assets.  On March 23, 2004, the Bankruptcy Court approved the TelCove Settlement.

On April 7, 2004, TelCove emerged from bankruptcy pursuant to the TelCove Plan.  In addition, on April 7, 2004, ACC paid $57,941,000 to TelCove, transferred the economic risks and benefits of the CLEC market assets to TelCove pursuant to the terms of the TelCove Settlement and entered into a Master Management Agreement.  On August 20, 2004, the Company paid TelCove an additional $2,464,000 pursuant to the TelCove Settlement in connection with the resolution and release of certain claims.  On August 21, 2004, the CLEC market assets were transferred to TelCove.  The Master Management Agreement supercedes and replaces all contradictory or inconsistent terms or conditions contained in preexisting management agreements between the Company and TelCove.

4.              Operation of Empire Sports Network

Parnassos, one of the Debtors, is party to a postpetition license agreement dated September 14, 2002 (as amended, the “License Agreement”) with NFHLP and Hockey Western New York LLC (the “Sabres”).  Under the License Agreement, Parnassos has the right to distribute Buffalo Sabres hockey games and, in turn, sublicense the games to either ESN, one of the Debtors and a regional sports network based in Buffalo, New York, which is devoted almost solely to hockey, or certain other networks subject to the consent of the Sabres.

Due to an immediate need to terminate ESN’s operations as a result of its diminishing financial condition as well as the need to mitigate the Debtors’ continuing obligations to the Sabres, on January 19, 2005, the Debtors filed a motion with the Court (the “Sublicense Motion”), under seal, to approve a sublicense agreement (“MSG Sublicense Agreement”) with Madison Square Garden, L.P.  The Sublicense Motion is scheduled for a hearing on March 8, 2005.  Entering into the MSG Sublicense Agreement not only allows the Debtors to shut down ESN, but also fulfills the Debtors’ obligations to the Sabres under the License Agreement.

5.              Rejection and Amendment of Executory Contracts and Unexpired Leases

As of the Commencement Date, the Debtors were party to approximately 1,000 unexpired real property leases and approximately 27,000 executory contracts.  The Debtors have begun an extensive review and analysis of such leases and executory contracts in order to reduce operating costs and expenses through the rejection of contracts and leases as authorized under the Bankruptcy Code.  To this end, the Debtors, with the assistance of their financial and legal advisors, formed internal committees to evaluate contracts and leases.  The work of these committees is still ongoing.

6.              Efforts to Protect Tax Benefits

ACC and its domestic subsidiaries reported, as of December 31, 2003, a consolidated net operating loss (“NOL”) carryforward for federal income tax purposes of approximately $6,700 million (a portion of which is subject to certain existing limitations), and have since incurred additional losses.  The NOL may be valuable because the Internal Revenue Code of 1986, as amended (the “Tax Code”), generally permits the use of NOLs to offset future income, thereby reducing tax liability in future periods.  The Debtors believe that the Debtors’ NOL carryforwards and substantial tax basis may result in significant future tax savings and that these savings would enhance the Debtors’ financial position and significantly contribute to the Debtors’ efforts toward a successful reorganization.  The ability of the Debtors to use their NOL carryforwards and certain other tax attributes in this way can be subject to certain statutory and other limitations.  One such limitation is the required reduction of certain tax attributes on account of cancellation of debt.

Another limitation on the ability of the Debtors to use their NOL carryforwards and certain other tax attributes is contained in section 382 of the Tax Code, which, for a corporation that undergoes a proscribed change of ownership, limits such corporation’s ability to use its NOL carryforwards and certain other tax attributes to offset future income.  A change of ownership of the Debtors prior to confirmation of a chapter 11 plan would severely restrict the ability of the Debtors to utilize their NOL carryforwards.  The limitations imposed by section 382 of the Tax Code in the context of a change of ownership pursuant to a confirmed chapter 11 plan are significantly more relaxed.

During the Chapter 11 Cases, the Debtors became concerned that the accumulation of Equity Interests above a certain threshold could result in an ownership change prior to the consummation of a chapter 11 plan.  Accordingly, in order to protect the value of their NOL carryforwards, the Debtors sought and obtained relief from the Bankruptcy Court to restrict the accumulation of Equity Interests above a certain threshold.

In addition, on October 29, 2004, ACC filed a motion to postpone the conversion of its Series E Preferred Stock into shares of Class A Common Stock from November 15, 2004 to February 1, 2005, to the extent such conversion was not already stayed by the Debtors’ bankruptcy filing, in order to protect the Debtors’ net operating loss carryovers.  The motion was heard on November 10, 2004, and the Bankruptcy Court entered an order approving the postponement effective November 14, 2004.

K.            SCHEDULES AND BAR DATE

1.              Schedules and Statements

Due to the large size of the Chapter 11 Cases, the number of Debtors and the restatement and other financial audit work being performed by or on behalf of the Debtors, the preparation and filing of Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases and Lists of Equity Security Holders for the Debtors (collectively, the “Schedules”) has occurred in several stages.  On July 31, 2003, the Debtors filed with the Bankruptcy Court their initial Schedules of Liabilities, Schedules of Executory Contracts and Unexpired Leases and Statements of Financial Affairs for all of the Debtors.  Between October 8 and 10, 2003, the Debtors each filed Amended Schedules of Liabilities and Executory Contracts, and certain of the Debtors filed their First Amended Statements of Financial Affairs.  On October 23, 2003, certain of the Debtors filed their Second Amended Schedules of Liabilities and Executory Contracts.  Between February 27, 2004 and March 1, 2004, each Debtor filed with the Bankruptcy Court their Schedules of Assets.  Thereafter, certain Debtors filed further amendments to their Schedules of Liabilities and Executory Contracts.

2.              Bar Date

Pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, on October 24, 2003, the Bankruptcy Court entered an order (the “Bar Date Order”) fixing January 9, 2004 at 5:00 p.m. (New York City Time) (the “Bar Date”) as the date by which proofs of claim are required to be filed in the Chapter 11 Cases.  In accordance with the Bar Date Order, on November 13, 2003, a proof of claim form and a notice regarding the Bar Date and the Bar Date Order were mailed to, among others, all creditors listed on the Debtors’ Schedules.  A proof of claim form, a notice regarding the Bar Date and the Bar Date Order also were mailed, in accordance with the Bar Date Order to, among others, the members of the Committees and all persons and entities who requested notice pursuant to Rule 2002 of the Bankruptcy Rules as of the entry of the Bar Date Order.

As of the Bar Date, more than 18,000 proofs of claim asserting Claims against the Debtors were filed with the Claims Agent.  The aggregate amount of Claims filed and scheduled exceeds $3.2 trillion, exclusive of any estimated amounts for unliquidated Claims.  The Debtors expect that the vast majority of these claims are duplicative or otherwise invalid and will ultimately be disallowed and expunged.  The Debtors are currently are in the process of reviewing, analyzing and reconciling the scheduled and filed Claims.  In furtherance of the Debtors’ goal of reconciling all claims, on October 12, 2004, the Debtors filed their first omnibus claims objection to the allowance of certain claims seeking, among other things, (1) to disallow and expunge or (2) to reduce and allow approximately 1,500 claims filed by 22 creditors totaling in excess of $4.5 billion.  On November 30, 2004, the Court entered an order granting the Debtors’ objection subject to the adjournment of certain claims to allow the parties to continue to reconcile such claims.  On February 3, 2005, the Debtors filed their second omnibus claims objection, seeking, among other things, (1) to disallow and expunge, or (2) to reduce and allow claims totaling in excess of approximately $2.0 trillion.  The Debtors plan to file additional objections in the future, which objections will continue to address substantial portions of the proofs of claim filed against the Debtors.  At present, the ultimate number and allowed amounts of such claims are not determinable, and the Debtors expect that the claims resolution process will take significant time to complete.

The Debtors intend to request the establishment of an administrative bar date on a date prior to confirmation of the Plan for claims that have arisen after the Commencement Date (the “First Administrative Bar Date”).  Pursuant to the Plan, the Debtors are requesting the establishment of another administrative expense claim bar date on the date that is 45 days after the Effective Date of the Plan for claims that have arisen on or after the First Administrative Bar Date.  No proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any:  (1) expense or liability incurred in the ordinary course of the Reorganized Debtors’ businesses on or after the Effective Date; (2) Administrative Expense Claim held by a trade vendor, which administrative liability was incurred in the ordinary course of business of the Debtor and such creditor after the Commencement Date; (3) Fee Claims; (4) DIP Lender Claims; or (5) fees of the United States Trustee arising under 28 U.S.C. § 1930.  Any person that fails to file a timely proof of Administrative Expense Claim or request for payment thereof on or before the Administrative Bar Date will be forever barred from asserting such Claim against any of the Debtors, the Estates, the Reorganized Debtors or their property and the holder thereof will be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

VI.  THE PLAN OF REORGANIZATION

This Disclosure Statement contains only a summary of the Plan, a copy of which is attached hereto as Exhibit A.  It is not intended to replace the careful and detailed review and analysis of the Plan, but only to aid and supplement such review.  This Disclosure Statement is qualified in its entirety by reference to the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein.  If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern.  You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement, including all exhibits, before deciding how to vote with respect to the Plan.

A.            CAPITAL STRUCTURE

Under the Plan, the Debtors will have the option of:

•                  reorganizing their existing businesses and assets, and satisfying prepetition obligations under this Plan through distributions of cash, equity securities and new debt obligations of such reorganized entities, without consummating any sale transaction;

•                  implementing one or more sale transactions together relating to substantially all of the Debtors’ assets, in connection with which a Plan Administrator (acting through and on behalf of a Distribution Company consisting of one of the Debtors) would satisfy prepetition obligations of the Debtors principally through distribution of the currency received in connection with such sale transaction; or

•                  implementing one or more sale transactions relating to less than all of the Debtors’ assets, and reorganizing the remaining Debtors and their assets in entities that would emerge and continue to operate after the Effective Date.  In connection with such a transaction, the Debtors would satisfy prepetition obligations in part through distribution of currency received in connection with such sale transactions and in part through distributions of cash, equity securities and new debt obligations of such reorganized entities.

The Plan provides that, except as and to the extent the Debtors implement a Sale Transaction that consists of a sale of substantially all of the Debtors’ assets, the capital structure of Reorganized ACC will be comprised of:

•                  the Exit Facility, consisting of (1) a working capital revolving credit facility and (2) either (a) if the Exit Facility is the New Financing Facility, term loan facilities and high yield notes and/or a bridge credit facility, (b) if the Exit Facility is the Rollover Facility, new Rollover Notes or (c) if the Exit Facility is a Combination Facility, some combination of Rollover Notes, term loans, notes under a New Financing Facility and cash received in a sale transaction;

•                  New Joint Venture Preferred Securities; and

•                  New Equity.

If the Debtors consummate a Sale Transaction, the capital structure of the Debtors and the types of distributions on account of Claims may be affected thereby.  See Section VI.B.2.a, titled “Payments and Distributions from Debtor Group Reserves - What is Plan Consideration?” and Section VI.D.1.b, titled “Global Compromise Embodied in the Plan - Plan Currency.”

1.              Exit Financing

a.              Background

During the first quarter of 2004, the Company executed a commitment letter and certain related documents pursuant to which, and subject to the terms and conditions set forth therein, a syndicate of financial institutions led by affiliates of JPMorgan Chase & Co., Credit Suisse First Boston, Citicorp Inc. and Deutsche Bank AG committed to provide to the Debtors up to $8,800 million in exit financing, which amounts will be used by the Debtors to make the cash payments contemplated by the Plan, to pay other transaction costs associated with the reorganization of the Debtors and to provide working capital to the Debtors following their emergence from bankruptcy.  The exit financing commitments expire on June 30, 2005.  However, if a plan of reorganization is confirmed by the Bankruptcy Court on or before June 30, 2005, then ACC, acting through its subsidiaries, has the unilateral right to extend the commitments for 90 calendar days.  The commitment letter and the related documents were amended on several occasions during the first and second quarters of 2004 to give effect to certain developments in the Chapter 11 Cases, including in response to the April 22, 2004 announcement by the Debtors of their intention to pursue a possible sale of the Company or its assets.

The exit financing commitment contemplates (1) $5,500 million of senior secured credit facilities, which includes $4,750 million of term loans and a $750 million revolving credit line, and (2) a $3,300 million unsecured bridge facility, which will only be drawn upon in the event that the Debtors are unable to sell an equivalent principal amount of high yield notes.  The Company has the right to terminate the commitment of the exit lenders after the execution of a definitive sale agreement that has been approved by the Board providing for the sale of all or substantially all of the assets of the Debtors or all or substantially all of the equity of ACC.  If the Debtors implement a Plan under which the Exit Facility is entered into, the revolving credit line generally would not be used on the Effective Date to finance the cash payments to be made under the Plan or to pay transaction costs associated with the reorganization of the Debtors.  Rather, the revolving credit line would be used after the Effective Date to fund the working capital requirements of the Debtors.

On June 22 and 23, 2004, the Bankruptcy Court held a hearing on the Debtors’ motion for approval of the exit financing commitment.  On June 23, 2004, the Bankruptcy Court conditionally approved the terms of the exit financing commitment, subject to the Debtors and the exit lenders agreeing on certain modifications to the terms thereof.  On June 30, 2004, the Bankruptcy Court entered a final order approving the exit financing commitment.  Following the Bankruptcy Court’s approval of the exit financing commitment, the Company paid the exit lenders a nonrefundable fee of $10 million and reimbursed the exit lenders for certain expenses they had incurred through the date of such approval, including certain legal expenses incurred by them through such date.  Additional fees will be payable by the Company under the terms of the exit financing commitment irrespective of whether the exit financing facility is utilized.  Certain other fees will only become payable if the exit financing facility is funded.

Risks Associated with Exit Facility Commitment

The aggregate commitment of the exit lenders under the terms of the exit financing commitment is subject to reduction under certain circumstances, which are described in the commitment letter, as amended.  The obligation of the exit lenders to fund the exit financing facilities is subject to certain conditions which are enumerated in the commitment letter and the attachments thereto, each as amended.  These include, among others:  (1) there not having occurred, since December 31, 2003, any material adverse change in the business, operations, assets or non-dischargeable liabilities (whether contractual or otherwise) of the Credit Parties thereunder taken as whole; (2) the Credit Parties’ compliance with certain financial ratios as of the closing of the exit financing facility; and (3) the arranger group being reasonably satisfied with the status of claims by or proceedings with the SEC and DoJ.

All of the conditions to the commitments of the exit lenders are set forth in the commitment letter for the exit financing facility and the attachments thereto, each as amended, and the foregoing summary of such conditions is qualified in its entirety by reference thereto and other related documentation, all of which have been filed with the Bankruptcy Court.  No assurance can be given that the conditions to the commitments of the exit lenders, including those set forth herein, will be satisfied.  In addition, if the exit financing commitment expires prior to the Debtors’ emergence from bankruptcy, the Debtors may not be successful in obtaining an extension of, or replacement for, the exit financing commitment.

b.              Overview of Plan Alternatives

Under the Plan, except as and to the extent the Debtors implement a Sale Transaction that consists of a sale of substantially all of the Debtors’ assets (a “Substantially All Assets Sale”), the Debtors will enter into an Exit Facility, which will consist of either:

•                  a New Financing Facility (which may, but not necessarily, be based on the exit financing commitment described above), comprised of a revolving credit facility for the Reorganized Debtors’ working capital needs following their emergence from bankruptcy, term loans and the New Financing Bridge/Indenture (as defined below), or

•                  a Rollover Facility, providing revolving credit for the Reorganized Debtors’ working capital needs following their emergence from bankruptcy, and Rollover Notes issued to holders of Bank Claims and, or

•                  a Combination Facility, consisting of a combination of the New Financing Facility (which may, but not necessarily, be based on the exit financing commitment described above), the Rollover Facility and/or cash proceeds of a Sale Transaction, as applicable.

The different credit agreements or indentures relating to the Exit Facility will be substantially in the form to be filed in the Plan Supplement and will include covenants and terms and conditions that are expected to be similar to comparably rated companies obtaining similarly structured credit facilities and high yield notes indentures at that time.

Not later than 25 days before the Voting Deadline, the Debtors will announce in a notice to be filed with the Bankruptcy Court (the “Sale Transaction Notice”) (1) whether they intend to pursue a Standalone Plan or a Sale Transaction, and (2) if they intend to pursue a Sale Transaction, the material terms of such Sale Transaction, including the parties involved, the form of such transaction and the Plan Consideration to be received in connection therewith.  Then, not later than five days before the Effective Date, the Debtors will file a confirmatory notice with the Bankruptcy Court that will indicate whether they will undertake the New Financing, the Rollover or the Combination Refinancing and/or consummate one or more Sale Transactions previously announced in the Sale Transaction Notice.  Notwithstanding anything otherwise to the contrary, unless they elect to pursue a Sale

Transaction resulting in cash proceeds sufficient to satisfy the DIP Lender Claims and the Bank Claims in full (a “Bank Payoff Cash Sale Transaction”), the Debtors will use their commercially reasonable efforts to consummate the New Financing and will elect the Rollover or the Combination Refinancing only to the extent that the New Financing is unavailable due to the failure of a condition to, or the termination or expiration of, the commitment for the New Financing Facility.

On the Effective Date, unless they elect to pursue a Bank Payoff Cash Sale Transaction, the Reorganized Debtors will enter into the Exit Facility to obtain the consideration necessary to make payments required to be made on the Effective Date under the Plan, and conduct their post-reorganization operations.

c.               New Financing Facility

If the Exit Facility is the New Financing, the New Financing Facility will include:

•                  a revolving credit facility (the “Revolving Credit Facility”) for revolving loans of up to $750 million (which amount is subject to reduction on the terms set forth in the commitment letter, as amended) by an indirect Subsidiary of Reorganized ACC that directly or indirectly owns substantially all of Reorganized ACC’s cable assets (the “Borrower”), guaranteed by an indirect Subsidiary of Reorganized ACC that directly owns the Borrower (the “New Notes Issuer”) and by the U.S. Subsidiaries of the Borrower, which loans will be secured by a first priority security interest in the Rollover Collateral (subject to certain permitted liens), with a letter of credit subfacility, which revolving loans would generally not be used on the Effective Date to finance the cash payments to be made under the Plan or to pay transaction costs associated with the reorganization of the Debtors, but would be used after the effective date to fund the working capital requirements of the Debtors;

•                  two tranches of terms loans of up to an aggregate of $4,750 million (which amount is subject to reduction on the terms set forth in the commitment letter, as amended) by the Borrower and guaranteed by the New Notes Issuer and by the U.S. Subsidiaries of the Borrower, which term loans (1) will be secured by a first priority security interest in the Rollover Collateral (subject to certain permitted liens) and (2) will be used to make the cash payments contemplated by the Plan and to pay other transaction costs associated with the reorganization of the Debtors; and

•                  notes issued under a new financing bridge/indenture (the “New Financing Bridge/Indenture”), that is either

(1) a senior unsecured indenture of the New Notes Issuer relating to new indebtedness, which indebtedness may be guaranteed on a subordinated basis by the U.S. Subsidiaries of the New Notes Issuer, including the Borrower, or

(2) a senior unsecured bridge loan credit agreement relating to new indebtedness of the New Notes Issuer, which indebtedness will be guaranteed on a subordinated basis by the U.S. Subsidiaries of the New Notes Issuer, including the Borrower.

Indebtedness under the New Financing not issued under the New Financing Bridge/Indenture would be incurred under one or more credit agreements (the “New Financing Credit Agreement”) governing revolving credit (including the Revolving Credit Facility) and/or term indebtedness of the Borrower, which indebtedness will be guaranteed by the New Notes Issuer and/or the U.S. Subsidiaries of the Borrower, and secured by a security interest in the Rollover Collateral.

d.              Rollover Facility

The terms of the commitments for the New Financing Facility are subject to certain conditions set forth in the applicable commitment documents, and there can be no assurance that such financing will ultimately be available to the Company.  If the New Financing Facility is not available to the Debtors, the Debtors may consummate the Rollover Facility to discharge certain prepetition obligations under and in accordance with the Plan.  The Rollover Facility would include:

•                  the Revolving Credit Facility; and

•                  a rollover notes facility (the “Rollover Notes Facility”), consisting of one or more credit agreements or indentures governing the indebtedness of the Borrower, the New Notes Issuer or any direct or indirect parent company of the New Notes Issuer under which two tranches (A and B) of notes (the “Rollover Notes”) would be issued on the Effective Date to certain of the Debtors’ prepetition creditors in satisfaction of their Claims.  Indebtedness under a Rollover Notes Facility would be on terms and conditions determined by the Debtors to be comparable to those available as of the Effective Date to companies of a similar size and with a comparable capital structure as the Reorganized Debtors for debt facilities of a comparable amount and term.

e.               Combination Facility

If the Debtors enter into a Combination Refinancing, they will fund cash payments under the Plan and payments with respect to Bank Claims pursuant to a Combination Refinancing consisting of some or all of the New Financing Facility and the issuance of Rollover Notes on the Effective Date pursuant to some or all of the Rollover Facility.  The Combination Refinancing would be in an aggregate amount sufficient to repay the DIP Lender Claims, the Bank Claims and all other amounts to be paid in cash under the Plan.  In recognition of the more senior status of DIP Lender Claims, under a Combination Facility the holders of Bank Claims will not receive any payment in cash with respect to such Claims unless the holders of DIP Lender Claims are paid in full in cash with respect to such Claims, or voluntarily agree to alternate treatment.

2.              New Joint Venture Preferred Securities

If the Debtors sell their direct or indirect interest in a joint venture, then the joint venture partner’s interest will either remain outstanding or will be “called” and sold pursuant to the terms of the applicable joint venture agreement.  If the Debtors emerge from bankruptcy as a stand-alone entity, and do not sell their interest in a joint venture, then the joint venture will be merged with one or more direct or indirect subsidiaries of ACC (to be designated in the Sale Transaction Notice) that also directly or indirectly own, the Borrower (the “New Joint Venture Preferred Securities Issuer”).  The New Joint Venture Preferred Securities Issuer will issue New Joint Venture Preferred Securities to the current joint venture partners, with a value equal to the value of their existing joint venture interests.

The New Joint Venture Preferred Securities will consist of an aggregate of [   ] shares of [   ]% Convertible Redeemable Preferred Securities to be issued by the New Joint Venture Preferred Securities Issuer pursuant to the Plan.  The New Joint Venture Preferred Securities will be substantially in the form contained in the Plan Supplement and will be convertible into a pro rata portion of shares of New Common Stock of Reorganized ACC.  The New Joint Venture Preferred Securities would be subject to redemption at any time by the New Joint Venture Preferred Securities Issuer.  Dividends with respect to the New Joint Venture Preferred Securities will accrue at a rate of [   ]% annually.

The Plan also contemplates the possibility that a Sale Transaction relating to the Debtors’ interests in these joint ventures could be consummated, in which case the New Joint Venture Preferred Securities allocable to such joint venture in a Standalone Plan would not be issued and the holders of such joint venture interests would receive alternative treatment provided for under the Plan.  See Sections VI.C.9.d, titled “Class 5(c) - Parnassos JV Equity Interests,” VI.C.10.d, titled “Class 6(c) - Century-TCI JV Equity Interests,” VI.C.11.e, titled “Century/Tele-Media JV Equity Interests,” and VI.C.16.f, titled “Class 12(e) - UCA/Tele-Media JV Equity Interests.”

3.              New Equity

Unless a Substantially All Assets Sale is consummated, as of the Effective Date, it is estimated that the authorized capital stock of Reorganized ACC will consist of [     ] shares of New Common Stock, par value $0.01 per share.  The New Common Stock will be issued to specified classes of existing creditors under and in accordance with the Plan unless a Sale Transaction relating to substantially all of the Debtors’ assets is consummated.  In addition, unless a Sale Transaction is implemented that does not so contemplate, as of the Effective Date,

Reorganized ACC will implement the New Equity Incentive Plan, in the form set forth in the Plan Supplement, pursuant to which certain employees (including senior officers), members of the Board of Directors of Reorganized ACC and certain other service providers will receive options to purchase, or other awards that may be settled in, New Common Stock.

The rights of the holders of New Common Stock will be subject to applicable Delaware law, the Reorganized ACC Certificate of Incorporation and the Reorganized ACC Bylaws, the New Equity Incentive Plan, and the Registration Rights Agreement, copies of which will be included in the Plan Supplement.  The New Common Stock issued to creditors pursuant to the Plan will be subject to dilution by the rights issuable pursuant to the New Equity Incentive Plan.

As and to the extent issued in connection with the Plan, the New Common Stock will have the following material terms:

•                  the holders of New Common Stock will be entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor;

•                  Reorganized ACC will be subject to certain limitations on the declaration and payment of dividends under the terms of the Exit Facility, and it is not anticipated that any cash dividends will be paid on the New Common Stock for the foreseeable future; and

•                  the holders of New Common Stock will have no preemptive, subscription, redemption or conversion rights.

4.              Post-Emergence Stand-Alone Organizational Structure

Under the terms of the Plan, the Debtors are authorized to undertake one or more “Restructuring Transactions” in order to create a more rational post-emergence organizational structure.  The Debtors will describe the final Restructuring Transactions in the Restructuring Transactions Notice which will be filed with the Bankruptcy Court on or prior to the Effective Date.

5.              Treatment of Indebtedness of Certain Non-Wholly-Owned Debtors in Sale Transaction

If the Debtors consummate a Sale Transaction that involves one or more of the Debtors in which a non-Debtor has an Equity Interest, the indebtedness of such Debtor will be restructured through the issuance of a “Restructuring Obligation.”  With respect to each Debtor (other than ACC) in which a Person other than ACC or a wholly-owned subsidiary of ACC holds an Equity Interest, on the Effective Date, such Debtor will be deemed to have incurred the Restructuring Obligation to the holder (or holders, as applicable) of its Equity Interest which is a wholly-owned subsidiary of ACC (or if no such direct holder exists, to the junior-most indirect holder which is a wholly-owned subsidiary of ACC) in an initial principal amount equal to the Deemed Value of the aggregate amount of Plan Consideration distributed under this Plan with respect to the Claims against such Debtor.  Each Restructuring Obligation will be deemed to be validly incurred notwithstanding the lack of any approval or consent by the holders of such Debtor’s Equity Interests otherwise required and will be binding on the Reorganized Debtors obligated thereunder from and after the Effective Date.  The terms of the Restructuring Obligations will be set forth in one or more Restructuring Notes to be filed with the Plan Supplement.

B.            CLAIMS

1.              Deemed Consolidation in Debtor Groups

For purposes of voting, confirmation and distribution under the Plan, the Plan is premised upon the “deemed consolidation” of the Debtors into the following ten separate and distinct groups (each such group, a “Debtor Group”):

(1)                  a Century Debtor Group, consisting solely and exclusively of the Century Debtors;

(2)                  a Century-TCI Debtor Group, consisting solely and exclusively of the Century-TCI Debtors;

(3)                  a FrontierVision Debtor Group, consisting solely and exclusively of the FrontierVision Debtors;

(4)                  an Olympus Debtor Group, consisting solely and exclusively of the Olympus Debtors;

(5)                  a Parnassos Debtor Group, consisting solely and exclusively of the Parnassos Debtors;

(6)                  a UCA Debtor Group, consisting solely and exclusively of the UCA Debtors;

(7)                  a UCA Subsidiary Debtor Group, consisting solely and exclusively of the UCA Subsidiary Debtors;

(8)                  an Arahova Debtor Group, consisting solely and exclusively of the Arahova Debtors;

(9)                  a Silo 7A Debtor Group, consisting solely and exclusively of the Silo 7A Debtors; and

(10)            a Holding Company Debtor Group, consisting solely and exclusively of the Holding Company Debtors.

The concept of “deemed consolidation” is based upon the law of substantive consolidation.  Substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan.  The effect of consolidation is:  the pooling of the assets of, and claims against, consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of consolidated debtors for purposes of voting on the reorganization plan.

Pursuant to Article V of the Plan, on and after the Effective Date, each of the Debtor Groups will be deemed consolidated for the following purposes under the Plan:

•                  all assets and liabilities of the applicable Debtors within each Debtor Group will be treated as though they were merged with the assets and liabilities of the other Debtors within such Debtor Group,

•                  no distributions will be made under the Plan on account of any Claim held by a Debtor against any other Debtor within its Debtor Group,

•                  except with respect to Equity Interests in Classes 5(c), 6(c), 7(d) and 12(e), no distributions will be made under the Plan on account of any Equity Interest held by a Debtor in any other Debtor within its Debtor Group,

•                  all guaranties of any Debtor of the obligations of any other Debtor within its Debtor Group will be eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint or several liability of any of the Debtors within a Debtor Group will be one obligation of the Debtors within such Debtor Group, and

•                  each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Debtors within a Debtor Group will be deemed filed against all of the Debtors within such Debtor Group, and will be one Claim against, and obligation of, the Debtors within such Debtor Group.

Notwithstanding anything otherwise to the contrary, the deemed consolidation under the Plan will not affect any Claims or Equity Interests held by a Debtor in or against a Debtor in a separate Debtor Group.  Pursuant to the Global Compromise discussed in Section VI.C.1.b below, the Plan provides that such Intercompany Claims and Equity Interests are (1) Allowed in the amounts specified in a notice to be filed with the Bankruptcy Court not later than 25 days prior to the Voting Deadline, (2) subordinated to all Claims in their respective Debtor Groups of Persons other than the Debtors and (3) senior to any Equity Interests within such Intercompany Claim’s Debtor Group.

On the Effective Date, each Intercompany Claim will be discharged and satisfied under the Plan by means of: (1) the Restructuring Transactions contemplated by the Plan; and (2) allocations of Plan Securities to the Reserves of such Intercompany Claim’s Debtor Group in amounts that give effect to the relative seniority and treatment of such Intercompany Claim under the Plan and Global Compromise.  All Claims held by any Debtor against any Non-Debtor Subsidiary or by any Non-Debtor Subsidiary against any Debtor will be reviewed by the Reorganized Debtors and adjusted, continued, or discharged, as determined by the Reorganized Debtors in their sole discretion.

Pursuant to the Plan, this Disclosure Statement and the Plan are deemed a motion requesting that the Bankruptcy Court approve the deemed consolidation provided for in the Plan.  The Debtors reserve the right to file appropriate alternative pleadings in support of the proposed deemed consolidation at least 30 days prior to the date of the Confirmation Hearing.  Unless an objection to consolidation is made in writing by any creditor affected by the Plan on or before [4:00] p.m. New York City Time, on the date that is 10 days before the date of the Confirmation Hearing, or such other date as may be fixed by the Bankruptcy Court, the deemed consolidation proposed by the Plan may be approved by the Bankruptcy Court at the Confirmation Hearing.

2.              Estimation of Claims/Disputed Claims Procedures

The Plan provides that no payments or distributions will be made under the Plan on account of Disputed Claims or Equity Interests unless and until any such Disputed Claim or Disputed Equity Interest becomes Allowed.  Distributions with respect to Claims or Equity Interests Allowed after the Effective Date will be made on one or more Periodic Distribution Dates.

A “Periodic Distribution Date” is:

(1)      initially, the first Business Day that is six full months after the Initial Distribution Date,

(2)      subsequently, the first Business Day that is six full months after the immediately preceding Periodic Distribution Date, or

(3)      in the case of either (1) or (2), such earlier or later date established by the Bankruptcy Court or designated as such by the Disbursing Agent in its reasonable discretion in a filing with the Bankruptcy Court.

a.              Payments and Distributions from Debtor Group Reserves

The Plan contemplates that the Debtors will estimate appropriate reserves of Plan Consideration to be set aside in connection with distributions with respect to Subsidiary Notes Claims, Subsidiary Notes Existing Securities Law Claims, Trade Claims, Other Unsecured Claims and ACC Senior and Subordinated Notes Claims.  Under the Plan, the Disbursing Agent (which may be the Plan Administrator, acting through and on behalf of the Distribution Company) will reserve and hold in escrow in a Debtor Group Reserve, for the benefit of the holders of Disputed Claims and Equity Interests in each Debtor Group, certain reserves of Plan Consideration to which such Disputed Claims would be entitled if they were Allowed Claims, and any dividends, gains or income attributable thereto.

What is Plan Consideration?

If the Debtors consummate a Sale Transaction, “Plan Consideration” will consist of one or more of the following:

•                  cash;

•                  New Common Stock of the Reorganized Debtors (unless the Debtors consummate a Sale Transaction relating to substantially all of their assets); and / or

•                  non-cash proceeds of a Sale Transaction consisting of marketable debt securities or marketable equity securities, which such equity securities will be listed on a national securities exchange or admitted for quotation on a national automated interdealer quotation system.

If the Debtors implement a Plan of Reorganization under which no Sale Transaction is implemented (a “Standalone Plan”), “Plan Consideration” will consist of New Common Stock of the Reorganized Debtors.

Each Debtor Group Reserve will be established in an aggregate amount equal to the distributions that would have been made to the holders of all Disputed Claims in the Class or Classes of Claims and Debtor Group to which such Debtor Group Reserve relates if such Disputed Claims were Allowed in an aggregate amount equal to the lesser of:

•                  the aggregate amount of all of the Disputed Claims in such Class or Classes of Claims and Debtor Group;

•                  the amount in which the Disputed Claims in such Class or Classes of Claims and each Debtor Group are estimated by the Bankruptcy Court under Bankruptcy Code section 502 for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, will constitute and represent the maximum amount in which such Claims may ultimately become Allowed Claims; or

•                  such other amount as may be agreed upon by the holder of any such Disputed Claim and the Reorganized Debtors.

EFFECTS OF ESTIMATION ORDER
AND ESTABLISHMENT OF RESERVES

The Estimation Order and the establishment of the reserves described above have the following effects (among others):

(1)         the maximum potential recovery for each Class of Claims will not exceed the amount set in the estimation order; and

(2)         subsequently allowed claims will have a greater risk of reduced recovery.

Any Plan Consideration reserved and held for the benefit of a holder of a Disputed Claim will be treated under the Plan as a payment and reduction on account of such Disputed Claim for purposes of computing any additional amounts to be distributed if the Disputed Claim ultimately becomes an Allowed Claim.  Any dividends, gains or income paid in cash on account of Plan Consideration reserved for the benefit of holders of Disputed Claims will be either (1) held by the Disbursing Agent, in an interest-bearing account, or (2) invested in interest-bearing obligations issued and guaranteed by the United States Government, with a maturity of not more than 30 days, for the benefit of such holders pending determination of their entitlement thereto under the terms of the Plan.  Subject to certain exceptions set forth in the Plan, under which an Allowed portion of certain Claims will be paid notwithstanding a pending dispute as to other portions of the Claim, no payments or distributions will be made with respect to all or any portion of any Disputed Claim pending the entire resolution of the underlying dispute by Final Order, or agreement by the Debtors and the holder of such Disputed Claim.

b.              Estimation of Claims and Equity Interests

The Plan contemplates that the Debtors will seek a Bankruptcy Court order (which may be the Estimation Order) not later than 25 days prior to the date of the Confirmation Hearing to estimate the maximum dollar amount of Allowed and Disputed Claims and Equity Interests, including contingent and/or unliquidated Claims, and to determine and fix the amount of each of the Debtor Group Reserves.  The order may seek to estimate and set the amount of any particular Claim or Equity Interest for final allowance and distribution purposes pursuant to sections 105 and 502(c) of the Bankruptcy Code.  This order will be used to calculate and fix distributions to holders of Allowed Claims and Equity Interests and the amount of the respective Debtor Group Reserves.  If the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim or Equity Interest, the estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim or Equity Interest, as determined by the Bankruptcy Court.  However, if the estimate constitutes the maximum limitation on such Claim or Equity Interest, the Debtors or the Reorganized Debtors, as the case may be, may also elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim or Equity Interest.  All of the aforementioned Claim and Equity Interest objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

c.               Distributions with Respect to Disputed Claims After Allowance

After resolution of the dispute relating to a Disputed Claim and Allowance of the Disputed Claim, in whole or in part, the Disbursing Agent will distribute the distributions, if any, to which the holder is then entitled under the Plan.  Such distributions will be made on the next Periodic Distribution Date that is not less than 20 days from the date upon which the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order, without any post-Effective Date interest thereon except as expressly provided in the Plan.

d.              Personal Injury Claims / Century-ML JV Claims / Administrative Expense Claims

All Personal Injury Claims are treated as Disputed Claims under the Plan and no distributions will be made on account of any Personal Injury Claim until such Claim is liquidated and becomes an Allowed Claim.  Any Personal Injury Claim which has not been liquidated prior to the Effective Date (and as to which a proof of claim was timely filed in the Chapter 11 Cases), will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction.

All Century-ML JV Claims are Disputed Claims.  No distributions will be made on account of any Century-ML JV Claim unless and until such Claim is liquidated and becomes an Allowed Claim.

On and after the Effective Date, the Reorganized Debtors will have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expense Claims and compromise, settle, or otherwise resolve Disputed Administrative Expense Claims without approval of the Bankruptcy Court.

e.               Maximum Distribution

The Plan provides that holders of Allowed Claims or Allowed Equity Interests will not be entitled to receive Plan Securities (and/or Plan Consideration, as applicable) or other consideration, which based on the deemed value of the Plan Securities (and/or Plan Consideration, as applicable) and other consideration received, would result in a distribution of value greater than Payment in Full with respect to such Allowed Claim or Allowed Equity Interest.

For purposes of the Plan, “Payment in Full” is deemed to occur when a holder receives payment in cash, Plan Securities (and/or Plan Consideration, as applicable) and/or other consideration in an aggregate amount with a deemed value equal to the Allowed amount thereof, determined as follows (the “Deemed Value”):

•                  cash - the amount of cash;

•                  New Common Stock - $             per share;

•                  New Joint Venture Preferred Securities - $            per share;

•                  Plan Consideration - the value of the Plan Consideration as of the Effective Date, as determined by the Bankruptcy Court in the Confirmation Order (for the avoidance of doubt, cash included in Plan Consideration will be valued at 100 percent of the amount of such cash); and

•                  Rollover Notes - the principal amount or initial accreted value, as applicable.

f.                 “Clawback” to Cure Deficiency in Debtor Group Reserves

To ensure that holders of Claims in various Debtor Groups receive distributions under the Plan that give effect to the relative priority of the different Claims and the relative structural seniority of the various Debtor Groups, the Plan contemplates mechanisms for reallocating Plan Consideration among the Debtor Group Reserves, based on the allowance of, and distributions with respect to, Claims over time, and the relative seniority of the Debtor Groups to which such Debtor Group Reserves relate.  The reallocation mechanism includes a “clawback” procedure, designed to reallocate value from junior Debtor Group Reserves to senior Debtor Group Reserves when the senior Debtor Group Reserve has insufficient Plan Consideration to cover its expected distributions with respect to Claims and Equity Interests.  The reallocation mechanism also includes a procedure under which junior Debtor Group Reserves holding Plan Consideration in excess of the amount of expected distributions therefrom reallocate such Plan Consideration to more senior Debtor Group Reserves.

The “clawback” mechanism is governed by the following procedures:

Not less than 3 Business Days nor more than 10 Business Days before each Distribution Date, the Debtors will calculate the Deemed Value of each Debtor Group Reserve.

If such Deemed Value of a Debtor Group Reserve is less than (a “Deficiency”) the excess of:

(1)          the sum (without duplication) of:

(a)            the aggregate amount of all Allowed Claims in the Class of Claims (the “Subject Class”) whose distributions under the Plan are made from a particular Debtor Group Reserve (the “Subject Reserve”), from which distributions are also made for other Classes of Claims in the same Debtor Group (the “Other Classes”) as of the date of calculation, plus the aggregate amount of all Allowed Claims in the Other Classes; plus

(b)           the aggregate amount of all Claims in the Subject Class and the Other Classes set forth in the Estimation Order (except to the extent that such Claims have been expunged or otherwise disallowed) that are not described in paragraph (a) above, on such date; plus

(c)            the aggregate amount of all Claims that are Disputed Claims in the Subject Class and the Other Classes that are not set forth in the Estimation Order (except to the extent that such Claims have been expunged or otherwise disallowed), on that date;

(a “Shortfall Debtor Group”), over

(2)          the Deemed Value of all prior distributions from such Debtor Group Reserve;

then:

•                  with respect to a Debtor Group Distribution Reserve or Subsidiary Other Unsecured Distribution Reserve, if there is any Plan Consideration remaining in the Existing Securities Law Claim Reserve corresponding to such Shortfall Debtor Group then there will be transferred to the Notes/Trade Distribution Reserve or Other Unsecured Distribution Reserve of the Shortfall Debtor Group (as applicable), from the Existing Securities Law Claim Reserve corresponding to such Shortfall Debtor Group, an amount of Plan Consideration with a Deemed Value equal to such Deficiency;

•                  if the Deemed Value of the Plan Consideration transferred as described in the above paragraph is less than the Deficiency (or if (1) there is no Existing Securities Law Claim Reserve corresponding to such Shortfall Debtor Group or (2) the Deficiency is in an Existing Securities Law Claim Reserve), then there will be transferred to the Notes/Trade Distribution Reserve or Other Unsecured Distribution Reserve (or Existing Securities Law Claim Reserve, as applicable) of the Shortfall Debtor Group, on a pro rata basis from the Debtor Group Reserves of the direct Parent Debtor Group of such Shortfall Debtor Group, an amount of Plan Consideration with a Deemed Value equal to such Deficiency; and

•                  if the Deemed Value of the Plan Consideration transferred as described in the above paragraph is less than the Deficiency, then there will be transferred to the Notes/Trade Distribution Reserve or Other Unsecured Distribution Reserve (or Existing Securities Law Claim Reserve, if applicable) of the Shortfall Debtor Group, on a pro rata basis from the Debtor Group Reserves of any indirect Parent Debtor Group of such Shortfall Debtor Group, Plan Consideration with a Deemed Value equal to such unsatisfied Deficiency.

A Shortfall Debtor Group will not be entitled to a transfer into its Debtor Group Reserves pursuant to the provisions described above to the extent that after giving effect to such transfer the Deemed Value of the Debtor Group Reserve will exceed the Debtor Group Maximum Value less the Deemed Value of all distributions that have been made prior to such date with respect to Claims against and Equity Interests in such Shortfall Debtor Group.  Under the Plan, “Debtor Group Maximum Value” means the value of a particular Debtor Group, as set forth in a schedule to be filed with the Plan Supplement, as such value may be increased by the distribution to such Debtor Group of any Excess under the procedures described below in Section VI.B.2.g, titled “Distribution of Excess Value from Debtor Group Reserves,” and decreased by the payment by such Debtor Group of any Shortfall under the foregoing procedures.

g.              Distribution of Excess Value from Debtor Group Reserves

The Plan also contemplates that excess Plan Consideration will be reallocated from the Debtor Group Reserves by the following mechanism, designed to give effect to the relative priority of classes of Claims and the relative seniority of the various Debtor Groups within the Debtors’ corporate structure.  For purposes of this distribution mechanism, a “Parent Debtor Group” is the Debtor Group (if any) that contains the entity which is the legal owner of the ultimate parent entity of another Debtor Group.

Prior to each Distribution Date, if the Deemed Value of the Debtor Group Reserve of any Debtor Group exceeds the sum (without duplication) of:

(1)      the aggregate amount of all Allowed Claims in the Subject Class as of the date of calculation, plus the aggregate amount of all Allowed Claims in the Other Classes; plus

(2)      the aggregate amount of all Claims in the Subject Class and the Other Classes set forth in the Estimation Order (except to the extent that such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)      the aggregate amount of all Claims that are Disputed Claims in the Subject Class and the Other Classes that are not set forth in the Estimation Order (except to the extent that such Claims have been expunged or otherwise disallowed), on that date;

(in any such case an “Excess Reserve Debtor Group”) to the extent not previously paid (an “Excess”), then

•                  such Excess will first be distributed to the holders of Allowed Claims in such Excess Reserve Debtor Group to the extent that they have received distributions with a Deemed Value of less than the Allowed amount of their Claims, with such distribution based on the relative priority of Classes of Claims in the Excess Reserve Debtor Group;

•                  if after giving effect to the distribution in the immediately preceding paragraph any Excess remains, then

(a)            if the Debtor Group Reserve holding such remaining Excess is an Other Unsecured Distribution Reserve, such remaining Excess will be transferred to the Notes/Trade Distribution Reserve corresponding to such Debtor Group; or

(b)           if the Debtor Group Reserve holding such remaining Excess is a Notes/Trade Distribution Reserve, such remaining Excess will be transferred to the Other Unsecured Distribution Reserve corresponding to such Debtor Group; and

•                  if after giving effect to the distribution described in the immediately preceding paragraph any Excess remains, the remaining Excess will be transferred to the Existing Securities Law Claim Reserve corresponding to such Debtor Group, if any; and

•                  if after giving effect to the distribution described in the immediately preceding paragraph any Excess remains or if there is no Existing Securities Law Claim Reserve corresponding to such Debtor Group, then the remaining Excess will be transferred to the Debtor Group Reserves of the Parent Debtor Group, if any, of the Excess Reserve Debtor Group.  However, if the Holding Company Debtor Group is the Excess Reserve Debtor Group, then no transfer will be made pursuant to this paragraph until there exist no Disputed Claims, at which point in time, the Excess will be transferred to the Contingent Value Vehicle.

h.              No Segregation of Plan Currency

The Plan does not require the Disbursing Agent to physically segregate or maintain separate accounts for reserves.  Instead, reserves may be maintained in the form of bookkeeping entries or accounting methodologies, which may be revised from time to time, sufficient to enable the Disbursing Agent to determine the amount of New Common Stock required on account of reserves hereunder and amounts to be distributed to parties in interest.

i.                 Distributions of Plan Consideration

After giving effect to the adjustments to the Debtor Group Reserves required under the Plan, the Disbursing Agent will make distributions with respect to Subsidiary Note Claims, Subsidiary Notes Existing Securities Law Claims, Trade Claims, Other Unsecured Claims and ACC Senior Notes Claims as follows:

•                  On each Distribution Date, the Disbursing Agent will distribute to each holder of an Allowed Claim each such holder’s Pro Rata Share of the Plan Consideration, if any, allocable to holders of Claims in such Class remaining in the Debtor Group Reserve relating to such Class on such date.

•                  As provided above, to the extent there remains in the applicable Debtor Group Reserve a sufficient amount of Plan Consideration allocable to such Class of Claims, the Disbursing Agent will distribute to the holders of Disputed Claims that become Allowed Claims, Plan Consideration in an amount equal to the aggregate amount of Plan Consideration that would have been distributed as of such date to such holder in respect of such Allowed Claim had it been an Allowed Claim on the Initial Distribution Date.  Any holder of a Disputed Claim whose Claim is subsequently allowed after the twentieth day prior to the next Periodic Distribution Date will receive its distribution on the next succeeding Periodic Distribution Date following such Periodic Distribution Date.

C.            CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the requirements of the Bankruptcy Code.  As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

The following description summarizes the classification and treatment of Claims and Equity Interests and the consideration contemplated to be distributed to the holders of such Claims and Equity Interests under the Plan.  Unless otherwise provided, these estimates are as of February 4, 2005.  See Section X, titled “Hypothetical Reorganization Value,” and Section XI, titled “Risk Factors.”

1.              Administrative Expense Claims

Administrative Expense Claims are Claims constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code (other than Fee Claims), including, without limitation, any actual and necessary costs and expenses of preserving the estates of the applicable Debtor, any actual and necessary costs and expenses of operating the business of such Debtor, any indebtedness or obligations incurred or assumed by such Debtor in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, and all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code.  Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code will be excluded from the definition of Administrative Expense Claim and will be paid in accordance with Section 2.01 of the Plan.

Allowed Administrative Expense Claims (except for those representing liabilities incurred in the ordinary course of business during the Chapter 11 Cases and certain liabilities under loans and advances in the Chapter 11 Cases) will be paid in full, in cash, on the later of the Effective Date and the date the Administrative Expense Claim becomes an Allowed Claim, or as soon thereafter as is practicable, except to the extent any entity entitled to payment of an Allowed Administrative Expense Claim agrees to less favorable treatment.  Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business by the Debtors in Possession (including, without limitation, amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Commencement Date) or non-ordinary course liabilities approved by the Bankruptcy Court, will be paid in full by the applicable Reorganized Debtor (or the Distribution Company, as applicable,) in the ordinary course of business, as approved by the Bankruptcy Court, in accordance with the terms and conditions of the agreements, instruments or other documents relating thereto.  The Debtors estimate that Allowed Administrative Expense Claims payable on the Effective Date, exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Cases, but inclusive of costs incurred in connection with the Exit Facility and amounts payable in respect of reconciled cure payments under executory contracts and unexpired leases assumed pursuant to the Plan, will be approximately $[        ].  The estimated amount of Allowed Administrative Expense Claims does not include amounts subject to asserted rights of setoff.  In the event such asserted setoff rights are not valid, the aggregate amount of Allowed Administrative Expense Claims may increase.  For purposes of the bar date described below, the Debtors have reserved $[        ] for such Administrative Expense Claims.

BAR DATE FOR ADMINISTRATIVE CLAIMS

PROOFS OF ADMINISTRATIVE EXPENSE CLAIMS AND REQUESTS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS THAT HAVE ARISEN ON OR AFTER THE FIRST ADMINISTRATIVE BAR DATE MUST BE FILED AND SERVED, PURSUANT TO THE PROCEDURES SET FORTH IN THE CONFIRMATION ORDER OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN 45 DAYS AFTER THE EFFECTIVE DATE.

Notwithstanding anything to the contrary, no proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any:

•                  expense or liability incurred in the ordinary course of the Reorganized Debtors’ businesses on or after the Effective Date;

•                  Administrative Expense Claim held by a trade vendor, which administrative liability was incurred in the ordinary course of business of the Debtor and such creditor after the Commencement Date;

•                  Fee Claims;

•                  DIP Lender Claims; or

•                  fees of the United States Trustee arising under 28 U.S.C. § 1930.

Administrative Expense Claims for which no proof of claim need be filed will be paid by the Reorganized Debtors in the ordinary course of business.  DIP Lender Claims will be paid in accordance with Section 2.04 of the Plan.  Fee Claims will be paid in accordance with Section 2.02 of the Plan.  Any Persons that fail to file a proof of Administrative Expense Claim or request for payment thereof on or before the Administrative Bar Date as required under the Plan will be forever barred from asserting such Administrative Expense Claim against any of the Debtors, the Estates, the Reorganized Debtors or their property and the holder thereof will be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

2.              Fee Claims

Fee Claims are Claims for compensation, for services rendered or reimbursement of expenses incurred in connection with the Chapter 11 Cases during the period from the Commencement Date through the Effective Date pursuant to sections 503(b)(2), 502(b)(3), 502(b)(4) or 502(b)(5) of the Bankruptcy Code.

All entities seeking an award by the Bankruptcy Court of Fee Claims will:

•              be required to file their respective final applications for allowances of compensation for services rendered, and reimbursement of expenses incurred through the Effective Date by no later than the date that is 90 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court upon request of the Debtors; and

•              if granted such an award by the Bankruptcy Court, be paid in full in cash in such amounts as are Allowed by the Bankruptcy Court (1) on the date such Fee Claim becomes an Allowed Fee Claim, or as soon thereafter as is practicable or (2) upon such other terms as may be mutually agreed upon between such holder of a Fee Claim and the Reorganized Debtor (or the Distribution Company, as applicable); provided, however, that no ordinary course professional retained pursuant to an order of the Bankruptcy Court will be required to file any fee application unless required to do so pursuant to such order.

The Debtors estimate that the amount of Allowed Fee Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $[     ].

Separate procedures govern requests for payment of, and distributions with respect to, Claims relating to fees and expenses of Indenture Trustees and Bank Lender Fee Claims under the Plan.  See Sections VI.D.1.c, titled “Prepetition Lender Litigation Settlement” and VI.D.2.d, titled “Fees of Indenture Trustees.”

3.              Priority Tax Claims

Priority Tax Claims are Claims against a Debtor of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $[          ].

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors before the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors or the Plan Administrator, as applicable:

•              cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable;

•              unless the Debtors consummate a Substantially All Assets Sale, equal annual cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest through the date such Claim is Paid in Full at such rate as is (1) agreed to by the Debtors and the holder of such Claim or (2) determined by the Bankruptcy Court to provide such holder with deferred cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Allowed Priority Tax Claim, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim; or

•              upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

Priority Tax Claims are unimpaired by the Plan.  Each holder of an Allowed Priority Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

4.              DIP Lender Claims

DIP Lender Claims are Claims against a Debtor arising pursuant to the DIP Facility.

All DIP Lender Claims will be Allowed as provided in the DIP Order.  On the Effective Date, each DIP Lender Claim will be paid, in full and complete satisfaction of such Claim, in cash in the amount of such Allowed DIP Lender Claim.

Notwithstanding anything otherwise to the contrary, any DIP Lender Claims that do not arise until after the Effective Date will be paid in full by the Reorganized Debtors pursuant to the terms of the DIP Facility.  Without limiting the foregoing, once payments required to be made on the Effective Date have been made, the DIP Facility and any agreements or instruments related thereto will be deemed terminated (subject in all respects to the provisions of the DIP Facility that by their terms survive the termination thereof) and the DIP Lenders will take all reasonable actions to confirm the removal of any liens on the properties and assets of the Debtors and their affiliates and their successors.  On the Effective Date, any outstanding letters of credit issued under the DIP Facility will be either cash collateralized, replaced or secured by letters of credit issued under the Exit Facility.  Distributions to holders of Allowed DIP Lender Claims will be made in accordance with Section 8.10 of the Plan.

The Debtors estimate that the amount of Allowed DIP Lender Claims as of an assumed Effective Date of [                        ] will aggregate approximately $[              ].

DIP Lender Claims are unimpaired by the Plan.  Each holder of an Allowed DIP Lender Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.              Class 1 - Other Priority Claims

Other Priority Claims are Claims against a Debtor (other than Administrative Expense Claims or Priority Tax Claims) that are entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.  Such Claims include Claims for

•              accrued employee compensation earned within ninety days prior to commencement of the Chapter 11 Cases to the extent of $4,650 per employee and

•              contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (1) the number of employees covered by such plan multiplied by $4,650, less (2) the aggregate amount paid to such employees from the estates for wages, salaries or commissions during the ninety days prior to the Commencement Date.

The Debtors believe that all Other Priority Claims previously have been paid pursuant to orders of the Bankruptcy Court.  Accordingly, the Debtors believe that there should be no Allowed Other Priority Claims.

Pursuant to the Plan, holders of any Allowed Other Priority Claims will be paid in full (including interest accruing from the Commencement Date through the Effective Date, determined in accordance with Section 8.15 of the Plan), in cash, on the later of the Effective Date and the date such Other Priority Claims become Allowed Claims, or as soon thereafter as is practicable.

Class 1 is unimpaired by the Plan.  Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

6.              Class 2 - Secured Tax Claims

Secured Tax Claims are Secured Claims against a Debtor, which, absent their secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

The Debtors estimate that the amount of Allowed Secured Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $[           ].

Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors before the Effective Date or agrees to a different treatment (or as may otherwise be required in connection with a Sale Transaction) at the sole option of the Reorganized Debtors (or the Plan Administrator, as applicable), each holder of an Allowed Secured Tax Claim will receive, in full and complete settlement, satisfaction and discharge of its Allowed Secured Tax Claim:

•              cash in an amount equal to such Allowed Secured Tax Claim (including interest accruing from the Commencement Date through the Effective Date, determined in the manner described below), on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date such Secured Tax Claim becomes an Allowed Secured Tax Claim; or

•              Unless the Debtors consummate a Substantially All Assets Sale, equal annual cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest through the date such Claim is Paid in Full at such rate as is (1) agreed to by the Debtors and the holder of such Claim or

(2) determined by the Bankruptcy Court to provide such holder with deferred cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Allowed Secured Tax Claim, over a period not exceeding six years after the date of assessment of such Allowed Secured Tax Claim, which will begin on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date such Secured Tax Claim becomes an Allowed Secured Tax Claim.

Unless the Debtors consummate a Substantially All Assets Sale, all Allowed Secured Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business as such obligations become due.

Unless otherwise ordered by the Bankruptcy Court, each Allowed Secured Tax Claim in Class 2 will be considered to be a separate subclass within Class 2, and each such subclass will be deemed to be a separate Class for purposes of the Plan.

The Plan contemplates that Class 2 is unimpaired and each holder of an Allowed Secured Tax Claim will be conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

7.              Class 3 - Other Secured Claims

Other Secured Claims are Secured Claims against a Debtor other than Secured Tax Claims and Bank Claims.  Secured Claims are Claims against a Debtor

•              to the extent reflected in the Schedules or in a proof of claim as Secured Claims, which are secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or

•              to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

•              Notwithstanding anything to the contrary, no Bank Claims will be treated as Secured Claims under the Plan, but will instead receive the specific treatment provided with respect to such Claims in the Plan.

The Debtors estimate that the amount of Allowed Other Secured Claims, other than Claims as to which holders assert rights of setoff, that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $[        ].

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors (or the Distribution Company, as applicable):

•                  each Allowed Other Secured Claim will be Reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code;

•                  each holder of an Allowed Other Secured Claim will receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim;

•                  the Reorganized Debtors will provide such other treatment in respect of such Claim as will cause such Claim not to be impaired by the Plan; or

•                  on or as soon as reasonably practicable after the later of the Effective Date and 30 calendar days after an Other Secured Claim becomes Allowed, Reorganized ACC (or the Distribution Company, as applicable) may elect to provide the holder of an Other Secured Claim with

(1) cash in an amount equal to 100% of the unpaid amount of such Claim,

(2) the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Claim,

(3) unless the Debtors consummate a Substantially All Assets Sale, a note with periodic cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Claim, or

(4) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code.

The Debtors’ failure to object to any Other Secured Claim during the pendency of the Chapter 11 Cases will not prejudice, diminish, affect or impair the Reorganized Debtors’ right to contest or defend against an Other Secured Claim in any lawful manner or forum when and if such Claim is sought to be enforced by its Holder.  Each Other Secured Claim and all Liens lawfully granted or existing on any property of the Estates on the Commencement Date as security for an Other Secured Claim will:

•                  be deemed to be, and will be, released on the later of the Effective Date and the date the Allowed amount of such Claim is Paid in Full;

•                  until the Allowed amount of such Claim is paid in full, survive the confirmation and consummation of the Plan, the Debtors’ discharge under section 1141(d) of the Bankruptcy Code and Section 12.03 of the Plan, and the vesting of the property of the Estates in the Reorganized Debtors;

•                  remain enforceable against the Reorganized Debtors in accordance with the contractual terms of any lawful agreements enforceable by the Holder of such Claim on the Commencement Date until the Allowed amount of such Claim is Paid in Full;

•                  remain subject to avoidance by the Reorganized Debtors under the Bankruptcy Code; and

•                  if a Sale Transaction relates to collateral securing an Other Secured Claim and such Claim has not been Paid in Full, such Liens will be released from the existing collateral and attach to the proceeds of the Sale Transaction.

Unless otherwise ordered by the Bankruptcy Court, each Allowed Other Secured Claim in Class 3 will be considered to be a separate subclass within Class 3, and each such subclass will be deemed to be a separate Class for purposes of the Plan.

Class 3 is unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

8.              Class 4 - FrontierVision Debtor Group

a.              Class 4(a) - FrontierVision Bank Claims

The FrontierVision Bank Claims are Claims against a Debtor arising under or pursuant to the FrontierVision Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Section 6.04(i) and Section 7.09 of the Plan, the FrontierVision Bank Claims will be Allowed in the principal amount of $617,312,500 plus the Allowed amount, as of the Effective Date, of all fees, costs and other expenses due and payable under the FrontierVision Credit Agreement (excluding, however, (1) interest, which will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date, and (2) any amounts arising in connection with indemnification obligations under the FrontierVision Credit Agreement unless they constitute Bank

Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims or Bank Securities Action Indemnification Claims that are required to be paid under the FrontierVision Credit Agreement and applicable law pursuant to Section 6.10(c), (d) or (e) of the Plan).

On the Effective Date, each holder of an Allowed FrontierVision Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s Pro Rata Share of the FrontierVision Bank Claim Distribution.

The FrontierVision Bank Claim Distribution is an amount equal to the aggregate Allowed FrontierVision Bank Claims, payable:

•                  if the Debtors engage in a New Financing, in cash in the amount of such Allowed Claim,

•                  if the Debtors engage in a Rollover, in $[      ] principal amount of Rollover Tranche A Notes, and a principal amount of Rollover Tranche B Notes equal to the Allowed FrontierVision Bank Claims less such principal amount of Rollover Tranche A Notes, or

•                  if the Debtors engage in a Combination Refinancing or a Cash Sale Transaction, in cash and principal amount of Rollover Tranche A Notes and Rollover Tranche B Notes (allocated in the manner specified in the Sale/Exit Facility Notice) equal to the amount of such Allowed Claims.

The Plan contemplates that Class 4(a) is impaired by the Plan and each holder of an Allowed FrontierVision Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class 4(a) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 4(a) will be unimpaired and each holder of an Allowed FrontierVision Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class 4(a) will be null, void and have no effect.

See Section VI.D.1.c, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class 4(b) - FrontierVision Notes Claims

FrontierVision Notes Claims are Claims against a Debtor arising under or pursuant to the:

•                  11.000% Senior Subordinated Notes due October 15, 2006 issued by FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation under that certain Indenture dated as of October 7, 1996 between FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation, as Issuers and Colorado National Bank, as Trustee;

•                  11.875% Series A Senior Notes due September 15, 2007 issued by FrontierVision Holdings, L.P.  under that certain Indenture dated as of September 19, 1997 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation, as Issuers, and U.S. Bank National Association, as Trustee; or

•                  11.875% Series B Senior Notes due September 15, 2007, issued by FrontierVision Holdings, L.P.  under that certain Indenture dated as of December 9, 1998 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital II Corporation, as Issuers and U.S. Bank National Association, as Trustee.

The FrontierVision Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (1) $543,776,927, of which $528,658,000 represents principal and $15,118,927 represents interest accrued through the Commencement Date, plus (2) interest accrued, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Notes Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to their rights to receive True Up payments under Section 8.22 of the Plan), its Pro Rata Share of the FrontierVision Notes Distribution, consisting of Plan Consideration from the FrontierVision Notes/Trade Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed FrontierVision Notes Claim will be determined by applying the Allocable Portion for the FrontierVision Notes Claims Class to the total amount of Plan Consideration held in the FrontierVision Notes/Trade Distribution Reserve.

The Allocable Portion for the FrontierVision Notes Claims Class is a percentage equal to:

•                  the aggregate amount of all Allowed FrontierVision Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)               the aggregate amount of all Allowed FrontierVision Notes Claims and Allowed FrontierVision Trade Claims as of the date of calculation; plus

(2)               the aggregate amount of all FrontierVision Notes Claims and FrontierVision Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)               the aggregate amount of all FrontierVision Notes Claims and FrontierVision Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the FrontierVision Notes/Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FrontierVision Notes and the FrontierVision Trade Claims are made from the FrontierVision Notes/Trade Distribution Reserve, the recovery to holders of FrontierVision Notes could be affected by the ultimate resolution of FrontierVision Trade Claims.  Resolution of FrontierVision Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that FrontierVision Trade Claims are Allowed in an amount significantly in excess of $[           ], the amount of Plan Consideration received in respect of a FrontierVision Notes Claim may be reduced.  In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 4(b) is impaired by the Plan.  Each holder of an Allowed FrontierVision Notes Claim is entitled to vote to accept or reject the Plan.

c.               Class 4(c)(i) - FrontierVision Trade Claims

A FrontierVision Trade Claim is any Claim relating to the receipt of goods or services by the FrontierVision Debtors from trade vendors or service providers in the ordinary course of the FrontierVision Debtors’ business.  Interest will accrue with respect to the FrontierVision Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to their rights to receive True Up Payments under section 8.22 of the Plan) a distribution of its Pro Rata Share of the FrontierVision Trade Claims Distribution consisting of Plan Consideration from the FrontierVision Notes/Trade Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed FrontierVision Trade Claim will be determined by applying the Allocable Portion for the FrontierVision Trade Claims Class to the total amount of Plan Consideration held in the FrontierVision Notes/Trade Distribution Reserve.

The Allocable Portion for the FrontierVision Notes Claims Class is a percentage equal to:

•                  the aggregate amount of all Allowed FrontierVision Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed FrontierVision Trade Claims and Allowed FrontierVision Notes Claims as of the date of calculation; plus

(2)            the aggregate amount of all FrontierVision Trade Claims and FrontierVision Notes Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all FrontierVision Trade Claims and FrontierVision Notes Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the FrontierVision Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FrontierVision Notes and the FrontierVision Trade Claims are made from the FrontierVision Notes/Trade Distribution Reserve, the recovery to holders of FrontierVision Trade Claims could be affected by the ultimate resolution of FrontierVision Notes Claims.  Resolution of FrontierVision Notes Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that FrontierVision Notes Claims are Allowed in an amount significantly in excess of $[           ], the amount of Plan Consideration received in respect of a FrontierVision Trade Claim may be reduced.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 4(c)(i) is impaired by the Plan.  Each holder of an Allowed FrontierVision Trade Claim is entitled to vote to accept or reject the Plan.

d.              Class 4(c)(ii) - FrontierVision Other Unsecured Claims

FrontierVision Other Unsecured Claims are General Unsecured Claims against any of the FrontierVision Debtors.  FrontierVision Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of FrontierVision Other Unsecured Claims, as reflected in proofs of claim filed by holders of FrontierVision Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[   ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple FrontierVision Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple FrontierVision Debtors.  For purposes of the Plan, through the deemed consolidation of the FrontierVision Debtors, Claims that arose prior to the Commencement Date against one or more FrontierVision Debtors are treated as one Claim against the FrontierVision Debtors and guarantee Claims against and among multiple FrontierVision Debtors are eliminated.

The Debtors estimate that the amount of Allowed FrontierVision Other Unsecured Claims will aggregate approximately $[              ].  The Debtors’ estimate of Allowed FrontierVision Other Unsecured Claims is based upon an analysis of the FrontierVision Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such FrontierVision Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain FrontierVision Other Unsecured Claims.  The ultimate resolution of FrontierVision Other Unsecured Claims could result in Allowed FrontierVision Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that FrontierVision Other Unsecured Claims are Allowed in an amount significantly in excess of $[   ], the amount of Plan Consideration received with respect to a FrontierVision Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with preparation of the Estimation Order.

Interest will accrue with respect to Allowed FrontierVision Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

Except to the extent that an Allowed FrontierVision Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the FrontierVision Other Unsecured Distribution Reserve, to the extent not previously paid.  The amount of Plan Consideration distributable on account of an Allowed FrontierVision Other Unsecured Claim will be determined by applying the Allocable Portion for the FrontierVision Other Unsecured Claims Class to the total amount of Plan Consideration held in the FrontierVision Other Unsecured Claims Reserve.

The Allocable Portion for the FrontierVision Other Unsecured Claims Class is:

(1)         the aggregate amount of all Allowed FrontierVision Other Unsecured Claims as of the date of calculation; plus

(2)         the aggregate amount of all FrontierVision Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all FrontierVision Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the FrontierVision Other Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each

Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups, and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed FrontierVision Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed FrontierVision Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 4(c)(ii) is impaired by the Plan.  Each holder of an Allowed FrontierVision Other Unsecured Claim is entitled to vote to accept or reject the Plan.

e.               Class 4(d) - FrontierVision Existing Securities Law Claims

FrontierVision Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any FrontierVision Note.

Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit:

•                  arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors;

•                  for damages arising from the purchase or sale of any such security;

•                  for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or

•                  except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including (1) any prepetition indemnification, reimbursement or contribution obligations of the Debtors relating to officers and directors holding such positions prior to the Commencement Date pursuant to the Debtors’ corporate charters, by-laws or agreements entered into at any time prior to the Commencement Date, or otherwise, and relating to Claims otherwise included in the foregoing description (which obligations shall be Existing Securities Law Claims of the Class in which the securities underlying such Claim are included), and (2) Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), either

•                  a distribution of Plan Consideration from the FrontierVision Existing Securities Law Claim Reserve or

•                  if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to FrontierVision Existing Securities Law Claims, to the extent not previously paid.

What is the “Government Settlement?”

Under the terms of the Plan, the Government Settlement would consist of a settlement agreement between ACC, the SEC and, if applicable, other Governmental Authorities asserting Governmental Claims against the Debtors (including, without limitation, the DOJ), pursuant to which:

•                  the Debtors would be discharged and released from any liability in respect of the Government Claims in exchange for the distribution of the Settlement Consideration to holders of Existing Securities Law Claims; and

•                  the allocation of the Settlement Consideration to the various classes of Existing Securities Law Claims (and/or other Persons designated in the Government Settlement) will be specified.

THE DEBTORS ARE SEEKING TO ENTER INTO A GOVERNMENT SETTLEMENT BUT HAVE NOT YET ENTERED INTO ONE WITH GOVERNMENTAL AUTHORITIES.  THE DEBTORS MAY NOT BE ABLE TO REACH AGREEMENT ON AND TO CONSUMMATE A GOVERNMENT SETTLEMENT WITH GOVERNMENTAL AUTHORITIES.

The amount of Plan Consideration distributable on account of a FrontierVision Existing Securities Law Claim will be determined by applying the Allocable Portion for the FrontierVision Existing Securities Law Claims Class to the total amount of Plan Consideration held in the FrontierVision Existing Securities Law Claims Reserve.

The Allocable Portion for the FrontierVision Existing Securities Law Claims Class is:

(1)         the aggregate amount of all FrontierVision Existing Securities Law Claims as of the date of calculation; plus

(2)         the aggregate amount of all FrontierVision Existing Securities Law Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Allowed FrontierVision Existing Securities Law Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

Class 4(d) is impaired by the Plan.  Each holder of an Allowed FrontierVision Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

9.              Class 5 - Parnassos Debtor Group

a.              Class 5(a) - Parnassos Bank Claims

The Parnassos Bank Claims are Claims against a Debtor arising under or pursuant to the Parnassos Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Section 6.04(i) and Section 7.09 of the Plan, the Parnassos Bank Claims will be Allowed in the principal amount of $623,000,000 plus the Allowed amount, as of the Effective Date, of all fees, costs and other expenses due and payable under the Parnassos Credit Agreement (excluding, however (1) interest, which will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date, and (2) any amounts arising in connection with indemnification obligations under the Parnassos Credit Agreement unless they constitute Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims or Bank Securities Action Indemnification Claims that are required to be paid under the Parnassos Credit Agreement and applicable law pursuant to Section 6.10(c), (d) or (e) of the Plan).

On the Effective Date, each holder of an Allowed Parnassos Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s Pro Rata Share of the Parnassos Bank Claim Distribution.

The Parnassos Bank Claim Distribution is an amount equal to the aggregate Allowed Parnassos Bank Claims, payable:

•                  if the Debtors engage in a New Financing, in cash in the amount of such Allowed Claim,

•                  if the Debtors engage in a Rollover, in $[      ] principal amount of Rollover Tranche A Notes, and a principal amount of Rollover Tranche B Notes equal to the Allowed Parnassos Bank Claims less such principal amount of Rollover Tranche A Notes, or

•                  if the Debtors engage in a Combination Refinancing or a Cash Sale Transaction, in cash and principal amount of Rollover Tranche A Notes and Rollover Tranche B Notes (allocated in the manner specified in the Sale/Exit Facility Notice) equal to the amount of such Allowed Claims.

The Plan contemplates that Class 5(a) is impaired by the Plan and each holder of an Allowed Parnassos Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired. If the Debtors obtain an order of the Bankruptcy Court holding that Class 5(a) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 5(a) will be unimpaired and each holder of an Allowed Parnassos Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class 5(a) will be null, void and have no effect.

See Section VI.D.1.c, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class 5(b)(i) - Parnassos Trade Claims

A Parnassos Trade Claim is any Claim relating to the receipt of goods or services by the Parnassos Debtors from trade vendors or service providers in the ordinary course of the Parnassos Debtors’ business.  Interest will accrue with respect to Parnassos Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Parnassos Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of the Plan Consideration from the Parnassos Trade Distribution Reserve, to the extent not previously paid.

The allocation of Plan Consideration to the Parnassos Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.

Class 5(b)(i) is impaired by the Plan.  Each holder of an Allowed Parnassos Trade Claim is entitled to vote to accept or reject the Plan.

c.               Class 5(b)(ii) - Parnassos Other Unsecured Claims

Parnassos Other Unsecured Claims are General Unsecured Claims against any of the Parnassos Debtors.  Parnassos Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of Parnassos Other Unsecured Claims, as reflected in proofs of claim filed by holders of Parnassos Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[           ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Parnassos Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Parnassos Debtors.  For purposes of the Plan, through the deemed consolidation of the Parnassos Debtors, Claims that arose prior to the Commencement Date against one or more Parnassos Debtors are treated as one Claim against the Parnassos Debtors and guarantee Claims against and among multiple Parnassos Debtors are eliminated.

The Debtors estimate that the amount of Allowed Parnassos Other Unsecured Claims will aggregate approximately $[          ].  The Debtors’ estimate of Allowed Parnassos Other Unsecured Claims is based upon an analysis of the Parnassos Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Parnassos Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Parnassos Other Unsecured Claims.  The ultimate resolution of Parnassos Other Unsecured Claims could result in Allowed Parnassos Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Parnassos Other Unsecured Claims are Allowed in an amount significantly in excess of $[          ], the amount of Plan Consideration received with respect to any given Parnassos Other Unsecured Claim may be less than anticipated based on the amounts contemplated in connection with the preparation of the Estimation Order.

Interest will accrue with respect to Allowed Parnassos Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

Except to the extent that an Allowed Parnassos Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Parnassos Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the Parnassos Other Unsecured Distribution Reserve, to the extent not previously paid.  The amount of Plan Consideration distributable on account of an Allowed Parnassos Other Unsecured Claim will be determined by applying the Allocable Portion for the Parnassos Other Unsecured Claims Class to the total amount of Plan Consideration held in the Parnassos Other Unsecured Claims Reserve.

The Allocable Portion for the Parnassos Other Unsecured Claims Class is:

(1)         the aggregate amount of all Parnassos Other Unsecured Claims as of the date of calculation; plus

(2)         the aggregate amount of all Parnassos Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Parnassos Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Parnassos Other Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups, and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Parnassos Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Parnassos Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 5(b)(ii) is impaired by the Plan.  Each holder of an Allowed Parnassos Other Unsecured Claim is entitled to vote to accept or reject the Plan.

d.              Class 5(c) - Parnassos JV Equity Interests

Parnassos JV Equity Interests are Equity Interests (including, without limitation, any Equity Interests held by Adelphia Western New York Holdings, L.L.C., the Company or any of their Affiliates) arising pursuant to or in connection with (1) the Agreement of Limited Partnership, dated as of December 30, 1998, of Parnassos Communications, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision Inc. and TCI Adelphia Holdings, LLC, as amended or supplemented or (2) the Agreement of Limited Partnership, dated as of January 8, 1998, of Western NY Cablevision, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision Inc. and TCI Adelphia Holdings, LLC, as amended or supplemented.

In connection with their efforts to pursue a Sale Transaction, the Debtors have solicited indications of interests from potential acquirers of the Debtors’ corporate entities that include their Parnassos JV Equity Interests.  If the Debtors consummate a Sale Transaction relating to the Debtors’ Parnassos JV Equity Interests, then:

•                  all Parnassos JV Equity Interests held by entities other than a Debtor or Reorganized Debtor will remain outstanding and unaffected by the Plan and the Sale Transaction, and will not receive any distribution under the Plan,

•                  the organizational documents relating to the Parnassos Joint Venture will be amended as provided in the Plan Supplement, and

•                  the sale proceeds will be allocated to the applicable Debtor Group Reserve in accordance with the Plan.

If the Debtors do not consummate a Sale Transaction relating to the Debtors’ Parnassos JV Equity Interests, on the Effective Date, or as soon thereafter as is practicable, the Parnassos Joint Venture and the Adelphia Western NY Joint Venture will be merged with and into the New Joint Venture Preferred Securities Issuer, and the separate existence of the Parnassos Joint Venture and the Adelphia Western NY Joint Venture will cease.  The New Joint Venture Preferred Securities Issuer, as the surviving entity in the merger, will continue its existence (such transaction, the “Parnassos Merger”).  On the effective date of the Parnassos Merger, by virtue of the merger and without any action of the New Joint Venture Preferred Securities Issuer or any holder of a Parnassos JV Equity Interest or any other Person, each Allowed Parnassos JV Equity Interest will be cancelled and extinguished and

converted into the right to receive, in full and complete satisfaction of such Allowed Equity Interest, its Pro Rata Share of [            ] shares of the New Joint Venture Preferred Securities.

The Plan contemplates that Class 5(c) is impaired by the Plan and each holder of an Allowed Parnassos JV Equity Interest will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Equity Interests are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class 5(c) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 5(c) will be unimpaired and each holder of an Allowed Parnassos JV Equity Interest will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Equity Interests in Class 5(c) will be null, void and have no effect.

10.       Class 6 - Century-TCI Debtor Group

a.              Class 6(a) - Century-TCI Bank Claims

The Century-TCI Bank Claims are Claims against a Debtor arising under or pursuant to the Century-TCI Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Section 6.04(i) and Section 7.09 of the Plan, the Century-TCI Bank Claims will be Allowed in the principal amount of $1,000,000,000 plus the Allowed amount, as of the Effective Date, of all fees, costs and other expenses due and payable under the Century-TCI Credit Agreement (excluding, however (1) interest, which will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date, and (2) any amounts arising in connection with indemnification obligations under the Century-TCI Credit Agreement unless they constitute Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims or Bank Securities Action Indemnification Claims that are required to be paid under the Century-TCI Credit Agreement and applicable law pursuant to Section 6.10(c), (d) or (e) of the Plan).

On the Effective Date, each holder of an Allowed Century-TCI Bank Claim will receive, in full and complete satisfaction of such Allowed Claim, such Allowed Claim’s Pro Rata Share of the Century-TCI Bank Claim Distribution.

The Century-TCI Bank Claim Distribution is an amount equal to the aggregate Allowed Century-TCI Bank Claims, payable:

•                  if the Debtors engage in a New Financing, in cash in the amount of such Allowed Claim,

•                  if the Debtors engage in a Rollover, in $[      ] principal amount of Rollover Tranche A Notes, and a principal amount of Rollover Tranche B Notes equal to the Allowed Century-TCI Bank Claims less such principal amount of Rollover Tranche A Notes, or

•                  if the Debtors engage in a Combination Refinancing or a Cash Sale Transaction, in cash and principal amount of Rollover Tranche A Notes and Rollover Tranche B Notes (allocated in the manner specified in the Sale/Exit Facility Notice) equal to the amount of such Allowed Claims.

The Plan contemplates that Class 6(a) is impaired by the Plan and each holder of an Allowed Century-TCI Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class 6(a) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 6(a) will be unimpaired and each holder of an Allowed Century-TCI Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class 6(a) will be null, void and have no effect.

See Section VI.D.1.c, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class 6(b)(i) - Century-TCI Trade Claims

A Century-TCI Trade Claim is any Claim relating to the receipt of goods or services by the Century-TCI Debtors from trade vendors or service providers in the ordinary course of the Century-TCI Debtors’ business.  Interest will accrue with respect to the FrontierVision Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century-TCI Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the Century-TCI Trade Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Century-TCI Trade Claim will be determined by applying the Allocable Portion for the Century-TCI Trade Claims Class to the total amount of Plan Consideration held in the Century-TCI Trade Distribution Reserve.

The Allocable Portion for the Century-TCI Trade Claims Class is:

(1)         the aggregate amount of all Century-TCI Trade Claims as of the date of calculation; plus

(2)         the aggregate amount of all Century-TCI Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Century-TCI Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Century-TCI Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 6(b)(i) is impaired by the Plan.  Each holder of an Allowed Century-TCI Trade Claim is entitled to vote to accept or reject the Plan.

c.               Class 6(b)(ii) - Century-TCI Other Unsecured Claims

Century-TCI Other Unsecured Claims are General Unsecured Claims against any of the Century-TCI Debtors.  Century-TCI Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of Century-TCI Other Unsecured Claims, as reflected in proofs of claim filed by holders of Century-TCI Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[        ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Century-TCI Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Century-TCI Debtors.  For purposes of the Plan, through the deemed consolidation of the Century-TCI Debtors, Claims that arose prior to the Commencement Date against one or more Century-TCI Debtors are treated as one Claim against the Century-TCI Debtors and guarantee Claims against and among multiple Century-TCI Debtors are eliminated.

The Debtors estimate that the amount of Allowed Century-TCI Other Unsecured Claims will aggregate approximately $[        ].  The Debtors’ estimate of Allowed Century-TCI Other Unsecured Claims is based upon an analysis of the Century-TCI Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Century-TCI Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Century-TCI Other Unsecured Claims.  The ultimate resolution of Century-TCI Other Unsecured Claims could result in Allowed Century-TCI Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Century-TCI Other Unsecured Claims are Allowed in an amount significantly in excess of $[        ], the aggregate amount of Plan Consideration received with respect to any given Century-TCI Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.

Interest will accrue with respect to Allowed Century-TCI Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

Except to the extent that an Allowed Century-TCI Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century-TCI Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), with interest accruing a distribution of its Pro Rata Share of Plan Consideration from the Century-TCI Other Unsecured Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Century-TCI Other Unsecured Claim will be determined by applying the Allocable Portion for the Century-TCI Other Unsecured Claims Class to the total amount of Plan Consideration held in the Century-TCI Other Unsecured Claims Reserve.

The Allocable Portion for the Century-TCI Other Unsecured Claims Class is:

(1)         the aggregate amount of all Century-TCI Other Unsecured Claims as of the date of calculation; plus

(2)         the aggregate amount of all Century-TCI Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Century-TCI Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Century-TCI Other Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each

Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.   In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups, and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Century-TCI Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Century-TCI Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 6(b)(ii) is impaired by the Plan.  Each holder of an Allowed Century-TCI Other Unsecured Claim is entitled to vote to accept or reject the Plan.

d.              Class 6(c) - Century-TCI JV Equity Interests

Century-TCI JV Equity Interests are Equity Interests (including, without limitation, any Equity Interests held by Century Exchange LLC, the Company or any of their Affiliates) arising pursuant to or in connection with the Agreement of Limited Partnership, dated as of December 7, 1999, of Century-TCI California Communications, L.P., by and among Century Exchange L.L.C.  and TCI California Holdings, L.L.C., as amended or supplemented.

In connection with their efforts to pursue a Sale Transaction, the Debtors have solicited indications of interests from potential acquirers of the Debtors’ corporate entities that include their Century-TCI JV Equity Interests.  If the Debtors consummate a Sale Transaction relating to the Debtors’ Century-TCI JV Equity Interests, then:

•                  all Century-TCI JV Equity Interests held by entities other than a Debtor or Reorganized Debtor will remain outstanding and unaffected by the Plan and the Sale Transaction, and will not receive any distribution under the Plan,

•                  the organizational documents relating to the Century-TCI Joint Venture will be amended as provided in the Plan Supplement, and

•                  the sale proceeds will be allocated to the applicable Debtor Group Reserve in accordance with the Plan.

If the Debtors do not consummate a Sale Transaction relating to the Debtors’ Century-TCI JV Equity Interests, on the Effective Date, or as soon thereafter as is practicable, the Century-TCI Joint Venture will be merged with and into the New Joint Venture Preferred Securities Issuer, and the separate existence of the Century-TCI Joint Venture will cease.  The New Joint Venture Preferred Securities Issuer, as the surviving entity in the merger, will continue its existence (such transaction, the “Century-TCI Merger”).  On the effective date of the Century-TCI Merger, by virtue of the merger and without any action of New Joint Venture Preferred Securities Issuer or any holder of a Century-TCI JV Equity Interest or any other Person, each Allowed Century-TCI JV Equity Interest will be cancelled and extinguished and converted into the right to receive, in full and complete satisfaction of such Allowed Equity Interest, its Pro Rata Share of [            ] shares of the New Joint Venture Preferred Securities.

The Plan contemplates that Class 6(c) is impaired by the Plan and each holder of an Allowed Century-TCI JV Equity Interest will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Equity Interests are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class 6(c) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 6(c) will be unimpaired and each holder of an Allowed Century-TCI JV Equity Interest will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Equity Interests in Class 6(c) will be null, void and have no effect.

11.       Class 7 - Century Debtor Group

a.              Class 7(a) - Century Bank Claims

The Century Bank Claims are Claims against a Debtor arising under or pursuant to the Century Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Section 6.04(i) and Section 7.09 of the Plan, the Century Bank Claims will be Allowed in the principal amount of $2,480,000,000 plus the Allowed amount, as of the Effective Date, of all fees, costs and other expenses due and payable under the Century Credit Agreement (excluding, however (1) interest, which will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date, and (2) any amounts arising in connection with indemnification obligations under the Century Credit Agreement unless they constitute Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims or Bank Securities Action Indemnification Claims that are required to be paid under the Century Credit Agreement and applicable law pursuant to Section 6.10(c), (d) or (e) of the Plan).

On the Effective Date, each holder of an Allowed Century Bank Claim will (pursuant to the Plan and without any further action by such holder) at the option of the Debtors, as set forth in the Sale/Exit Facility Notice, either:

•                  sell, transfer and assign to the Reorganized Debtors (without recourse, representation or warranty (other than as to good title)), in exchange for its Pro Rata Share of the Century Bank Claim Purchase Price, all of its right, title and interest in and under the Century Credit Agreement, including the full amount of its Allowed Claim and all rights against any co-obligors, sureties or pledgors (however, in no event will the Debtors or Reorganized Debtors assume, or be liable with respect to, any claims, liabilities or obligations arising out of, or in connection with, such interest in and under the Century Credit Agreement including, without limitation, in connection with the Continuing Bank Actions or any indemnification obligations of a Bank Lender under such Credit Agreement); or

•                  receive its Pro Rata Share of the Century Bank Claim Purchase Price, in full and complete satisfaction of such Allowed Century Bank Claim, and the Reorganized Debtors will be fully subrogated to all rights and remedies of such holder (including, without limitation, rights to contribution) arising in connection with the Century Bank Claims or otherwise under the Century Credit Agreement.  In connection with this transaction, the holder will take the actions contemplated by Section 12.14 of the Plan or as otherwise directed by the Bankruptcy Court to evidence or give effect to such subrogation.

The Century Bank Claim Purchase Price is an amount equal to the aggregate Allowed Century Bank Claims, payable:

•                  if the Debtors engage in a New Financing, in cash in the amount of such Allowed Claim;

•                  if the Debtors engage in a Rollover, in $[      ] principal amount of Rollover Tranche A Notes, and a principal amount of Rollover Tranche B Notes equal to the Allowed Century Bank Claims less such principal amount of Rollover Tranche A Notes; or

•                  if the Debtors engage in a Combination Refinancing or a Cash Sale Transaction, in cash and principal amount of Rollover Tranche A Notes and Rollover Tranche B Notes (allocated in the manner specified in the Sale/Exit Facility Notice) equal to the amount of such Allowed Claims.

The Plan contemplates that Class 7(a) is impaired by the Plan and each holder of an Allowed Century Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class 7(a) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 7(a) will be unimpaired and each holder of an Allowed Century Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class 7(a) will be null, void and have no effect.

See Section VI.D.1.c, titled “Prepetition Lender Litigation Settlement” for a discussion of the Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class 7(b) - FPL Notes Claims

FPL Notes Claims are Claims arising under or pursuant to that certain $108,000,000 term notes dated as of October 1, 1999, which was issued by Ft. Myers Acquisition Limited Partnership to Olympus and assigned to West Boca Security, Inc.

The FPL Notes Claims will be fixed solely for the purposes of the Plan in the aggregate amount of (1) $127,435,663, of which $108,000,000 represents initial principal and $19,435,663 represents additional amounts accrued through the Commencement Date plus (2) interest accrued, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an FPL Notes Claim (if and to the extent such Claim is Allowed) will receive, in full and complete satisfaction of such Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), to the extent Allowed, its Pro Rata Share of the FPL Notes Distribution consisting of Plan Consideration from the Century Notes/Trade Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed FPL Notes Claim will be determined by applying the Allocable Portion for the FPL Notes Claims Class to the total amount of Plan Consideration held in the Century Notes/Trade Distribution Reserve.

The Allocable Portion for the FPL Notes Claims Class is a percentage equal to:

•                  the aggregate amount of all Allowed FPL Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)        the aggregate amount of all Allowed FPL Notes Claims and Allowed Century Trade Claims as of the date of calculation; plus

(2)        the aggregate amount of all FPL Notes Claims and Century Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)        the aggregate amount of all FPL Notes Claims and Century Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Century Notes/Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FPL Note and the Century Trade Claims are made from the Century Notes/Trade Distribution Reserve, the recovery to a holder of an FPL Note could be affected by the ultimate resolution of Century Trade Claims.  Resolution of Century Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Century Trade Claims are Allowed in an amount significantly in excess of $[        ], the amount of Plan Consideration received in respect of the FPL Note Claim may be reduced.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.

Class 7(b) is impaired by the Plan.  Each holder of an Allowed FPL Notes Claim is entitled to vote to accept or reject the Plan.

c.               Class 7(c)(i) - Century Trade Claims

A Century Trade Claim is any Claim relating to the receipt of goods or services by the Century Debtors from trade vendors or service providers in the ordinary course of the Century Debtors’ business.  Interest will accrue with respect to the Century Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of the Century Trade Distribution, consisting of the Century Notes/Trade Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Century Trade Claim will be determined by applying the Allocable Portion for the Century Trade Claims Class to the total amount of Plan Consideration held in the Century Notes/Trade Distribution Reserve.

The Allocable Portion for the Century Notes Claims Class is a percentage equal to:

•                  the aggregate amount of all Allowed Century Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed Century Trade Claims and Allowed FPL Notes Claims as of the date of calculation; plus

(2)            the aggregate amount of all Century Trade Claims and FPL Notes Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all Century Trade Claims and FPL Notes Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Century Notes/Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the FPL Notes and the Century Trade Claims are made from the Century Notes/Trade Distribution Reserve, the recovery to holders of Century Trade Claims could be affected by the ultimate resolution of FPL Notes Claims.  Resolution of FPL Notes Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for

purposes of this Disclosure Statement.  To the extent that FPL Notes Claims are Allowed in an amount significantly in excess of $[           ], the amount of Plan Consideration received in respect of a Century Trade Claim may be reduced.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 7(c)(i) is impaired by the Plan.  Each holder of an Allowed Century Trade Claim is entitled to vote to accept or reject the Plan.

d.              Class 7(c)(ii) – Century Other Unsecured Claims

Century Other Unsecured Claims are General Unsecured Claims against any of the Century Debtors.  Century Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of Century Other Unsecured Claims, as reflected in proofs of claim filed by holders of Century Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[           ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Century Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Century Debtors.  For purposes of the Plan, through the deemed consolidation of the Century Debtors, Claims that arose prior to the Commencement Date against one or more Century Debtors are treated as one Claim against the Century Debtors and guarantee Claims against and among multiple Century Debtors are eliminated.

Interest will accrue with respect to Allowed Century Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

The Debtors estimate that the amount of Allowed Century Other Unsecured Claims will aggregate approximately $[            ].  The Debtors’ estimate of Allowed Century Other Unsecured Claims is based upon an analysis of the Century Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Century Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Century Other Unsecured Claims.  The ultimate resolution of Century Other Unsecured Claims could result in Allowed Century Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Century Other Unsecured Claims are Allowed in an amount significantly in excess of $[          ], the amount of Plan Consideration received with respect to an Allowed Century Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.

Except to the extent that an Allowed Century Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the Century Unsecured Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of a Century Other Unsecured Claim will be determined by applying the Allocable Portion for the Century Other Unsecured Claims Class to the total amount of Plan Consideration held in the Century Other Unsecured Claims Reserve.

The Allocable Portion for the Century Other Unsecured Claims Class is:

(1)         the aggregate amount of all Allowed Century Other Unsecured Claims as of the date of calculation; plus

(2)         the aggregate amount of all Century Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Century Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Century Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Century Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Century Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 7(c)(ii) is impaired by the Plan.  Each holder of an Allowed Century Other Unsecured Claim is entitled to vote to accept or reject the Plan.

e.               Class 7(d) - Century/Tele-Media JV Equity Interests

Century/Tele-Media JV Equity Interests are Equity Interests arising pursuant to or in connection with:

•                  the Second Amended and Restated Limited Partnership Agreement of Tele Media Company of Tri-States, L.P., dated as of December 31, 1997;

•                  any capital stock of TMC Holdings Corporation, a Delaware corporation; or

•                  the Limited Partnership Agreement dated September 1998 relating to Eastern Virginia Cablevision, L.P., a Delaware partnership.

In connection with their efforts to pursue a Sale Transaction, the Debtors have solicited indications of interests from potential acquirers of the Debtors’ corporate entities that include their Century/Tele-Media JV Equity Interests, as well as for both partners’ interests in the Century/Tele-Media Joint Venture.

If the Debtors consummate a Sale Transaction relating to the Debtors’ Century/Tele-Media JV Equity Interests, then:

•                  all Century/Tele-Media JV Equity Interests held by entities other than a Debtor or Reorganized Debtor will remain outstanding and unaffected by the Plan and the Sale Transaction, and will not receive any distribution under the Plan,

•                  the organizational documents relating to the Century/Tele-Media Joint Venture will be amended as provided in the Plan Supplement, and

•                  the sale proceeds will be allocated to the applicable Debtor Group Reserve in accordance with the Plan.

If Debtors consummate a Sale Transaction relating to both the Century/Tele-Media JV Equity Interests held by the Debtors and the Century/Tele-Media JV Equity Interests by Persons other than the Debtors, then:

•                  the proceeds from such Sale Transaction will be applied first to Claims against the Century/Tele-Media Joint Venture in accordance with the Plan, and, to the extent any proceeds remain after Payment in Full of all such Claims, such remaining proceeds will be allocated among the holders of Century/Tele-Media JV Equity Interests in accordance with their relative rights under the organizational documents and other agreements governing the Century/Tele-Media Joint Venture, and

•                  the Century/Tele-Media organizational documents and agreements will be amended as provided in the Plan Supplement.

If the Debtors do not consummate a Sale Transaction relating to the Debtors’ Century/Tele-Media Equity Interests, on the Effective Date, or as soon thereafter as is practicable, the Century/Tele-Media Venture will be merged with and into the New Joint Venture Preferred Securities Issuer, and the separate existence of the Century/Tele-Media Venture will cease.  The New Joint Venture Preferred Securities Issuer, as the surviving entity in the merger, will continue its existence (such transaction, the “Century/Tele-Media Venture Merger”).  On the effective date of the Century/Tele-Media Venture Merger, by virtue of the merger and without any action of the New Joint Venture Preferred Securities Issuer or any holder of a Century/Tele-Media JV Equity Interest or any other Person, each Allowed Century/Tele-Media JV Equity Interest will be cancelled and extinguished and converted into the right to receive, in full and complete satisfaction of such Allowed Equity Interest, its Pro Rata Share of [            ] shares of the New Joint Venture Preferred Securities.

The Plan contemplates that Class 7(d) is impaired by the Plan and each holder of an Allowed Century/Tele-Media JV Equity Interest will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Equity Interests are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class 7(d) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 7(d) will be unimpaired and each holder of an Allowed Century/Tele-Media JV Equity Interest will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Equity Interests in Class 7(d) will be null, void and have no effect.

12.       Class 8 - Arahova Debtor Group

a.              Class 8(a) - Arahova Notes Claims

Arahova Notes Claims are Claims against a Debtor arising under or pursuant to any of the:

•                  9.500% Senior Notes due March 1, 2005 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as Trustee, as supplemented by a Fourth Supplemental Indenture, dated as of March 6, 1995;

•                  8.875% Senior Notes due January 15, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as Trustee, as supplemented by a Fifth Supplemental Indenture, dated as of January 23, 1997;

•                  8.750% Senior Notes due October 1, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and First Trust of California, as Trustee, as supplemented by a Sixth Supplemental Indenture, dated September 29, 1997;

•                  8.375% Senior Notes due November 15, 2017 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as Trustee, as supplemented by a Seventh Supplemental Indenture, dated as of November 13, 1997;

•                  8.375% Senior Notes due December 15, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as Trustee, as supplemented by an Eighth Supplemental Indenture, dated as of December 10, 1997;

•                  Zero Coupon Senior Discount Notes due January 15, 2008 issued by Century Communications Corporation under that certain Indenture dated as of January 15, 1998 between Century and First Trust of California, National Association, as Trustee;  or

•                  Zero Coupon Senior Discount Notes due March 15, 2003 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and Bank of America National Trust and Savings Association, as Trustee, as supplemented by a Third Supplemental Indenture, dated as of April 1, 1993;

except, in each case, as and to the extent that any of the notes described above comprise Rigas Claims or Equity Interests.

The Arahova Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (i) $1,743,519,528, of which $1,712,005,639 represents principal and $31,513,889 represents interest through the Commencement Date less (ii) the Arahova Compromise Amount plus (iii) interest, if any, accrued pursuant to Section 8.15 of the Plan.

Under the Plan, the “Arahova Compromise Amount” is an amount equal to $[                    ].

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Notes Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of the Arahova Notes Distribution, consisting of Plan Consideration from the Arahova Notes/Trade Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Arahova Notes Claim will be determined by applying the Allocable Portion for the Arahova Notes Claims Class to the total amount of Plan Consideration held in the Arahova Notes/Trade Distribution Reserve.

The Allocable Portion for the Arahova Notes Claims Class is a percentage equal to:

•                  the aggregate amount of all Allowed Arahova Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1) the aggregate amount of all Allowed Arahova Notes Claims and Allowed Arahova Trade Claims as of the date of calculation; plus

(2)         the aggregate amount of all Arahova Notes Claims and Arahova Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Arahova Notes Claims and Arahova Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Arahova Notes/Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the Arahova Notes and the Arahova Trade Claims are made from the Arahova Notes/Trade Distribution Reserve, the recovery to holders of Arahova Notes could be affected by the ultimate resolution of Arahova Trade Claims.  Resolution of Arahova Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Arahova Trade Claims are Allowed in an amount significantly in excess of $[        ], the amount of Plan Consideration received in respect of a Arahova Notes Claim may be reduced.  In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 8(a) is impaired by the Plan.  Each holder of an Allowed Arahova Notes Claim is entitled to vote to accept or reject the Plan.

b.              Class 8(b)(i) - Arahova Trade Claims

An Arahova Trade Claim is any Claim relating to the receipt of goods or services by the Arahova Debtors from commercial trade vendors or service providers in the ordinary course of the Arahova Debtors’ business.

Except to the extent that an Allowed Arahova Trade Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), with interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan, a distribution of its Pro Rata Share of the Arahova Trade Claims Distribution, consisting of Plan Consideration from the Arahova Notes/Trade Distribution Reserve to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Arahova Trade Claim will be determined by applying the Allocable Portion for the Arahova Trade Claims Class to the total amount of Plan Consideration held in the Arahova Notes/Trade Distribution Reserve.

The Allocable Portion for the Arahova Notes Claims Class is a percentage equal to:

•                  the aggregate amount of all Allowed Arahova Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1) the aggregate amount of all Allowed Arahova Trade Claims and Allowed Arahova Notes Claims as of the date of calculation; plus

(2)         the aggregate amount of all Arahova Trade Claims and Arahova Notes Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Arahova Trade Claims and Arahova Notes Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

A holder of an Allowed Arahova Trade Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Arahova Trade Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

The allocation of Plan Consideration to the Arahova Debtor Group Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the Arahova Notes and the Arahova Trade Claims are made from the Arahova Debtor Group Distribution Reserve, the recovery to holders of Arahova Trade Claims could be affected by the ultimate resolution of Arahova Notes Claims.  Resolution of Arahova Notes Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Arahova Notes Claims are Allowed in an amount significantly in excess of $[       ], the amount of Plan Consideration received in respect of an Arahova Trade Claim may be reduced.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 8(b)(i) is impaired by the Plan.  Each holder of an Allowed Arahova Trade Claim is entitled to vote to accept or reject the Plan.

c.               Class 8(b)(ii) - Arahova Other Unsecured Claims

Arahova Other Unsecured Claims are General Unsecured Claims against any of the Arahova Debtors.  Arahova Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of Arahova Other Unsecured Claims, as reflected in proofs of claim filed by holders of Arahova Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[           ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Arahova Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Arahova Debtors.  For purposes of the Plan, through the deemed consolidation of the Arahova Debtors, Claims that arose prior to the Commencement Date against one or more Arahova Debtors are treated as one Claim against the Arahova Debtors and guarantee Claims against and among multiple Arahova Debtors are eliminated.

The Debtors estimate that the amount of Allowed Arahova Other Unsecured Claims will aggregate approximately $[      ].  The Debtors’ estimate of Allowed Arahova Other Unsecured Claims is based upon an analysis of the Arahova Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Arahova Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Arahova Other Unsecured Claims.  The ultimate resolution of Arahova Other Unsecured Claims could result in Allowed Arahova Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Arahova Other Unsecured Claims are Allowed in an amount significantly in excess of the $[      ], the amount of Plan Consideration received with respect to an Arahova Other Unsecured Claim may be less than anticipated based on the amount contemplated in connection with the preparation of the Estimation Order.

Interest will accrue with respect to Allowed Arahova Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

Except to the extent that an Allowed Arahova Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), with interest accruing a distribution of its Pro Rata Share of Plan Consideration from the Arahova Unsecured Distribution Reserve to the extent not previously paid, provided, however, that such amount of interest will be reduced by the Arahova Compromise Amount.

The amount of Plan Consideration distributable on account of an Allowed Arahova Other Unsecured Claim will be determined by applying the Allocable Portion for the Arahova Other Unsecured Claims Class to the total amount of Plan Consideration held in the Arahova Other Unsecured Claims Reserve.

The Allocable Portion for the Arahova Other Unsecured Claims Class is:

(1)         the aggregate amount of all Allowed Arahova Other Unsecured Claims as of the date of calculation; plus

(2)         the aggregate amount of all Arahova Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Arahova Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of plan Consideration to the Arahova Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Arahova Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Arahova Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 8(b)(ii) is impaired by the Plan.  Each holder of an Allowed Arahova Other Unsecured Claim is entitled to vote to accept or reject the Plan.

d.              Class 8(c) - Arahova Existing Securities Law Claims

Arahova Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any Arahova Note.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), such Allowed Claim’s Pro Rata Share of either:

•                  the Arahova Existing Securities Law Claim Distribution; or

•                  if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to Arahova Existing Securities Law Claims, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Arahova Existing Securities Law Claim will be determined by applying the Allocable Portion for the Arahova Existing Securities Law Claims Class to the total amount of Plan Consideration held in the Arahova Existing Securities Law Claims Reserve.

The Allocable Portion for the Arahova Existing Securities Law Claims Class is:

(1)         the aggregate amount of all Allowed Arahova Existing Securities Law Claims as of the date of calculation; plus

(2)         the aggregate amount of all Arahova Existing Securities Law Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Arahova Existing Securities Law Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

Class 8(c) is impaired by the Plan.  Each holder of an Allowed Arahova Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

13.       Silo 7A Debtor Group

a.              Class 9(a) - Silo 7A Trade Claims

A Silo 7A Trade Claim is any Claims Trade relating to the receipt of goods or services by the Silo 7A Debtors from trade vendors or service providers in the ordinary course of the Silo 7A Debtors’ business.  Interest will accrue with respect to the Silo 7A Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Silo 7A Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of the Plan Consideration from the Silo 7A Trade Distribution Reserve, to the extent not previously paid.

The allocation of Plan Consideration to the Silo 7A Trade Group Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 9(a) is impaired by the Plan.  Each holder of an Allowed Silo 7A Trade Claim is entitled to vote to accept or reject the Plan.

b.              Class 9(b) - Silo 7A Other Unsecured Claims

Silo 7A Other Unsecured Claims are General Unsecured Claims against any of the Silo 7A Debtors.  Silo 7A Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of Silo 7A Other Unsecured Claims, as reflected in proofs of claim filed by holders of Silo 7A Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[              ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Silo 7A Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Silo 7A Debtors.  For purposes of the Plan, through the deemed consolidation of the Silo 7A Debtors, Claims that arose prior to the Commencement Date against one or more Silo 7A Debtors are treated as one Claim against the Silo 7A Debtors and guarantee Claims against and among multiple Silo 7A Debtors are eliminated.  The Debtors estimate that the amount of Allowed Silo 7A Other Unsecured Claims will aggregate approximately $[              ].

The Debtors’ estimate of Allowed Silo 7A Other Unsecured Claims is based upon an analysis of the Silo 7A Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Silo 7A Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Silo 7A Other Unsecured Claims. The ultimate resolution of Silo 7A Other Unsecured Claims could result in Allowed Silo 7A Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Silo 7A Other Unsecured Claims are Allowed in an amount significantly in excess of $[              ], the amount of Plan Consideration received with respect to any given Silo 7A Other Unsecured Claim may be less than anticipated based on the amounts contemplated in connection with the preparation of the Estimation Order.

Interest will accrue with respect to Allowed Silo 7A Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

Except to the extent that an Allowed Silo 7A Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Silo 7A Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the Silo 7A Unsecured Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Silo 7A Other Unsecured Claim will be determined by applying the Allocable Portion for the Silo 7A Other Unsecured Claims Class to the total amount of Plan Consideration held in the Silo 7A Other Unsecured Claims Reserve.

The Allocable Portion for the Silo 7A Other Unsecured Claims Class is:

(1)         the aggregate amount of all Allowed Silo 7A Other Unsecured Claims as of the date of calculation; plus

(2)         the aggregate amount of all Silo 7A Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Silo 7A Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Silo 7A Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Silo 7A Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Silo 7A Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 9(b) is impaired by the Plan.  Each holder of an Allowed Silo 7A Other Unsecured Claim is entitled to vote to accept or reject the Plan.

14.       UCA Subsidiary Debtor Group

a.              Class 10(a) - UCA Subsidiary Trade Claims

A UCA Subsidiary Trade Claim is any Claim relating to the receipt of goods or services by the UCA Subsidiary Debtors from commercial trade vendors or service providers in the ordinary course of the UCA Subsidiary Debtors’ business.

Interest will accrue with respect to the UCA Subsidiary Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Subsidiary Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of the Plan Consideration from the UCA Subsidiary Trade Distribution Reserve, to the extent not previously paid.

The allocation of Plan Consideration to the UCA Subsidiary Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 10(a) is impaired by the Plan.  Each holder of an Allowed UCA Subsidiary Trade Claim is entitled to vote to accept or reject the Plan.

b.              Class 10(b) - UCA Subsidiary Other Unsecured Claims

UCA Subsidiary Other Unsecured Claims are General Unsecured Claims against any of the UCA Subsidiary Debtors.  UCA Subsidiary Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of UCA Subsidiary Other Unsecured Claims, as reflected in proofs of claim filed by holders of UCA Subsidiary Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[              ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple UCA Subsidiary Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple UCA Subsidiary Debtors.  For purposes of the Plan, through the deemed consolidation of the UCA Subsidiary Debtors, Claims that arose prior to the Commencement Date against one or more UCA Subsidiary Debtors are treated as one Claim against the UCA Subsidiary Debtors and guarantee Claims against and among multiple UCA Subsidiary Debtors are eliminated.

The Debtors estimate that the amount of Allowed UCA Subsidiary Other Unsecured Claims will aggregate approximately $[              ].  The Debtors’ estimate of Allowed UCA Subsidiary Other Unsecured Claims is based upon an analysis of the UCA Subsidiary Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such UCA Subsidiary Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain UCA Subsidiary Other Unsecured Claims.  The ultimate resolution of UCA Subsidiary Other Unsecured Claims could result in Allowed UCA Subsidiary Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that UCA Subsidiary Other Unsecured Claims are Allowed in an amount significantly in excess of $[              ], the aggregate amount of Plan Consideration received with respect to any given UCA Subsidiary Other Unsecured Claim may be less than anticipated based on the amounts contemplated in connection with the preparation of the Estimation Order.

Interest will accrue with respect to Allowed UCA Subsidiary Other Unsecured Claims from the Commencement Date until the Effective Date at either (1) the non-default rate payable under the agreement or instrument giving rise to such Claim, as and to the extent enforceable, or, to the extent no such agreement or instrument exists or is enforceable, then at the rate payable on federal judgments as of the Commencement Date or (2) at the rate specified in the Interest Rate Schedule.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Subsidiary Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the UCA Subsidiary Unsecured Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed UCA Subsidiary Other Unsecured Claim will be determined by applying the Allocable Portion for the UCA Subsidiary Other Unsecured Claims Class to the total amount of Plan Consideration held in the UCA Subsidiary Other Unsecured Claims Reserve.

The Allocable Portion for the UCA Subsidiary Other Unsecured Claims Class is:

(1)         the aggregate amount of all Allowed UCA Subsidiary Other Unsecured Claims as of the date of calculation; plus

(2)         the aggregate amount of all UCA Subsidiary Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all UCA Subsidiary Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the UCA Subsidiary Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed UCA Subsidiary Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed UCA Subsidiary Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 10(b) is impaired by the Plan.  Each holder of an Allowed UCA Subsidiary Other Unsecured Claim is entitled to vote to accept or reject the Plan.

15.       Class 11 - Olympus Debtor Group

a.              Class 11(a) - Olympus Bank Claims

The Olympus Bank Claims are Claims against a Debtor arising under or pursuant to the Olympus Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Section 6.04(i) and Section 7.09 of the Plan, the Olympus Bank Claims will be Allowed in the principal amount of $1,265,000,000 plus the Allowed amount, as of the Effective Date, of all fees, costs and other expenses due and payable under the Olympus Credit Agreement (excluding, however (1) interest, which will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date, and (2) any amounts arising in connection with indemnification obligations under the Olympus Credit Agreement unless they constitute Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims or Bank Securities Action Indemnification Claims that are required to be paid under the Olympus Credit Agreement and applicable law pursuant to Section 6.10(c), (d) or (e) of the Plan).

On the Effective Date, each holder of an Allowed Olympus Bank Claim will at the option of the Debtors, as set forth in the Sale/Exit Facility Notice, either:

•                  sell, transfer and assign to the Reorganized Debtors (without recourse, representation or warranty (other than as to good title)), in exchange for its Pro Rata Share of the Olympus Bank Claim Purchase Price, all of its right, title and interest in and under the Olympus Credit Agreement, including the full amount of its Allowed Claim and all rights against any co-obligors, sureties or pledgors (however, in no event will the Debtors or Reorganized Debtors assume, or be liable with respect to, any claims, liabilities or obligations arising out of, or in connection with, such interest in and under the Olympus Credit Agreement including, without limitation, in connection with the Continuing Bank Actions or any indemnification obligations of a Bank Lender under such Credit Agreement); or

•                  receive its Pro Rata Share of the Olympus Bank Claim Purchase Price, in full and complete satisfaction of such Allowed Olympus Bank Claim, and the Reorganized Debtors will be fully subrogated to all rights and remedies of such holder (including, without limitation, rights to contribution) arising in connection with the Olympus Bank Claims or otherwise under the Olympus Credit Agreement.  In connection with this transaction, the holder will take the actions contemplated by Section 12.14 of the Plan or as otherwise directed by the Bankruptcy Court to evidence or give effect to such subrogation.

The Olympus Bank Claim Purchase Price is an amount equal to the aggregate Allowed Olympus Bank Claims, payable:

•                  if the Debtors engage in a New Financing, in cash in the amount of such Allowed Claim;

•                  if the Debtors engage in a Rollover, in $[      ] principal amount of Rollover Tranche A Notes, and a principal amount of Rollover Tranche B Notes equal to the Allowed Olympus Bank Claims less such principal amount of Rollover Tranche A Notes; or

•                  if the Debtors engage in a Combination Refinancing or a Cash Sale Transaction, in cash and principal amount of Rollover Tranche A Notes and Rollover Tranche B Notes (allocated in the manner specified in the Sale/Exit Facility Notice) equal to the amount of such Allowed Claims.

The Plan contemplates that Class 11(a) is impaired by the Plan and each holder of an Allowed Olympus Bank Claim will be entitled to vote to accept or reject the Plan.  If the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class 11(a) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 11(a) will be unimpaired and each holder of an Allowed Olympus Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class 11(a) will be null, void and have no effect.

See Section VI.D.1.c, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class 11(b)(i) - Olympus Trade Claims

An Olympus Trade Claim is any Claim relating to the receipt of goods or services by the Olympus Debtors from trade vendors or service providers in the ordinary course of the Olympus Debtors’ business.  Interest will accrue with respect to Olympus Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan) a distribution of its Pro Rata Share of Plan Consideration from the Olympus Trade Distribution Reserve, to the extent not previously paid.

The allocation of Plan Consideration to the Olympus Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 11(b)(i) is impaired by the Plan.  Each holder of an Allowed Olympus Trade Claim is entitled to vote to accept or reject the Plan.

c.               Class 11(b)(ii) - Olympus Other Unsecured Claims

Olympus Other Unsecured Claims are General Unsecured Claims against any of the Olympus Debtors.  Olympus Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of Olympus Other Unsecured Claims, as reflected in proofs of claim filed by holders of Olympus Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[           ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Olympus Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Olympus Debtors.  For purposes of the Plan, through the deemed consolidation of the Olympus Debtors, Claims that arose prior to the Commencement Date against one or more Olympus Debtors are treated as one Claim against the Olympus Debtors and guarantee Claims against and among multiple Olympus Debtors are eliminated.

The Debtors estimate that the amount of Allowed Olympus Other Unsecured Claims will aggregate approximately $[           ].  The Debtors’ estimate of Allowed Olympus Other Unsecured Claims is based upon an analysis of the Olympus Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such Olympus Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain Olympus Other Unsecured Claims.  The ultimate resolution of Olympus Other Unsecured Claims could result in Allowed Olympus Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that Olympus Other Unsecured Claims are Allowed in an amount significantly in excess of $[           ], the amount of Plan Consideration received with respect to any given Olympus Other Unsecured Claim may be less than anticipated based on the amounts contemplated in connection with the preparation of the Estimation Order.

Interest will accrue with respect to Olympus Other Unrestricted Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

Except to the extent that an Allowed Olympus Other Unsecured Claim is an Insured claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the Olympus Unsecured Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed Olympus Other Unsecured Claim will be determined by applying the Allocable Portion for the Olympus Other Unsecured Claims Class to the total amount of Plan Consideration held in the Olympus Other Unsecured Claims Reserve.

The Allocable Portion for the Olympus Other Unsecured Claims Class is:

(1)         the aggregate amount of all Allowed Olympus Other Unsecured Claims as of the date of calculation; plus

(2)         the aggregate amount of all Olympus Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all Olympus Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the Olympus Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed Olympus Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed Olympus Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 11(b)(ii) is impaired by the Plan.  Each holder of an Allowed Olympus Other Unsecured Claim is entitled to vote to accept or reject the Plan.

16.       Class 12 - UCA Debtor Group

a.              Class 12(a) - UCA Bank Claims

The UCA Bank Claims are Claims against a Debtor arising under or pursuant to the UCA Credit Agreement.

Without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which will be preserved and retained in full, including, without limitation, the rights and remedies provided in Section 6.04(i) and Section 7.09 of the Plan, the UCA Bank Claims will be Allowed in the principal amount of $831,315,000 plus the Allowed amount, as of the Effective Date, of all fees, costs and other expenses due and payable under the UCA Credit Agreement (excluding, however (1) interest, which will be deemed paid in full to the extent the Debtors continue to make payments in accordance with paragraph 11(c) of the DIP Order through the Effective Date, and (2) any amounts arising in connection with indemnification obligations under the UCA Credit Agreement unless they constitute Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims or Bank Securities Action Indemnification Claims that are required to be paid under the UCA Credit Agreement and applicable law pursuant to Section 6.10(c), (d) or (e) of the Plan).

On the Effective Date, each holder of an Allowed UCA Bank Claim will (pursuant to the Plan and without any further action by such holder) at the option of the Debtors, as set forth in the Sale/Exit Facility Notice, either:

•                  sell, transfer and assign to the Reorganized Debtors (without recourse, representation or warranty (other than as to good title)) in exchange for its Pro Rata Share of the UCA Bank Claim Purchase Price all of its right, title and interest in and under the UCA Credit Agreement, including the full amount of its Allowed Claim and all rights against any co-obligors, sureties or pledgors (however, in no event will the Debtors or Reorganized Debtors assume, or be liable with respect to, any claims, liabilities or obligations arising out of, or in connection with, such interest in and under the UCA Credit Agreement including, without limitation, in connection with the Continuing Bank Actions or any indemnification obligations of a Bank Lender under such Credit Agreement); or

•                  receive its Pro Rata Share of the UCA Bank Claim Purchase Price, in full and complete satisfaction of such Allowed UCA Bank Claim, and the Reorganized Debtors will be fully subrogated to all rights and remedies of such holder (including, without limitation, rights to contribution) arising in connection with the UCA Bank Claims or otherwise under the UCA/HHC Credit Agreement.  In connection with this transaction, the holder will take the actions contemplated by Section 12.14 of the Plan or as otherwise directed by the Bankruptcy Court to evidence or give effect to such subrogation.

The UCA Bank Claim Purchase Price is an amount equal to the aggregate Allowed UCA Bank Claims, payable:

•                  if the Debtors engage in a New Financing, in cash in the amount of such Allowed Claim;

•                  if the Debtors engage in a Rollover, in $[      ] principal amount of Rollover Tranche A Notes, and a principal amount of Rollover Tranche B Notes equal to the Allowed UCA Bank Claims less such principal amount of Rollover Tranche A Notes; or

•                  if the Debtors engage in a Combination Refinancing or a Cash Sale Transaction, in cash and principal amount of Rollover Tranche A Notes and Rollover Tranche B Notes (allocated in the manner specified in the Sale/Exit Facility Notice) equal to the amount of such Allowed Claims.

The Plan contemplates that Class 12(a) is impaired by the Plan and each holder of an Allowed UCA Bank Claim will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Claims are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class 12(a) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 12(a) will be unimpaired and each holder of an Allowed UCA Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in Class 12(a) will be null, void and have no effect.

See Section VI.D.1.c, titled “Prepetition Lender Litigation Settlement” for a discussion of the treatment of Bank Lender Fee Claims and various other matters potentially relevant to Bank Lender Claims.

b.              Class 12(b) - UCA Notes Claims

UCA Notes Claims are Claims against a Debtor arising under or pursuant to the 10.625% Senior Notes due November 15, 2006 issued by Olympus Communications, L.P. and Olympus Capital Corporation under the Indenture dated as of November 12, 1996 between Olympus Communications, L.P., Olympus Capital Corporation and Bank of Montreal Trust Company, as Trustee.

The UCA Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (1) $212,986,111, of which $200,000,000 represents principal and $12,986,111 of which represents interest accrued through the Commencement Date plus (2) interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Notes Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of the UCA Notes Distribution consisting of Plan Consideration from the UCA Notes/Trade Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed UCA Notes Claim will be determined by applying the Allocable Portion for the UCA Notes Claims Class to the total amount of Plan Consideration held in the UCA Notes/Trade Distribution Reserve.

The Allocable Portion for the UCA Notes Claims Class is a percentage equal to:

•                  the aggregate amount of all Allowed UCA Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)            the aggregate amount of all Allowed UCA Notes Claims and Allowed UCA Trade Claims as of the date of calculation; plus

(2)            the aggregate amount of all UCA Notes Claims and UCA Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)            the aggregate amount of all UCA Notes Claims and UCA Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the UCA Notes/Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the UCA Notes and the UCA Trade Claims are made from the UCA Notes/Trade Distribution Reserve, the recovery to holders of UCA Notes could be affected by the ultimate resolution of UCA Trade Claims.  Resolution of UCA Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that UCA Trade Claims are Allowed in an amount significantly in excess of $[          ], the amount of Plan Consideration received in respect of a UCA Notes Claim may be reduced.  In addition, the relative recovery of notes claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 12(b) is impaired by the Plan.  Each holder of an Allowed UCA Notes Claim is entitled to vote to accept or reject the Plan.

c.               Class 12(c)(i) - UCA Trade Claims

A UCA Trade Claim is any Claim relating to the receipt of goods or services by the UCA Debtors from commercial trade vendors or service providers in the ordinary course of the UCA Debtors’ business.  Interest will accrue with respect to the UCA Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Trade Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of the UCA Trade Distribution, consisting of the Plan Consideration from the UCA Debtor Group Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed UCA Trade Claim will be determined by applying the Allocable Portion for the UCA Trade Claims Class to the total amount of Plan Consideration held in the UCA Notes/Trade Distribution Reserve.

The Allocable Portion for the UCA Notes Claims Class is a percentage equal to:

•                  the aggregate amount of all Allowed UCA Trade Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1) the aggregate amount of all Allowed UCA Trade Claims and Allowed UCA Notes Claims as of the date of calculation; plus

(2)         the aggregate amount of all UCA Trade Claims and UCA Notes Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all UCA Trade Claims and UCA Notes Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the UCA Notes/Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  Because distributions in respect of both the UCA Notes and the UCA Trade Claims are made from the UCA Debtor Notes/Trade Distribution Reserve, the recovery to holders of UCA Trade Claims could be affected by the ultimate resolution of UCA Notes Claims.  Resolution of UCA Notes Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that UCA Notes Claims are Allowed in an amount significantly in excess of $[          ], the amount of Plan Consideration received in respect of an UCA Trade Claim may be reduced.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimates.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 12(c)(i) is impaired by the Plan.  Each holder of an Allowed UCA Trade Claim is entitled to vote to accept or reject the Plan.

d.              Class 12(c)(ii) - UCA Other Unsecured Claims

UCA Other Unsecured Claims are General Unsecured Claims against any of the UCA Debtors.  UCA Other Unsecured Claims include Claims against the Debtors arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of UCA Other Unsecured Claims, as reflected in proofs of claim filed by holders of UCA Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’

Schedules is approximately $[                  ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple UCA Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple UCA Debtors.  For purposes of the Plan, through the deemed consolidation of the UCA Debtors, Claims that arose prior to the Commencement Date against one or more UCA Debtors are treated as one Claim against the UCA Debtors and guarantee Claims against and among multiple UCA Debtors are eliminated.

The Debtors estimate that the amount of Allowed UCA Other Unsecured Claims will aggregate approximately $[                  ].  The Debtors’ estimate of Allowed UCA Other Unsecured Claims is based upon an analysis of the UCA Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such UCA Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain UCA Other Unsecured Claims.  The ultimate resolution of UCA Other Unsecured Claims could result in Allowed UCA Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that UCA Other Unsecured Claims are Allowed in an amount significantly in excess of $[                    ], the amount of Plan Consideration received in respect of any given UCA Other Unsecured Claim may be less than anticipated based on the amounts contemplated in connection with the preparation of the Estimation Order.

Interest will accrue with respect to Allowed UCA Other Unsecured Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

Except to the extent that an Allowed UCA Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a distribution of its Pro Rata Share of Plan Consideration from the UCA Unsecured Distribution Reserve, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an Allowed UCA Other Unsecured Claim will be determined by applying the Allocable Portion for the UCA Other Unsecured Claims Class to the total amount of Plan Consideration held in the UCA Other Unsecured Claims Reserve.

The Allocable Portion for the UCA Other Unsecured Claims Class is:

(1)         the aggregate amount of all Allowed UCA Other Unsecured Claims as of the date of calculation; plus

(2)         the aggregate amount of all UCA Other Unsecured Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all UCA Other Unsecured Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

The allocation of Plan Consideration to the UCA Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed UCA Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed UCA Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 12(c)(ii) is impaired by the Plan.  Each holder of an Allowed UCA Other Unsecured Claim is entitled to vote to accept or reject the Plan.

e.               Class 12(d) - UCA Existing Securities Law Claims

UCA Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any UCA Note.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), either:

•                  a specified amount of Plan Consideration from the UCA Existing Securities Law Claim Reserve; or

•                  if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to UCA Existing Securities Law Claims, to the extent not previously paid.

The amount of Plan Consideration distributable on account of an UCA Existing Securities Law Claim will be determined by applying the Allocable Portion for the UCA Existing Securities Law Claims Class to the total amount of Plan Consideration held in the UCA Existing Securities Law Claims Reserve.

The Allocable Portion for the UCA Existing Securities Law Claims Class is:

(1)         the aggregate amount of all Allowed UCA Existing Securities Law Claims as of the date of calculation; plus

(2)         the aggregate amount of all UCA Existing Securities Law Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all UCA Existing Securities Law Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

Class 12(d) is impaired by the Plan.  Each holder of an Allowed UCA Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

f.                 Class 12(e) - UCA/Tele-Media JV Equity Interests

UCA/Tele-Media JV Equity Interests are Equity Interests (including, without limitation, any Equity Interests held by National Cable Acquisition Associates, L.P., the Company or any of their Affiliates) arising pursuant to or in connection with the Second Amended and Restated Limited Partnership Agreement of Tele-Media Investment Partnership, L.P., dated December 4, 1998.

In connection with their efforts to pursue a Sale Transaction, the Debtors have solicited indications of interests from potential acquirers of the Debtors’ corporate entities that include their UCA/Tele-Media JV Equity Interests, as well as for both partners’ interests in the UCA/Tele-Media Joint Venture.

If the Debtors consummate a Sale Transaction relating to the Debtors’ UCA/Tele-Media JV Equity Interests, then:

•                  all UCA/Tele-Media JV Equity Interests held by entities other than a Debtor or Reorganized Debtor will remain outstanding and unaffected by the Plan and the Sale Transaction, and will not receive any distribution under the Plan;

•                  the organizational documents relating to the UCA/Tele-Media Joint Venture will be amended as provided in the Plan Supplement; and

•                  the sale proceeds will be allocated to the applicable Debtor Group Reserve in accordance with the Plan.

If Debtors consummate a Sale Transaction relating to both the UCA/Tele-Media JV Equity Interests held by the Debtors and the UCA/Tele-Media JV Equity Interests by Persons other than the Debtors, then:

•                  the proceeds from such Sale Transaction will be applied first to Claims against the UCA/Tele-Media Joint Venture in accordance with the Plan, and, to the extent any proceeds remain after Payment in Full of all such Claims, such remaining proceeds will be allocated among the holders of UCA/Tele-Media JV Equity Interests in accordance with their relative rights under the organizational documents and other agreements governing the UCA/Tele-Media Joint Venture; and

•                  the UCA/Tele-Media organizational documents and agreements will be amended as provided in the Plan Supplement.

If the Debtors do not consummate a Sale Transaction relating to the Debtors’ UCA/Tele-Media Equity Interests, on the Effective Date, or as soon thereafter as is practicable, the UCA/Tele-Media Venture will be merged with and into the New Joint Venture Preferred Securities Issuer, and the separate existence of the UCA/Tele-Media Venture will cease.  The New Joint Venture Preferred Securities Issuer, as the surviving entity in the merger, will continue its existence (such transaction, the “UCA/Tele-Media Venture Merger”).  On the effective date of the UCA/Tele-Media Venture Merger, by virtue of the merger and without any action of the New Joint Venture Preferred Securities Issuer or any holder of a UCA/Tele-Media JV Equity Interests, or any other Person, each Allowed UCA/Tele-Media JV Equity Interest will be cancelled and extinguished and converted into the right to receive, in full and complete satisfaction of such Allowed Equity Interest, its Pro Rata Share of [          ] shares of the New Joint Venture Preferred Securities.

The Plan contemplates that Class 12(e) is impaired by the Plan and each holder of an Allowed UCA/Tele-Media JV Equity Interest will be entitled to vote to accept or reject the Plan.  However, the Debtors are reserving their right to seek an order of the Bankruptcy Court holding that such Equity Interests are unimpaired.  If the Debtors obtain an order of the Bankruptcy Court holding that Class 12(e) is unimpaired by the Plan (whether before or after soliciting of acceptances for the Plan, and which order may be the Confirmation Order), Class 12(e) will be unimpaired and each holder of an Allowed UCA/Tele-Media JV Equity Interest will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Equity Interests in Class 12(e) will be null, void and have no effect.

17.       Class 13 - Holding Company Debtor Group

See Section VI.B.2.f, titled “Clawback to Cure Deficiency in Debtor Group Reserves.”

a.              Class 13(a)(i) - ACC Trade Claims

ACC Trade Claims consists of any Claim relating to the receipt of goods or services from trade vendors or service providers in the ordinary course of business other than Subsidiary Trade Claims.  Interest will accrue with respect to ACC Trade Claims from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Trade Claim will receive, in full and complete satisfaction of such

Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), a Pro Rata Share of (1) the ACC Trade Claims Distribution and (2) [            ] Contingent Value Vehicle Series A-2 Interests, to the extent not previously paid.

The ACC Trade Claims Distribution is the Allocable Portion of the Holding Company Debtor Group Distribution Reserve allocable to Class 13(a)(i).  The Holding Company Debtor Group Distribution Reserve will be a reserve of Plan Consideration, in an amount to be initially established by the Estimation Order and adjusted under the Plan, established to pay Allowed Claims in Classes 13(a)(i), 13(b) and 13(c) and to reserve for Disputed Claims in those Classes.

The Allocable Portion means, with respect to ACC Trade Claims, as of the date of calculation, a percentage equal to:

(1)         the aggregate amount of Allowed ACC Trade Claims; divided by

(2)         the sum (without duplication) of:

(a)                                  the aggregate amount of all Allowed ACC Trade Claims and Allowed Claims in Classes 13(b) and 13(c); plus

(b)                                 the aggregate amount of all ACC Trade Claims and Claims in Classes 13(b) and 13(c) that are set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (i) above, on such date; plus

(c)                                  the aggregate amount of all Disputed ACC Trade Claims and Disputed Claims in Classes 13(b) and 13(c), in each case that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on such date.

The allocation of Plan Consideration to the Holding Company Debtor Group Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of trade claims against different debtors may differ, depending on estimations and amounts of Allowed Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Class 13(a)(i) is impaired by the Plan.  Each holder of an Allowed ACC Trade Claim is entitled to vote to accept or reject the Plan.

b.              Class 13(a)(ii) - ACC Other Unsecured Claims

ACC Other Unsecured Claims are General Unsecured Claims against any of the Debtors other than Subsidiary Other Unsecured Claims.  ACC Other Unsecured Claims include Claims arising from or relating to, without limitation,

•                  the rejection of leases of nonresidential real property and executory contracts,

•                  personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims, or

•                  other prepetition litigation against the Debtors.

The Debtors estimate that the aggregate amount of ACC Other Unsecured Claims, as reflected in proofs of claim filed by holders of ACC Other Unsecured Claims or, in the event no proof of claim was filed, in the Debtors’ Schedules is approximately $[           ], excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims against and among multiple Debtors.  For purposes of the Plan, through the deemed consolidation of the Debtors, Claims that arose prior to the Commencement Date against one or more Debtors are treated as one Claim against the Debtors and guarantee Claims against and among multiple Debtors are eliminated.  The Debtors estimate that the amount of Allowed ACC Other Unsecured Claims will aggregate approximately $[              ].  The Debtors’ estimate of Allowed ACC Other Unsecured Claims is based upon an analysis of the ACC Other Unsecured Claims by the Debtors and their advisors, the Debtors’ experience to date in resolving disputes concerning the amount of such ACC Other Unsecured Claims and gives effect to rights of setoff the Debtors believe they may effect against certain ACC Other Unsecured Claims.  The ultimate resolution of ACC Other Unsecured Claims could result in Allowed ACC Other Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.  To the extent that ACC Other Unsecured Claims are Allowed in an amount significantly in excess of $[              ], the amount of Plan Consideration received in respect of an ACC Other Unsecured Claim may be reduced.  Interest will accrue from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

Except to the extent that an Allowed ACC Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Other Unsecured Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan):

•                  a distribution of Plan Consideration from the Holding Company Unsecured Distribution Reserve; and

•                  [              ] Contingent Value Vehicle Series A-2 Interests, to the extent not previously paid.

The allocation of Plan Consideration to the ACC Unsecured Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  In addition, the relative recovery of Other Unsecured Claims against different debtors may differ, depending on estimations and Allowed amounts of Claims in other Debtor Groups and the allocation of Plan Consideration to the various Debtor Group Reserves based on such estimations.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

A holder of an Allowed ACC Other Unsecured Claim that is an Insured Claim will be paid in the ordinary course of business of the Reorganized Debtors to the extent that Claim is insured and will have an Allowed ACC Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Class 13(a)(ii) is impaired by the Plan.  Each holder of an Allowed ACC Other Unsecured Claim is entitled to vote to accept or reject the Plan.

c.               Class 13(b) - ACC Senior Notes Claims

ACC Senior Notes Claims are Claims against a Debtor arising under or pursuant to the:

•                  9-7/8% Senior Debentures due March 1, 2005, issued by ACC under that certain Indenture dated as of March 11, 1993, and amended and restated as of May 11, 1993, between ACC and Bank of Montreal Trust Company, as Trustee;

•                  9-1/2% Senior Pay-In-Kind Notes Series A and B due February 15, 2004, issued by ACC under that certain Indenture dated as of February 22, 1994 between ACC and Bank of Montreal Trust Company, as Trustee, as supplemented by the First Supplemental Indenture, dated as of May 1, 1994;

•                  9-7/8% Senior Notes due March 1, 2007, issued by ACC under that certain Indenture dated as of February 26, 1997 between ACC and Bank of Montreal Trust Company, as Trustee;

•                  10-1/2% Senior Notes due July 15, 2004, issued by ACC under that certain Indenture dated as of July 7, 1997 between ACC and Bank of Montreal Trust Company, as Trustee;

•                  9-1/4% Senior Notes due October 1, 2002, issued by ACC under that certain Indenture dated as of September 25, 1997 between ACC and Bank of Montreal Trust Company, as Trustee;

•                  8-3/8% Senior Notes Series A and Series B due February 1, 2008, issued by ACC under that certain Indenture dated as of January 21, 1998 between ACC and Bank of Montreal Trust Company, as Trustee, as supplemented by the First Supplemental Indenture dated as of November 12, 1998;

•                  8-1/8% Senior Notes due July 15, 2003 issued by ACC under that certain Indenture dated as of July 2, 1998 between ACC and Bank of Montreal Trust Company, as Trustee;

•                  7-1/2% Senior Notes due January 15, 2004 issued by ACC under that certain Indenture dated as of January 13, 1999 between ACC and Bank of Montreal Trust Company, as Trustee;

•                  7-3/4% Senior Notes due January 15, 2009 issued by ACC under that certain Indenture dated as of January 13, 1999 between ACC and Bank of Montreal Trust Company, as Trustee;

•                  7-7/8% Senior Notes due May 1, 2009 issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the First Supplemental Indenture dated as of April 28, 1999 between ACC and Bank of Montreal Trust Company, as Trustee;

•                  9-3/8% Senior Notes due November 15, 2009 issued by ACC under the Senior Notes Indenture, as supplemented by the Second Supplemental Indenture dated as of November 16, 1999, between ACC and Harris Trust Company, as Trustee;

•                  10-7/8% Senior Notes due October 1, 2010, issued by ACC under the Senior Notes Indenture, as supplemented by the Third Supplemental Indenture dated as of September 20, 2000, between ACC and The Bank of New York, as Trustee;

•                  10-1/4% Senior Notes due June 15, 2011 issued by ACC under the Senior Notes Indenture, as supplemented by the Fourth Supplemental Indenture dated as of June 12, 2001, between ACC and The Bank of New York, as Trustee;  or

•                  10-1/4% Senior Notes due November 1, 2006 issued by ACC under the Senior Notes Indenture, as supplemented by the Fifth Supplemental Indenture dated as of October 25, 2001, between ACC and The Bank of New York, as Trustee;

The ACC Senior Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (1) $5,109,693,748, of which $4,936,847,118 represents principal and $172,846,630 represents interest accrued through the Commencement Date plus (2) interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Senior Notes Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), its Pro Rata Share of

•                  the ACC Notes Distribution, which consists of a distribution of Plan Consideration from the Holding Company Notes/Trade Distribution Reserve, and

•                  [              ] in Contingent Value Vehicle Series A-1 Interests.

The amount of Plan Consideration distributable on account of an Allowed ACC Senior Notes Claim will be determined by applying the Allocable Portion for the ACC Senior Notes Claims Class to the total amount of Plan Consideration held in the Holding Company Notes/Trade Distribution Reserve.

The Allocable Portion for the ACC Senior Notes Claims Class is a percentage equal to:

•                  the aggregate amount of all Allowed ACC Senior Notes Claims as of the date of calculation; divided by

•                  the sum of the following amounts (without duplication):

(1)         the aggregate amount of all Allowed ACC Senior Notes Claims, Allowed ACC Subordinated Notes Claims and Allowed ACC Trade Claims as of the date of calculation; plus

(2)         the aggregate amount of all ACC Senior Notes Claims, ACC Subordinated Notes Claims and ACC Trade Claims set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in paragraph (1) above, on such date; plus

(3)         the aggregate amount of all ACC Senior Notes Claims, ACC Subordinated Notes Claims and ACC Trade Claims that are Disputed Claims that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

In accordance with and in enforcement of the subordination provisions of the indentures relating to the ACC Subordinated Notes (the “Subordination Provisions”), all distributions which the holders of Subordinated Notes Claims would otherwise be entitled to receive under the Plan on account of the ACC Subordinated Notes will be delivered to the Holders of the Allowed ACC Senior Notes Claims pursuant to Section 4.41(c) of the Plan, as and to the extent required to result in Payment in Full of the ACC Senior Notes Claims (including interest from the Commencement Date to the date of payment at the rate specified in Section 8.15 of the Plan, but without giving effect to the limitation imposed by the Debtor Group Maximum Value).  As discussed in Section V.J.4, titled “The X Clause Litigation,” certain holders of ACC Subordinated Notes have disputed the subordination of distributions to the holders of ACC Subordinated Notes under the Plan.

The allocation of Plan Consideration to the Holding Company Notes/Trade Distribution Reserve will be initially established in the Estimation Order based on the amount of Claims expected to be Allowed in each Debtor Group that are entitled to receive Plan Consideration, the relative priority of Claims and Equity Interests within each Debtor Group, and the valuation and structural priority of each Debtor Group relative to the other Debtor Groups.  The allocations of Plan Consideration within each Debtor Group and among Debtor Group Reserves will be adjusted prior to each Distribution Date to account for changes in the amounts of Claims expected to be Allowed in each Debtor Group and the resolution of Disputed Claims.  See Section VI.B.2, titled “Estimation of Claims/Disputed Claims Procedures.”

Because distributions in respect of both the ACC Senior Notes and the ACC Trade Claims (and, to the extent the ACC Senior Notes receive Payment in Full, the ACC Subordinated Notes) are made from the Holding Company Notes/Trade Distribution Reserve, the recovery to holders of ACC Senior Notes (and the ACC Subordinated Notes) could be affected by the ultimate resolution of ACC Trade Claims.  Resolution of ACC Trade Claims could result in Allowed Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure

Statement.  To the extent that ACC Trade Claims are Allowed in an amount significantly in excess of $[              ], the amount of Plan Consideration received in respect of an ACC Senior Notes Claim may be reduced.

Class 13(b) is impaired by the Plan.  Each holder of an Allowed ACC Senior Notes Claim is entitled to vote to accept or reject the Plan.

d.              Class 13(c) - ACC Subordinated Notes Claims

ACC Subordinated Notes Claims are Claims against a Debtor arising under or pursuant to the:

•                  6.0% Convertible Subordinated Notes due February 15, 2006 issued by ACC under that certain Indenture dated as of January 23, 2001 between ACC and The Bank of New York, as Trustee, as Trustee (except, as and to the extent any such Notes comprise Rigas Claims or Equity Interests);  or

•                  3.25% Convertible Subordinated Notes due May 1, 2021 issued by ACC under that certain Indenture dated as of as of January 22, 2001 between ACC and The Bank of New York, as Trustee, as Trustee (except, as and to the extent any such Notes comprise Rigas Claims or Equity Interests).

The ACC Subordinated Notes Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate amount of (1) $1,458,990,625, of which $1,437,500,000 represents principal and $21,490,625 represents interest accrued through the Commencement Date plus (2) to the extent allowable, interest accruing from the Commencement Date, if at all, pursuant to the procedures and in the amount set forth in Section 8.15 of the Plan.

In accordance with and in enforcement of the Subordination Provisions, all distributions that the holders of Subordinated Notes Claims would otherwise be entitled to receive under the Plan on account of the ACC Subordinated Notes will be delivered to the Holders of the Allowed ACC Senior Notes Claims pursuant to Section 4.41(c) of the Plan, as and to the extent required to result in Payment in Full of the ACC Senior Notes Claims.  As discussed in Section V.E.13, titled “The X Clause Litigation,” certain holders of ACC subordinated Notes have disputed the subordination of distributions to the holders of ACC Subordinated Notes under the Plan.

Notwithstanding the Subordination Provisions, each Holder of an Allowed ACC Subordinated Notes Claim will be entitled to receive and retain, on account of such Claim, its Pro Rata Share of

•                  if the Deemed Value of the ACC Notes Distribution distributed with respect to the ACC Senior Notes Claims equals the Allowed amount of such Claims, then any ACC Notes Distribution not previously distributed with respect to the ACC Senior Notes Claims, and

•                  [              ] Contingent Value Vehicle Series B Interests.  For this purpose, the ACC Notes Distribution is the Allocable Portion of the Holding Company Debtor Group Distribution Reserve allocable to both the ACC Senior Notes Claims and ACC Subordinated Notes Claims.

Regardless of whether Class 13(c) or any individual holder of an ACC Subordinated Notes Claim has accepted the Plan, the Subordination Provisions will be enforced, without exception, through the consummation of the Plan as to (1) the distributions with respect to ACC Senior Notes Claims from the ACC Notes Distribution and (2) except with respect to the ACC Subordinated Notes Distribution, any and all other distributions or property that the holders of Allowed ACC Subordinated Note Claims are, would or might otherwise be entitled to receive from the Debtors or the Estates or in the Chapter 11 Cases on account of ACC Subordinated Notes Claims.  Pursuant to the Subordination Provisions, all such portions of the ACC Notes Distribution and, except for the ACC Subordinated Notes Distribution, other distributions and property will be delivered directly to the holders of ACC Senior Notes Claims by means of the distribution procedures provided for in Section 8.08 of the Plan.

Class 13(c) is impaired by the Plan.  Each holder of an Allowed ACC Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

e.               Class 13(d) - ACC Notes Existing Securities Law Claims

ACC Notes Existing Securities Law Claims are Existing Securities Law Claims arising in connection with both ACC Senior Notes and ACC Subordinated Notes.  ACC Notes Existing Securities Law Claims will accrue interest from the Commencement Date until the Effective Date at either (1) the non-default rate payable under the agreement or instrument giving rise to such Claim, as and to the extent enforceable, or, to the extent no such agreement or instrument exists or is enforceable, then at the rate payable on federal judgments as of the Commencement Date or (2) at the rate specified in the Interest Rate Schedule.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Notes Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), such Allowed Claim’s Pro Rata Share of either:

•                  a distribution of [          ] Contingent Value Vehicle Series C Interests; or

•                  if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to ACC Notes Existing Securities Law Claims, to the extent not previously paid.

Class 13(d) is impaired by the Plan.  Each holder of an Allowed ACC Notes Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

f.                 Class 13(e) - ACC Series B Preferred Stock Interests

ACC Series B Preferred Stock Interests are Equity Interests arising pursuant to or in connection with the 13% Series B Redeemable Cumulative Exchangeable Preferred Stock issued by ACC, except as and to the extent any such security comprises Rigas Claims or Equity Interests.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series B Preferred Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of [           ] Contingent Value Vehicle Series D Interests.

Class 13(e) is impaired by the Plan.  Each holder of an Allowed ACC Series B Preferred Stock Interest is entitled to vote to accept or reject the Plan.

g.              Class 13(f) - ACC Series B Preferred Stock Existing Securities Law Claims

ACC Series B Preferred Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Series B Preferred Stock.  Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit, (1) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (2) for damages arising from the purchase or sale of any such security, (3) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code; but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or, (4) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series B Preferred Stock Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True up Payments under section 8.22 of the Plan), either:

•                  such Allowed Claim’s Pro Rata Share of [          ] Contingent Value Vehicle Series E Interests; or

•                  if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to ACC Series B Preferred Existing Securities Law Claims, to the extent not previously paid.

Class 13(f) is impaired by the Plan.  Each holder of an Allowed ACC Series B Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

h.              Class 13(g) - ACC Series D Preferred Stock Interests

ACC Series D Preferred Stock Interests are Equity Interests arising pursuant to or in connection with the 5.5% Series D Convertible Preferred Stock issued by ACC, except as and to the extent any such security comprises Rigas Claims or Equity Interests.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series D Preferred Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of [           ] Contingent Value Vehicle Series F Interests.

Class 13(g) is impaired by the Plan.  Each holder of an Allowed ACC Series D Preferred Stock Claim is entitled to vote to accept or reject the Plan.

i.                 Class 13(h) - ACC Series D Preferred Stock Existing Securities Law Claims

ACC Series D Preferred Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Series D Preferred Stock.  Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit, (1) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (2) for damages arising from the purchase or sale of any such security, (3) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or, (4) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series D Preferred Stock Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), either:

•                  such Allowed Claim’s Pro Rata Share of [          ] Contingent Value Vehicle Series G Interests; or

•                  if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to ACC Series D Preferred Existing Securities Law Claims, to the extent not previously paid.

Class 13(h) is impaired by the Plan.  Each holder of an Allowed ACC Series D Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

j.                 Class 13(i) - ACC Series E and F Preferred Stock Interests

In recognition of their relative priority under their governing certificates of designation both ACC Series E and Series F Preferred Stock Interests are included in Class 13(i).  ACC Series E and F Preferred Stock Interests are Equity Interests arising pursuant to or in connection with (1) the 7.5% Series E Mandatory Convertible Preferred Stock issued by ACC; and (2) the 7.5% Series F Mandatory Convertible Preferred Stock issued by ACC, except, in each case, as and to the extent any such Equity Interest comprises Rigas Claims or Equity Interests.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series E and F Preferred Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of [              ] Contingent Value Vehicle Series H Interests.

Class 13(i) is impaired by the Plan.  Each holder of an Allowed ACC Series E and F Preferred Stock Interest is entitled to vote to accept or reject the Plan.

k.              Class 13(j) - ACC Series E and F Preferred Stock Existing Securities Law Claims

ACC Series E and F Preferred Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with any ACC Series E and F Preferred Stock.  Existing Securities Law Claims are Claims against any of the Debtors, whether or not the subject of an existing lawsuit, (1) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (2) for damages arising from the purchase or sale of any such security, (3) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or, (4) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series E and F Preferred Stock Existing Securities Law Claim will receive, in full and complete satisfaction of such Allowed Claim (subject to any right to receive True Up Payments under section 8.22 of the Plan), either:

•                  such Allowed Claim’s Pro Rata Share of [          ] Contingent Value Vehicle Series I Interests; or

•                  if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to ACC Series E and F Preferred Existing Securities Law Claims, subject to Section 8.22 of the Plan with respect to True Up Payments, to the extent not previously paid.

Class 13(j) is impaired by the Plan.  Each holder of an Allowed ACC Series E and F Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

l.                 Class 13(k) - ACC Common Stock Existing Securities Law Claims

Class 13(k) includes ACC Common Stock Existing Securities Law Claims. ACC Common Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with ACC Common Stock.  ACC Common Stock Interests include shares of Class A Common Stock or shares of Class B Common Stock.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Common Stock Interest and Allowed ACC Common Stock Existing Securities Law Claim, as applicable, will receive, in full and complete satisfaction of such Allowed Claim or Allowed Equity Interest (subject to any right to receive True Up Payments under section 8.22 of the Plan), such Allowed Claim’s Pro Rata Share of either:

•                  [          ] Contingent Value Vehicle Series J Interests; or

•                  if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to ACC Common Stock Interests and ACC Common Stock Existing Securities Law Claims, to the extent not previously paid.

Class 13(k) is impaired by the Plan.  Each holder of an Allowed ACC Common Stock Interest or of an Allowed ACC Common Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

m.           Class 13(l) - ACC Common Stock Interests

Class 13(k) includes all ACC Common Stock Interests.

ACC Common Stock Existing Securities Law Claims are Existing Securities Law Claims arising in connection with ACC Common Stock.

On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Common Stock Interest will receive, in full and complete satisfaction of such Allowed Equity Interest (subject to any right to receive True Up Payments under section 8.22 of the Plan), such Allowed Equity Interest’s Pro Rata Share of either:

•                  [          ] Contingent Value Vehicle Series K Interests; or

•                  if the Debtors consummate the Government Settlement, the portion of the Settlement Consideration, if any, allocable to ACC Common Stock Interests, to the extent not previously paid.

Class 13(l) is impaired by the Plan.  Each holder of an Allowed ACC Common Stock Interest is entitled to vote to accept or reject the Plan.

18.       Class 14 - Convenience Claims

a.              Class 14(a) - Subsidiary Convenience Claims

A Subsidiary Convenience Claim is a Subsidiary Trade Claim or Subsidiary Other Unsecured Claim, that is (1) Allowed in an amount of $[              ] or less or (2) Allowed in an amount greater than $[              ] but which is reduced to $[              ] by an irrevocable written election made by the holder of such Claim on a properly delivered Ballot.  Notwithstanding anything otherwise to the contrary, any Subsidiary Trade Claim or Other Unsecured Claim that was originally Allowed in excess of $[              ] may not be subdivided into multiple Subsidiary Trade Claims or Other Unsecured Claims of $[              ] or less for purposes of receiving treatment as a Convenience Claim.

Under the Plan, each holder of an Allowed Subsidiary Convenience Claim will receive, in full and complete satisfaction of such Allowed Claim, cash in an amount equal to the lesser of (1) [          ]% multiplied by the Allowed amount of such Subsidiary Convenience Claim or (2) $[              ].

However, if (1) the holders of Claims which are deemed to be Allowed Subsidiary Convenience Claims would receive a greater amount of Plan Consideration consisting of cash if they were treated as holders of Claims in the Class to which they would otherwise belong, or (2) the holders of Allowed Subsidiary Convenience Claims do not accept the Plan by the required majorities described in Section I.A, titled “Holders of Claims and Equity Interests Entitled to Vote,” then the holders of such Allowed Subsidiary Convenience Claims will be treated as holders of Allowed Claims in the class to which they would otherwise belong.  In such event, any election by a holder of an Allowed Subsidiary Convenience Claim to reduce the amount of its Allowed Claim to $[              ] will be null and void.

b.              Class 14(b) - ACC Convenience Claims

An ACC Convenience Claim is an ACC Trade Claim or ACC Other Unsecured Claim that is (1) Allowed in an amount of $[              ] or less or (2) Allowed in an amount greater than $[              ] but that is reduced to $[              ] by an irrevocable written election made by the holder of such Claim on a properly delivered Ballot.  Notwithstanding anything otherwise to the contrary, any ACC Trade Claim or ACC Other Unsecured Claim that was originally Allowed in excess of $[              ] may not be subdivided into multiple ACC Trade Claims or Other Unsecured Claims of $[              ] or less for purposes of receiving treatment as a Convenience Claim.

Under the Plan, each holder of an Allowed ACC Convenience Claim will receive, in full and complete satisfaction of such Allowed Claim, cash in an amount equal to the lesser of (1) [        ]% multiplied by the Allowed amount of such ACC Convenience Claim or (2) $[              ].

However, if (1) the holders of Claims which are deemed to be Allowed ACC Convenience Claims would receive a greater amount of Plan Consideration consisting of cash if they were treated as holders of Claims in the Class to which they would otherwise belong, or (2) the holders of ACC Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, then the holders of Allowed ACC Convenience Claims will be treated as holders of Allowed ACC Trade Claims or Allowed ACC Other Unsecured Claims (as applicable) and treated as either Class 13(a)(i) Claims or Class 13(a)(ii) Claims (as applicable).  In such event, any election by a holder of an Allowed ACC Convenience Claim to reduce the amount of its Allowed Claim to $[              ] will be null and void.

19.       Class 15 - Intercompany Claims

An Intercompany Claim is a Claim relating to an intercompany transfer of value by a Debtor, an Affiliate of a Debtor, or a non-Debtor Subsidiary to a Debtor, Affiliate of a Debtor, or non-Debtor Subsidiary.  Joint Venture Interests and Rigas Claims and Equity Interests are not Intercompany Claims and are included in the applicable class of Joint Venture Interests or Rigas Claims and Equity Interests instead.  Pursuant to the Global Compromise Intercompany Claims are calculated by netting each Debtor’s intercompany payables and receivables against each other and then, within a Debtor Group, adding together the Intercompany Claims of Debtors within the Debtor Group with positive net balances and separately adding together the Intercompany Claims of Debtors within the Debtor Group with negative net balances.  These two sets of balances are not offset against each other.

Pursuant to the Plan and in consideration of the benefits provided under the Plan, including the Global Compromise, the Intercompany Claims will be Allowed in the amounts specified in Schedule 4.54 to the Plan (as such Schedule may be amended or supplemented by means of a notice filed not later than 25 days before the Voting Deadline), and will be subordinated to all Claims in their respective Debtor Groups of Persons who are not Debtors, but will be senior to any Equity Interests included in such Intercompany Claim’s Debtor Group.

On the Effective Date, each Intercompany Claim will be discharged and satisfied by means of

•                  the Restructuring Transactions contemplated by the Plan, and

•                  allocations of Plan Securities pursuant to Section 9.03 of the Plan (and any order of the Bankruptcy Court sought thereunder) to the Debtor Group Reserves of such Intercompany Claim’s Debtor Group in amounts that give effect to the relative seniority and treatment of such Intercompany Claim described above.

All Claims held by any Debtor against any Non-Debtor Subsidiary or by any Non-Debtor Subsidiary against any Debtor will be reviewed by the Reorganized Debtors and adjusted, continued, or discharged, as determined by the Reorganized Debtors in their sole discretion.

Holders of Intercompany Claims will not be entitled to vote to accept or reject the Plan.

20.       Rigas Claims or Equity Interests

A Rigas Claim or Equity Interest is:

•                  any Claim against or Equity Interest in any of the Debtors held by a Rigas Person, including any Claims arising from the rejection of a Rigas Agreement; and

•                  any Claim against or Equity Interest in any of the Debtors, including with respect to an Existing Security, which Claim or Equity Interest (including with respect to an Existing Security) was owned beneficially or of record at any time by a Rigas Person, except to the extent that the Claim or Equity Interest (including with respect to an Existing Security) is held by a Person who can demonstrate that it is a “protected purchaser” within the meaning of Article 8 of the New York Uniform Commercial Code and not a Person from whom property or value may be recovered under Section 550 of the Bankruptcy Code.  To the extent a Claim or Equity Interest may be characterized as a Rigas Claim or Equity Interest and another type of

Claim or Equity Interest, such Claim or Equity Interest will be deemed to be a Rigas Claim or Equity Interest in its entirety.

All Rigas Claims and Equity Interests will be Disallowed.  As such, no Rigas Claims or Equity Interests will be entitled to vote to accept or reject the Plan.  Each holder of a Rigas Claim or Equity Interest will receive no distribution under the Plan with respect to such Rigas Claim or Equity Interest.  The Plan will not create any right of any holder of a Rigas Claim or Equity Interest to assert such Claim or Equity Interest against any of the Debtors’ insurance policies.

21.       ACC Other Equity Interests

An ACC Other Equity Interest is any Equity Interest issued by ACC, except in each case for (1) ACC Existing Preferred Stock, (2) ACC Common Stock, (3) Joint Venture Interests and (4) Rigas Claims or Equity Interests.

All ACC Other Equity Interests will be Disallowed.  As such, no ACC Other Equity Interests will be entitled to vote to accept or reject the Plan.  Each holder of an ACC Other Equity Interest will receive no distribution under the Plan with respect to such ACC Other Equity Interest.

D.            SUMMARY OF OTHER PROVISIONS OF THE PLAN

1.              Effectuation of Compromise and Settlement

a.              Plan Negotiations

Given the diverse creditor and equity holder body and the myriad of complex issues posed by these Chapter 11 Cases, the Debtors have spent the past two and a half years conducting extensive diligence and engaging in negotiations regarding the terms of a chapter 11 plan and related matters.  These discussions focused on a variety of issues, including, but not limited to, (1) maximizing value to stakeholders, (2) resolving issues regarding substantive consolidation and other inter-estate and inter-creditor disputes, (3) terminating the relative priorities and enforceability of various claims, and (4) facilitating an orderly and efficient distribution of value to stakeholders.  The Plan represents the culmination of these efforts and reflects the Debtors’ proposed compromise and settlement of these issues.

b.              Global Compromise Embodied in the Plan

The Plan incorporates various inter-Debtor, Debtor-creditor and inter-creditor settlements and compromises designed to achieve a global resolution of these Chapter 11 Cases (the “Global Compromise”).  The Plan is thus premised upon settlement, rather than litigation, of these disputes.  The settlements and compromises embodied in the Plan represent, in effect, a linked series of concessions by Creditors of every individual Debtor in favor of each other.  The agreements are interdependent.  The following description of the Global Compromise is qualified in its entirety by the full text of the Plan.

To reach the Global Compromise, the Debtors considered, among other things, the most significant inter-estate and inter-creditor disputes, the likelihood of various outcomes and recoveries, including substantive consolidation, and the cost and delay that would be occasioned by conducting estate-wide litigation of such issues to their conclusion.  In proposing the Plan, the Debtors believe they are offering a fair and equitable resolution of these issues to creditors without the need for litigation.  This resolution, which the Debtors believe fairly reflects the risks of litigation, will reduce the duration of these Chapter 11 Cases and the expenses attendant to protracted disputes.  Such expenses would ultimately reduce the value of the Debtors’ estates and impact recoveries to certain classes of creditors and holders of Equity Interests.  While a litigated outcome of each of these issues might differ from the result incorporated in the Plan, the Debtors believe that, if the issues resolved by the Plan were litigated to conclusion, then these Chapter 11 Cases would be prolonged for, at a minimum, an additional year, and probably much longer.  In this regard, it is important to bear in mind that the professional fees incurred in these Chapter 11 Cases, even without such estate-wide litigation, have been approximately $15.8 million per month, or approximately $189.6 million per year.

There are several components of the Global Compromise, including, but not limited to:

•                  settlement of the likelihood of substantive consolidation of the Debtors’ estates and issues regarding the structure of the Plan;

•                  settlement of certain inter-estate fraudulent conveyance claims and claims to certain assets;

•                  the treatment of intercompany claims;

•                  the settlement of the form of plan currency;

•                  entitlement to post-petition interest; and

•                  Arahova Compromise and TeleMedia Compromise.

Each of these components is discussed below.

(1)          Likelihood of Substantive Consolidation

Substantive consolidation is a judicially-created equitable remedy whereby the assets and liabilities of two or more entities are pooled, and the pooled assets are used to satisfy creditors’ claims from the resulting common fund.  Typically, substantive consolidation eliminates intercompany claims and any issues concerning ownership of assets among the consolidated entities, as well as guaranty claims against any consolidated entity that guaranteed the obligations of another consolidated entity.  The federal Court of Appeals with jurisdiction over the Chapter 11 Cases has articulated a two-fold, disjunctive test for substantive consolidation: (1) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit such that consolidation is fair from the vantage point of creditor expectations, taking into account any prejudice to certain creditors resulting from the consolidation; or (2) whether the assets and liabilities of the entities in question are hopelessly entangled such that the process of untangling them would be so time-consuming and costly that it is not in the interest of the creditors to complete that process.

Whether substantive consolidation in a given case is appropriate requires an intensive analysis of the facts pertaining to each entity proposed to be consolidated, including, but not limited to, the relationships and transactions among the entities in question and each entity’s disclosures to, and transactions with, creditors.  In connection with their preparation of the Global Compromise, the Debtors reviewed and considered the Debtors’ books and records, material contracts, communications, public filings, and other documents, as well as facts and legal theories underlying various related inter-estate issues.  In addition, they analyzed applicable legal standards.

Through this process, the Debtors have found that, for each of the Debtor Groups, certain facts could be cited both in support of, and opposition to, total substantive consolidation, partial substantive consolidation, partial substantive consolidation utilizing a different structure than that proposed by the Debtors (for example, consolidating the Silo 7A Debtor Group and the Holding Company Debtor Group) and treatment of each of the Debtors as independent entities without any level of substantive consolidation.  Accordingly, in an effort to resolve these issues without protracted and expensive litigation, the Debtors forged a compromise and settlement based on an analysis of the likelihood that a court would order partial or full substantive consolidation at the conclusion of such litigation.

Under the Global Compromise embodied in the Plan, distributions pursuant to the Plan will be made on account of Allowed Subsidiary Note Claims, Allowed Subsidiary Unsecured Claims, Allowed ACC Unsecured Claims and Allowed ACC Senior Note Claims based on the relative likelihood of protracted litigation resulting in: (1) substantive consolidation of all of the Debtors; (2) substantive consolidation within the Debtor Groups (partial substantive consolidation) or reconfiguration of such Debtor Groups; and (3) treatment of each of the Debtors as independent entities without any level of substantive consolidation of the Debtors.  Subject to the additional parameters of the Global Compromise described below, the distributions with respect to each of the abovementioned Allowed Claims will be fixed, in part, to account for these scenarios.

(2)          Asset Ownership Disputes Between, Among Others, the Arahova, Holding Company, Olympus, and Silo 7A Debtor Groups

Because total substantive consolidation results in all assets of each of the separate Debtors being treated as if they were owned by a single hypothetical entity, it eliminates any intercompany claims and issues concerning ownership of assets among the consolidated entities.  In the case of either partial or no substantive consolidation, these issues remain and must be resolved either through negotiation or litigation.

During 2000 and 2001, in connection with, among other things, the establishment of the Century Co-Borrowing Facility, the Arahova Bridge Credit Facility and the Olympus Co-Borrowing Facility, then-present management effected transfers of various subsidiaries and their corresponding assets and liabilities (collectively, the “Transferred Subsidiaries”) among different Debtor Groups by distributing or contributing the stock of Transferred Subsidiaries from one legal entity to another.  In many instances, through a series of transactions, the assets or equity securities of the Transferred Subsidiaries were transferred to multiple Debtor Groups.  In addition, other intercompany transfers of assets and entities were made from time to time during the tenure of Rigas Management.  As a result of these transfers, certain inter-Debtor (and inter-Debtor Group) disputes arose or otherwise exist between the Arahova, Holding Company, Olympus, Silo 7A, UCA and UCA Subsidiary Debtor Groups regarding their respective ownership rights to certain subsidiaries and such subsidiaries’ assets.  Parties in interest have contended that resolution of certain factual and legal issues regarding these disputes may favor certain Debtor Groups at the expense of other Debtor Groups.  As a part of the Global Compromise and in consideration for the Global Compromise, the Debtors waived and compromised these arguments and the related causes of action, and in consideration of distributions and other benefits under the Plan, holders of Claims and Equity Interests are also deemed to waive and compromise such arguments and related causes of action.

(3)          Intercompany Claims

Typically, total substantive consolidation eliminates all intercompany claims among the consolidated entities.  Partial substantive consolidation into separate Debtor Groups would eliminate intercompany claims within a Debtor Group, but would preserve claims between separate Debtor Groups.  Without substantive consolidation, each Debtor’s intercompany claims against other Debtors are preserved.  Without total substantive consolidation, a Debtor must determine the relative priority of intercompany claims, which may either be treated pari passu with similarly situated third-party claims, subordinated to third party claims, re-characterized as equity contributions or disregarded for purposes of a plan.  Moreover, absent substantive consolidation, each Debtor may seek to disallow a given intercompany claim or to affirmatively recover on various claims or causes of action against another Debtor.

Prior to the Petition Date, the Debtors maintained a complex corporate structure consisting of hundreds of entities, which, in the aggregate, engaged in over seven million intercompany transactions from 1999 through 2002.  During these Chapter 11 Cases, the Debtors reviewed the intercompany transactions between January 1999 and the Petition Date and the most significant transactions from 1996 through 1998.  Further, the Debtors have investigated the appropriateness of the historical classifications of these transactions, and have undertaken an extensive analysis of the relative priority of such intercompany claims between Debtor Groups and arguments for and against recharacterization, subordination and/or elimination of such claims.  For each legal entity, the Debtors have calculated its net intercompany payable or receivable to Adelphia Cablevision, LLC (the “CMS Holder”).  For each Debtor Group, the Debtors have then totaled the intercompany payable to the CMS Holder of all legal entities within the Debtor Group with an intercompany payable balance, and totaled the intercompany receivable from the CMS Holder of all entities within the Debtor Group that have an intercompany receivable balance.

Under the Global Compromise, all Intercompany Claims will be subordinated to third party debt within the Debtor Group in which they are based.  All other potential inter-Debtor remedies, such as the potential disallowance or re-characterization of Intercompany Claims, and certain affirmative claims or causes of action against any other Debtor, will be waived.  These waivers are an integral part of the Global Compromise in order to ensure that the efficient resolution of these Chapter 11 Cases would not be jeopardized by ongoing inter-estate and inter-Debtor Group disputes.  These waivers will not affect, however, the Debtors’ ability to pursue third parties (including non-Debtor affiliates) on any claims, causes of action or challenges available to any of the Debtors in the absence of substantive consolidation.

(4)          Plan Currency

As a general rule, absent substantive consolidation, the creditors of a given debtor may recover only from the assets of such debtor.  In the event of substantive consolidation, the creditors of each of the consolidated entities recover from the pooled assets of all of the consolidated entities.  In light of the Global Compromise and the settlement of the issue of substantive consolidation of the Debtor Groups, the actual consideration to be distributed on account of Allowed Subsidiary Note Claims, Allowed Subsidiary Unsecured Claims, Allowed ACC Unsecured Claims and Allowed ACC Senior Note Claims will be derived from a common pool consisting of either: (1) in a Stand-Alone Plan, the New Common Stock or, (2) in a plan contemplating a Sale Transaction, Plan Consideration.  The common pool of New Common Stock will be allocated to the various Debtor Groups pursuant to the Estimation Order in a manner designed to give effect to the Global Compromise and the relative structural seniority of the various Debtor Groups to each other, as well as the relative priority of the different classes of Claims and Equity Interests.  Further, to the extent any holder of an Allowed ACC Unsecured Claim or Allowed ACC Senior Note Claim is not paid in full pursuant to the Plan, such holders will be entitled to receive interests in the CVV of different relative priority, as described in Section VI.B.17.b, titled “Class 13(a)(ii) - ACC Other Unsecured Claims.”

(5)          Post-petition Interest

Generally, to the extent a Debtor is solvent and subject to certain legal and equitable limitations, creditors may be entitled to post-petition interest from the petition date through the effective date at various contractual or statutory rates.  As part of the Global Compromise, however, distributions on account of such interest may be adjusted as set forth in the Interest Rate Schedule to be filed by the Debtors with the Bankruptcy Court at least 25 days prior to the Voting Deadline.

(6)          Overall Fairness of the Settlement

The Debtors believe that the Global Compromise embodied in the Plan is fair to each of the Debtors, the Debtor Groups, and their respective creditors and equity holders and satisfies the reasonableness test required for approval by the Bankruptcy Court.  Although the Debtors believe the Global Compromise can be approved solely on the basis that the settlements contained therein are within the range of reasonable outcomes, the Debtors believe that the Global Compromise offers significant benefits in avoiding estate-wide litigation by stakeholders with conflicting interests.  Indeed, without a compromise, the Debtors believe that the cost, delay, and uncertainty attendant to litigating the complex inter-estate issues resolved by the Plan would result in substantially lower recoveries for most, if not all, creditors.

(7)          Arahova Compromise and TeleMedia Compromise

By virtue of and integral to the Global Compromise, on the Effective Date, pursuant to Bankruptcy Rule 9019, in full settlement and satisfaction of any Claims and Causes of Action between the Holding Company Debtor Group and the Arahova Debtor Group, the amount of Allowed Claims in Classes 8(a), 8(b)(i) and 8(b)(ii) of the Arahova Debtor Group will be reduced by the Arahova Compromise Amount, which will have the effect of transferring that value to the Holding Company Debtor Group Distribution Reserve (the “Arahova Compromise”).

By virtue of and integral to the Global Compromise, on the Effective Date, pursuant to Bankruptcy Rule 9019, in full settlement and satisfaction of any Claims and Causes of Action between and among the holders of Century/Tele-Media JV Equity Interests and the UCA / Tele-Media JV Equity Interests, on the one hand, and the Debtors, on the other hand, the Century/Tele-Media JV Equity Distribution and the UCA/Tele-Media Equity Distribution will consist of New Joint Venture Preferred Securities with an aggregate value, to be determined by the Bankruptcy Court in the Confirmation Order of not less than $[             ], which New Joint Venture Preferred Securities will be distributed in accordance with the terms of the Plan.

c.               Prepetition Lender Litigation Settlement

The Plan incorporates a settlement and compromise of certain issues related to the Bank Complaint.  In connection with this compromise (the “Prepetition Lender Litigation Settlement”), the Confirmation Order will provide that the following will take place if the Effective Date occurs.

•                  Subject to the Debtors’ receipt of the Reciprocal Release (as defined below), the Debtors and Reorganized Debtors will release (the “Bank Release”) certain defendants named in the Bank Actions (the “Released Bank Lender Defendants”) from any liability with respect to the Bank Actions because, among other things, the claims asserted against such defendants give rise to an indemnity claim against the Debtors or lack merit in comparison to the relative costs of litigation.  The Released Bank Lender Defendants will be identified in a notice to be filed by the Debtors with the Bankruptcy Court not later than 25 days prior to the Voting Deadline.  Receipt of a Bank Release by a Released Bank Lender Defendant is conditioned on the delivery, by such Released Bank Lender Defendant to the Debtors, of a release (the “Reciprocal Release”) from any and all Claims relating to or arising in connection with the Prepetition Credit Agreements (except for the right to receive distributions in respect of Bank Claims, Bank Lender Fee Claims and Bank Securities Action Indemnification Claims under and in accordance with the Plan) and any transactions in connection therewith in a form and substance reasonably satisfactory to the Debtors.  If the Bank Release is granted, the Contingent Value Vehicle will have no right to pursue the Bank Actions against the Released Bank Lender Defendants.

•                  On the Effective Date, certain Bank Actions meeting criteria specified in the Plan (the “Dismissed Bank Actions”) will be dismissed with prejudice, and the Debtors will be deemed to release the Bank Lenders with respect to the Dismissed Bank Actions, effective as of the Effective Date.  The Dismissed Bank Actions will comprise those Bank Actions:

(1)          that are identified in a notice filed by the Debtors with the Bankruptcy Court not later than the earlier of (a) 25 days before the Voting Deadline, or (b) within 10 Business Days after a ruling by the Bankruptcy Court on the Creditors’ Committee’s authority to file the Bank Lender Avoidance Complaint and/or the Bank Lenders’ Motion to Dismiss the Bank Lender Avoidance Complaint; or

(2)          with respect to which a court of competent jurisdiction or other binding authority determines, at any time, that a defendant in the Bank Lender Avoidance Complaint would be entitled to indemnification (whether under a Prepetition Credit Agreement or under another agreement or principle of law), either directly by a Debtor or Managed Entity or indirectly by a party that is entitled to indemnification by a Debtor or Managed Entity.

•                  All of the Debtors’ rights will be preserved with respect to those Bank Actions that are not included in the Dismissed Bank Actions (the “Continuing Bank Actions”), and the Continuing Bank Actions will be transferred to the Contingent Value Vehicle in accordance with the provisions of the Plan.  See Section VI.E, titled “Contingent Value Vehicle.”  To the extent a Continuing Bank Action subsequently qualifies as a Dismissed Bank Action under the Plan, such Bank Action will be deemed to be dismissed as of the Effective Date.

•                  In consideration of (and as a condition to) the treatment provided for under the Plan, each Bank Lender will:

(1)          be required to exercise certain remedies and take certain further actions to protect, perfect and effect the rights and remedies available under the applicable Prepetition Credit Agreements and applicable law, at the reasonable request of the Debtors or Reorganized Debtors at any time and from time to time. Such requests (each, an “Implementing Request”) may include, without limitation, requests that the Bank Lenders act with respect to the subrogation of the Debtors and the Reorganized Debtors to the rights of the Bank Lenders to the Collateral securing Bank Claims, assign the rights in such Collateral to the Debtors or the Reorganized Debtors and initiate and pursue any proceeding or case required for the Debtors to obtain rights to the Collateral securing the Bank Claims free and clear of Liens, encumbrances and competing Claims; and

(2)          be deemed to release the Debtors and Reorganized Debtors from any liability and obligation in connection with the Prepetition Credit Agreements (including, without limitation, any liability or obligation with respect to indemnification under the Prepetition Credit Agreements).  However, this release will not affect the Bank Lenders’ right to receive distributions in respect of Bank Claims, Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims under and in accordance with the Plan, as applicable.

•                  Under the Plan, the Reorganized Debtors or the Distribution Company (as applicable) will:

(1)          reimburse each Bank Lender acting to protect, perfect or effect such rights and remedies pursuant to and in accordance with an Implementing Request received by the Debtors or Reorganized Debtors for all reasonable costs, fees and expenses incurred in connection therewith, to the extent such holder is entitled to such reimbursement under the Prepetition Credit Agreement immediately before the Effective Date; and

(2)          indemnify and hold harmless any such Bank Lender acting in connection with an Implementing Request against any and all expenses, losses, claims, damages and liabilities incurred by it arising out of claims made by any Person relating solely to the actions taken pursuant to and in accordance with an Implementing Request, but excluding therefrom all expenses, losses, claims, damages and liabilities to the extent they are determined by a Final Order of a court of competent jurisdiction to have resulted from the gross negligence, recklessness or willful misconduct of such indemnified person.

Notwithstanding anything otherwise to the contrary, the Allowance of a Bank Claim for purposes of the Plan will not constitute, be deemed to constitute, or be cited as a defense to (or other grounds for avoiding liability under) the Continuing Bank Actions.  The Bank Complaint may not be amended by any plaintiff party to add additional claims or additional defendants (except for successors and assigns to the rights of holders of Bank Claims, to the extent it is alleged that such Claims are subject to the defenses and grounds for disallowance applicable to the Bank Claims and to the initial holders thereof).  However, the Bank Complaint may be amended to replead the Continuing Bank Actions with further particularity.

Pursuant to procedures and limitations specified in the Plan, under the Plan holders of Bank Claims will be entitled to repayment of certain specified fees and expenses that would be payable under the terms of the related Prepetition Credit Agreements.  These include:

•                  Claims for reimbursement of reasonable fees, costs or expenses incurred prior to the Effective Date (each, a “Bank Lender Fee Claim”) and owing to holders of Bank Claims under the Prepetition Credit Agreements (including in respect of legal fees and expenses incurred in connection with the defense of the Bank Actions in accordance with Section 6.10(c) of the Plan), but without duplication of any amounts Allowed as Bank Claims under the Plan.  Notwithstanding anything otherwise to the contrary, Bank Lender Fee Claims do not include Claims for any amount incurred from and after the Effective Date;

•                  Claims for reimbursement of reasonable fees, costs or expenses which are incurred solely in connection with the defense of the Continuing Bank Actions (each, a “Bank Lender Post-Effective Date Fee Claim”) and which would be payable to holders of Bank Claims under the Prepetition Credit Agreements (including in respect of legal fees and expenses incurred in connection with the defense of claims) if they remained in effect from and after the Effective Date (but without duplication of any amounts Allowed as Bank Claims, Bank Lender Fee Claims or Bank Securities Action Indemnification Claims under the Plan).  Notwithstanding anything otherwise to the contrary, the Bank Lender Post-Effective Date Fee Claims do not include any Claims incurred from or after the Effective Date (1) by Released Bank Lender Defendants or (2) with respect to Dismissed Bank Actions; and

•                  Claims of holders of Bank Claims for reimbursement of reasonable fees, costs or expenses, in each case arising after the Effective Date and solely in connection with the defense of the Securities Class Action (each, a “Bank Securities Action Indemnification Claim”), and which would be payable under the Prepetition Credit Agreements if they remained in effect from and after the Effective Date (without duplication of any amounts Allowed as Bank Claims, Bank Lender Fee Claims or Bank Lender Post-Effective Date Fee Claims under the Plan).  Notwithstanding anything otherwise to the contrary, Bank Securities Action Indemnification Claims do not include Claims for indemnification of any liability whatsoever, or Claims for reimbursement of fees, costs or expenses arising in connection with any matter other than the Securities Class Action, including, without limitation, in connection with any other claims or actions against Bank Lenders prior to or from and after the Effective Date.

To the extent required by the Prepetition Credit Agreement giving rise thereto, the Debtors, Reorganized Debtors or Distribution Company (as applicable) will pay Bank Lender Fee Claims in cash in accordance with the procedures and subject to the conditions set forth below.  As a condition to receiving payment of a Bank Lender Fee Claim, each holder of a Bank Claim is required deliver to the Debtors or the Reorganized Debtors (as applicable) and counsel for the Statutory Committees written copies of invoices in respect of such claims for the period to which such Bank Lender Fee Claim relates.  The invoices shall contain narrative descriptions of the services rendered and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Debtors or the Reorganized Debtors, and, with respect to holders or professionals who have received reimbursement prior to the Effective Date in connection with the Chapter 11 Cases, shall be in the same form and shall include the same level of information as provided by such Person in connection with the Chapter 11 Cases.  Notwithstanding anything otherwise to the contrary, if the Debtors or Reorganized Debtors are unable to resolve a dispute as to a Bank Lender Fee Claim, they and/or the holder of the related Claim may submit any such dispute to the Bankruptcy Court for resolution.  Neither the Debtors nor the Reorganized Debtors will be required to make any payments with respect to a Disputed Bank Lender Fee Claim pending resolution of such dispute by the parties or the Bankruptcy Court, and they are entitled to pay only that portion of a Bank Lender Fee Claim that is undisputed while retaining the Disputed portion of a Bank Lender Fee Claim, pending resolution of such dispute.

From and after the Effective Date, Bank Lender Post-Effective Date Fee Claims will be paid in accordance with the following procedures.  Bank Lender Post-Effective Date Fee Claims will be paid solely from the Litigation Prosecution Fund, and no Person will have any Claim against, or right to payment from, the Debtors or Reorganized Debtors in connection with a Bank Lender Post-Effective Date Fee Claim.  Notwithstanding anything otherwise to the contrary, none of the following is payable as a Bank Lender Post-Effective Date Fee Claims: (1) Claims for indemnification of any liability arising in connection with a Continuing Bank Action or the Securities Class Action; and (2) fees, costs, expenses or other amounts incurred in connection with a Continuing Bank Action by or on behalf of a defendant that is found by a court of competent jurisdiction in a Final Order to have liability in connection with such Continuing Bank Action or is required to make a disgorgement under Section 6.10(f) of the Plan.

As a condition to receiving payment of a Bank Lender Post-Effective Date Fee Claim, each holder of a Bank Claim is required to deliver to the Contingent Value Vehicle Manager and counsel for the Statutory Committees written copies of invoices in respect of such claims, with narrative descriptions of the services rendered and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Contingent Value Vehicle Manager, for the period to which such Bank Lender Post-Effective Date Fee Claim relates.  For holders or professionals who have received reimbursement prior to the Effective Date in connection with the Chapter 11 Cases, these invoices are required to be in the same form and include the same level of information as provided by such Person in connection with the Chapter 11 Cases.  Notwithstanding anything otherwise to the contrary, if the Person seeking reimbursement and the Contingent Value Vehicle Manager are unable to resolve a dispute as to a Bank Lender Post-Effective Date Fee Claim, the Contingent Value Vehicle Manager and/or the holder of such Claim may submit any such dispute to the Bankruptcy Court for resolution.  The Contingent Value Vehicle Manager will not be required to make any payments with respect to a Disputed Bank Lender Post-Effective Date Fee Claim pending resolution of such dispute by the parties or the Bankruptcy Court.  However, the Contingent Value Vehicle Manager will pay that portion of a Bank Lender Post-Effective Date Fee Claim that is Allowed as soon as reasonably practicable after it is Allowed, while retaining the Disputed portion of a Bank Lender Post-Effective Date Fee Claim, pending resolution of such dispute by the parties or the Bankruptcy Court.

From and after the Effective Date, Bank Securities Action Indemnification Claims will be paid in accordance with the following procedures.  Bank Securities Action Indemnification Claims will be paid solely from the Bank Securities Action Indemnification Fund, and no Person will have any Claim against, or right to payment from, the Debtors or Reorganized Debtors in connection with a Bank Securities Action Indemnification Claim.  The “Bank Securities Action Indemnification Fund” will consist of cash and/or standby letters of credit in an amount not to exceed $[            ], to be placed on deposit by Reorganized ACC or the Distribution Company (as applicable) on the Effective Date, and held in escrow pursuant to the Bank Indemnification Fund Agreement by the Disbursing Agent and used solely in connection with the payment of Bank Securities Action Indemnification Claims.  The Confirmation Order will include a finding of the Bankruptcy Court stating that the foregoing amount comprises a reasonable estimate of the amounts likely to be required in connection with the payment of the Bank Securities Action Indemnification Claims.  To the extent funds held in the Bank Securities Action Indemnification Fund are not used or needed in connection with the satisfaction of Bank Securities Action Indemnification Claims from and after the date of settlement, dismissal or judicial or other resolution of the Securities Class Action pursuant to a Final Order, such funds will be transferred by the Disbursing Agent to the Debtor Group Reserves in accordance with the priorities and procedures set forth in Article IX of the Plan.

As a condition to receiving payment of a Bank Securities Action Indemnification Claim entitled to reimbursement, each holder of a Bank Claim is required to deliver to the Disbursing Agent and counsel for the Statutory Committees written copies of invoices in respect of such claims, with narrative descriptions of the services rendered and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Disbursing Agent, for the period to which such Bank Securities Action Indemnification Claim relates.  For holders or professionals who have received reimbursement prior to the Effective Date in connection with the Chapter 11 Cases, the invoices are required to be in the same form and include the same level of information as provided by such Person in connection with the Chapter 11 Cases.  Notwithstanding anything otherwise to the contrary, if the Person seeking reimbursement and the Disbursing Agent are unable to resolve a dispute as to a Bank Securities Action Indemnification Claim, the Disbursing Agent and/or the holder of such Claim may submit any such dispute to the Bankruptcy Court for resolution.  The Disbursing Agent will not be required to make any payments with respect to a Disputed Bank Securities Action Indemnification Claim pending resolution of such dispute by the parties or the Bankruptcy Court.  However, the Disbursing Agent will pay that portion of a Bank Securities Action Indemnification Claim that is Allowed as soon as reasonably practicable after it is Allowed, while retaining the Disputed portion of a Bank Securities Action Indemnification Claim, pending resolution of such dispute by the parties or the Bankruptcy Court.

Notwithstanding anything otherwise to the contrary, none of the following is payable under the Plan as a Bank Securities Action Indemnification Claim:

•                  Claims for indemnification of any liability arising in connection with a Continuing Bank Action or the Securities Class Action;

•                  fees, costs, expenses or other amounts incurred in connection with the Securities Class Action by or on behalf of a defendant that is found by a court of competent jurisdiction in a Final Order to have liability in connection with the Securities Class Action, or who is required to make a disgorgement under Section 6.10(f) of this Plan; and

•                  fees, costs, expenses or other amounts incurred in connection with the Securities Class Action by or on behalf of more than (1) one counsel with respect to the Bank Lenders under each Prepetition Credit Agreement who has been selected in a manner determined by the Administrative Agent, and (2) any local counsel whose assistance is required in connection with the Securities Class Action in a jurisdiction other than the jurisdiction in which the counsel described in the foregoing clause (1) is admitted to practice.

Persons Who Have Been Reimbursed For Fees Are Required to Provide Notice Of Certain Adverse Court Findings to the Debtors Or Reorganized Debtors and May Be Required to Disgorge Fees As A Result Of Such Findings

Each holder of a Claim must deliver to the Debtors, Reorganized Debtors or Plan Administrator (as applicable), a written notice within three Business Days thereof, if a court of competent jurisdiction in a Final Order, finds either:

•               that such holder of a Claim that has received reimbursement for fees, costs or expenses (such holder, a “Reimbursed Holder”) is not entitled to indemnification; or

•               makes findings of fact or conclusions of law that would result in such Reimbursed Holder not being able to satisfy the standard required for indemnification under an applicable agreement or law.

Notwithstanding anything otherwise to the contrary, a Reimbursed Holder will, within ten Business Days of a Fee Related Determination, disgorge to the Debtors or Reorganized Debtors, as applicable, all fees, costs and expenses received by it from the Debtors or the Reorganized Debtors at any time prior to such Fee Related Determination (including interest accruing on such amount through the date of payment to the Debtors or Reorganized Debtors at the rate received by such Reimbursed Holder on amounts paid under the Plan).

d.              Subrogation

The Plan contemplates distributions with respect to Allowed Bank Claims in amounts estimated to result in satisfaction in full of such Allowed Claims.  In recognition of this treatment, as of the Effective Date the Reorganized Debtors will be subrogated to all of the rights and remedies of the Bank Lenders arising in connection with the Bank Claims or otherwise under the Prepetition Credit Agreements with respect to the Managed Entities and any Rigas Persons party to or liable under the Prepetition Credit Agreements, without the necessity of the execution and/or delivery of any document or instrument.  In connection with such subrogation, the Bank Lenders will be deemed to have assigned all of their right, title and interest in and to the Managed Entities to the Estates as of the Effective Date, free and clear of any Liens, competing claims or encumbrances, and will deliver to the Debtors all collateral relating to the Managed Entities in which the Bank Lenders have any rights, including, without limitation, any evidence of any ownership interest in the Managed Entities.  Notwithstanding the foregoing, the Bank Lenders will execute and/or deliver such documents and instruments as reasonably requested by the Debtors to evidence the subrogation effected by the Plan or as otherwise directed by the Bankruptcy Court to evidence or give effect to such subrogation.

2.              Distributions Under the Plan

a.              Disbursing Agent

All distributions of New Common Stock, New Joint Venture Preferred Securities, Plan Consideration, or cash to the creditors of each of the Debtors under the Plan will be made by, or on behalf of, the applicable Reorganized Debtor.  All distributions under the Plan will be made by the Disbursing Agent, which may be any Debtor (including, without limitation, the Distribution Company described below) or its designee (including, without limitation, the Plan Administrator described below) acting in such capacity under the Plan.

Unless the Debtors implement a Standalone Plan, from and after the Effective Date, the Plan and the Estates will be administered and actions will be taken in the name of the Estates through the Plan Administrator and the Distribution Company.  The Plan Administrator will act for the Estates in a fiduciary capacity as applicable to a board of directors, subject to the Plan Administrator Agreement and the provisions hereof.  The duties and powers of the Plan Administrator will include the following:

(1)                    To exercise all power and authority that may be exercised, commence all proceedings that may be commenced and take all actions that may be taken, by any officer, director or shareholder of the

Distribution Company or the Estates with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including, without limitation, the amendment of the certificate of incorporation and by-laws of the Distribution Company and the dissolution of Distribution Company;

(2)                    To continue to maintain accounts, make distributions and take other actions consistent with the Plan, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves and escrow accounts, including, without limitation, the Debtor Group Reserves and any reserves or escrows required or advisable in connection with a Sale Transaction;

(3)                    To monitor and advise the Distribution Company, the Estates and the Creditors’ Committee with regard to the collection and, if necessary, liquidation, of all assets of the Estates and their wind-up;

(4)                    To compromise or settle any Claims (disputed or otherwise);

(5)                    To make decisions regarding the retention or engagement of professionals, employees and consultants;

(6)                    To pursue or defend Causes of Action (other than the Designated Litigation);

(7)                    To take such steps to safeguard the Distribution Company’s funds or investments as the Plan Administrator, in his/her discretion, deems prudent;

(8)                    To provide written reports on a quarterly basis or such other information as may be reasonably requested to the Creditors’ Committee, cash receipts and disbursements, asset sales or other dispositions, Claims reconciliation and Plan distributions;

(9)                    To take all other actions not inconsistent with the provisions of this Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering the Plan; and

(10)              To pay fees incurred pursuant to 28 U.S.C. § 1930(a)(6) and to file with the Bankruptcy Court and serve on the United States Trustee monthly financial reports until such time as a final decree is entered closing these Cases or the Cases are converted or dismissed, or the Bankruptcy Court orders otherwise.

The Plan Administrator may resign at any time upon written notice to the Reorganized Debtors and the Creditors’ Committee, and any party in interest may apply to the Bankruptcy Court at any time to remove the Plan Administrator upon a showing of cause or that such removal is otherwise in the best interests of the Estates.  In the event of any such resignation or removal, or the death or incapacity of a Plan Administrator, the Creditors’ Committee will appoint a new Plan Administrator and will obtain Bankruptcy Court approval of such appointment, which approval may be obtained prior to or as soon as reasonably practicable after such appointment.   No successor Plan Administrator hereunder will in any event have any liability or responsibility for the acts or omissions of any of his/her predecessors.  Every successor Plan Administrator appointed pursuant hereto will execute, acknowledge and deliver to his/her predecessor an instrument in writing accepting such appointment hereunder, and thereupon such successor Plan Administrator, without any further act, will become fully vested with all of the rights, powers, duties and obligations of his/her predecessor.

The Disbursing Agent will not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court.  If the Disbursing Agent is otherwise ordered, all costs and expenses of procuring any such bond or surety will be paid by the Reorganized Debtors.  The Disbursing Agent will not be responsible for making distributions on account of Contingent Value Vehicle Beneficial Interests.

The Disbursing Agent will be empowered to (1) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (2) make all distributions contemplated hereby, (3) employ professionals to represent it with respect to its responsibilities, and (4) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

As and to the extent required in connection with a Sale Transaction, from and after the Effective Date, the Distribution Company will provide transition services in accordance with the terms of such Sale Transaction.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent will be paid in cash by the Reorganized Debtors.

Except to the extent evidenced by electronic book entry or as may be otherwise agreed to in writing by the Debtors or the Reorganized Debtors, as a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being Reinstated or being left unimpaired under the Plan.  Any holder of such instrument or note that is not otherwise excluded from the requirements of the immediately preceding sentence and that fails to (1) surrender such instrument or note, or (2) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.  Any distribution so forfeited will be treated as Unclaimed Property under and in accordance with the Plan.

b.              Manner and Timing of Distributions

Any payment of cash made under the Plan may, at the Disbursing Agent’s option, be made by check drawn on a domestic bank or wire transfer.  Notwithstanding anything otherwise to the contrary, in the sole discretion of the Debtors or Reorganized Debtors, any distribution of Plan Securities under the Plan may be made by means of the book entry transfer facilities of the Depository Trust Company (“DTC”) as an alternative to delivery of physical certificates or instruments representing such Plan Securities.  Any distribution made via DTC will be made to the account of the holder of the Claim or Equity Interest entitled to receive such Plan Securities or to the account of an agent authorized to receive securities on behalf of such holder.  A distribution under the Plan to the DIP Agent, the Indenture Trustees or the Administrative Agent (each, an “Agent”) will be deemed equivalent to a distribution under the Plan directly to the holders of the Allowed Claims that such Agent represents under the applicable Indenture or Credit Agreement giving rise to such Claims.

If any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then such payment or distribution or the performance of such act may occur on or as soon as reasonably practicable after the next succeeding Business Day, but will be deemed to have been completed as of the required date.

c.               Distributions to Specific Classes

Subject to Bankruptcy Rule 9010, all distributions under the Plan to holders of Allowed Other Priority Claims, Allowed Secured Tax Claims, Allowed Other Secured Claims, Allowed Trade Claims, Allowed Other Unsecured Claims, Allowed Existing Securities Law Claims, Allowed FPL Notes Claims, Allowed ACC Preferred Stock Interests, Allowed ACC Common Stock Interests, Allowed Subsidiary Convenience Claims and Allowed ACC Convenience Claims (i.e., Claims in Classes 1, 2, 3, 4(c)(i), 4(c)(ii), 4(d), 5(b)(i), 5(b)(ii), 6(b)(i), 6(b)(ii), 7(b), 7(c)(i), 7(c)(ii), 8(b)(i), 8(b)(ii), 8(c), 9(a), 9(b), 10(a), 10(b), 11(b)(i), 11(b)(ii), 12(c)(i), 12(c)(ii), 12(d), 13(a)(i), 13(a)(ii), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), 13(k), 13(l), 14(a) and 14(b)) will be made to the holder of each Allowed Claim at the address of such holder as listed on the schedules of the Plan, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing of a change of address, including, without limitation, by the timely filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the schedules of the Plan.  If any distribution to any such holder is returned as undeliverable, the Disbursing Agent will use reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest.  If the Disbursing agent is still unable to determine the address of such holder after the expiration of 1 year from the

Effective Date, then such distributions will be deemed unclaimed property and will be treated in accordance with Section 8.16 of the Plan and Article IX of the Plan.

Any distributions to be made for the benefit of the holders of Allowed Bank Claims (i.e., Claims in Classes 4(a), 5(a), 6(a), 7(a), 11(a) and 12(a)) will be made as of the Effective Date to the Administrative Agent under the Credit Facility relating to such Bank Claim (the “Administrative Agent”) or as otherwise agreed by ACC and such holder.  The Administrative Agent will, in turn, promptly administer the distribution to the holders of the Bank Claims with respect to which it acts as Administrative Agent.

Distributions for the benefit of the holders of the DIP Lender Claims will be made to the DIP Agent as of the Effective Date or as otherwise agreed by ACC and such holder.  The DIP Agent will, in turn, promptly administer the distribution to the holders of the DIP Lender Claims.

Except for the holders of Allowed FPL Notes Claims, which will be treated as indicated above, distributions for the benefit of the holders of Allowed Notes Claims (i.e., Claims in Classes 4(b), 8(a), 12(b), 13(b) and 13(c)) will be made, in the discretion of the Disbursing Agent, either (1) to the Indenture Trustee with respect to the notes or debentures underlying such Claims, for further distribution to the holders, or (2) through the facilities of DTC for the benefit of the holders of such Claims.  If a distribution with respect to a Claim in Classes 4(b), 8(a), 12(b), 13(b) or 13(c) is made to an Indenture Trustee, such Indenture Trustee will, in turn, promptly administer the distribution to the holders of Allowed Claims in such Class in accordance with the Plan and the applicable Indenture.

d.              Fees of Indenture Trustees

In full satisfaction of the Claims of Indenture Trustees for services under the Indentures, including Claims secured by any charging liens under the Indentures, within 30 days following the Effective Date the Debtors or Reorganized Debtors will distribute to the holders of Allowed Trustee Fee Claims cash equal to the amount of (1) the Allowed Trustee Fee Claims submitted to the Debtors or Reorganized Debtors, as applicable, and the Office of the United States Trustee, for fees and expenses through the Confirmation Date, and (2) any Allowed Trustee Fee Claims incurred between the Confirmation Date and the Effective Date, provided, however, that no distribution will be payable with respect to Claims to which the Debtors or Reorganized Debtors, as applicable, and/or the Office of the United States Trustee will have objected within 30 days of receipt of the request for payment.

If either the Debtors or Reorganized Debtors, as applicable, or the Office of the United States Trustee timely objects to the request for payment of the Trustee Fee Claims, the holder of such Claim will be required to submit an application requesting payment of the disputed portion of the Trustee Fee Claims with the Bankruptcy Court in accordance with the reasonableness standard (and not subject to the requirements of Bankruptcy Code sections 503(b)(3) and (4), which will not apply).  The undisputed amount of any Trustee Fee Claims with respect to which an objection is pending will be Allowed and paid by the Debtors or Reorganized Debtors, as applicable, on the Effective Date or as soon thereafter as any such Trustee Fee Claims are Allowed.  The Disputed Trustee Fee Claims will be Allowed in an amount approved by the Bankruptcy Court.  Upon payment of the Trustee Fee Claims in accordance with the Plan, all charging liens under the Indentures will be released without further action by the Indenture Trustees or any other Person.  Notwithstanding anything otherwise to the contrary, in the event the Debtors or Reorganized Debtors are unable to resolve a dispute as to a Trustee Fee Claim, the Debtors or Reorganized Debtors may submit any such dispute to the Bankruptcy Court for resolution.  Neither the Debtors nor the Reorganized Debtors will be required to make any payments with respect to a Disputed Trustee Fee Claim.  The Debtors and Reorganized Debtors will be entitled to pay that portion of a Trustee Fee Claim that is undisputed while retaining the Disputed portion of a Trustee Fee Claim.  As a condition to receiving payment thereof, each holder of a Trustee Fee Claim will deliver written copies of invoices in respect of such claims in the form typically rendered in the regular course of the business of such holder or its professionals’ representation of it, with narrative descriptions of the services rendered and itemization of expenses incurred, to the Debtors.  The Debtors or Reorganized Debtors may report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Trustee Fee Claims.  Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.

e.               Fractional Notes and Shares

No fractional shares of New Common Stock or New Joint Venture Preferred Securities will be distributed under the Plan.  To the extent that Plan Consideration is distributed and includes equity securities, no fractional units of such equity securities will be distributed under the Plan.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock or New Joint Venture Preferred Securities (or units of equity securities included in Plan Consideration, as applicable) that is not a whole number, the actual distribution of shares of New Common Stock or New Joint Venture Preferred Securities (or units of equity securities included in Plan Consideration, as applicable) will be rounded as follows:

•                  fractions of one-half (½) or greater will be rounded to the next higher whole number; and

•                  fractions of less than one-half (½) will be rounded to the next lower whole number with no further payment therefor.

The total number of authorized shares of New Common Stock and New Joint Venture Preferred Securities to be distributed to holders of Allowed Claims will be adjusted as necessary to account for such rounding.

No Rollover Notes will be distributed in denominations of less than $1,000.  To the extent that Plan Consideration is distributed and includes debt securities, no such debt securities will be distributed in denominations of less than $1,000.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of an amount of Rollover Notes (or debt securities included in Plan Consideration, as applicable) that is not a multiple of $1,000, the actual distribution of Rollover Notes (or debt securities included in Plan Consideration, as applicable) will be rounded as follows:

•                  denominations of $500 or greater will be rounded up to $1,000; and

•                  denominations of less than $500 will be rounded down to $0.00 with no further payment therefor.

The total number of Rollover Notes (or debt securities included in Plan Consideration, as applicable) to be distributed to holders of Allowed Claims will be adjusted as necessary to account for such rounding.

The Plan provides that, notwithstanding anything otherwise to the contrary, neither the Debtors nor the Disbursing Agent will have any obligation to make a distribution to a holder of an Allowed Claim if such distribution would be less than the Threshold Amount except as provided in the Plan.  If, on any Distribution Date, the Allocable Portion of cash or New Common Stock that otherwise would have been distributed to a holder of an Allowed Claim is less than the Threshold Amount, the Disbursing Agent will reserve such holder’s Allocable Portion of cash or New Common Stock until the first Distribution Date on which the amount to be distributed to such holder is equal to or greater than the Threshold Amount.  If, at the time of the final Distribution Date, the amount of cash or New Common Stock then allocable to an Allowed Claim but not paid as a result of the foregoing sentence, is less than the Threshold Amount (taking into account prior amounts reserved for such Claim but not paid), the Disbursing Agent will not be required to make a final Distribution on account of such Allowed Claim and such Allocable Portion will be made available for distribution to other Allowed Claims in accordance with the Plan.  If, after application of the foregoing, at the time of final distribution, the amount of cash or New Common Stock then allocable to any remaining Allowed Claims is less than the Threshold Amount, the Disbursing Agent will not be required to make a final distribution on account of such Allowed Claim but may donate the cash or New Common Stock, as applicable, in the name of the Reorganized Debtors to a not-for-profit charitable organization to be chosen by the Disbursing Agent, unless otherwise ordered by the Bankruptcy Court.

f.                 Unclaimed Property

All distributions under the Plan that are unclaimed for a period of one year after distribution thereof (or an attempt to effect such distribution) in accordance with the Plan will be deemed unclaimed property under section 347(b) of the Bankruptcy Code (the “Unclaimed Property”).  Unclaimed Property will be forfeited by any holder of a Claim originally entitled thereto hereunder, whereupon all right, title and interest in and to the Unclaimed Property will immediately and irrevocably be available for future distributions to holders of Allowed Claims or Allowed Equity Interests hereunder in accordance with Article IX of the Plan and the holder of the Allowed Claim or Allowed Equity Interest previously entitled to such Unclaimed Property will cease to be entitled thereto and any entitlement of any holder of any Claim or Equity Interest to such distributions will be extinguished and forever barred.

g.              Distribution Record Date

As at the close of business on the Distribution Record Date, the claims register and stock transfer books will be closed, and there will be no further changes in the record holder of any Claim or Equity Interest.  The Reorganized Debtors and any party responsible for making distributions pursuant to Section 8.03 of the Plan will have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date.  The Reorganized Debtors and any party responsible for making distributions pursuant to Section 8.03 of the Plan will instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims register as of the close of business on the Distribution Record Date.  Notwithstanding anything otherwise to the contrary, the Reorganized Debtors and any party responsible for making distributions under the Plan will be authorized, in their sole discretion, to effect any distribution under the Plan through the book-entry transfer facilities of DTC pursuant to the procedures used for effecting distributions thereunder on the date of such distribution.

h.              Change of Control

The Plan provides that, to the extent permitted by applicable law, none of (1) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Chapter 11 Cases, (2) the issuance of the Plan Securities pursuant to the Plan, (3) the implementation of the Restructuring Transactions or a Sale Transaction or (4) the consummation of any other transaction pursuant to the Plan, will constitute a “change of control” (or a change in working control) of any Debtor for any purpose including, without limitation, under any franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) between any Debtor and any third party, or any law, statute, rule or any other regulation otherwise applicable to any Debtor.

In connection with the pursuit of a Sale Transaction, applicable federal, state and bankruptcy law will be considered to determine whether, under the structure of the proposed Sale Transaction, the consummation of the transaction pursuant to the Plan would constitute a “change of control” (or a change in working control) of, or in connection with, any Debtor, for any purpose including, without limitation, under any franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) between any Debtor and any third party, or any law, statute, rule or any other regulation otherwise applicable to any Debtor.  If the consummation of the proposed Sale Transaction constitutes a “change of control” or requires an assignment of any such agreements, approval or consent from regulatory authorities or parties to such agreements may be required with respect to such “change of control” or assignment.  The Debtors intend to seek any necessary approvals and consents.  The receipt of certain approvals and consents may be conditions to the closing of a Sale Transaction.

i.                 True Up Payments

If on any Periodic Distribution Date after the Periodic Distribution Date on which the holder of an Allowed Claim first receives a distribution with respect to the Claim (the “First Payment Date”), the distribution payable with respect to an Allowed Claim is greater than the distribution previously paid, then on such Periodic Distribution Date, the holders of Allowed Claims for whom such Periodic Distribution Date is the First Payment Date will be entitled to receive the entire amount of the distribution payable to them on such Periodic Distribution Date before any distribution is made to holders of Allowed Claims for whom such Periodic Distribution Date is not the First Payment Date. If on any Periodic Distribution Date after the First Payment Date, the distribution payable with respect to an Allowed Claim is less than the distribution previously paid, the holders of Allowed Claims for whom such Periodic Distribution Date is not the First Payment Date will not have any obligation to restore any of the excess distribution previously received.

j.                 Interest on Claims

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, the DIP Facility or a post Commencement Date agreement in writing between the Debtors and a Claimholder, interest will not accrue or be paid on Claims or Equity Interests from and after the Commencement Date, and no holder of a Claim or Equity Interest will be entitled to interest accruing on or after the Commencement Date on any Claim, right or Equity Interest.  Additionally, and without limiting the foregoing, interest will not accrue or be paid on any Disputed Claim or Disputed Equity Interest in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

Certain Claims, however, are entitled to receive post-Commencement Date interest under the Plan.  Section 8.15 of the Plan contains procedures for determining when Claims are entitled to receive such post-Commencement Date interest and the amount, if any, of such interest.  Under Section 8.15, if the sum of

(1)                 all Allowed Claims within a Debtor Group, and

(2)                 the amount of Disputed Claims set forth in the Estimation Order relating to such Debtor Group,

is less than the Debtor Group Maximum Value (as defined below) of such Debtor Group, then simple interest will accrue with respect to such Allowed Claim from the Commencement Date as follows.  Such interest will accrue at a rate equal to (a) the non-default rate payable under the agreement or instrument giving rise to such Allowed Claim, as and to the extent enforceable, or (b) the rate payable on federal judgments as of the Commencement Date, to the extent no such agreement or instrument exists or the provision in such agreement on interest is unenforceable.  Notwithstanding the foregoing, if the Debtors file an Interest Rate Schedule, such interest will instead accrue at the rate set forth in the Interest Rate Schedule with respect to such Claims.  Interest will accrue with respect to Allowed Claims in a Debtor Group until the earlier of (x) the Effective Date, and (y) such time as the sum of (i) all Allowed Claims within such Debtor Group (excluding the accrual of interest pursuant to this Section 8.15), (ii) the amount of Disputed Claims set forth in the Estimation Order relating to such Debtor Group which have not otherwise been Allowed or dismissed, and (iii) interest accrued pursuant to this Section 8.15 equals the Debtor Group Maximum Value of such Debtor Group.

Under the Plan, “Debtor Group Maximum Value” means the value of a particular Debtor Group, as set forth in a schedule to be filed with the Plan Supplement, as such value may be increased by the distribution to such Debtor Group of any Excess under the procedures described in Section VI.B.2.g, titled “Distribution of Excess Value from Debtor Group Reserves,” and decreased by the payment by such Debtor Group of any Shortfall under the procedures described in Section VI.B.2.f, titled “‘Clawback’ to Cure Deficiency in Debtor Group Reserves.”

k.              Miscellaneous

Until the notification and waiting periods applicable to such transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) will have expired or been terminated: (1) no Plan Consideration to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the HSR Act will be distributed, and (2) no Sale Transaction in connection with a Premerger Notification and Report Form required to be filed under the HSR Act will be consummated.

The issuance of the Plan Securities and the Contingent Value Vehicle Interests pursuant to the Plan (and any distribution of securities in connection with the exercise of conversion or similar rights thereunder) will be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation to the fullest extent permitted by section 1145 of the Bankruptcy Code.  The distribution of any securities included in Plan

Consideration will be made either pursuant to an applicable exemption from all applicable securities law registration requirements or an effective registration statement relating to such distribution.

To the extent a Reorganized Debtor receives a distribution of New Joint Venture Preferred Securities as part of the Plan, such Reorganized Debtor will contribute the New Joint Venture Preferred Security to the New Joint Venture Preferred Security Issuer as a capital contribution.

3.              Treatment of Executory Contracts and Unexpired Leases

a.              Assumption and Rejection of Executory Contracts and Unexpired Leases

The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases.  If an executory contract or unexpired lease is rejected, the counterparty to such contract or lease agreement may file a claim for prepetition damages incurred by reason of the rejection.  In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.  The Debtors currently intend to assume all of their franchise agreements.

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code:

•                  if the Debtors pursue a Standalone Plan, all executory contracts and unexpired leases that exist between the Debtors and any person or entity (other than Rigas Agreements) will be deemed assumed by the Debtors, as of the Effective Date, except for any executory contract or unexpired lease (1) that has been rejected pursuant to an order of the Bankruptcy Court entered before the Effective Date and for which the motion was filed before the Confirmation Date, (2) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served before the Confirmation Date, or (3) that is specifically designated as a contract or lease to be rejected on schedule 10.01(a) of the Plan Supplement;

•                  if the Debtors pursue a Sale Transaction, all executory contracts and unexpired leases that exist between the Debtors and any person or entity other than Rigas Agreements will be assumed by the Debtors, assumed and assigned pursuant to the terms of such Sale Transaction, or rejected by the Debtors, in each case as of the Effective Date and as will be set forth in the Sale Transaction Notice, except for any executory contract or unexpired lease (1) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date and for which the motion was filed prior to the Confirmation Date, (2) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (3) that is specifically designated as a contract or lease to be rejected on schedule 10.01(a) to be contained in the Plan Supplement;

•                  notwithstanding anything otherwise to the contrary, the Debtors reserve the right, on or before the Effective Date, to amend schedule 10.01(a) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, assumed or rejected.  The Debtors will provide notice of any amendments to schedule 10.01(a) to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on schedule 10.01(a) will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

Each Rigas Agreement as to which any of the Debtors is a party will be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Rigas Agreement:

•                  has been previously assumed by the Debtors by order of the Bankruptcy Court;

•                  is the subject of a motion to assume pending on or before the Effective Date;

•                  is listed on Schedule 10.01(b) of the Plan as an assumed Rigas Agreement to be filed with the Plan Supplement; or

•                  is otherwise assumed pursuant to the terms of the Plan.

Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the rejections, assumptions and, to the extent applicable, assumptions and assignments, contemplated by the Plan under sections 365 and 1123 of the Bankruptcy Code.  Each executory contract, unexpired lease and Rigas Agreement assumed under sections 10.01(a) and 10.01(b) of the Plan (except for those that are assumed and assigned) will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law.  The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract, unexpired lease or Rigas Agreement.

Each executory contract and unexpired lease that is assumed, or that is assumed and assigned, (1) will include all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, (2) will include, in respect of agreements relating to premises, all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan, and (3) will not constitute a “change of control” as described above in Section VI.D.2.h.

b.              Cure of Defaults under Executory Contracts and Unexpired Leases

The provisions (if any) of each executory contract or unexpired lease to be assumed under the Plan which is or may be in default will be satisfied solely by the distribution within a reasonable period of time following the Effective Date of cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law (a “Cure”).  In the event of a dispute regarding (1) the nature or the amount of any Cure, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, Cure will occur as soon as practicable following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.

Notwithstanding anything otherwise to the contrary, (1) nothing contained herein or in the Plan will constitute or be deemed to constitute a waiver or relinquishment of any right of the Debtors and Reorganized Debtors to object to any Cure and the Debtors and Reorganized Debtors will retain, reserve and be entitled to assert any objection or legal or equitable defense to any Cure, and (2) if a dispute relating to a Cure remains unresolved or is resolved in a manner that the Debtors or Reorganized Debtors determine, in their sole discretion, does not promote the interests of the Debtors, Reorganized Debtors or the Estates, then the Debtors will be entitled to reject the executory contract, unexpired lease or Rigas Agreement to which such Cure dispute relates.

Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to the Plan, the Debtors will, consistent with the requirements of section 365 of the Bankruptcy Code, following the Effective Date, file and serve on parties to executory contracts or unexpired leases to be assumed and other parties in interest a notice (the “Cure Notice”) listing the proposed Cure (including amounts of compensation for actual pecuniary loss) to be paid in connection with the assumption of all executory contracts or unexpired leases to be assumed.  The parties to such executory contracts or unexpired leases to be assumed will have until thirty days following service of the Cure Notice to object in writing to the Cure proposed by the Debtors, and to propose an alternative Cure.  If no objection is timely filed, the applicable party will be deemed to have consented to the Cure proposed (including amounts of compensation for actual pecuniary loss) by the Debtors and will be forever enjoined and barred from seeking any additional amount on account of the Debtors’ cure obligations under section 365 of the Bankruptcy Code from the Debtors, the Estates, Reorganized ACC or any other Reorganized Debtor.  If an objection is timely filed with respect to an executory contract or unexpired lease, the Bankruptcy Court will hold a hearing to determine the amount of any disputed cure amount not settled by the parties.  Notwithstanding anything otherwise to the contrary, at all times through the date that is five Business Days after the Bankruptcy Court enters an order resolving and fixing the amount of a disputed cure amount, the Debtors and Reorganized ACC will be authorized to reject such executory contract or unexpired lease by notice to the non-debtor party to such executory contract or unexpired lease.

If the rejection by the Debtors pursuant to the Plan of an unexpired lease or executory contract results in a Claim, then such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, or such entities’ properties unless a proof of claim is filed with the Court and served upon counsel to the Debtors within thirty days after service of the earlier of (1) notice of the entry of the Confirmation Order or (2) other notice that the executory contract or unexpired lease has been rejected.

Except as described in Section V.K.6, titled “Rejection and Amendment of Executory Contracts and Unexpired Leases,” all employee savings plans, retirement plans or benefits, if any, health care plans, performance-based incentive plans, workers’ compensation programs and life, disability, directors and officers liability and other insurance plans are treated as executory contracts under the Plan and will be assumed by the Debtors under the Plan.

4.              Conditions Precedent to Confirmation and Effectiveness of the Plan

The Plan will not be confirmed unless and until the following conditions are satisfied or waived in accordance with the Plan:

•                  the Bankruptcy Court will have approved this Disclosure Statement in an order in form and substance acceptable to the Debtors, in their sole and absolute discretion;

•                  the Confirmation Order will be in form and substance acceptable to the Debtors, in their sole and absolute discretion; and

•                  if the Debtors propose consummating a Sale Transaction, the Bankruptcy Court will have approved such Sale Transaction at or prior to the Confirmation Hearing.

The Plan will not become effective unless and until the following conditions are satisfied or waived in accordance with the Plan:

•                  the Confirmation Order, in form and substance acceptable to the Debtors, will have been entered and become a Final Order;

•                  if and to the extent applicable, the Exit Facility will have been executed and delivered consistent with Section 6.05 of the Plan;

•                  if the Debtors have entered into a Sale Transaction, such Sale Transaction will have been consummated in accordance with its terms;

•                  the Plan Documents to be entered into (rather than assumed) by the Reorganized Debtors will have been entered and delivered;

•                  the Reorganized Debtors will have sufficient cash on hand and/or financing available pursuant to an Exit Facility to make timely distributions under the Plan;

•                  all actions, documents, and agreements necessary to implement the Plan will have been effected or executed;

•                  the Debtors will have received certification of audited consolidated financial statements with respect to the Debtor’s fiscal year 2004;

•                  the Debtors will have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the Plan and that are required by law, regulation, or order;

•                  the Bank Lender Fee Claims, Bank Lender Post-Effective Date Fee Claims and Bank Securities Action Indemnification Claims shall have together been either (1) fixed and Allowed by agreement between the Debtors and the holders of such Claims in an aggregate amount not greater than $[             ] or (2) estimated pursuant to the Estimation Order in an aggregate amount not greater than $[           ];

•                  the Subsidiary Notes Existing Securities Law Claims have been either (1) fixed and Allowed in an aggregate amount not greater than $[           ] or (2) estimated pursuant to the Estimation Order in an aggregate amount not greater than $[         ]; and

•                  either: (1) the SEC, DOJ and ACC will have entered into the Government Settlement, and the Government Settlement will have been approved by the Bankruptcy Court in a Final Order, which will not have been stayed; or (2) the Government Claims will have been fixed and Allowed against ACC (but not against any other Debtors) in an amount not greater than $[          ].

The Debtors, in their sole discretion and to the extent not prohibited by applicable law, may waive any one or more of the conditions precedent to effectiveness of the Plan set forth above.

If one or more of the conditions set forth above have not occurred on or before 180 days after the Confirmation Date (or such later date as may be identified by the Debtors in a notice filed with the Bankruptcy Court not later than 170 days after the Confirmation Date):

•                  the Confirmation Order will be vacated;

•                  no distributions under the Plan will be made;

•                  the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; and

•                  the Debtors’ obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained herein or in the Plan will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

5.              Implementation and Effect of Confirmation of the Plan

a.              Binding Effect

From and after the Confirmation Date, the Plan will be binding and inure to the benefit of the Debtors, all present and former holders of Claims and Equity Interests, and their respective assigns, including the Reorganized Debtors.

b.              Vesting of Assets

Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, except to the extent such property is not to be retained by the Debtors pursuant to a Sale Transaction, all property of the estates of the Debtors will vest in the Reorganized Debtors or the Contingent Value Vehicle, as applicable, free and clear of all claims, Liens, encumbrances, charges, and other interests, except as otherwise provided in the Plan or in the Confirmation Order.  Any Purchased Assets will vest in accordance with the terms of the Sale Transaction relating thereto, free and clear of all claims, Liens, encumbrances, charges and other interests, except as otherwise provide in the Plan or the Confirmation Order.  Unless the Debtors consummate a Sale Transaction that does not so contemplate, from and after the Effective Date, the Reorganized Debtors and the Contingent Value Vehicle, as applicable, may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as otherwise provided in the Plan.  Without limiting the foregoing, pursuant to section 1123(b)(3) of the Bankruptcy Code, except for Designated Litigation, which will be transferred to the Contingent Value Vehicle, and any Causes of Action expressly waived by the Debtors pursuant to the terms of the Plan, the Reorganized Debtors will retain and will have the exclusive right, in their discretion, to enforce against any Person any and all Causes of Action of the Debtors, including, without limitation, all Avoidance Actions (other than those Avoidance Actions included in the Designated Litigation under the Plan, which are (1) the Bank Actions, (2) the Deloitte Litigation, (3) the Rigas Litigation, (4) all Avoidance Actions and other claims against insiders and (5) any other Avoidance Actions designated from time to time by the Debtors or Reorganized Debtors by notice filed with the Bankruptcy Court except as and to the extent otherwise waived by the Debtors pursuant to the Plan, which will be transferred to the Contingent Value Vehicle).  The resolution of such Avoidance Actions (other than those Avoidance Actions included in the Designated Litigation which will be transferred to the Contingent Value Vehicle) not resolved as of the Confirmation Date will be the responsibility of the Reorganized Debtors’ senior management, subject to further direction from Reorganized ACC’s Board of Directors.

In the event a Sale Transaction is consummated, on the Effective Date the Assumed Sale Liabilities will be assumed by the Person or Persons designated to assume such liabilities in connection with such Sale Transaction.  Thereafter, such Assumed Sale Liabilities will no longer be obligations of the Distribution Company, the Debtors or the Estates and the holder of any Claim with respect thereto will have no recourse on account of such Claim against the Distribution Company, the Debtors, the Plan Administrator, the Estates or the Reorganized Debtors (except as and to the extent the Reorganized Debtors are designated to assume such Assumed Sale Liabilities in connection with such Sale Transaction).

In A Sale Of Substantially All Assets, the Debtors Will Retain Rights to the Sale Proceeds for Use and Distribution In Accordance with the Plan

If the Debtors consummate a Bank Payoff Cash Sale Transaction or another Sale Transaction relating to all or substantially all of the assets of the Estates, all assets of the Estates (other than the Purchased Assets), including, without limitation, any Claims, cash, rights and causes of action of the Debtors and the Estates (but excluding, however, in any case the Designated Litigation, which will be transferred to the Contingent Value Vehicle in accordance with the Plan), will be held by the Distribution Company for:

•                  distribution on account of Claims and Equity Interests pursuant and subject to the terms of the Plan; and/or

•                  use in connection with the implementation of the Plan and any Sale Transaction; and/or

•                  retention in reserves or escrow accounts pending any such distribution or use; and

•                  unless otherwise ordered by the Bankruptcy Court, such assets of the Estates in each case WILL NOT BE REVESTED AND WILL NOT BE RELEASED OR WAIVED.

c.               Discharge

Upon the Effective Date and in consideration of the rights afforded in, and the payments and distributions to be made under, the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder will be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date of any kind, nature, or description whatsoever, including, without limitation, any accrued interest including, without limitation, holders of Existing Securities Law Claims, who, in exchange for their treatment under the Plan, are deemed to have granted and will grant to the Debtors the waiver, release and discharge provided under the Plan.  Except as otherwise provided herein or in the Plan, upon the Effective Date, all such holders of Claims and Equity Interests and their affiliates will be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors or the Reorganized Debtors, or against any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

d.              Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Equity Interests in, any or all of the Debtors, along with their respective present or former employees, agents, officers, directors, or principals, are permanently enjoined, with respect to any such Claims or Equity Interests from:

•                  commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Estates, the Contingent Value Vehicle or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor;

•                  enforcing, levying, attaching (including, without limitation, any pre judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Estates, the Contingent Value Vehicle or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor;

•                  creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Estates, the Contingent Value Vehicle or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons;

•                  acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law;

•                  taking any actions to interfere with the implementation or consummation of the Plan (including any Sale Transaction consummated in accordance with it); and

•                  commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan, such as commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and Causes of Action which are extinguished or released pursuant to the Plan.

Notwithstanding anything otherwise to the contrary, nothing contained in the Plan will preclude any such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

The Confirmation Order will permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released or discharged pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 12.07 and 12.08 of the Plan.

e.               Releases

Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as Debtors in Possession, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) (the “Released Obligations”) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, which are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to the Plan, as described below, the Chapter 11 Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, against the following persons (the “Released Parties”):

•                  the current directors, officers and employees of the Debtors, except for any claim for money borrowed from or owed to the Debtors or its subsidiaries by any such directors, officers or employees;

•                  any former directors of the Debtors who were appointed after the Commencement Date;

•                  the Debtors’ Professionals, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons);

•                  the DIP Agent in its capacity as such; and

•                  except with respect to the Designated Litigation, the Indenture Trustees, the Disbursing Agent, the Plan Administrator, the Statutory Committees and their members, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons), and professionals of the foregoing, in each case acting in such capacity.

Notwithstanding anything otherwise to the contrary, in no event will any Culpable Individuals or Rigas Persons be Released Parties, and no Culpable Individuals or Rigas Persons will receive or be deemed to receive any release under the Plan.

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date:

•                  each holder of a Claim or Equity Interest that voted to accept the Plan;

•                  to the fullest extent permissible under applicable law (as such law may be extended or interpreted subsequent to the Effective Date), all holders of Claims and Equity Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan, the Exit Facility, the Plan Securities and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan; and

•                  each entity (other than the Debtors) that has held, holds or may hold a Claim or Equity Interest, as applicable;

will be deemed to have consented to the Plan for all purposes and the restructuring embodied in the Plan and deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan), including, without limitation, as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement against the Released Parties.

Notwithstanding anything otherwise to the contrary, in no event (1) will any Culpable Individuals or Rigas Persons be Released Parties and no Culpable Individuals or Rigas Persons will receive or be deemed to receive any release under the Plan, and (2) will any release granted hereunder release or be deemed to release any Culpable Individuals or Rigas Persons from any liability in respect of the Designated Litigation, or otherwise affect the rights and remedies of the Debtors, the Reorganized Debtors, the Contingent Value Vehicle or the Contingent Value Vehicle Manager with respect to the Designated Litigation.

Notwithstanding anything to the contrary, the releases provided for in Section 12.07 of the Plan will not:

•                  except to the extent permissible under applicable law (as such law may be extended or interpreted subsequent to the Effective Date), release any non-Debtor entity from any liability arising under (1) the Tax Code or any state, city or municipal tax code, (2) the environmental laws of the United States or any state, city or municipality or (3) any criminal laws of the United States or any state, city or municipality; or

•                  release (1) any Culpable Individual or Rigas Person from any liability whatsoever or (2) any non-Debtor entity from any liability arising under the securities laws of the United States.

Notwithstanding anything otherwise to the contrary, no provision of the Plan or of the Confirmation Order, including, without limitation, any release or exculpation provision, will modify, release or otherwise limit the liability of any Person not specifically released thereunder (including, without limitation, any Managed Entity or any Person that is a co-obligor or joint tortfeasor of a Released Party) that otherwise is liable under theories of vicarious or other derivative liability, or that is or becomes the subject of any claim asserted by the Contingent Value Vehicle Manager.

f.                 Exculpation and Limitation of Liability

The Plan provides that none of the Debtors, the Disbursing Agent, the Plan Administrator, the Reorganized Debtors, the Statutory Committees and their members, the Indenture Trustees, or any of their respective current or former members, partners, officers, directors, employees, advisors, professionals, affiliates, or agents and advisors of any of the foregoing (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons, but solely in their capacities as such) will have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Cases, including, without limitation, the negotiation and execution of the Plan, the Disclosure Statement, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all ancillary documents, all related decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court.  The foregoing parties will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Nothing in the foregoing exculpation and limitation of liability will (1) be construed as a release of any entity’s fraud, gross negligence or willful misconduct with respect to any of the foregoing acts or omissions or (2) limit the liability of attorneys for the Debtors, the Reorganized Debtors, the Committee and its members and the Indenture Trustees to their respective clients under DR 6-102 of the Code of Professional Responsibility.

g.              Retention of Causes of Action / Reservation of Rights

Except as specifically provided in the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or the relinquishment of any rights, Claims or Causes of Action that the Debtors may have or which a Reorganized Debtor (or the Statutory Committees to the extent a Statutory Committee has been authorized to act on the Debtors’ behalf) may choose to assert on behalf of the Estates or itself in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (1) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against a Debtor, a Reorganized Debtor, or any of their officers, directors, or representatives; (2) the avoidance of any transfer by or obligation of the Estates or the Debtors or the recovery of the value of such transfer; (3) the turnover of any property of the Estates; and/or (4) Claims against other third parties, including without limitation, those parties listed on a schedule in the Plan Supplement.

Nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that a Debtor had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan.  The Reorganized Debtors will have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and/or equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

h.              Avoidance and Recovery Actions

From and after the Effective Date, the Reorganized Debtors will have the right to prosecute any Avoidance Actions that belong to the Debtors or Debtors in Possession other than such avoidance or recovery actions included in the Designated Litigation or against parties to the Compromise and Settlements under Section 6.04 of the Plan.  Avoidance Actions are any Causes of Action against Persons arising under any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including preference and/or fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Actions.  The Debtors are currently reviewing and analyzing the bases for any Avoidance Actions that could be brought on behalf of the Debtors and the Estates, and will make determinations in the course of this review and analysis as to whether there is a basis and whether it is appropriate under the circumstances to compromise or continue to pursue any such Avoidance Actions.

E.              CONTINGENT VALUE VEHICLE

1.              Establishment of the Contingent Value Vehicle

Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Contingent Value Vehicle will be established as a separate entity and become effective pursuant to the Contingent Value Vehicle Agreement.  The Contingent Value Vehicle will be established for the benefit of Allowed Claims and Equity Interests in Classes 13(a)(i), 13(a)(ii), 13(b), 13(c), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), 13(k) and 13(l).  As described in more details below, the Contingent Value Vehicle will prosecute certain litigation contributed to it by the Debtors and will distribute recoveries in connection with such litigation to the Contingent Value Vehicle Holders in accordance with the relative priority of their Contingent Value Vehicle Interests.  Subject to the Plan’s terms and any contrary requirements in connection with the Plan, the Contingent Value Vehicle Agreement will contain provisions customary to trust agreements utilized in comparable circumstances.  The terms of the Contingent Value Vehicle may be amended by the Contingent Value Vehicle Manager to the extent necessary to ensure that the Contingent Value Vehicle will not become subject to the Exchange Act.

2.              Appointment of Contingent Value Vehicle Manager

The Debtors will designate the Contingent Value Vehicle Manager by filing, subject to the approval of the Bankruptcy Court, a notice not less than ten days prior to the Confirmation Hearing designating the Person whom it has selected as Manager.  The Contingent Value Vehicle Manager will be independent of the Debtors.  If approved by the Bankruptcy Court, the Person so designated will become the Contingent Value Vehicle Manager on the Effective Date upon its acceptance of the appointment and its execution of the Contingent Value Vehicle Agreement.  In addition to its fiduciary duties to the Contingent Value Vehicle Holders under applicable law, the Contingent Value Vehicle Manager will have and perform all of the duties, responsibilities, rights and obligations set forth in the Contingent Value Vehicle Agreement.

3.              Transfer of Designated Litigation to the Contingent Value Vehicle

The principal purpose of the Contingent Value Vehicle is to pursue certain Designated Litigation contributed to it by the Debtors for the benefit of its beneficiaries.  Designated Litigation includes:

•                  the Continuing Bank Actions;

•                  the Deloitte Litigation;

•                  the Rigas Litigation;

•                  all Avoidance Actions and other Claims against insiders (a description of which will be set forth in a Schedule to be filed with the Plan Supplement not later than 25 days prior to the Voting Deadline (which may be amended by the Debtors from time to time)) (except as and to the extent otherwise waived by the Debtors pursuant to this Plan); and

•                  any other Claims and Avoidance Actions designated from time to time by the Debtors or Reorganized Debtors by notice filed with the Bankruptcy Court (except as and to the extent otherwise waived by the Debtors pursuant to this Plan).

Designated Litigation will not include:

•                  the right to collect or enforce a judgment against the Managed Entities (which rights are preserved solely in favor of, and retained solely by, the Reorganized Debtors);

•                  until such time as the Managed Entities have been acquired by (or transferred to) the Reorganized Debtors, the right to prosecute or settle the Rigas Litigation or collect or enforce a judgment against Rigas Persons;

•                  any Claims or Causes of Action against the Debtors, Reorganized Debtors or any of their Subsidiaries; or

•                  any Cause of Action relating to a particular defendant with respect to which there is a determination by a court of competent jurisdiction or other binding authority entered (or made, as applicable) at any time, that such defendant would be entitled to indemnification (whether under an enforceable agreement with a Debtor or principle of law), either directly by a Debtor or Managed Entity or indirectly by a party entitled to indemnification by a Debtor or Managed Entity.

On the Effective Date, the Debtors will transfer the Designated Litigation and will be deemed to have irrevocably transferred the Designated Litigation to the Contingent Value Vehicle, for and on behalf of the Contingent Value Vehicle Holders, with no reversionary interest in the Debtors.  Upon such transfer, the Debtors, the Disbursing Agent and the Reorganized Debtors will have no other further rights or obligations with respect to the Designated Litigation or the Contingent Value Vehicle except to the extent (1) relating to the Litigation Prosecution Funds as provided in the Plan, (2) provided in the Litigation Support Agreement, and (3) relating to the right of the Debtors or Reorganized Debtors to assert a claim or Cause of Action underlying the Designated Litigation for purposes of setoff or recoupment, which right will be retained by the Debtors under the Plan from and after the Effective Date.  Notwithstanding anything otherwise to the contrary, neither the Contingent Value Vehicle nor the Contingent Value Vehicle Manager will have or acquire any Claim or Cause of Action against the Debtors or Reorganized Debtors in connection with the Plan (including, without limitation, any Claim for indemnification based on the Designated Litigation or the causes of action asserted in connection therewith), nor will the Contingent Value Vehicle or the Contingent Value Vehicle Manager prosecute any Claim or Cause of Action against the Debtors or Reorganized Debtors.

All parties (including the Debtors, the Contingent Value Vehicle Manager and holders of Allowed Claims and Allowed Equity Interests in Classes 13(a)(i), 13(a)(ii), 13(b), 13(c), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), 13(k) and 13(l)) will execute any documents or other instruments as necessary to cause title to the applicable assets to be transferred to the Contingent Value Vehicle.  The Contingent Value Vehicle will be deemed created and effective on the Effective Date.  On the Effective Date, the Debtors and the Contingent Value Vehicle Manager will establish the Litigation Prosecution Fund to pay certain of the costs and expenses associated with the administration of the Contingent Value Vehicle and execute the Litigation Support Agreement.

Subject to Section 7.09(a) of the Plan, Claims of any Person (other than DIP Lender Claims) that may be asserted in response to Designated Litigation, including, but not limited to Defensive Claims, will be and hereby are discharged pursuant to section 1141 of the Bankruptcy Code and Article 12 of the Plan.

For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Contingent Value Vehicle Manager and the Contingent Value Vehicle Holders) will treat the transfer of assets to the Contingent Value Vehicle in accordance with the terms of the Plan, as a transfer by the Debtors to the holders of Allowed Claims and Equity Interests in Classes 13(a)(i), 13(a)(ii), 13(b), 13(c), 13(d), 13(e), 13(f), 13(g), 13(h), 13(i), 13(j), 13(k) and 13(l), followed by a transfer by such holders to the Contingent Value Vehicle and the Contingent Value Vehicle Holders will be treated as the owners thereof.

In connection with the above-described rights and Causes of Action, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) (any such privilege or immunity, a “Privilege”) will be transferred to the Contingent Value Vehicle and will vest in the Contingent Value Vehicle Manager and its representatives, and the Debtors, the Debtors in Possession and the Contingent Value Vehicle Manager are authorized to take all necessary actions to effectuate the transfer of such privileges.  Notwithstanding anything otherwise to the contrary, any waiver or relinquishment of any Privilege, or action that could result in any waiver or relinquishment of any Privilege, will require the prior written consent of Reorganized ACC, which consent it may withhold in its sole and absolute discretion.

Notwithstanding anything otherwise to the contrary, neither the Contingent Value Vehicle nor the Contingent Value Vehicle Manager will have or acquire any Claim or Cause of Action (including, without limitation, any Claim for indemnification based on the Designated Litigation or the causes of action asserted in connection therewith) against any Released Bank Lender Defendant, nor will the Contingent Value Vehicle or the Contingent Value Vehicle Manager prosecute any Claim or Cause of Action against any Released Bank Lender Defendant.

From and after the transfer of the Designated Litigation to the Contingent Value Vehicle, any defendant in the Designated Litigation will be permitted to implead a third party defendant in connection with the Designated Litigation if such impleader is permitted under applicable law.  However, no such impleader will be permitted if it would have any of the following effects:

•                  prevent, limit or otherwise affect the ability of the Contingent Value Vehicle, the Contingent Value Vehicle Manager or Reorganized ACC and its subsidiaries, as applicable, to assert that a defendant in connection with the Designated Litigation is not entitled to indemnification in respect of a Continuing Lender Action, whether directly by a Debtor or Managed Entity or indirectly by a party entitled to indemnification by a Debtor or Managed Entity (and whether under a Prepetition Credit Agreement or under another agreement or principle of law);

•                  deprive a Debtor of, or otherwise adversely affect, a basis for disallowing a Claim or Equity Interest under applicable law; or

•                  result in a Claim or Equity Interest (including, without limitation, a claim for indemnification) being Allowed that would not be Allowable, or give rise to a liability, or Cause of Action that would not have arisen, but for such impleader, including, without limitation, Claims or Equity Interests that have previously been disallowed or with respect to which actions to disallow were pending at the time of such impleader.

Notwithstanding anything otherwise to the contrary, none of the Contingent Value Vehicle, the Contingent Value Vehicle Manager or any defendant (including any third party defendant) in the Designated Litigation will be permitted to make any of the Debtors or the Reorganized Debtors a party to the Designated Litigation.

4.              Contingent Value Vehicle Interests

The Contingent Value Vehicle Manager will maintain a registry of the holders of Contingent Value Vehicle Interests.  Contingent Value Vehicle Interests will be uncertificated and represented solely by the registry of the Contingent Value Vehicle Manager and the Confirmation Order will provide that the Contingent Value Vehicle Interests will not be transferable except upon the death of the Contingent Value Vehicle Holder or by operation of applicable laws relating to testamentary or intestate succession.

The Contingent Value Vehicle will be dissolved upon the earlier of the distribution of the full amount of all recoveries obtained in connection with the Designated Litigation or the dismissal of any remaining Designated Litigation.

All recoveries with respect to the Designated Litigation will first be used to repay the Litigation Prosecution Fund and to pay all amounts due under the Litigation Support Agreement (including, without limitation, any Claim for indemnification payable to any Reorganized Debtor).  Such amounts will be paid in full prior to any distribution of proceeds to Contingent Value Vehicle Holders.

Distribution of the net distributable proceeds of the Contingent Value Vehicle after repayment to the Reorganized Debtors of the Litigation Prosecution Fund and payments of all amounts due under the Litigation Support Agreement (the “Distributable Proceeds”) will follow the absolute priority rule established by the Bankruptcy Code and, except for the ACC Subordinated Notes Distribution, enforce applicable contractual and legal subordination provisions.  Accordingly, the Contingent Value Vehicle Manager will allocate Distributable Proceeds in the following manner with respect to Contingent Value Vehicle Holders:

•                  first priority:  each dollar (or portion thereof) of Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series AA-1 Interests until an amount equal to $                         (the “CVV Series AA-1 Liquidation Preference”) has been distributed (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  second priority:  after the payment in full of the CVV Series AA-1 Liquidation Preference, each dollar (or portion thereof) of Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series A-1 and Series A-2 Interests until an amount with respect to the Contingent Value Vehicle Series A-1 Interests equal to the CVV Series A-1 Liquidation Preference and an amount with respect to the Contingent Value Vehicle Series A-2 Interests equal to the CVV Series A-2 Liquidation Preference has been distributed (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  third priority:  after the payment in full of the CVV Series A-1 Liquidation Preference and CVV Series A-2 Liquidation Preference, the remaining Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series B Interests until the CVV Series B Liquidation Preference will have been paid in full (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  fourth priority:  after the payment in full of the CVV Series B Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series C Interests until the CVV Series C Liquidation Preference will have been paid in full (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  fifth priority:  after the payment in full of the CVV Series C Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series D Interests until the CVV Series D Liquidation Preference will have been paid in full (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  sixth priority:  after the payment in full of the CVV Series D Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series E Interests until the CVV Series

E Liquidation Preference will have been paid in full (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  seventh priority:  after the payment in full of the CVV Series E Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series F Interests until the CVV Series F Liquidation Preference will have been paid in full (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  eighth priority:  after the payment in full of the CVV Series F Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series G Interests until the CVV Series G Liquidation Preference will have been paid in full (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  ninth priority:  after the payment in full of the CVV Series G Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series H Interests until the CVV Series H Liquidation Preference will have been paid in full (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  tenth priority:  after the payment in full of the CVV Series H Liquidation Preference, all Distributable Proceeds will be distributed to holders of Contingent Value Vehicle Series I Interests until the CVV Series I Liquidation Preference will have been paid in full (all distributions will be paid first with respect to interest and then with respect to principal, pro rata based on the relative liquidation preferences);

•                  eleventh priority:  after Payment in Full of the CVV Series I Liquidation Preference, each dollar (or portion thereof) of all remaining Distributable Proceeds will be distributed one-half to the holders of Contingent Value Vehicle Series J Interests and one-half to the holders of Contingent Value Vehicle Series K interests, until the Contingent Value Vehicle Series J interests have been paid in full; and

•                  twelfth priority:  after payment in full of the CVV Series J Liquidation Preference, all remaining Distributable Proceeds will be distributed to the holders of the Contingent Value Vehicle Series K Interests to be shared on a pro rata basis.  All distributions with respect to the Contingent Value Vehicle Series J Interests will be paid first with respect to interest and then with respect to principal.

For purposes of the distributions described above:

•                  the CVV Series A-1 Liquidation Preference equals (1) principal in an amount equal to the excess of the Allowed amount of the ACC Senior Notes Claims, less the Deemed Value of the Plan Consideration distributed with respect to the Allowed ACC Senior Notes Claims, plus (2) simple interest accruing at the lesser of (a) the non-default rate in the manner specified in the applicable ACC Senior Notes Indenture, or (b) the rate specified in the Interest Rate Schedule, on (i) the principal amount of the ACC Senior Notes from the Commencement Date to the Effective Date, and on (ii) the unpaid principal amount of ACC Senior Notes from the Effective Date to the date of payment;

•                  the CVV Series A-2 Liquidation Preference equals (1) principal in an amount equal to the excess of the Allowed amount of the ACC Trade Claims and Allowed ACC Other Unsecured Claims less the Deemed Value of the Plan Consideration distributed with respect to the Allowed ACC Trade Claims and Allowed ACC Other Unsecured Claims, plus (2) interest on the unpaid principal set forth in (1) at a rate per annum equal to the federal judgment rate in effect as of the Commencement Date;

•                  the CVV Series B Liquidation Preference equals (1) principal in an amount equal to the excess of the Allowed amount of the ACC Subordinated Notes Claims, less the Deemed Value of the Plan Consideration distributed with respect to the Allowed ACC Subordinated Notes Claims, plus (2) simple interest accruing at the lesser of (a) the non-default rate in the manner specified in the applicable ACC Subordinated Notes Indenture, or (b) the rate specified in the Interest Rate Schedule, on (i) the principal amount of the ACC

Subordinated Notes from the Commencement Date to the Effective Date, and on (ii) the unpaid principal amount of ACC Subordinated Notes from the Effective Date to the date of payment;

•                  the CVV Series C Liquidation Preference equals (1) principal in an amount equal to the Allowed amount of the ACC Notes Existing Securities Law Claims plus (2) interest on the unpaid principal in (1) at a rate per annum equal to the federal judgment rate in effect as of the Commencement Date;

•                  the CVV Series D Liquidation Preference equals (1) principal in an amount equal to the Allowed amount of the ACC Series B Preferred Stock Interests, plus (2) interest on the Allowed amount of the ACC Series B Preferred Stock Interests, to the date of payment at a rate per annum equal to 13.0%;

•                  the CVV Series E Liquidation Preference equals (1) principal in an amount equal to the Allowed amount of the ACC Series B Preferred Stock Existing Securities Law Claims plus (2) interest on the unpaid principal set forth in (1) at a rate per annum equal to the federal judgment rate in effect as of the Commencement Date;

•                  the CVV Series F Liquidation Preference equals (1) principal in an amount equal to the Allowed amount of the ACC Series D Preferred Stock Interests, plus (2) interest on the Allowed amount of the ACC Series D Preferred Stock Interests, to the date of payment at a rate per annum equal to 5.5%;

•                  the CVV Series G Liquidation Preference equals (1) principal in an amount equal to the Allowed amount of the ACC Series D Preferred Stock Existing Securities Law Claims plus (2) interest on the unpaid principal set forth in (1) at a rate per annum equal to the federal judgment rate in effect as of the Commencement Date;

•                  the CVV Series H Liquidation Preference equals (1) principal in an amount equal to the Allowed amount of the ACC Series E and F Preferred Stock Interests, plus (2) interest on the Allowed amount of the ACC Series E and F Preferred Stock Interests, to the date of payment at a rate per annum equal to 7.5%;

•                  the CVV Series I Liquidation Preference equals (1) principal in an amount equal to the Allowed amount of the ACC Series E and F Preferred Stock Existing Securities Law Claims plus (2) interest on the unpaid principal set forth in (1) at a rate per annum equal to the federal judgment rate in effect as of the Commencement Date; and

•                  the CVV Series J Liquidation Preference equals (1) principal in an amount equal to the Allowed amount of the ACC Common Stock Existing Securities Law Claims plus (2) interest on the unpaid principal set forth in (1) at a rate per annum equal to the federal judgment rate in effect as of the Commencement Date.

5.              Litigation, Responsibilities of Contingent Value Vehicle Manager

The Contingent Value Vehicle Manager, upon direction by the Contingent Value Vehicle Board and the exercise of their collective reasonable business judgment, will, in an expeditious but orderly manner, prosecute the Designated Litigation, liquidate and convert to cash the assets of the Contingent Value Vehicle, make timely distributions and not unduly prolong the duration of the Contingent Value Vehicle.  The liquidation of the Contingent Value Vehicle Claims may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or Causes of Action, or otherwise.  The Contingent Value Vehicle Manager will have full authority to take any steps necessary to administer the Contingent Value Vehicle Agreement, including without limitation, the duty and obligation to liquidate Contingent Value Vehicle assets, to administer any cash received in connection therewith (including pursuant to a services agreement with the Reorganized Debtors), to make distributions therefrom in accordance with the provisions of the Plan and to pursue and settle any Designated Litigation.  The Contingent Value Vehicle Manager, upon direction by the Contingent Value Vehicle Board, will have the absolute right to pursue or not to pursue any and all Designated Litigation as it determines is in the best interests of the Contingent Value Vehicle Holders, and consistent with the purposes of the Contingent Value Vehicle, and will have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence.  The Contingent Value Vehicle Manager may incur any reasonable and necessary expenses in liquidating and converting the assets to cash and will be reimbursed in accordance with the provisions of the Contingent Value Vehicle Agreement.

The Contingent Value Vehicle Manager will have the power (1) to prosecute for the benefit of the Contingent Value Vehicle all claims, rights and Causes of Action transferred to the Contingent Value Vehicle (whether such suits are brought in the name of the Contingent Value Vehicle or otherwise); and (2) to otherwise perform the functions and take the actions provided for or permitted herein or in the Plan or in any other agreement executed by the Contingent Value Vehicle Manager pursuant to the Plan.  Any and all proceeds generated from such claims, rights, and Causes of Action will be the property of the Contingent Value Vehicle.

All costs and expenses associated with the administration of the Contingent Value Vehicle, including those rights, obligations and duties described in the Plan, will be the responsibility of and paid by the Contingent Value Vehicle.

The Contingent Value Vehicle may retain such law firms, accounting firms, appraisers, auctioneers, experts, advisors, consultants, investigators or other professionals as it may deem necessary, in its sole discretion on reasonable terms and conditions of employment or retention, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the prosecution of the Designated Litigation and the liquidation and distribution of Contingent Value Vehicle assets.

For federal income tax purposes, it is intended that the Contingent Value Vehicle be classified as a partnership and that such partnership is owned by the Contingent Value Vehicle Holders.  Accordingly, for federal income tax purposes, it is intended that the Contingent Value Vehicle Holders be treated as if they had received a distribution of an undivided interest in the Designated Litigation and then contributed such interests to the Contingent Value Vehicle.

The Contingent Value Vehicle Manager will be responsible for filing all federal, state and local tax returns for the Contingent Value Vehicle.  The Contingent Value Vehicle Manager will provide the Contingent Value Vehicle Holders with copies of annual, audited financial statements relating to the Contingent Value Vehicle.

6.              Investment Powers

The right and power of the Contingent Value Vehicle Manager to invest assets transferred to the Contingent Value Vehicle, the proceeds thereof, or any income earned by the Contingent Value Vehicle, will be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 7.04(d) of the Plan) in cash.  However, the Contingent Value Vehicle Manager may expend the assets of the Contingent Value Vehicle: (1) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Contingent Value Vehicle during liquidation, (2) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Contingent Value Vehicle or fees and expenses in connection with litigation), (3) to satisfy other liabilities incurred or assumed by the Contingent Value Vehicle (or to which the assets are otherwise subject) in accordance with the Plan, the Litigation Support Agreement or the Contingent Value Vehicle Agreement and (4) to prosecute the Designated Litigation.  However, under no circumstances will the Contingent Value Vehicle segregate the assets of the Contingent Value Vehicle on the basis of classification of the holders of Contingent Value Vehicle Interests, other than with respect to distributions to be made on account of Contingent Value Vehicle Interests in accordance with the provisions of the Plan.

7.              Annual Distribution; Withholding

The Contingent Value Vehicle Manager will distribute at least annually to the holders of Contingent Value Vehicle Interests all net cash income plus all Distributable Proceeds from the Designated Litigation; provided, however, that the Contingent Value Vehicle may retain such amounts (1) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Contingent Value Vehicle during liquidation; (2) to pay reasonable administrative expenses (including any taxes imposed on the Contingent Value Vehicle or in respect of the assets of the Contingent Value Vehicle); (3) to satisfy other liabilities incurred or assumed by the Contingent Value Vehicle (or to which the assets are otherwise subject) in accordance with the Plan or the

Contingent Value Vehicle Agreement; and (4) to prosecute the Designated Litigation.  All such distributions will be pro rata based on the number of Contingent Value Vehicle Interests held by a holder compared with the aggregate number of Contingent Value Vehicle Interests outstanding, subject to the terms of the Plan and the Contingent Value Vehicle Agreement.  The Contingent Value Vehicle Manager may withhold from amounts distributable to any Person any and all amounts, determined in the Contingent Value Vehicle Manager’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

8.              Reporting Duties

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Contingent Value Vehicle Manager of a private letter ruling if the Contingent Value Vehicle Manager so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Contingent Value Vehicle Manager), the Contingent Value Vehicle Manager will file returns for the Contingent Value Vehicle as a partnership.

Allocations of Contingent Value Vehicle taxable income will be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described in the Plan) if, immediately prior to such deemed distribution, the Contingent Value Vehicle had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Contingent Value Vehicle Interests, taking into account all prior and concurrent distributions from the Contingent Value Vehicle (including all distributions held in escrow pending the resolution of Disputed Claims).  Similarly, taxable loss of the Contingent Value Vehicle will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Designated Litigation.  The tax book value of the Designated Litigation for this purpose will equal the fair market value of the Designated Litigation on the Effective Date or, if later, the date such assets were acquired by the Contingent Value Vehicle, adjusted in either case in accordance with tax accounting principles prescribed by the Tax Code, the regulations and other applicable administrative and judicial authorities and pronouncements.

The Contingent Value Vehicle Manager will file (or cause to be filed) any other statements, returns or disclosures relating to the Contingent Value Vehicle that are required by any governmental unit.

9.              Net Contingent Value Vehicle Recovery/Assignment of Claims

Notwithstanding anything contained in the Plan to the contrary, in the event that a defendant in a litigation brought by the Contingent Value Vehicle Manager for and on behalf of the Contingent Value Vehicle (1) is required by a Final Order to make payment to the Contingent Value Vehicle (the “Judgment Amount”); and (2) is permitted by a Final Order to assert a right of setoff under section 553 of the Bankruptcy Code or applicable non-bankruptcy law against the Judgment Amount (a “Valid Setoff”), (a) such defendant will be obligated to pay only the excess, if any, of the amount of the Judgment Amount over the Valid Setoff and (b) neither the Contingent Value Vehicle, nor the Contingent Value Vehicle Holders nor any Person acting on their behalf will be entitled to assert a claim against the Debtors or the Reorganized Debtors with respect to the Valid Setoff.  Nothing in the Plan will be construed to expand any party’s setoff rights under applicable law.

Notwithstanding anything contained in the Plan to the contrary, in the event that either a compromise and settlement of a Designated Litigation or a Final Order with respect to a Designated Litigation provides for a full or partial waiver, subordination or disallowance of a defendant’s Claim or Claims against one or more of the Debtors (including, without limitation, Bank Lender Fee Claims), for purposes of computing amounts of distributions, (1) such defendant will be deemed to have assigned such Claim or Claims and the right to receive distributions in accordance with the Plan to the Contingent Value Vehicle and, to the extent such defendant has already received any distribution under the Plan with respect to such Claim, such defendant will disgorge such distribution (or, in the case of any distribution which has been sold, transferred or otherwise disposed of, shall be liable for liquidated damages in an amount equal to the Deemed Value of all cash or property included in such distribution that would have been disgorgeable but for such sale, transfer or other disposal) to the Contingent Value Vehicle with interest at the Prime Rate; (2) the Disbursing Agent will make distributions with respect to such Allowed Claims to the Contingent Value Vehicle; (3) such defendant will not be entitled to receive distributions from the Contingent Value Vehicle on account thereof and (4) in the event such defendant has received payments of interest on account of its Claim, such defendant will pay to the Contingent Value Vehicle interest on amounts disgorged under section 7.09(b) of the Plan at the Prime Rate until the Contingent Value Vehicle will have received payment of the Claim in full.  The “Prime Rate” is the rate of interest per annum published from time to time in the Wall Street Journal as the “prime rate” in effect as of the date thereof; each change in the Prime Rate will be effective from and including the date such change is publicly announced as being effective.

10.       Contingent Value Vehicle Board

The Contingent Value Vehicle Board will be comprised of three members reasonably acceptable to the Contingent Value Vehicle Manager, which members will be selected by the persons designated as members of the initial Board of Directors of Reorganized ACC pursuant to Section 11.02(a) of the Plan.  The members of the Contingent Value Vehicle Board will be qualified, impartial and disinterested, and their identities, qualifications and experience will be disclosed in a notice to be filed on or before the date of the Confirmation Hearing.  The Contingent Value Vehicle Manager will consult regularly with the Contingent Value Vehicle Board when carrying out the purpose and intent of the Contingent Value Vehicle.  Members of the Contingent Value Vehicle Board will be entitled to compensation in accordance with the Contingent Value Vehicle Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Contingent Value Vehicle Board.  Reimbursement of the reasonable and necessary expenses of the members of the Contingent Value Vehicle Board and their compensation to the extent provided for in the Contingent Value Vehicle Agreement will be payable by the Contingent Value Vehicle.

In the case of an inability or unwillingness of any member of the Contingent Value Vehicle Board to serve, such member will be replaced by designation of the remaining members of the Contingent Value Vehicle Board.  If any position on the Contingent Value Vehicle Board remains vacant for more than thirty days, such vacancy will have to be filled within fifteen days thereafter by the designation of the Contingent Value Vehicle Manager without the requirement of a vote by the other members of the Contingent Value Vehicle Board.

Upon the certification by the Contingent Value Vehicle Manager that all assets of the Contingent Value Vehicle have been distributed, abandoned or otherwise disposed of, the members of the Contingent Value Vehicle Board will have to resign their positions, whereupon they will be discharged from further duties and responsibilities.

The Contingent Value Vehicle Board will, by majority vote, approve all settlements of Designated Litigation which the Contingent Value Vehicle Manager or any member of the Contingent Value Vehicle Board may propose, provided, however, that (1) no member of the Contingent Value Vehicle Board may cast a vote with respect to any Designated Litigation to which he or she, his or her employer, or any Affiliate thereof is a party; and (2) the Contingent Value Vehicle Manager may seek Bankruptcy Court approval of a settlement of Designated Litigation if the Contingent Value Vehicle Board fails to act on a proposed settlement of such Designated Litigation within thirty days of receiving notice of such proposed settlement by the Contingent Value Vehicle Manager or as otherwise determined by the Contingent Value Vehicle Manager.  The Contingent Value Vehicle Board may instruct the Contingent Value Vehicle Manager to settle any Designated Litigation so long as such settlement is fair and reasonable based upon the reasonable, good faith business judgment of the Contingent Value Vehicle Board; provided, however, that such settlement is not the result of gross negligence, bad faith or fraud of the Contingent Value Vehicle Board.

The Contingent Value Vehicle Board may remove the Contingent Value Vehicle Manager for cause.  In the event the requisite approval is not obtained, the Contingent Value Vehicle Manager may be removed by the Bankruptcy Court for cause shown.  In the event of the resignation or removal of the Contingent Value Vehicle Manager, the Contingent Value Vehicle Board will, by majority vote, designate a person to serve as successor Contingent Value Vehicle Manager.

Notwithstanding anything to the contrary in the Plan, none of the Contingent Value Vehicle Manager, the Contingent Value Vehicle Board nor any of its members, Contingent Value Vehicle Professionals or any duly designated agent or representatives of any such party will be liable for the act, default or misconduct of the Contingent Value Vehicle Manager or any other member of the Contingent Value Vehicle Board, nor will the Contingent Value Vehicle Manager or any member of the Contingent Value Vehicle Board be liable for anything other than such Person’s own gross negligence or willful misconduct.  The Contingent Value Vehicle Manager and the Contingent Value Vehicle Board may, in connection with the performance of their duties, and in their sole and absolute discretion, consult with the Contingent Value Vehicle Professionals, and will not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions.  If the Contingent Value Vehicle Manager or the Contingent Value Vehicle Board determines not to consult with the Contingent Value Vehicle Professionals, they will not be deemed to impose any liability on the of the Contingent Value Vehicle Manager or the Contingent Value Vehicle Board (as applicable), or the members and/or designees thereof.

The Contingent Value Vehicle Board will govern its proceedings through the adoption of by-laws, which the Contingent Value Vehicle Board may adopt by majority vote.  No provision of such by-laws will supersede or conflict with any express provision of the Plan.

VII.  CONFIRMATION OF THE PLAN

A.            SOLICITATION OF VOTES

Any creditor in an Impaired Class: (1) whose Claim has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as contingent, unliquidated or disputed); or (2) who filed a proof of claim on or before the Bar Date or any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court, which Claim is not the subject of an objection or request for estimation, is entitled to vote on the Plan.  For a discussion of the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, see the Disclosure Statement Order, attached to this Disclosure Statement as Exhibit B.

Any holder of an Equity Interest, whose Equity Interest is not the subject of an objection, is entitled to vote on the Plan.

In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 4(b), 4(c)(i), 4(c)(ii), 4(d), 5(b)(i), 5(b)(ii), 6(b)(i), 6(b)(ii), 7(b), 7(c)(i), 7(c)(ii), 8(a), 8(b)(i), 8(b)(ii), 8(c), 9(a), 9(b), 10(a), 10(b), 11(b)(i), 11(b)(ii), 12(b), 12(c)(i), 12(c)(ii), 12(d), 13(a)(i), 13(a)(ii), 13(b), 13(c), 13(d), 13(f), 13(h), 13(j), 13(k), 14(a) and 14(b) of the Plan and the Equity Interests in Classes 5(c), 6(c), 7(d), 12(e), 13(e), 13(g), 13(i) and 13(l) of the Plan are Impaired, and the holders of Allowed Claims and Equity Interests in each of these Classes are entitled to vote to accept or reject the Plan.  Claims in Classes 1,2 and 3 of the Plan are Unimpaired, and the holders of Allowed Claims in this Class are deemed to have accepted the Plan, and the solicitation of acceptances with respect to such Class is not required under section 1126(f) of the Bankruptcy Code.  Claims in Classes 4(a), 5(a), 6(a), 7(a), 11(a) and 12(a) of the Plan are (1) Unimpaired if such classes are to receive cash pursuant to the New Financing Facility, and, in that case, the holders of Allowed Claims in each of these Classes would be deemed to have accepted the Plan and the solicitation of acceptances with respect to such Classes would not be required under section 1126(f) of the Bankruptcy Code; or (2) Impaired if such classes are to receive Rollover Notes pursuant to the Rollover Facility or the Combination Facility, and, in that case, the holders of Allowed Claims in each of these Classes would be entitled to vote to accept or reject the Plan.  Notwithstanding anything otherwise to the contrary, in the event that the Debtors obtain an order of the Bankruptcy Court holding that any of Classes 4(a), 5(a), 6(a), 7(a), 11(a) and 12(a) are unimpaired (whether before or after soliciting of acceptances for the Plan), any such Class will be unimpaired, each holder of an Allowed Bank Claim will be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in such Class will be null, void and have no effect.  Claims in Class 15 of the Plan are compromised under the Global Compromise and disregarded for purposes of voting on the Plan.  As a result, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.  The holders of Rigas Claims or Equity Interests, or of ACC Other Equity Interests will be disallowed and therefore not receive any distributions under the Plan and are not entitled to vote to accept or reject the Plan.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B.            THE CONFIRMATION HEARING

Before the Debtors may implement the Plan, the Bankruptcy Code requires that the Bankruptcy Court, after notice, hold a confirmation hearing with respect to a Plan which the required majorities have approved after solicitation.  The confirmation hearing in respect of the Plan has been scheduled for [                        ], 2005, commencing at [           ] a.m. New York City Time (the “Confirmation Date”), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States District Court for the Southern District of New York, Room 621 Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004.  The confirmation hearing may be adjourned from time to time by the Debtors without further notice except for an announcement of the adjourned date made at the confirmation hearing.  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim and/or Equity Interest held by the objector.  Any such objection must be filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order on or before [                     ], 2005 at [         ]:00 p.m., New York City Time.  Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.  Further confirmation procedures are set forth in the Confirmation Hearing Pre-Trial Order attached to this Disclosure Statement as Exhibit J.

C.            CONFIRMATION

At the confirmation hearing the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are satisfied.  Among the requirements for confirmation of a plan are that the plan is:

•                  accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class;

•                  feasible; and

•                  in the “best interests” of creditors and stockholders that are impaired under the plan.

1.              Acceptance

The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of eligible claims of that class that actually vote.  Acceptance of a plan by a class of interests requires that the plan be accepted by at least two-thirds in amount of the allowed interests in the class held by holders of such interests that actually vote.  Acceptance of the Plan need only be solicited from holders of Claims and Equity Interests whose Claims and Equity Interests belong to a Class that is impaired and not deemed to have accepted or rejected the Plan.  For a discussion on voting and voting procedures, see Sections I.A and I.B, titled “Holders of Claims and Equity Interests Entitled to Vote” and “Voting Procedures,” respectively.

If any impaired Class of Claims or Equity Interests entitled to vote does not accept the Plan by the requisite statutory majority provided in section 1126(c) and (d) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 1127 of the Plan or undertake to seek Bankruptcy Court confirmation of the Plan under section 1129(b) of the Bankruptcy Code (a procedure known as “cram down”), or both.  The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.  With respect to Impaired Classes of Claims or Equity Interests that are deemed to reject the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.  See Section VII.C.3, titled “Cram Down.”

2.              Confirmation Standards

a.              Overview

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.  Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•                  the plan complies with the applicable provisions of the Bankruptcy Code;

•                  the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•                  the plan has been proposed in good faith and not by any means forbidden by law;

•                  any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

•                  the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan.  The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy, and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain and the nature of any compensation for such insider;

•                  with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•                  each class of claims or interests has either accepted the plan or is not impaired under the plan;

•                  except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the effective date (except that if a class of priority claims has voted to accept the Plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

•                  if a class of claims is impaired, at least one impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•                  confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code and the “cram down” of Classes not receiving any distribution under the Plan, the Debtors believe that:

•                  the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•                  the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•                  the Plan has been proposed in good faith.

Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

b.              Best Interests of Holders of Claims and Interests

The “best interests” standard requires that the Bankruptcy Court find either:

•                  that all members of each Impaired Class have accepted the Plan; or

•                  that each holder of an allowed Claim or Equity Interest of each Impaired Class of Claims or Equity Interests will receive or retain on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

The first step in ascertaining whether the Debtors meet this standard is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in a chapter 7 liquidation case.  The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtors’ assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case.  This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the liquidation of the Debtors’ business and the use of chapter 7 for the purposes of liquidation.  Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

[As discussed in the Debtors’ Liquidation Analysis attached to this Disclosure Statement as Exhibit F, the Debtors have determined that confirmation of the Plan will provide each creditor and interest holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.  See Exhibit F for a further discussion of how the Plan satisfies the “best interests” test.]

c.               Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors unless such liquidation or reorganization is proposed in the Plan.  Under the terms of the Plan, the Allowed Claims potentially being paid in whole or part in cash are Administrative Expense Claims, Fee Claims, Priority Tax Claims, DIP Lender Claims, Other Priority Claims, Secured Tax Claims, Other Secured Claims, ACC Convenience Claims and Bank Claims.  The Debtors have estimated that the total amount of these cash payments is $[             ] and expect sufficient liquidity from cash on hand and the Exit Facility and/or the proceeds of a Sale Transaction to fund these cash payments as and when they become due.  See Section VI, titled “The Plan of Reorganization,” relating to the classification and treatment of Claims and Equity Interests under the Plan.

The Debtors have prepared detailed financial projections, set forth more fully in Exhibit E, that describe, among other things, the financial feasibility of the Plan.  The Company’s management believes that the projected cash flow reflected in Exhibit E together with available borrowings are sufficient to satisfy all of the Reorganized Debtors’ future interest, capital expenditure and other obligations during this period.  Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.  See Section XI, titled “Risk Factors,” relating to some of the risks that could affect the ability of the Reorganized Debtors to repay their post-Effective Date indebtedness, including their ability to access refinancing if future cash flows are insufficient to allow them to do so.

3.              Cram Down

CRAM DOWN BY DEBTORS

The Debtors intend to seek to cram down the Plan on any Class of Claims and Equity Interests in Impaired Classes that vote against or are deemed to reject the Plan.

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the Plan.  The “cram down” provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.

Under the “cram down” provisions, on the request of a plan proponent the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

•                  the plan does not discriminate unfairly with respect to each non-accepting impaired class;

•                  the plan is fair and equitable with respect to each non-accepting impaired class; and

•                  at least one impaired class has accepted the plan.

These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan of reorganization that has been rejected by a senior impaired class of claims or interests unless the claims or interests in that senior impaired class are paid in full.

As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law.  A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan.  By establishing separate Classes for the holders of each type of Claim or Equity Interest and by treating each holder of a Claim or Equity Interest in each Class similarly, the Plan has been structured in order to satisfy the “unfair discrimination” test of section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured claims, unsecured claims or equity interests.  In general, section 1129(b) of the Bankruptcy Code permits confirmation of a plan despite non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule.  This rule requires that the dissenting class be paid in full before a junior class may receive anything under the plan.  The Bankruptcy Code establishes “cram down” tests for secured creditors, unsecured creditors and equity holders as follows:

•                  Secured Creditors.  Either:  (1) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (2) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim; or (3) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as described in clauses (1) and (2) above.

•                  Unsecured Creditors.  Either:  (1) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim; or (2) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•                  Equity Interests.  Either:  (1) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such holder is entitled or the value of the interest; or (2) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

In addition, the Bankruptcy Code requires that a debtor demonstrate that no class senior to a non-accepting impaired class will receive more than payment in full on its claims.

If all of the applicable requirements for confirmation of the Plan are satisfied as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more Classes of Impaired Claims or Equity Interests have failed to accept the Plan under section 1129(a)(8) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan under the “cram down” procedures in accordance with section 1129(b) of the Bankruptcy Code.  The Debtors believe that the Plan satisfies the “cram down” requirements of the Bankruptcy Code, but there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code or that at least one Impaired Class of Claims will vote to accept the Plan, as required for confirmation of a Plan under the “cram down” procedures.

D.            CONSUMMATION

The Plan will be consummated on the Effective Date.  As used in this Disclosure Statement, the “Effective Date” means the first business day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 13.01 of the Plan, have been satisfied or waived by the Debtors pursuant to Section 13.04 of the Plan.  For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet these conditions, see Section VI, titled “The Plan of Reorganization.”

From and after the occurrence of the Effective Date, the Plan will be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

VIII.  CORPORATE GOVERNANCE AND MANAGEMENT OF REORGANIZED ACC
AND THE OTHER REORGANIZED DEBTORS

Under the Plan, on the Effective Date, the management, control and operation of Reorganized ACC and the other Reorganized Debtors will be the general responsibility of the boards of directors of Reorganized ACC and the other Reorganized Debtors.

A.            MANAGEMENT AND BOARD CHANGES

1.              Appointment of the New Board

As discussed above, prior to May 2002, the Rigas Family held a majority of the positions on the Board.  At that time, the Board consisted of John Rigas, Michael Rigas, Timothy Rigas, James Rigas, Peter Venetis and the four Carryover Directors.  In May 2002, John, Michael, Timothy and James Rigas resigned from the Board and, in June 2002, Peter Venetis resigned from the Board.  During the pendency of the Chapter 11 Cases, ACC has appointed seven new directors, six of whom are independent directors as determined pursuant to the Company’s Corporate Governance Guidelines (as defined below).

The seven new directors are:  (1) E. Thayer Bigelow, former President and CEO of Time Warner Cable Programming, Inc. and former Acting CEO of Courtroom Television Network LLC; (2) Rodney Cornelius, a former cable industry executive and investor; (3) Anthony Kronman, Sterling Professor of Law and former Dean of Yale Law School; (4) Philip Lochner, former SVP and Chief Administrative Officer of Time Warner, Inc. and a former Commissioner of the SEC; (5) Susan Ness, a former Commissioner of the FCC; (6) Kenneth Wolfe, former Chairman and CEO of Hershey Foods Corporation; and (7) William T. Schleyer, CEO of ACC.

2.              Appointment of New Management

Effective March 18, 2003, the Company appointed William T. Schleyer to serve as its new CEO and Chairman and Ron Cooper to serve as its new President and COO.  Mr. Schleyer replaced Erland Kailbourne, the interim CEO since May 2002.  On March 7, 2003, the Bankruptcy Court entered an order approving the employment of Messrs. Schleyer and Cooper.

Shortly after the appointments of Messrs. Schleyer and Cooper, the Board and these new officers hired a new senior management team, including Vanessa A. Wittman, as Executive Vice President and Chief Financial Officer (“CFO”), Brad Sonnenberg, as Executive Vice President, General Counsel and Secretary, and Scott D. Macdonald, as Chief Accounting Officer (“CAO”).  Each of these officers has in turn hired new executives who report to them.  These executives, among other things, have implemented new internal controls and procedures designed to prevent a recurrence of the alleged improper acts that occurred during the tenure of Rigas Management.

3.              Headquarters Move

The Board authorized the relocation of the Company’s corporate headquarters to Greenwood Village, Colorado in January 2003, subject to confirmation of the appointments of Messrs. Schleyer and Cooper, to better enable the Company to attract and assemble a high-caliber management team with the strong cable experience needed to lead an effective restructuring effort.  The Bankruptcy Court approved the relocation of the corporate headquarters on March 28, 2003.  Despite the relocation of its corporate headquarters, the Company maintains a significant portion of its corporate operations in Coudersport, Pennsylvania.

B.            BOARDS OF DIRECTORS AND MANAGEMENT

1.              Reorganized ACC

a.              Board of Directors

Unless the Debtors consummate a Sale Transaction that does not so contemplate, the initial Board of Directors of Reorganized ACC will consist of nine directors, including Reorganized ACC’s Chief Executive Officer.  The names of the members of such initial board of directors will be disclosed not later than 10 days prior to the date of the Confirmation Hearing.  The members of the initial board of directors will serve in accordance with applicable non-bankruptcy law and the Reorganized ACC Certificate of Incorporation and Reorganized ACC Bylaws, as the same may be amended from time to time.

b.              Officers

Unless the Debtors consummate a Sale Transaction that does not so contemplate, it is anticipated that the officers of Reorganized ACC immediately prior to the Effective Date will serve as the initial officers of Reorganized ACC commencing on the Effective Date.  These officers will serve in accordance with applicable non-bankruptcy law, any applicable employment agreements with Reorganized ACC and the Reorganized ACC Certificate of Incorporation and Reorganized ACC Bylaws, as the same may be amended from time to time.

Following the March 2003 appointment of William T. Schleyer and Ron Cooper as CEO and President, respectively, of ACC, the Company implemented substantial changes in its formerly centralized management structure.  The Company now manages its cable systems through a combination of limited centralized management and five locally managed regional cable systems.  The Company believes that locally and regionally focused cable system management reduces expenses through the consolidation of marketing and support functions and the placement of more experienced management teams at the local and regional level.  Locally and regionally focused operations also increase the speed and effectiveness of the Company’s new product and services deployment, enhancing its ability to increase the number of its subscribers and revenue.

It is anticipated that the executive officers of Reorganized ACC immediately prior to the Effective Date will be as follows:

Name	Positions Held
William T. Schleyer

Chairman and Chief Executive Officer of ACC since March 2003. Prior to joining the Company, from October 2001 to November 2002, Mr. Schleyer was President and Chief Executive Officer of AT&T Broadband, which provided cable video, high-speed Internet access and telephony service to more than 13 million homes across the United States. AT&T Broadband merged with Comcast Corporation in November 2002. Prior to joining AT&T Broadband, from February 2000 through October 2001, Mr. Schleyer was a principal in Pilot House Ventures Group, LLC, a venture capital company based in Boston. Mr. Schleyer also previously served as President and Chief Operating Officer of MediaOne, the broadband services arm of U S WEST Media Group from November 1996 to October 1997. He also was President and Chief Operating Officer of Continental Cablevision, Inc. before the company’s merger with U S WEST in 1996. Mr. Schleyer serves on the board of directors for the National Cable Television Association, CableLabs, Inc., C-SPAN and Rogers Communications, Inc.

Ron Cooper

President and Chief Operating Officer of ACC since March 2003. Prior to joining the Company, Mr. Cooper was Chief Operating Officer of AT&T Broadband from October 2001 to November 2002, where he was responsible for the operational management of all of the company’s functional and geographical units and directed AT&T Broadband’s video, voice and data

Name	Positions Held

businesses. Before joining AT&T Broadband, Mr. Cooper was founder of Relera, an information services company serving corporate customers and served as President from April 2000 to October 2001. Mr. Cooper previously served as Executive Vice President of MediaOne from 1995 to July 1999, where he oversaw all operations, and previously held a number of senior executive positions with Continental Cablevision, Inc. Mr. Cooper is a member of the National Cable Television Association, the Cable and Telecommunications Association for Marketing and a number of state trade associations and industry and community organizations.

Vanessa A. Wittman

Executive Vice President and Chief Financial Officer of ACC since March 2003. Prior to joining the Company, from April 2001 through March 2003, Ms. Wittman served as Chief Financial Officer at 360networks, a telecommunications service provider, where she led that company’s restructuring efforts to successfully emerge from bankruptcy protection. From February 2000 to April 2001, Ms. Wittman served as Vice President, Corporate Development at 360networks. Prior to joining 360networks, Ms. Wittman served as Senior Director of Corporate Development at Microsoft Corporation from April 1999 to May 2000, and had previously been the Chief Financial Officer of the wireless-services company, Metricom, Inc. from April 1997 to December 1999.

Brad M. Sonnenberg

Executive Vice President, General Counsel and Secretary of ACC since July 2003. Prior to joining the Company, Mr. Sonnenberg was Senior Vice President, General Counsel and Secretary from June 2002 to July 2003 at Covad Communications, where he played a lead role in that company’s bankruptcy restructuring. Mr. Sonnenberg joined Covad Communications, a provider of HSI and network access utilizing DSL technology, in January 1999. From October 1990 to January 1999, Mr. Sonnenberg served as an Assistant U.S. Attorney for the Department of Justice, where he prosecuted white collar crimes.

David R. Brunick

Senior Vice President – Human Resources of ACC since March 2003. Mr. Brunick has 20 years of human resource experience in the transportation, health, telecommunications and cable/broadband industries. Prior to joining the Company, from February 2000 through December 2002, Mr. Brunick was Senior Vice President of Human Resources for AT&T Broadband. Prior to that position, from January 1998 to February 2000, Mr. Brunick was Vice President of Human Resources at MediaOne.

Connie Campbell

Senior Vice President – Finance of ACC since March 2003. Prior to joining the Company, Ms. Campbell was Senior Vice President of Finance for AT&T Broadband. Ms. Campbell had previously served as Senior Vice President of Finance and Treasurer for MediaOne Group. Ms. Campbell has 22 years of telecommunications and cable experience.

Marwan Fawaz

Senior Vice President and Chief Technology Officer of ACC since March 2003. Mr. Fawaz brings more than 18 years of experience in the cable and broadband industries. He joined the Company from Vulcan Inc. Investment Management Group, where he served as a technology investment specialist. Prior to that, he held senior engineering, operations and technology positions at MediaOne, Inc., Pilot House Ventures, Times Mirror Cable Television and Charter Communications.

Name	Positions Held
Ellen Filipiak

Senior Vice President – Customer Care of ACC since April 2003. Ms. Filipiak has extensive leadership experience in the cable and broadband industries. Prior to joining the Company, Ms. Filipiak was Senior Vice President of the Florida region for AT&T Broadband and previously held management positions at Pilot House Ventures and a series of management positions at MediaOne and Continental Cablevision.

Scott D. Macdonald

Senior Vice President and Chief Accounting Officer of ACC since March 2003. Prior to joining the Company, Mr. Macdonald was Senior Vice President and Corporate Controller at AT&T Broadband from February 2001 through November 2002. From June 2000 to January 2001, Mr. Macdonald served as AT&T Broadband’s Vice President of Financial Operations. Prior to this position, Mr. Macdonald was Senior Vice President of Accounting and Finance for AT&T Broadband from June 1999 to May 2000. Before joining AT&T Broadband, Mr. Macdonald was Vice President and Controller for Primestar, Inc., a provider of satellite television services in the United States, from October 1996 to May 1999. He is a certified public accountant in the state of Colorado and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

Nancy McGee

Senior Vice President – Marketing of ACC since August 2004. Prior to joining the Company, Ms. McGee was Senior Vice President of Marketing at AT&T Broadband. She previously held marketing, sales and customer care positions at MediaOne and US WEST.

Judy Meyka

Senior Vice President – Programming of ACC since April 2003. Prior to joining the Company, Ms. Meyka served as Senior Vice President of Distribution at iN DEMAND. From June 2000 to March 2002, she served as Vice President of Programming at AT&T Broadband and spent two years prior to that in the same role at MediaOne.

Jack A. Olson

Senior Vice President – Media Services of ACC since April 2003. Mr. Olson joined the Company in 1980 and has held a series of management and marketing positions with the Company, being named Vice President of Media Development in 1996.

Steven M. Delgado

Senior Vice President – Western Region of ACC since September 2003. Mr. Delgado joined the Company in October 1999 as Regional Vice President in connection with the Company’s acquisition of Century. From 1997 to October 1999, Mr. Delgado served as Vice President at Century, where he managed its Western Region. Mr. Delgado is an 18-year veteran of the cable industry, and has worked in the areas of advertising sales, direct sales, telemarketing, marketing, programming, and operations.

Lee A. Perron

Senior Vice President – California Region of ACC since April 2003. Mr. Perron has 22 years experience in the cable television industry. Mr. Perron joined the Company in 1999 in connection with the Company’s acquisition of Century Communications, and held several management positions with the Company prior to being appointed to his current position, including Vice President, Corporate Affairs from October 1999 to March 2002 and Regional Vice President from March 2002 through April 2003.

Name	Positions Held
Paula J. Trustdorf

Senior Vice President – Central Region of ACC since September 2003. Ms. Trustdorf has more than ten years of experience in the cable industry. Prior to joining the Company, from June 2000 to March 2003, Ms. Trustdorf was a Senior Vice President at AT&T Broadband, responsible for its Dallas Region. Prior to her role at AT&T Broadband, Ms. Trustdorf was Regional Vice President, Operations –Northwest Division at TCI of Colorado, Inc. from February 1998 to June 2000.

Robert G. Wahl

Senior Vice President – Northeast Region of ACC since April 2003. Mr. Wahl joined the Company in 1990. Mr. Wahl has served in a series of management positions for the Company in connection with cable systems throughout the Northeast, including Corporate Director of Operations for the Great Lakes Region from June 1994 to July 1999, and Regional Vice President for the Great Lakes Region from August 1999 to March 2003.

Joseph W. Bagan

Senior Vice President – Southwest Region of ACC since April 2004. From March 2003 to March 2004, Mr. Bagan was the Senior Vice President – Information Technology and Chief Administrative Officer of the Company. Prior to joining the Company, from December 2002 to February 2003, Mr. Bagan was the Chief Financial Officer for Ricochet Wireless High Speed Data Internet (d/b/a Ricochet Networks, Inc.) (“Ricochet”), a wireless high speed data service provider targeted to mobile high speed data users. Prior to joining Ricochet, Mr. Bagan was Chief Information Officer for AT&T Broadband from January 2000 to October 2001, and was Senior Vice President of Billing Operations and Chief Information Officer from October 2001 to November 2002. Mr. Bagan had previously been a partner at Arthur Andersen responsible for the Communications, Media and High Tech consulting practice for the southwestern United States from October 1997 to January 2000.

2.              The Other Reorganized Debtors

a.              Boards of Directors

Unless the Debtors consummate a Sale Transaction that does not so contemplate, the initial board of directors of each of the Reorganized Debtors that is a corporation (other than Reorganized ACC) will consist of at least one individual selected by the Chief Executive Officer of Reorganized ACC.  The names of the members of the initial board of directors of each of these Reorganized Debtors will be disclosed not later than 10 days before the date of the Confirmation Hearing.  The members of the initial board of directors of each of these Reorganized Debtors that is a corporation will serve in accordance with applicable non-bankruptcy law and the certificate of incorporation and bylaws of the applicable Reorganized Debtor, as the same may be amended from time to time.

b.              Officers

Unless the Debtors consummate a Sale Transaction that does not so contemplate, it is anticipated that the officers of each of the Reorganized Debtors (other than Reorganized ACC) immediately prior to the Effective Date will serve as the initial officers of such Reorganized Debtors commencing on the Effective Date.  These officers will serve in accordance with applicable non-bankruptcy law, any applicable employment agreement with the applicable Reorganized Debtor and the certificate of incorporation and bylaws of such Reorganized Debtor, as the same may be amended from time to time.

C.            COMPENSATION OF ACC’S EXECUTIVE OFFICERS

Compensation paid by ACC during 2003 to certain of its senior executive officers, for services rendered in their respective capacities, is set forth below:

Name	Positions Held	Compensation
William T. Schleyer	Chairman and Chief Executive Officer	$2,874,235
Ron Cooper	President and Chief Operating Officer	1,909,566
Vanessa A. Wittman	Executive Vice President and Chief Financial Officer	2,038,853

1.              William T. Schleyer and Ron Cooper

On January 17, 2003 ACC entered into employment and indemnification agreements with William T. Schleyer—CEO, and Ron Cooper—President and COO, which agreements were subsequently amended and became effective on March 18, 2003 following approval of the agreements by the Bankruptcy Court.  The term of each employment agreement runs until December 31, 2005, and will be automatically extended annually for an additional year absent notice by June 30, 2005 to the contrary.

The employment agreements provide for annual base salaries of $1,275,000 for Mr. Schleyer and $850,000 for Mr. Cooper, to be reviewed by the Board annually but not to be decreased except upon mutual consent.  The executives were guaranteed an annual bonus for 2003 of 100 percent of base salary prorated for the period between the effective date of the agreement and December 31, 2003.  In 2004 and all subsequent years the executives will be eligible for an annual bonus of 100 percent of base salary for meeting certain performance targets, and such bonus may be adjusted accordingly for performance below or above the performance targets.  The agreements provide for a signing bonus of $1,700,000 for Mr. Schleyer and $1,130,000 for Mr. Cooper, to be payable in ratable monthly installments from the month in which the effective date occurs until December 2005.

Each agreement provides that if an executive’s employment is terminated by ACC not for cause or by the executive for good reason (as defined in the agreements), the executive will receive within 30 days after termination a payment of three times the sum of base salary and target bonus (guaranteed bonus for 2003).  The executive will also be entitled to health coverage at employee rates for 18 months.

If an executive’s employment is terminated by ACC for cause or by the executive not for good reason, the executive will receive salary earned through the date of termination of employment.  If employment is terminated for cause before December 2005, the executive is required to repay the portion of the signing bonus he has received.  If the executive voluntarily terminates employment not for good reason before December 2005, the executive will not receive the remaining portion of his signing bonus.

Upon ACC’s emergence from bankruptcy, the executives will be entitled to receive initial equity awards of restricted shares valued at $10.2 million for Mr. Schleyer and $6.8 million for Mr. Cooper.  One third of the shares will vest on the second anniversary of the effective date of each executive’s employment agreement (e.g., if the date of emergence occurs on the second anniversary of such effective date, one third of the restricted shares would be fully vested when granted), an additional third on the first anniversary of the date of ACC’s emergence from bankruptcy, and the final third on the second anniversary of the date of emergence.  The executives are eligible to receive an additional grant of restricted shares of up to $5.1 million for Mr. Schleyer and $3.4 million for Mr. Cooper if the Board determines that the executives’ performance during the pre-emergence period was exceptional.

For each calendar year after the year in which ACC emerges from bankruptcy, the executives will be eligible to receive equity awards (made up of restricted shares and/or stock options) valued at two times the sum of base salary plus target annual bonus, if they achieve certain performance targets set by the Board.

Upon emergence from bankruptcy and in each year thereafter, the executives will be eligible to receive grants of stock options in amounts to be determined by the Board.  If the executives are terminated by ACC for cause or resign not for good reason, all unvested restricted shares, restricted deferred share units, and options are forfeited.  Any vested stock options immediately expire if the executive is terminated by ACC for cause.  If the executive resigns other than for good reason, any vested stock options must be exercised within 30 days.

The executives agree not to compete with the Company for one year after employment is terminated for any reason other than the expiration of the agreement.  Each employment agreement also provides that the executives will not divulge confidential information, will not solicit the Company’s customers for one year following termination of employment for any reason and will assign intellectual property rights to the Company.

ACC will provide a gross-up for any excise tax imposed upon either of the executives under Internal Revenue Code Section 4999 or similar provisions sufficient to put each of the executives in the same after-tax position as if such excise tax were not due.  Each of the executives will be entitled to continuing indemnification for any additional tax imposed by taxing authorities relating to such excise tax or gross-up.

Each of the employment agreements provide that each of the executives will be permitted use of the Company’s aircraft in accordance with the Company’s aircraft policy approved by the Board, provided that no personal use of the Company aircraft will be permitted.  The Board-approved aircraft policy provides, among other things, that reimbursed commuting under a timeshare arrangement does not constitute personal use of the aircraft if significant advantages to the Company in terms of time, money, security or productivity may be realized.

To induce Messrs. Schleyer and Cooper to enter into their employment agreements, ACC entered into indemnification agreements with each of them pursuant to which, ACC agreed to indemnify each of Messrs. Schleyer and Cooper, respectively, in their capacity as officers of ACC and, in the case of Mr. Schleyer, in his capacity as a director of ACC.

Subject to certain limited exceptions, the indemnification agreements indemnify Messrs. Schleyer and Cooper against any and all expenses and liabilities incurred by them as a result of any action or legal proceeding related to their status as a fiduciary of ACC, to the fullest extent permitted by law.  Under the terms of the indemnification agreements, ACC will, among other things, advance all such expenses incurred by them or on their behalf without regard to their ultimate entitlement to indemnification; however, Messrs. Schleyer and Cooper would be required to repay such advances if it is determined by judgment or final adjudication that they would not be entitled to be indemnified.  A determination as to whether ACC will indemnify either of Messrs. Schleyer or Cooper against any action or legal proceeding will be decided either by members of the Board who are not involved in the proceeding or by independent counsel hired by ACC.

2.              Vanessa A. Wittman

ACC entered into an employment agreement with Vanessa A. Wittman—Executive Vice President and CFO, effective on May 8, 2003.  The term of the agreement runs until the death or disability of Ms. Wittman, or termination by ACC or Ms. Wittman for any reason.

The agreement provides for initial annual base salary of $475,000 which may be increased subject to periodic review.  Pursuant to the Compensation Committee’s annual performance review of Ms. Wittman in January 2004, her annual base salary was increased to $490,000, effective in April 2004.

The agreement provides that Ms. Wittman is eligible to earn annual incentive bonuses of 80% of base salary, upon the satisfaction of performance goals set by the Compensation Committee.  Ms. Wittman is eligible to participate in the Company’s Performance Retention Plan, the initial terms of which include a grant of 200% of base salary to be payable in accordance with the terms of the plan and prorated for the first year of employment.

The employment agreement provides that if Ms. Wittman’s employment terminates for any reason, she will be entitled to receive any accrued but unpaid base salary, vested benefits, and unreimbursed expenses.  If Ms. Wittman’s employment is terminated by ACC without cause or by Ms. Wittman with good reason, she will be entitled to (1) any accrued and unpaid incentive bonus for previous years, (2) a pro rata portion of the incentive bonus for the year in which the termination occurs, (3) continued payment of base salary for two years, and (4) payment of health care premiums equal to the price of Company health care premiums for one year.

Ms. Wittman has agreed not to compete with the Company for at least 12 months following termination of her employment for any reason.  The employment agreement provides that Ms. Wittman will not divulge confidential information, will not solicit the Company’s customers for one year following termination of employment for any reason and will assign intellectual property rights to the Company.

3.              Other Employment Agreements

As approved by the Bankruptcy Court by order dated May 5, 2003 and September 21, 2004, the Debtors have four forms of employment agreements for other management employees.  The first two forms of agreement are for senior vice presidents and vice presidents who had existing employment agreements on September 21, 2004, which existing agreements will be amended and restated (the “Forms of Amended and Restated Existing Senior Management Agreement”).  The two different Forms of Amended and Restated Existing Senior Management Agreement are primarily distinguished by the fact that one provides for participation in the PRP while the other does not.  The other two forms of agreement are for senior vice presidents and vice presidents who did not have existing employment agreements on September 21, 2004 (the “New Hire Forms of Senior Management Agreement,” and, together with the Forms of Amended and Restated Existing Senior Management Agreement, the “Employment Agreements”).  The two different New Hire Forms of Senior Management Agreement are also primarily distinguished by the fact that one provides for participation in the PRP while the other does not.

The Employment Agreements generally provide for, among other things:  (1) the term of the employment; (2) a base salary; (3) an annual bonus; (4) participation in the PRP (as applicable); (5) the reasons and procedures by which employment may be terminated; (6) amounts and benefits to be received in connection with certain termination events; (7) participation in applicable employee benefit plans; and (8) non-competition, non-solicitation and confidentiality provisions (subject to applicable law).  The forms of Employment Agreements do not contain, among other things, specific compensation amounts for the base salary, annual bonus, PRP participation or weeks of vacation to be provided to each prospective employee.  Such amounts are negotiated on an individual basis with each prospective employee and are comparable to such terms offered by the Debtors’ competitors.

D.            KEY EMPLOYEE RETENTION

On September 21, 2004, the Court entered two orders authorizing the Debtors to implement and adopt the following employment programs: (1) an employee continuity program, including (a) the Adelphia Communications Corporation Key Employee Continuity Program (as amended, the “Stay Plan”) and (b) the Adelphia Communications Corporation Sale Bonus Program (as amended, the “Sale Plan” and, together with the Stay Plan, the “Continuity Program”); (2) the PRP; and (3) certain amended severance programs, including (a) the Employment Agreements, to the extent that these agreements address issues relating to termination of employment, and (b) the Amended and Restated Adelphia Communications Corporation Severance Plan, which provides for, among other things, certain enhanced benefits for director-level employees of the Debtors (as amended, the “Amended Severance Plan”).  The total potential cost of the Continuity Program could reach a maximum of approximately $30.8 million (including approximately $9.8 million payable under the Stay Plan, $18.0 million payable under the Sale Plan, and a $3.0 million pool from which the CEO of ACC may grant additional bonuses).  The Amended Severance Plan could cost the Debtors a maximum of $9.973 million if all eligible participants are terminated (including $5.723 million in enhanced severance benefits and healthcare continuation and $4.250 million in relocation reimbursement expenses).

1.              Continuity Program

As mentioned above, the Continuity Program consists of two distinct programs, the Stay Plan and the Sale Plan, which are each designed to motivate certain employees to remain with the Debtors.  William T.  Schleyer, Ron Cooper, Vanessa A. Wittman and Brad M. Sonnenberg are not eligible to participate in the Continuity Program.

•                  Stay Plan.  Subject to the terms of the Stay Plan, certain employees of the Company (the “Stay Participants”) may each be eligible to receive a cash payment in the form of a bonus (the “Stay Bonus”) if, subject to certain limited exceptions, the Stay Participants continue their active employment with the Company or its successors from the date such Stay Participant is notified in writing that he or she has been selected for coverage under the Stay Plan to the payroll date immediately following the nine month anniversary of such date.  The CEO of ACC selects the Stay Participants and, subject to the review and approval of the Compensation Committee of the Board, establishes the amount of each Stay Participant’s Stay Bonus, subject to any aggregate amounts available under the Stay Plan.

•                  Sale Plan.  Under the terms of the Sale Plan, certain employees of the Company (the “Sale Participants”) may each be eligible to receive cash payments in the form of a bonus (the “Sale Bonus”) if, subject to certain limited exceptions, the Sale Participants continue their active employment with the Company or its successors until, and following, a Change in Control (as defined in the Sale Plan).  Fifty percent of the Sale Bonus will be paid to eligible Sale Participants within ten business days of the effective date of the Change in Control and the remaining fifty percent of the Sale Bonus will be paid to eligible Sale Participants within ten business days of the six month anniversary of such effective date, provided that a Sale Participant’s employment has continued through such dates, subject to certain limited exceptions.  The CEO of ACC will select the Sale Participants and, subject to the review and approval of the Compensation Committee of the Board, will establish the amount of each Sale Participant’s Sale Bonus, subject to any aggregate amounts available under the Sale Plan.

2.              Amended and Restated Adelphia Communications Corporation Performance Retention Plan

The Adelphia Communications Corporation Performance Retention Plan was approved by the Bankruptcy Court on May 5, 2003, and the Amended and Restated PRP was approved by the Bankruptcy Court on September 21, 2004.  Participants in the PRP are eligible to receive annual target awards that are based on the participant’s base salary, job title and responsibilities.  Target awards range from 25% to 200% of a participant’s base salary.  The amount of the award that a participant receives for each plan year is dependent on the percentage of the EBITDAR Target achieved by the Company for such year.  EBITDAR Target is defined in the PRP to mean the EBITDAR objective established by the Company for its business plan for each plan year for purposes of calculating awards under the PRP.  EBITDAR is defined as the consolidated earnings of the Company, normalized for accounting adjustments, changes in accounting policies and asset sales and determined before reduction of certain expenses, including (1) consolidated interest expense, (2) total income tax expense, (3) total depreciation expense, (4) total amortization expense, and (5) total restructuring-related fees and expenses.

The PRP is administered by the Compensation Committee of the Board, and covers approximately 50 management employees, including Executive Vice Presidents, SVPs and Vice Presidents. The Compensation Committee determines, among other things, the date upon which each participant’s award is granted and the target amount of such award.

In general, awards granted for the plan year during which the participant first commences participation in the PRP will vest on a monthly basis in 36 equal monthly installments commencing one year after the participant begins participation in the PRP.  Subsequent awards will vest in 36 equal monthly installments beginning as of January 31 of the year immediately following the plan year with respect to which the award was granted.

Generally, upon the Consummation of the Restructuring (as defined in the PRP and described below), the portion of each award that is vested will be paid in cash, in a lump sum, on the date of such Consummation of the Restructuring, except that awards that are less than 25% vested as of the Consummation of the Restructuring will become 25% vested and paid in cash.  Consummation of the Restructuring means the earliest to occur of (1) the date on which the Debtors’ plan or plans of reorganization in connection with the Chapter 11 Cases becomes or become effective in accordance with its or their terms and (2) the date of a Change in Control (as defined in the PRP).  The aggregate value of the unvested portion of awards granted to the participants will be paid in the form of restricted stock of ACC following the Debtors’ emergence from bankruptcy and will vest in two equal annual installments on each of the first and second anniversaries of the date of the Consummation of the Restructuring.  In the event awards become payable in connection with a Change in Control, the Compensation Committee may provide that all awards

(both vested and unvested) will be paid in cash, in a lump sum, on the date such Change in Control occurs.  In the event that the Compensation Committee makes such a determination, the unvested portion of all awards will be paid based on either the value established for each annual grant based on performance if so established, or 100% achievement of any unvalued grants.

In the event that the Consummation of the Restructuring does not occur on or before the second anniversary of the date on which a participant’s award is granted, 50% of the portion of such award that is vested will be paid in cash on the date of such second anniversary, and the balance of the vested portion of the award will be paid in cash as of the date of the Consummation of the Restructuring.  The aggregate value of all unvested awards will be converted to shares of restricted stock of ACC following the Debtors’ emergence from bankruptcy.  In the event of a Consummation of the Restructuring that results in an emergence by the Debtors from bankruptcy, or in the event of a Consummation of the Restructuring that results in a Change in Control, such unvested awards may be payable in cash based on either the value established for each annual grant based on performance, if so established, or 100% achievement of any unvalued grants, subject to the determination of the Compensation Committee.

If the Company terminates a participant for any reason other than for Cause (as defined in the PRP) prior to the date on which an award is scheduled to be paid, the participant will receive a payment equal to the vested portion of his or her award; provided, that if the termination is in connection with a Change in Control, in addition to the payment of the vested portion of the awards, the administrative committee under the PRP may provide that the unvested portion of all awards will be paid in cash based on either the value established for each annual grant based on performance, if so established, or 100% achievement of any unvalued grants.  In the event a participant is terminated by the Company for Cause, any awards granted to the participant will be forfeited, and the participant will be ineligible to receive any payment or settlement of any award under the PRP.

3.              Amended and Restated Severance Program

Employees of the Company are currently afforded severance benefits either pursuant to ACC’s existing severance plan, the Amended Severance Plan, or pursuant to an Employment Agreement with the Company.  Except for certain limited exceptions, all full-time employees of ACC and certain affiliates that do not have Employment Agreements are covered by the Amended Severance Plan, which provides for severance pay in the event of a termination without “Cause” (as defined in the Severance Plan).  William T.  Schleyer, Ron Cooper, Vanessa A. Wittman and Brad M. Sonnenberg are not eligible to participate in the Severance Plan.

E.              STIP

See Section V.C.3.c, titled “Short-Term Incentive Plan” for information regarding the STIP.

F.              NEW EQUITY INCENTIVE PLAN

Unless the Debtors consummate a Sale Transaction that does not so contemplate, ACC is considering the adoption of the New Equity Incentive Plan prior to the Effective Date.  On the Effective Date, Reorganized ACC will implement an equity-based program for certain of its employees, members of the Board of Directors of Reorganized ACC and certain other service providers pursuant to which such employees, Board members and service providers may receive awards including non-qualified stock options, stock appreciation rights, restricted stock, performance restricted stock, restricted stock units, performance units, deferred stock, bonus stock, dividend equivalents and other stock-based awards (including performance-based awards), as may be awarded to participants, subject to the terms of the New Equity Incentive Plan and applicable award agreements.  The terms of the New Equity Incentive Plan, which has not yet been approved by the Board, will be contained in the Plan Supplement.

G.            CONTINUATION OF EXISTING BENEFIT PLANS AND DIRECTORS AND OFFICERS LIABILITY INSURANCE

Except as described in Section V.K.6, titled “Rejection and Amendment of Executory Contracts and Unexpired Leases,” unless the Debtors consummate a Sale Transaction that does not so contemplate, all employee savings plans, retirement plans or benefits, if any, health care plans, performance-based incentive plans, workers’

compensation programs and life, disability, directors and officers liability and other insurance plans are treated as executory contracts under the Plan and will be assumed, on the Effective Date, by the Debtors under the Plan, except with respect to Culpable Individuals.  The Debtors have maintained and will continue to maintain appropriate insurance on behalf of their officers and directors.  See Section V.I.10, titled “Litigation Relating to Rigas Family Defense Costs,” regarding litigation relating to the Company’s 2003 director and officer insurance policies.

Except as set forth on schedules 10.01(a) and 10.01(b) of the Plan, any prepetition indemnification obligations of the Debtors pursuant to their corporate charters and by-laws or agreements entered into any time prior to the Commencement Date will be limited to the reimbursement of current directors, officers, and/or employees, other than Culpable Individuals, for legal fees and expenses and will continue as obligations of the Reorganized Debtors.  Other than as set forth in the preceding sentence, nothing herein or in the Plan will be deemed to be an assumption of any other prepetition indemnification obligation and any such obligations will be rejected pursuant to the Plan.  Notwithstanding anything otherwise to the contrary, nothing herein or in the Plan will prejudice or otherwise affect any right available to current or former officers and directors of the Debtors (except for Rigas Persons) under applicable insurance policies.

H.            SECURITY OWNERSHIP OF CERTAIN OWNERS AS OF THE EFFECTIVE DATE

The holders of Claims (including affiliates and related entities) that, based upon the most recent information available to the Company regarding the holders of Claims and the Company’s current estimate of Allowed Claims, will own beneficially more than 5% of the Plan Consideration, including each of the New Common Stock and the New Joint Venture Preferred Securities, as of the Effective Date are:

[TO FOLLOW]

IX.  SECURITIES LAWS MATTERS

A.            APPLICABILITY OF THE BANKRUPTCY CODE AND FEDERAL AND OTHER SECURITIES LAWS

The initial issuance and the resale of New Common Stock, New Joint Venture Preferred Securities, Rollover Notes and other securities included in Plan Consideration under the Plan raise certain securities law issues under the Bankruptcy Code and federal and state securities laws that are discussed in this section. The information in this section should not be considered applicable to all situations or to all holders of Claims and Equity Interests receiving New Common Stock, New Joint Venture Preferred Securities, Rollover Notes or other securities included in Plan Consideration under the Plan. Holders of Claims and Equity Interests should consult their own legal counsel concerning the facts and circumstances relating to the transfer of the Plan Securities.

No registration statement will be filed under the Securities Act or any state securities laws relating to the initial issuance on the Effective Date of New Common Stock, New Joint Venture Preferred Securities, Rollover Notes or securities of any successor-in-interest to a Debtor that are included in Plan Consideration pursuant to the Plan.  The Debtors believe that the provisions of section 1145(a)(l) of the Bankruptcy Code exempt the initial issuance of the Plan Securities and any securities of any successor-in-interest to a Debtor that are included in Plan Consideration on the Effective Date from federal and state securities registration requirements.  To the extent the Plan Consideration includes, as a result of a Sale Transaction, the issuance or distribution of securities that are not similarly exempt from registration, a registration statement will be filed in connection with the issuance or distribution of such securities (as applicable).

Similarly, no registration statement will be filed under the Securities Act or any state securities laws relating to the issuance of New Common Stock in connection with any conversion of New Joint Venture Preferred Securities.  The Debtors believe that the provisions of section 1145(a)(2) of the Bankruptcy Code exempt the issuance of New Common Stock in connection with any conversion of New Joint Venture Preferred Securities from federal and state securities registration requirements.

1.              Initial Issuance and Delivery of Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied:

•                  the securities must be issued “under a plan” of reorganization and must be securities of the debtors, of an affiliate “participating in a joint plan” with the debtors or of a successor to the debtors under the plan;

•                  the recipients of the securities must hold a prepetition or administrative expense claim against the debtors or an interest in the debtors or such affiliate; and

•                  the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtors, or “principally” in such exchange and “partly” for cash or property.

The Debtors believe that the issuance of New Common Stock, New Joint Venture Preferred Securities and Rollover Notes under the Plan and any securities of any successor-in-interest to a Debtor that are included in Plan Consideration satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is therefore exempt from registration under the Securities Act and state securities laws.

Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through the issuance of any warrant, option, right to subscribe or conversion privilege that was issued under a plan of reorganization in accordance with section 1145(a)(1) of the Bankruptcy Code and the issuance of a security upon the exercise of such a warrant, option, right or privilege.  The Debtors believe that the issuance of New Common Stock in connection with any conversion of New Joint Venture Preferred Securities satisfies the requirements of section 1145(a)(2) of the Bankruptcy Code and is therefore exempt from registration under the Securities Act and state securities laws.

In connection with the confirmation of the Plan, the Debtors will seek an order from the Bankruptcy Court to the effect that:

•                  the issuance of New Common Stock, New Joint Venture Preferred Securities and Rollover Notes under the Plan and any securities of any successor-in-interest to a Debtor that are included in Plan Consideration are exempt from registration under the Securities Act and state securities laws under section 1145(a)(1) of the Bankruptcy Code; and

•                  the issuance of New Common Stock upon any conversion of New Joint Venture Preferred Securities is exempt from registration under the Securities Act and state securities laws under section 1145(a)(2) of the Bankruptcy Code.

2.              Subsequent Transfers Under Federal Securities Laws

In general, all resales and subsequent transactions involving Plan Consideration, including the New Common Stock issued under the Plan or involving New Common Stock issued upon any conversion of New Joint Venture Preferred Securities, will be exempt from registration under the Securities Act under section 4(1) of the Securities Act, unless the holder is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.”  Section 1145(b)(1) of the Bankruptcy Code defines four types of “underwriters”:

•                  persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtors with a view to distributing any security received or to be received in exchange for such a claim or interest (“accumulators”);

•                  persons who offer to sell securities offered or sold under a plan for the holders of such securities (“distributors”);

•                  persons who offer to buy securities offered or sold under a plan from the holders of the securities, if the offer to buy is (1) with a view to distributing such securities and (2) made under an agreement in connection with the plan or with the issuance of securities under the plan; and

•                  a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly controlling, or controlled by, the issuer, or any person under direct or indirect common control with the issuer.  Under section 2(12) of the Securities Act, a “dealer” is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.  The determination of whether a particular person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan, or would be deemed a “dealer,” would depend on various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any person would be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan or would be a “dealer.”

In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if effected in “ordinary trading transactions.”  The staff of the SEC has indicated in this context that a transaction may be considered an “ordinary trading transaction” if it is made on an exchange or in the over-the-counter market at a time when the issuer of the security is a reporting company under the Exchange Act, and does not involve any of the following factors:

•                  (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities, or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

•                  use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a disclosure statement and supplements thereto, and documents filed with the SEC under the Exchange Act; or

•                  special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid in arms’ length negotiations between a seller and a broker or dealer each acting unilaterally, and not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The views of the staff of the SEC on these matters have not been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above.  Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

Under the registration rights agreement described below, certain security holders of Reorganized ACC as of the Effective Date will be entitled, under certain circumstances, to require Reorganized ACC to register the resale of their New Common Stock under the Securities Act.  However, no registration rights will be provided with respect to other holders of Plan Securities.  See Section IX.B, titled “Registration Rights Agreement.”

The New Common Stock, New Joint Venture Preferred Securities and Rollover Notes or any other Plan Consideration may not be freely tradable under U.S. securities laws

Given the complex nature of the question of whether a particular person may be an underwriter, the Debtors make no representations concerning the right (without registration under applicable federal securities laws) of any person to trade in New Common Stock, New Joint Venture Preferred Securities and Rollover Notes or any other Plan Consideration to be distributed under the Plan. The Debtors recommend that any person who receives New Common Stock, New Joint Venture Preferred Securities or Rollover Notes or any other Plan Consideration under the Plan consult his or her own counsel concerning whether he or she may freely trade such securities.

3.              Subsequent Transfers Under State Law

The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors.  Such exemptions are generally expected to be available for subsequent transfers of Plan Consideration, including the New Common Stock, New Joint Venture Preferred Securities and Rollover Notes.

Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

B.            REGISTRATION RIGHTS AGREEMENT

Each Registration Rights Holder will have the right to become a party to the Registration Rights Agreement on the Effective Date (except to the extent no Registration Rights Agreement is required as a result of a Sale Transaction).  A “Registration Rights Holder” is a holder of an Allowed Claim:

•                  receiving a distribution pursuant to the Plan of ten percent or more of the New Common Stock on a fully diluted basis;

•                  that Reorganized ACC reasonably determines is an underwriter pursuant to section 1145 of the Bankruptcy Code with respect to the Plan Securities that such holder received pursuant to the Plan;

•                  that Reorganized ACC reasonably determines is subject to resale restrictions on any New Common Stock that such holder received pursuant to the Plan by operation of Rule 144 of the Securities Act of 1933; or

•                  that Reorganized ACC agrees is a Registration Rights Holder.

The Registration Rights Agreement will contain customary terms and conditions, and the Registration Rights Agreement will be substantially in the form to be filed in the Plan Supplement.

C.            CERTAIN TRANSACTIONS BY STOCKBROKERS

Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and any supplements, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date.  This requirement specifically applies to trading and other after-market transactions in the securities.

X.  HYPOTHETICAL REORGANIZATION VALUE

[The reorganization value set forth in the Plan and Disclosure Statement filed in February 2004 is outdated, and reflects work performed by Lazard on the basis of information in respect of the business and assets of Adelphia provided to Lazard as of January 29, 2004.(2)  As of the date of this Disclosure Statement, an update has yet to be performed.  Changes in facts and circumstances between February 2004 and the Effective Date, including, without limitation, market changes, the sales process (as described in Section V.G., titled “The Plan and Sales Processes”), and the length of time that will elapse prior to the Effective Date, may result in changes to the reorganization value of Reorganized Adelphia.  Lazard will consider such changes in facts and circumstances since February 2004 and update the reorganization value after the conclusion of the sales process and prior to a hearing on the Disclosure Statement.]

(2)                                  Solely for purposes of the Plan filed in February 2004, Lazard determined the estimated range of reorganization value of Reorganized Adelphia, excluding cash on hand, to be approximately $16,100 million to $17,900 million (with a mid-point estimate of approximately $17,000 million) as of an assumed Effective Date of June 30, 2004.  Lazard’s determination was subject to all the assumptions, considerations and limitations set forth in the February 2004 draft disclosure statement.

XI.  RISK FACTORS

Important Risks to Be Considered

Before voting to accept or reject the Plan, holders of Claims against and Equity Interests in the Debtors should read and consider carefully the following risk factors and the other information in this Disclosure Statement, the Plan and the other documents delivered with or incorporated by reference in this Disclosure Statement and the Plan.  These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan, its implementation or the Reorganized Debtors’ business and operations following the Effective Date.

A.            RISK FACTORS RELATING TO LEGAL MATTERS

ACC is subject to civil claims filed by the SEC and an ongoing investigation by the DoJ.

As discussed above, on July 24, 2002, the SEC filed the SEC Civil Action against ACC, certain members of the Rigas Family and others, alleging various securities fraud and improper books and records claims arising out of actions allegedly taken or directed by certain members of the Rigas Management (none of whom remain with the Company).  This case is pending in the District Court and settlement discussions are in progress among ACC and representatives of the SEC and the DoJ.  The SEC’s proof of claim filed in the Chapter 11 Cases includes claims for penalties, disgorgement and prejudgment interest in an unspecified amount.  The staff of the SEC has told our advisors that its asserted claims for disgorgement and civil penalties under various legal theories could amount to billions of dollars.  The SEC Civil Action is stayed by order of the District Court until April 29, 2005.  The SEC Civil Action is not subject to the automatic stay provisions of the Bankruptcy Code.   In addition, the Company remains subject to continuing investigation and further action by the DoJ.  The outcome of the SEC Civil Action and the investigation by the DoJ cannot be determined at this time.  The outcome of the SEC Civil Action could include civil penalties, disgorgement, and the imposition of mandatory governance guidelines or other restrictions imposed on the Company.  The outcome of the investigation by the DoJ could include the criminal indictment of the Company and/or the Managed Cable Entities, monetary remedies, including fines and restitution, criminal and/or civil forfeiture, and remedies restricting the Company’s conduct.  In addition, ACC has offered $300,000,000 in value to settle the SEC Civil Action and to resolve the DoJ’s ongoing investigation of the Company, of which $125,000,000 would be funded from potential proceeds from litigation by or on behalf of ACC.  Such offer was rejected.  The Creditors’ Committee has filed an adversary proceeding seeking, in effect, to subordinate the SEC’s claims based on the SEC Civil Action.

Other governmental agencies, such as the FCC or LFAs might also take action against the Company in response to or based on the outcome of, or developments in, the SEC Civil Action or the investigation by the DoJ.  The outcome of, or developments in, the SEC Civil Action and the investigation by the DoJ could have a material adverse effect on the Company, including possible liquidation of the Company.  See Section V.E.2, titled “SEC Civil Action and DoJ Investigation.”

The Company may not obtain full ownership of the Managed Cable Entities and may not retain operational control of the Managed Cable Entities.

The Company has filed a civil action against certain members of the Rigas Family and certain Rigas Family Entities with respect to, among other things, the funds borrowed by the Rigas Family Entities under the Co-Borrowing Facilities for which the Company is jointly and severally liable and which it anticipates will be satisfied by the Debtors under the terms of any plan of reorganization.  The Company may not be successful in this litigation or, if successful, may obtain relief that does not include the transfer of ownership of the Managed Cable Entities to the Company.  The timing of a resolution of this litigation is also uncertain.  In addition, other claimants against the Rigas Family and the Rigas Family Entities, including the IRS, the DoJ and securities class action plaintiffs, may seek to attach the assets or equity interests of the Managed Cable Entities in satisfaction of their claims.  On

December 10, 2004, the DoJ filed an application for a preliminary order of forfeiture finding John J. Rigas and Timothy J. Rigas jointly and severally liable for personal money judgments in the amount of $2,533,000,000.  If the Company does obtain a judgment against the Rigas Family or the Rigas Family Entities, such persons may not have sufficient assets to satisfy the judgment.  In addition, although the Company has operational control of the Managed Cable Entities, the Company may not continue to maintain operational control of the Managed Cable Entities.  The failure to acquire ownership of the Managed Cable Entities and to maintain operational control would have a material adverse effect on the Company.

The Company is unable to produce audited financial statements for certain of its subsidiaries, and such subsidiaries will be unable, therefore, to comply with applicable law.

Because of record keeping and financial reporting practices employed during the tenure of Rigas Management, the Company cannot obtain the data required to produce reliable financial statements for certain of its subsidiaries that are reporting companies under the Exchange Act due to issues associated with intercompany transfers of assets during the tenure of Rigas Management.  As a result, certain of the Company’s subsidiaries will not be able to comply with the rules and regulations of the Exchange Act.  Failure by these subsidiaries to comply with the Exchange Act could subject them to civil and criminal penalties.  In addition, the inability to produce such financial statements may increase the likelihood of substantive consolidation of the Chapter 11 Cases, which could materially adversely alter the recovery to creditors of certain of the Debtors from the recovery contemplated by the Plan.

The Company is not in compliance with the Exchange Act.

The Company is not current in its periodic reporting obligations under the Exchange Act.  Failure to comply with the Exchange Act will prevent the Company from listing the New Common Stock on a securities exchange or Nasdaq, affects the ability of the Company’s securityholders to utilize the safe harbor provided by Rule 144 under the Securities Act, lengthens the period of time the Company is precluded from using a short-form registration statement (which permits quicker access to the capital markets), and could subject the Company to civil and criminal penalties.

B.            RISK FACTORS RELATING TO BUSINESS AND OPERATIONAL ISSUES

The Reorganized Debtors’ ability to finance future operations may be impaired by continued net losses and negative cash flow.

The Company has had a history of net losses and negative cash flows from operations and expects to continue to incur net losses during the period covered by the Projections and to incur negative cash flows from operations during most of the period covered by the Projections.  The Company cannot predict the impact that continued net losses and negative cash flows from operations will have on the Reorganized Debtors’ ability to finance future operations.

The Company’s basic cable subscribers have declined in recent years, and such decline is continuing.

The Company lost approximately 244,000 subscribers in 2004.  This decline was driven primarily by competitive pressures from direct broadcast satellite (“DBS”) providers, brand impairment and the implementation of new packaging with increased pricing.  In addition, seasonality issues (college communities, warm/cold weather community migrations) can increase churn and subscriber loss.  Also, a significant portion of the Company’s subscribers on promotions disconnect their service when the promotion expires.  Increases in churn result in higher operating costs through increased service calls, higher customer call volume and added marketing expense.  If the Company is not able to stop or slow the decrease in basic cable subscribers, the loss of such subscribers may result in a material adverse effect on the Company’s financial condition and results of operations.

The Company’s average revenue per unit lags behind industry averages, and it may not be able to narrow the difference.

Although the Company’s average revenue per unit (“ARPU”) increased approximately 13% in fiscal year 2004 over its ARPU in fiscal year 2003, the Company believes that as of December 31, 2004, its ARPU was below the industry average.  Future ARPU growth depends upon several factors, including basic video price increases and continued growth in HSI subscribers at historic pricing levels.  Competitive pressures, principally from DBS and DSL providers, may limit the Company’s ability to increase or maintain video and HSI prices and may cause it to match greater promotional offerings from other video and HSI service providers.  As a result of these competitive pressures, the Company’s ARPU increases may not continue and it may not be able to achieve ARPU levels obtained by other major cable companies.

Increases in ARPU may not result in improvement to the Company’s financial condition and results of operations.

Although the Company has made progress in increasing overall ARPU in 2004, due to increased expenses necessary to improve the performance of the Company’s cable operations, these ARPU increases have not resulted in equivalent improvements in the Company’s financial condition and results of operations.  While it believes that these near term investments in operations will, over time, result in more efficient operations and improved customer service, subsequent improvements in ARPU may not result in corresponding improvements in the Company’s financial condition and results of operations.

The Company’s business is subject to extensive governmental legislation and regulation, which could materially adversely affect its business by increasing its expenses or limiting its pricing flexibility.

Various laws and regulations affect the Company’s business.  The key regulatory risks currently facing the Company are set forth below:

•                  Pricing.  The Communications Act and the FCC’s regulations and policies limit the prices that cable systems may charge for basic services and equipment in communities that are not subject to effective competition, as defined by federal law.  Some parties have proposed imposing new regulations on the pricing and packaging of cable services.  The FCC and the DoJ have certain cable pricing matters under review.  The Company cannot now predict the outcome of these pricing-related initiatives.

•                  Must-Carry.  Cable companies are currently subject to a requirement that they carry, without compensation, the programming transmitted by most commercial and non-commercial local television stations which have not elected retransmission consent.  The FCC is now considering whether to expand these must-carry obligations, as broadcasters transition from analog to digital transmission technologies, to include both broadcasters’ analog and digital signals during the transition and/or broadcasters’ digital multicast services.  Any decision by the FCC to adopt such expanded must-carry requirements would limit the Company’s flexibility in allocating its cable spectrum to other video and non-video services.

•                  HSI.  The FCC has classified high-speed cable Internet service as an “interstate information service,” which has historically meant that fewer regulations apply to the provision of this service.  However, the FCC’s decision was vacated by a federal appellate court.  If this decision, which has been stayed pending a decision by the United States Supreme Court, is not overturned, it could significantly impact cable operators’ regulatory obligations in providing cable HSI service, including possible pricing and resale restrictions and obligations to allow third party ISP access to the Company’s cable networks.  The Company may also have to incur material costs to comply with such regulatory obligations.  Moreover, even if the FCC’s decision is upheld, the FCC is still considering whether to impose any federal regulations on high-speed cable Internet service and whether to permit local franchise authorities (“LFAs”) to impose fees or other requirements on such service.

•                  VoIP Cable Telephony.  There is considerable uncertainty surrounding the regulatory treatment of VoIP service at the federal and state levels, and regulatory and related judicial proceedings on the issue may ultimately affect our VoIP plans.  The FCC recently initiated a rulemaking to consider regulatory issues related to VoIP, and decisions by the FCC and the courts may affect the Company’s VoIP plans.

Increased regulation or changes in existing regulation may require the Company to change its business practices and may increase the costs of providing services to its customers, which could have a material adverse effect on the Company’s financial condition and results of operations.

Cable operators are also subject to other requirements covering a variety of operations areas, such as technical standards and customer service requirements.  In addition, many aspects of these regulations currently are the subject of judicial proceedings and administrative or legislative proposals.  There also are ongoing efforts to amend or expand the state and local regulation of some cable systems, which may compound the regulatory risks the Company already faces.  The Company cannot predict whether in response to these efforts any of the states or localities in which it now operates will expand the regulation of its cable systems in the future or how it will do so.

In addition, the Company is required to obtain federal, state and local licenses and other authorizations in connection with its offering of communications services.  The Company may not be able to obtain these licenses and authorizations in a timely manner, or at all, and conditions that are unfavorable to the Company could be imposed upon these licenses or authorizations.  The Company is subject to risks associated with the regulation of its communications services by the FCC and state and/or local authorities.  Furthermore, telecommunications companies generally are subject to significant regulation as well as higher fees for pole attachments.

The Company may not be able to pass increases in its programming costs on to its customers, which could materially adversely affect its financial condition and results of operations.

Programming costs have historically been, and are expected to continue to be, the Company’s largest single expense item.  In recent years, the cable and satellite video industries have experienced a rapid escalation in the cost of programming, particularly sports programming.  This escalation may continue, and the Company may not be able to pass programming cost increases on to its customers due to competitive constraints.  In addition, as the Company upgrades the channel capacity of its systems and add programming to its basic, expanded basic and digital programming tiers, the Company may face increased programming costs.  This, in conjunction with the additional market constraints on its ability to pass programming costs on to its customers, may have a material adverse effect on the Company’s financial condition and results of operations.

The Company is also party to retransmission consent agreements with broadcasters under which it is required to obtain the consent of the broadcasters prior to retransmitting broadcast programming to its subscribers.  The Company expects broadcasters to increasingly make demands for financial and other concessions in order to obtain their consent, and the Company may not be able to reach agreements with these broadcasters to obtain retransmission consents on acceptable terms, if at all.  the Company cannot predict the magnitude of the financial effect should it fail to obtain retransmission consents on reasonable terms and be unable to provide certain broadcast programming to its subscribers.

Competition from program distributors and other communications providers could adversely affect the future results of the Company’s operations.

The broadband communications industry in which the Company operates is highly competitive.  Its cable systems’ video services compete with a number of different sources, principally DBS providers that provide information, news and entertainment programming.  DBS providers may offer a broader channel selection, better picture quality and lower prices than the video services of the Company’s cable systems and are subject to substantially less regulation than the Company’s cable systems.  In addition, several of the Regional Bell Operating Companies have recently announced plans to upgrade their networks and provide video services to consumers.  The Company’s HSI services compete with DSL services and dial-up services provided by telephone companies.  To the extent the Company’s competitors are able to bundle the services they offer to consumers with other services, such as bundling video, HSI and/or wireless telephony services, it will be more difficult for the Company to sell its services to consumers who are purchasing these bundled services from the Company’s competitors, as well as retain current customers to whom such competing bundles are available.  Many of the companies with which the Company competes have greater financial resources, greater access to financing, more operational experience, better brand name recognition and less extensive regulatory obligations.  This competition may adversely impact the Company’s ability to attract and retain subscribers, generate incremental revenue through upgrades and selling of advanced services and increase or maintain prices for the Company’s services, any of which could have a material adverse effect on the Company’s financial condition and results of operations.

The Company’s cable systems are operated under franchises that are subject to non-renewal or termination.

The Company’s cable systems generally operate pursuant to franchises that are typically granted by a municipality or other state or local government that controls the public rights-of-way.  Many franchises establish comprehensive requirements, including those relating to documentation, facilities and services and specific customer service standards, and impose monetary penalties for non-compliance.  At any given time, various of the Company’s franchises may be out of compliance with such requirements.  In many cases, franchises are terminable if the franchisee fails to comply with material provisions set forth in the franchise agreement.  Franchises generally are granted for fixed terms and must be periodically renewed.  LFAs may resist granting or deny a renewal or transfer of a franchise if past performance or compliance or the prospective operating proposal is considered inadequate.  LFAs often demand concessions or other commitments as a condition to renewal or transfer, which concessions or other commitments have been and may continue to be costly.

The Company has a number of franchises that are nearing expiration or have already expired.  Although the majority of such franchises are entitled to the 1984 Cable Act formal renewal procedures and protections, a number of such franchises are not.  As of September 30, 2004, the Company had approximately 197 franchises, representing approximately 700,000 basic cable subscribers, that have expired, but for which notice of renewal was timely provided to the franchising authority and for which the Company is entitled to the renewal protections and procedures of the 1984 Cable Act.  However, as of September 30, 2004, notice of renewal under the 1984 Cable Act was not timely provided for: (1) approximately 31 franchises representing approximately 29,000 subscribers that had expired; and (2) approximately 32 franchises representing approximately 33,000 subscribers that had less than 30 months until expiration.  If a franchise is terminated or is not renewed, it could materially adversely affect the Company’s business in the affected market, and if multiple franchises are terminated or not renewed, this could have a material adverse effect on the Company’s financial condition and results of operations.

The Company operates cable systems under franchises that are nonexclusive, which could lead to overdevelopment of areas where it holds franchises, reducing the potential profitability of those markets.

The Company’s cable systems are operated under non-exclusive franchises granted by LFAs.  Consequently, these LFAs can grant additional franchises to competitors in the same geographic area.  As a result, competing operators may build systems in areas in which the Company may hold franchises.  In some cases municipal utilities may legally compete with the Company without obtaining a franchise from the relevant LFA.  These overbuilds could materially adversely affect the Company’s business in the affected market.

LFAs have the ability to impose additional regulatory constraints on the Company’s business, which can further increase its expenses.

In addition to the relevant franchise agreements, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems.  These additional regulations have the effect of increasing expenses in operating the Company’s business.  LFAs may impose new and more restrictive requirements on the Company.  LFAs also have the ability to reduce rates and order refunds of basic service and associated equipment rates paid in prior periods determined to be in excess of the maximum permitted rates.  In 2003, the City of Los Angeles required the Company to recertify rate filings made under prior management.  The Company was not in the position to do so and as a result, the city ordered rate refunds of more than $5 million as well as rate reductions.  It is possible that additional franchising authorities will challenge the Company’s past and current rate filings in the future based on similar allegations of earlier financial misreporting or otherwise.

The failure to obtain the consent of the LFAs in connection with the consummation of the Plan may result in a material adverse effect on the Debtors or Reorganized Debtors in certain geographic areas.

Many of the Debtors’ franchise agreements contain provisions requiring the relevant LFA’s consent prior to the transfer or assignment of the applicable franchise or prior to a change of control of the franchisee.  Section 8.21 of the Plan provides that neither any facts or circumstances giving rise to the commencement of, or arising in connection with, the Chapter 11 Cases nor the consummation of the Plan will constitute a transfer, assignment or change of control requiring the consent of the LFAs.  This provision of the Plan may not apply to all transfers, assignments or changes of control that may be asserted by the LFAs.  To the extent that LFAs assert rights and/or pursue remedies under applicable non-bankruptcy law, such action may result in a material adverse effect on the Debtors or Reorganized Debtors.

The Company will have substantial capital requirements, and the failure to obtain necessary financing would have a material adverse effect on the Company.

The Company has incurred substantial capital expenditures and is likely to continue to incur substantial capital expenditures in future years.  The majority of these capital expenditures are expected to be used to acquire customer premises equipment (such as set-top boxes, cable modems and telephony equipment) and to pay for installation costs for additional video and advanced services customers.  In addition, capital is expected to be used to upgrade and rebuild existing systems, to expand bandwidth capacity and to add two-way capability.

the Company also has commitments under certain franchise agreements with LFAs that require it to expand, upgrade or rebuild certain network systems.  These commitments may require capital expenditures in order to avoid defaults and/or penalties.  Such capital expenditures may divert funds from other priorities.

The Company’s strategy and business plan may continue to require substantial financing, which the Company may not be able to obtain on favorable terms, or at all.  The actual amount of funds necessary to implement the Company’s strategy and business plan may materially exceed management’s current estimates.  In addition, the Company’s ability to obtain financing may be adversely affected due to its history of net losses, its current non-compliant status under the Exchange Act reporting requirements and the effects of the Chapter 11 Cases.  A failure to obtain necessary financing would result in the delay, modification or abandonment of the Company’s development and expansion plans and would have a material adverse effect on the Company.

The Company may substantially increase its debt level following emergence, which could subject it to various restrictions and higher interest costs and decrease its cash flow and earnings.

The Company may substantially increase its debt level in the future to finance acquisitions, to fund the expansion, maintenance and upgrade of its systems and to deploy new services.  Any increase in debt could subject the Company to various restrictions and higher interest costs and decrease its cash flow and earnings.  It also may be difficult for the Company to obtain all of the financing it will need to fund its business and its growth strategy on desirable terms.  In addition, any such financings may include restrictive covenants or other provisions that may constrain the Company’s ability to conduct its business or may impose other costs.

The Company is a defendant in significant pending litigation proceedings.

The Company is a defendant in significant litigation proceedings.  If any of these proceedings is decided against the Company, it could be subject to substantial damages or other penalties.  These penalties and other effects of litigation, including the significant legal fees and expenses the Company is incurring and will continue to incur, could have a material adverse effect on the Company’s financial condition and results of operations.  In addition, the Company’s participation in such proceedings requires the use of a significant amount of management resources, which is likely to continue as it seeks to resolve these matters.  The failure to quickly resolve such litigation could have a significant adverse impact on the availability of the Company’s management resources.

The simultaneous pursuit of a potential sale of the Company and a stand-alone reorganization plan consumes a substantial portion of the time and attention of management, which may have an adverse effect on the Company’s business and results of operations.

Since April 2004, the Company has been simultaneously proceeding with both a potential sale of the Company and the potential emergence from bankruptcy as a stand-alone company.  The requirements of this dual-track process, the Chapter 11 Cases and pending litigation consume a substantial portion of management’s time and attention, and leave them with less time to devote to the operations of the Company’s business.  This diversion of management’s attention is expected to continue in 2005 and may have a material adverse effect on the conduct of the Company’s business, and, as a result, on its financial condition and results of operations.

The Company is exposed to physical and economic events outside of its control that affect the regions which it serves.

The Company’s financial condition and results of operations can be adversely affected by physical and economic events outside of its control that affect the regions that it serves.  For example, the multiple hurricanes that made landfall in or near the Company’s geographic cluster in Palm Beach, Florida in 2004 had an adverse effect on its results of operations and damaged its equipment located in this area.  Similar events beyond the Company’s control may result in a material adverse effect on its financial condition and results of operations in the future.

The Company may experience increased levels of employee attrition due to the proposed sale of the Company.

Because the Company is pursuing a possible sale of itself or one or more designated clusters of systems as an alternative to the Stand-Alone Plan, a substantial risk exists that it will experience increased levels of employee attrition.  A loss of key personnel or a substantial reduction in the Company’s workforce could have a material adverse effect on the Company’s business, including but not limited to, its sales, marketing, customer care, product development and management.  The Company has already experienced difficulty in recruiting replacement employees with appropriate qualifications in light of the dual track process and such difficulties are likely to increase in the future.  If the Company is unable to replace employees quickly, it may be forced to hire contractors or consultants at higher rates than the salaried employees whom they replace.  The failure to replace its workforce quickly or the loss of the services of any members of its senior management could impair the Company’s ability to execute its business strategy, and as a result, could have a material adverse effect on its financial condition and results of operations.

The Company’s use of its net operating loss carryforwards may be subject to challenge, and limited or used as a result of the consummation of the bankruptcy plan.

The IRS and state and local taxing authorities may challenge the ability of the Company to use its NOL carryforwards, on the grounds that they are attributable to deductions or losses that the Company should not have claimed.

Also, if the Company consummates a Sale Transaction, some or all of the federal and state NOL carryforwards may be used to offset taxable gain recognized by the Company as a result of those transactions.  The amount of gain recognized by the Company in such transactions will depend on a number of factors, including the purchase price, the nature and amount of assets sold, and the structure of the sales.

Any NOL carryforward not used to offset gain in a Sale Transaction, and other tax attributes of the Company, may be subject to certain statutory and other limitations.  One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness.  It is uncertain at this time how much, if any, of the NOL carryforward or other tax attributes will survive after this reduction.

In addition, Internal Revenue Code section 382 limits the future use of NOL carryforwards and certain other tax attributes when a prescribed ownership change occurs.  If the Debtors consummate a stand-alone bankruptcy reorganization plan, the Company will undergo an ownership change.  Also, depending on the structure of the Sale

Transaction consummated by the Company, if any, it is possible that a Sale Transaction may result in an ownership change.  The Company cannot reasonably ascertain at this time what the applicable limitation on its use of its NOL carryforward will be under these different scenarios.

The amount of the Company’s federal and state NOL carryforward may be affected by its financial restatement.  The Company is not able at this time to determine with specificity the impact of the restatement on the amount of the NOL carryforward.

There is uncertainty regarding the amount of the Company’s tax attributes and its potential tax liabilities.

As a result of the alleged massive fraud committed by Rigas Management, the Company expects to amend over 4,000 federal, state and local tax returns.  Because of the poor record keeping during the tenure of the Rigas Management, questions regarding certain tax positions taken by Rigas Management, the virtual reconstruction of the Company’s books and records in connection with the preparation of its financial statements and the corrections of prior misapplication of GAAP, the Company currently faces substantial uncertainty over the nature and amount of its tax attributes (such as basis and operating loss carry-forwards) at both the state and federal levels and over the amount of its tax liability.  The Company has accrued a reserve of $46.3 million as of December 31, 2003 to reflect this uncertainty; however, the ultimate tax liability may exceed such reserve by a material amount.  In addition, in evaluating whether to pursue a sale of the Company or a stand-alone plan, one of the factors that the Company will consider is the tax liability arising from a sale.  The Company expects to reduce the uncertainty over the nature and amount of tax attributes over time as it prepares its amended tax returns, but the Company expects to have substantial uncertainty concerning these issues at the time it must make the decision concerning whether or not to engage in a Sale Transaction.  To the extent there is uncertainty regarding the Company’s tax attributes, there is a risk that once the ultimate tax liability is determined, the decision to pursue a sale of the Company or a stand-alone plan will not have resulted in the maximum possible recovery to the Company’s stakeholders: for example, if the Company pursues a Sale Transaction and underestimates the tax liability that would result from such transactions, the actual amounts distributed to stakeholders pursuant to the Plan may be less than the value that would have been distributed to stakeholders in a stand-alone plan with no Sale Transaction.

The Company may not be able to keep pace with technological developments or customers’ demand for advanced services.

The Company may not be able to keep pace with technological developments and may not be able to successfully anticipate the demand of customers for services requiring new technology.  This type of rapid technological change could materially adversely affect the Company’s plans to upgrade or expand its systems and respond to competitive pressures.  For example, the Company’s cable business may be adversely affected by competition from alternate technologies for delivering video, data and voice services, such as new and emerging wireless and IP-based distribution platforms.  The Company’s inability to upgrade, maintain and expand its systems and provide advanced services in a timely manner or to anticipate the demands of the marketplace could materially adversely affect its ability to compete effectively.  Likewise, the Company’s business may be adversely affected if new equipment, such as digital set-top boxes or DVRs, or new services, such as digital cable, HSI service or VOD, fail to appeal to enough consumers, are unavailable at prices consumers are willing to pay, do not function as expected, or are not delivered in a timely fashion.  Finally, while the Company believes that providing bundled service offerings will be increasingly important as new services are provided, it currently has limited ability to provide unified customer care and billing.  Consequently, the Company’s financial condition and results of operations could be materially and adversely affected.

The failure to develop future business opportunities may have a material adverse effect on the Company’s growth potential.

The Company intends to pursue a number of new growth opportunities beyond its core video service and HSI service, such as VOD and VoIP.  The ability to deploy and deliver these services depends in certain instances on new and unproven technology.  The Company’s existing technology may not perform as expected, and the Company may not be able to successfully develop new technology to effectively and economically deliver these services.  In addition, these opportunities require substantial capital outlays and network capacity availability to deploy on a large scale.  This capital or capacity may not be available to support these services.  In particular, the introduction of telephony service requires substantial expansion in billing and customer care service, which the Company may not be able to provide or which may prove more costly than currently anticipated.

Furthermore, these services may not be widely introduced and fully implemented in a timely fashion or at all.  These services may not be successful when they are in place, and customers may not purchase the services offered.  If these services are not successful or costs associated with implementation and completion of the roll-out of these services materially exceed those currently estimated, the Company’s financial condition and results of operations could be materially adversely affected.

C.            RISK FACTORS RELATING TO THE CHAPTER 11 CASES

The Debtors may not be able to secure confirmation of the Plan.

There are a substantial number of unresolved issues that will need to be addressed (and in most cases resolved) prior to confirmation of the Plan.  These issues include the SEC claims and DoJ investigation, the disputes between certain ACC creditors and certain Arahova creditors (as discussed in the immediately succeeding risk factor), the litigation against the pre-petition bank lenders, the enforceability of the subordination provisions of the ACC Subordinated Notes and the treatment of certain joint venturers under the terms of the Plan.  Although the Debtors believe that the Plan has set forth a reasonable approach to each of these issues and will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

The dispute between the creditors of ACC and the holders of the Arahova Notes may adversely affect the amount of distributions to holders of Claims in those Classes and in other Classes.

Certain holders of claims against ACC and certain holders of Arahova Notes are engaged in a dispute regarding the treatment of the Arahova Notes under the Plan.  Such dispute centers around the valuation of the Arahova Debtor Group, and includes, among other things, the following issues:  (1) the treatment and valuation of intercompany payables and receivables; (2) the proposed consolidation structure; (3) fraudulent conveyance claims associated with the historical intercompany movement of assets and entities; and (4) the residual equity value of the Century Debtor Group.  The ultimate resolution of the dispute may materially affect the recoveries to creditors of Arahova and ACC.  In addition, to the extent certain elements of the dispute are litigated, the resolution of elements of the dispute (such as the treatment of intercompany claims and the consolidation structure) may materially affect the valuation of other Debtor Groups and the recoveries to the holders of Claims against and Equity Interests in such other Debtor Group.

The Creditors’ Committee lawsuit against prepetition banks and related financial institutions may preclude consummation of the Plan and may delay the Company’s acquisition of the Managed Cable Entities.

The Creditors’ Committee lawsuit against prepetition banks and related financial institutions implicates the treatment of more than $6,800 million of the Company’s prepetition debt.  This lawsuit has the potential to raise complicated issues of law and fact involving hundreds of separate entities which could take many months, if not years, to resolve and delay confirmation of a plan of reorganization.  In addition, the pendency of the lawsuit may delay or prevent the Company’s acquisition of the Managed Cable Entities the equity of which is pledged to the lenders under the Co-Borrowing Facilities who are defendants in the Creditors’ Committee lawsuit.  Although the Company has retained the right to settle this litigation, any such settlement would be subject to the approval of the Bankruptcy Court.

If the Global Compromise of the intercompany claims is not implemented, the recoveries to creditors could be materially altered and the Company could be subject to protracted litigation.

There are over 7 million intercompany claims in the period from 1999 through the filing of the Chapter 11 Cases.  Substantial disputes exist between certain of the holders of Claims against the Debtors related to the proper characterization and treatment of the intercompany claims.  If such disputes are not settled or promptly resolved by judicial order, the Estates may be subject to protracted, fact-intensive and expensive litigation relating to the proper treatment of the intercompany claims which could delay the confirmation of the Plan and materially alter the recoveries to the holders of Claims against and interests in the Debtors.

Partial substantive consolidation may not be granted.

There can be no assurance that partial substantive consolidation as described in this Disclosure Statement will be granted.  Partial substantive consolidation is a predicate to consummation of the Plan.  Failure of the Bankruptcy Court to grant such relief would likely result in a plan of reorganization that differs significantly and materially from the Plan.

An adverse outcome in the Company’s dispute concerning the subordination terms of the ACC Subordinated Notes could affect recoveries of holders of ACC Senior Notes Claims under the Plan.

As described in Section V.E.13, titled “The X Clause Litigation,” the X Clause Plaintiffs filed a complaint on December 29, 2003 seeking a declaratory judgment concerning the subordination provisions of the ACC Subordinated Notes.  The Debtors dispute the X Clause Plaintiffs’ interpretation of these subordination provisions.  While this action was dismissed on April 12, 2004, the Bankruptcy Court’s dismissal of the action was without prejudice to the X Clause Plaintiffs’ right to bring the action at a later date.  The Debtors cannot predict at this time the outcome of this litigation, if the action is brought again in the future.  If the Bankruptcy Court grants the relief sought by the X Clause Plaintiffs, the ACC Senior Notes Claims and ACC Subordinated Notes Claims could be required to share distributions on a pro rata and pari passu basis, thereby materially reducing recoveries to the holders of ACC Senior Notes Claims and materially increasing the recoveries to the holders of ACC Subordinated Notes Claims.

Allowance or Reclassification of Claims may substantially dilute the recovery to holders of Claims and Equity Interests under the Plan.

As of the Bar Date, more than 18,000 proofs of claim were filed with respect to Claims of in excess of $3.2 trillion, including duplicative Claims but excluding any estimated amounts for unliquidated Claims.  The Debtors currently are in the process of reviewing, analyzing and reconciling the scheduled and filed claims, and have filed their first omnibus objections to certain of the claims.  The Debtors anticipate filing their second omnibus claims objection in the near term and additional objections in the future, which objections will continue to address substantial portions of the proofs of claim filed against the Debtors.  At present, the allowed amounts of such claims are not determinable, and the Debtors expect that the claims resolution process will take significant time to complete.  The estimated recoveries included in this Disclosure Statement are based on an estimate of Allowed Claims that is less than 1% of the filed proofs of claim.  Because distributions under the Plan are linked to the amount and value of the Allowed Claims, any material increase in the amount of Allowed Claims over the amounts estimated by the Company would materially reduce the recovery to holders of Claims and Equity Interests under the Plan.  Specifically, the recovery of a junior class under the Plan would be reduced if there is insufficient value in senior class reserves to cover all Allowed Claims in such senior classes.  Moreover, as a result of objections by parties in interest, the classification of Claims contemplated by the Plan may not be implemented as proposed.  Recoveries under the Plan result to a certain extent from the structural subordination of some Classes of Claims and Equity Interests to other Classes.  Classification of Claims in a manner different from that currently contemplated by the Plan could result in certain Classes of Claims being treated as pari passu or senior to Classes of Claims that were previously junior to them.  Such reclassifications could increase the recoveries to such formerly junior Classes while resulting in lower recoveries to any such Classes of Claims that were formerly structurally senior to the reclassified Classes.  In addition, to the extent the amount of Allowed Claims or Disputed Claims reserves for a particular Debtor Group are underestimated, holders of Disputed Claims in such Debtor Group that become Allowed Claims after the Initial Distribution Date may not receive the full distribution they otherwise might have received had their Disputed Claims been Allowed Claims as of the Initial Distribution Date.

An adverse outcome in the Company’s longstanding dispute relating to its Puerto Rico Cable Joint Venture could affect recoveries of holders of Claims and Equity Interests under the Plan.

As described in Section V.E.12, titled “ML Media Litigation,” the Company and its joint venture partner ML Media have been involved in extensive litigation since March 2000 concerning various matters relating to Century/ML Cable, the Company’s joint venture that owns and operates cable systems in Puerto Rico and that is a debtor in a separate bankruptcy proceeding.  The December 2001 Recap Agreement among ML Media, the Company, Century and the Rigas partnership Highland Holdings contemplated a settlement of this litigation.  ACC and Century have rejected the Recap Agreement and for purposes of calculating the “rejection damages” are currently seeking to avoid the Recap Agreement in its entirety.  The Debtors cannot predict at this time the outcome of this litigation.  On April 15, 2004, the Bankruptcy Court dismissed all counts of ACC’s challenge to the Recap Agreement except for its allegation that ML Media aided and abetted breaches of fiduciary duty in connection with its execution.  The court also allowed the joint venture’s action to avoid the Recap Agreement as a fraudulent conveyance to proceed.  If ML Media is able to assert rights under the Recap Agreement, it could potentially result in the reduction of the recoveries of other holders of Claims and Equity Interests under the Plan.

The operation of the Estimation Order and the Debtor Group Reserves may result in subsequently allowed Claims receiving a proportionately lower recovery than Claims allowed earlier.

Through the combination of the Estimation Order and the retention of Plan Consideration in Debtor Group Reserves, the Plan will allow for distributions on account of allowed claims before all disputed claims in a Debtor Group have been resolved.  Although the Reorganized Debtors (or Plan Administrator, as applicable) will seek in good faith to estimate the amount of Claims likely to be allowed, the estimation process requires determinations as to the expected results of future actions of courts and third parties, and is thus inherently uncertain.  As a result, the Reorganized Debtors (or the Plan Administrator, as applicable) may underestimate the amount of Claims ultimately allowed in a Debtor Group, and may therefore cause insufficient amounts of Plan Currency to be deposited or held in the applicable Reserve or in the Reserve of a structurally senior Debtor Group to cover distributions with respect to subsequently allowed Claims.  This may result in subsequently allowed Claims receiving a proportionately lower distributions than those earlier allowed Claims in their Class.

Convenience Claims will not be paid in cash if the Class of Convenience Claims does not support the Plan by the required majority.

If the requisite majorities of holders of claims in the classes relating to the ACC Convenience Claims and the Subsidiary Convenience Claims do not accept the Plan, then the holders of such claims will not be paid in cash.  Such claims will be treated as holders of Allowed Claims in the class to which they would otherwise belong.  In such event, any election by a holder of such a Claim to reduce the amount of its Allowed Claim to qualify for inclusion in the convenience class will be null and void.

If the obligation of the lenders to make loans under the Extended DIP Facility expires prior to the Effective Date, it may have a material adverse effect on the Debtors.

The obligation of the lenders to make loans under the Extended DIP Facility currently expires on March 31, 2005.  The Debtors have filed a motion seeking approval of an Amended and Restated Extended DIP Facility that would mature on March 31, 2006.  The Debtors may not be successful in obtaining approval of such motion.  In addition, even if such motion is approved, the closing on such Amended and Restated Extended DIP Facility is subject to various customary closing conditions, and the failure to close would have a material adverse effect on the Debtors.

If the commitment of the exit lenders under the Exit Financing Commitment expires prior to the Effective Date, it may have a material adverse effect on the Company.

The commitment of the exit lenders under the exit financing commitment expires on June 30, 2005.  If a plan of reorganization is confirmed by the Bankruptcy Court on or before 5:00 p.m., New York City time, on June 30, 2005, then ACC has the right to extend the exit financing commitment for up to 90 calendar days.  If the exit financing commitment expires prior to the Debtors’ emergence from bankruptcy pursuant to the Stand-Alone Plan, the Debtors will need to seek an extension of the exit financing commitment.  There can be no assurance that the Debtors will be successful in obtaining such an extension on terms that are acceptable to the Debtors, if at all, and the failure to do so would have a material adverse effect on the Debtors.

The Bankruptcy Court may not confirm the Plan if it is rejected by certain Classes of Claims or Equity Interests.

With respect to any Impaired Class of Claims or Equity Interests entitled to vote that does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the request of the Company if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any “insider” in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes.  See Section VII.C.3, titled “Cram Down.”  The Company believes that the Plan satisfies these requirements; however, there can be no assurance that the Bankruptcy Court will find that these requirements are satisfied.  If it does not, the Debtors would be unable to confirm and implement the Plan unless it has been accepted by each Impaired Class of Claims or Equity Interests that is entitled to vote.

There can be no assurance that the Plan will become effective even if it is confirmed.

Even if the Plan is confirmed by the Court, there will remain several conditions to the effectiveness of the Plan.  These conditions include:  (1) resolution of the SEC Civil Action and the investigations by the DoJ; (2) if a Sales Transaction is contemplated by the Plan as confirmed, consummation of the Sales Transaction which will be subject to conditions typical for transactions of that type, which may include a condition that the buyer obtain financing; (3) if a stand-alone emergence is contemplated by the Plan as confirmed, consummation of the Exit Financing; and (4) the allowance and/or estimation of certain claims in an amount not exceeding certain specified maximum amounts.  Many of these conditions are outside of the control of the Debtors.

If the conditions to consummation of the Plan have not occurred or been waived by the Company on or before 180 days after the Confirmation Date (or such later date as may be identified by the Debtors in a notice filed with the Bankruptcy Court not later than 170 days after the Confirmation Date), the Confirmation Order may be vacated in specified circumstances.  In that event, no distributions under the Plan would be made, the Company and all holders of Claims and Equity Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date, and the Company’s obligations with respect to Claims and Equity Interests would remain unchanged.  In addition, should the Debtors’ emergence from bankruptcy be delayed, holders of Claims and Equity Interests may have to wait a significantly longer amount of time to receive Plan distributions, and recoveries pursuant to the Plan may be lower than they otherwise would be.

Claims of breach of fiduciary duty and request for the appointment of an examiner for certain of the Chapter 11 Cases raised by Tele-Media could affect the outcome of the Chapter 11 Cases.

Although the Company disputes Tele-Media’s claims that management and the Board breached their fiduciary duties to the creditors of certain of the Debtors, if Tele-Media prevails on its claims and the Bankruptcy Court orders the appointment of an examiner in certain of the Chapter 11 Cases, the administration of the Chapter 11 Cases could be delayed and otherwise materially affected and material modifications to the Plan could be required.

D.            RISK FACTORS RELATING TO VALUATION AND THE PLAN SECURITIES

The estimated valuation of Reorganized ACC and the Plan Securities, and the estimated recoveries to holders of Claims and Equity Interests, is not intended to represent the trading values of the Plan Securities.

The Company will be advised by its financial advisor with respect to the aggregate value of Reorganized ACC.  Although the estimated valuation of Reorganized ACC used in this Disclosure Statement will be prepared using commonly accepted valuation methodologies, it is not intended to represent the trading values of Reorganized ACC’s securities in public or private markets, and these trading values may be materially higher or lower.  In addition, the estimated recoveries to various Classes under the Plan are in turn based on this theoretical valuation analysis.  This valuation analysis is based on numerous assumptions (the realization of many of which is beyond the control of the Company), including:

•                  Reorganized ACC’s ability to meet the financial projections included in this Disclosure Statement;

•                  Reorganized ACC’s ability to maintain sufficient financial flexibility to fund operations, working capital requirements and capital expenditures;

•                  capital and financial market conditions as of the date hereof; and

•                  Reorganized ACC’s ability to attract and retain key executives and employees.

Even if Reorganized ACC successfully implements its business plan and achieves the financial projections included in this Disclosure Statement, the trading market values for the Plan Securities could be adversely impacted.  See Section XI.D, titled “Risk Factors Relating to Valuation and Plan Securities - An active public trading market for the Plan Consideration may not develop in the foreseeable future, and the Plan Consideration may be illiquid or experience significant price volatility.”

The resale of certain Plan Securities may be restricted by law.

New Common Stock, New Joint Venture Preferred Securities and Rollover Notes will be distributed under the Plan without registration under the Securities Act, or any state securities laws.  As described in Section IX.A, titled “Applicability of the Bankruptcy Code and Federal and Other Securities Laws,” the Debtors believe that the issuance of New Common Stock, New Joint Venture Preferred Securities and Rollover Notes under the Plan to holders of Claims or Equity Interests satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and applicable state securities laws.  However, to the extent the Plan Consideration includes, as a result of a Sale Transaction, the issuance of securities that are not exempt from registration under section 1145(a)(1) of the Bankruptcy Code, a registration statement will need to be filed in connection with the initial issuance of such securities.  In addition, the Debtors believe that the issuance of New Common Stock in connection with any conversion of New Joint Venture Preferred Securities satisfies the requirements of section 1145(a)(2) of the Bankruptcy Code and is therefore exempt from registration under the Securities Act and applicable state securities laws.  However, if a holder of Plan Securities is deemed to be an “underwriter” with respect to such securities (with certain exceptions for “ordinary trading transactions” by certain persons) or an “affiliate” of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and applicable state securities laws under section 1145 of the Bankruptcy Code.  Accordingly, such sales could be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from these registration requirements.

Reorganized ACC may not be able to achieve its projected financial results.

The projections contained in this Disclosure Statement cover the operations of Reorganized ACC on a consolidated basis through the fiscal year ended December 31, [        ].  The projections are based on numerous assumptions, including the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized ACC, general business and economic conditions and other matters, many of which are beyond the control of Reorganized ACC and some or all of which may not materialize.  Accordingly, there can be no assurance that Reorganized ACC will be able to achieve the revenue or cash flow that it has relied on to make projections regarding Reorganized ACC’s future business prospects or otherwise meet the projected financial results contained herein.  If Reorganized ACC does not achieve these projected financial levels, it may lack sufficient liquidity to continue operating as planned following the Effective Date.  The material failure to meet specified financial results would be likely to result in an event of default under the Exit Facility, which would prevent Reorganized ACC from borrowing additional funds thereunder and further reduce its liquidity.

The financial projections contained in this Disclosure Statement represent ACC’s management’s view today based on current known facts relating to Reorganized ACC’s projected operations.  However, while management believes that the assumptions underlying its projections are reasonable, these projections do not attempt to reflect the performance of the business in a “worst case” environment.

Furthermore, although Reorganized ACC’s financial projections represent the Company’s current views as to the results of Reorganized ACC’s operations over the indicated periods, the Company expects that actual revenue, cash flow and EBITDA may from time to time in the short term be higher or lower than the amounts estimated in the long term business plans used by the Company in preparing the projections.

Adverse publicity and the stigma of the Chapter 11 Cases generally may negatively impact the Reorganized Debtors’ business, financial condition and results of operations.

Adverse publicity and news coverage relating to the wrongful conduct of the Rigas Family, the criminal indictment of certain members of the Rigas Family, the guilty verdicts against John J. Rigas and Timothy J. Rigas and the other circumstances surrounding the Company’s Chapter 11 filing as well as the pendency of the Chapter 11 Cases may negatively impact the Reorganized Debtors’ efforts to maintain their existing customer base and obtain new customers, maintain their relationships with vendors and retain employees, as well as reestablish and promote name recognition and a positive image.  In addition, the effect, if any, that reorganization proceedings under Chapter 11 may have on the business, financial condition and results of operations of the Reorganized Debtors cannot be accurately predicted or quantified.  If confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could further adversely affect the Reorganized Debtors’ relationships with their customers, employees and vendors.

Certain holders of Allowed Claims may receive distributions of significant amounts of New Common Stock and New Joint Venture Preferred Securities, which may permit such stockholders to exert a significant amount of influence over Reorganized ACC.

Under the Plan, certain holders of Allowed Claims may receive distributions of New Common Stock and New Joint Venture Preferred Securities representing ownership of or the right to obtain in excess of 5% percent of the outstanding shares of New Common Stock.  If holders of a significant number of such shares were to act as a group, such holders may be in a position to control the outcome of actions requiring stockholder approval, including the election of directors.  Further, the possibility that one or more of the holders of a significant number of shares of New Common Stock may determine to sell all or a large portion of such holder’s shares in a short period of time may adversely affect the market price of the New Common Stock.  Finally, because certain holders of Allowed Claims may hold a significant position in Reorganized ACC following the Effective Date, if such holders dispose of all or a significant amount of this position after the Effective Date, it could cause Reorganized ACC to undergo another change in ownership (within the meaning of Internal Revenue Code section 382) in addition to the change in ownership that will result from the consummation of the Plan.  Such an event could further limit Reorganized ACC’s ability to use NOLs and other tax attributes.

An active public trading market for the Plan Consideration may not develop in the foreseeable future, and the Plan Consideration may be illiquid or experience significant price volatility.

Reorganized ACC will use commercially reasonable efforts to cause the shares of New Common Stock to be listed on a national securities exchange or quoted on the Nasdaq National Market.  Listing is subject to, among other things, the Company becoming current in its Exchange Act filings.  Reorganized ACC may not be able to meet the requirements for such a listing and the New Common Stock may not be listed on a national securities exchange or quoted on the Nasdaq National Market on or soon after the Effective Date.  Instead, the New Common Stock may trade in the over-the-counter market, but an active trading market may not develop.  Accordingly, a holder of New Common Stock may not be able to sell such stock in the future.  In addition, while the Plan requires any equity or debt securities offered as Plan Consideration in connection with a Sale Transaction to be publicly traded, the Debtors cannot predict the type or quality of securities, if any, that may be offered.

If a trading market does exist, the Plan Consideration, including the New Common Stock could trade at prices higher or lower than the value ascribed to such securities in this Disclosure Statement depending upon a variety of factors.  These factors include the level of institutional research coverage, the Reorganized Debtors’ annual and quarterly financial results or those of another issuer of securities offered as Plan Consideration, prevailing interest rates, the relative market for similar securities, general economic and industry conditions and a variety of other conditions relating to the operation of the Reorganized Debtors’ business or the business of another issuer of securities offered as Plan Consideration, including the pricing and availability of equipment, materials, inventories and programming, acceptance of the Reorganized Debtors’ products and customer spending patterns and the Reorganized Debtors’ ability to provide uninterrupted service to its customers and to operate, expand and upgrade its networks.  As a result of the foregoing factors, there can be no assurance as to whether a market will develop with respect to the trading of the Plan Consideration, including the New Common Stock or, if such a market were to develop, the market prices for the Plan Consideration that may prevail following the Effective Date.

The Debtors are also unable to predict whether or not a trading market will develop for the other Plan Securities or the prices at which such securities will trade if a market develops.

Reorganized ACC does not expect to pay any dividends on the New Common Stock or New Joint Venture Preferred Securities in the foreseeable future.

Reorganized ACC does not anticipate paying any dividends on the New Common Stock or New Joint Venture Preferred Securities in the foreseeable future.  In addition, covenants in certain debt instruments to which Reorganized ACC will be party may restrict the ability of Reorganized ACC to pay dividends.  In particular, it is anticipated that the terms of the Exit Facility Credit Agreements and the Exit Facility Bridge/Indenture will include negative covenants prohibiting Reorganized ACC from paying any dividends or making other distributions to its stockholders.

Reorganized ACC’s certificate of incorporation and bylaws will contain provisions that could limit the value of the New Common Stock.

Certain provisions of the Certificate of Incorporation and Bylaws of Reorganized ACC, as well as certain provisions of applicable state law, may have the effect of delaying, deferring or preventing a change in control of Reorganized ACC.  Such provisions may make it more difficult for other persons, without the approval of Reorganized ACC’s board of directors, to make a tender offer or otherwise acquire substantial amounts of the New Common Stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.  These provisions could limit the price that certain investors might be willing to pay in the future for shares of New Common Stock.

E.              RISK FACTORS RELATING TO THE CONTINGENT VALUE VEHICLE

The outcome of the Designated Litigation, including any avoidance actions, is uncertain and the value of the Contingent Value Vehicle could be materially reduced by negative outcomes in the Designated Litigation.

The outcome of the Designated Litigation cannot be predicted, and, thus, the Contingent Value Vehicle may not make any recoveries on the claims underlying the Designated Litigation.  An adverse outcome in the Designated Litigation could materially reduce the value of the Contingent Value Vehicle and the recoveries of certain Classes under the Contingent Value Vehicle.

In making decisions relating to litigation contributed to the Contingent Value Vehicle, Contingent Value Vehicle Board members may not be able to resolve conflicts in interest among Contingent Value Vehicle Holders.

The Plan contemplates that the Contingent Value Vehicle Board will be appointed by designees to the Board of Directors of Reorganized ACC, and not by the Contingent Value Vehicle Holders.  Members of the Contingent Value Vehicle Board are required to be qualified, impartial and disinterested, and will be bound by fiduciary duties under applicable law to all series of Contingent Value Vehicle Interests.  Nonetheless, Contingent Value Vehicle Board appointees may be appointed by designees to the Reorganized ACC Board of Directors who in turn are chosen by claimants who will hold certain series of Contingent Value Vehicle Interests.  As such, the Contingent Value Vehicle Board members may have a more direct relationship with certain series of Contingent Value Vehicle Holders than with others.  Subject to certain limitations, the Contingent Value Vehicle Board will have the ability to, by majority vote, approve all settlements of Designated Litigation that the Contingent Value Vehicle Manager or any member of the Contingent Value Vehicle Board may propose.  Moreover, the Contingent Value Vehicle Board may instruct the Contingent Value Vehicle Manager to settle any Designated Litigation so long as such settlement is fair and reasonable based upon the reasonable, good faith business judgment of the Contingent Value Vehicle Board; provided that any such settlement is not the result of gross negligence, bad faith or fraud of the Contingent Value Vehicle Board.  In proposing and implementing such settlements, members of the Contingent Value Vehicle Board may be confronted by situations in which settlement will yield proceeds sufficient to allow for distributions to certain series of Contingent Value Vehicle Holders, but not to more junior series of Contingent Value Vehicle Holders.  Although results in litigation are inherently unpredictable, in such situations it is possible that senior Contingent Value Vehicle Holders may have a stronger incentive to receive proceeds sufficient to result in Payment in Full of their Claims through settlement of Contingent Value Vehicle litigation than to pursue the possibility of a higher recovery through prosecution of potentially strong claims.  Members of the Contingent Value Vehicle Board may be unable to resolve such conflicts of interest, which could result in lower recoveries for certain holders of Contingent Value Vehicle Interests, either through failure to reach negotiated settlements or through implementation of settlements yielding lower proceeds than might have been recovered through litigation.

XII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Equity Interests.  The following summary only addresses those holders entitled to vote on the Plan and does not address the federal income tax consequences to:  (1) holders whose Claims are entitled to reinstatement or payment in cash; (2) holders whose Claims are extinguished without distribution in exchange therefor and (3) holders of other Priority Claims and Secured Tax Claims.

The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.  In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations and investors in pass-through entities).  This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form and that Claims and Equity Interests are held as capital assets.

Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim or an Equity Interest.  All holders of Claims or Equity Interests are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable under the Plan.

[THE FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS AND HOLDERS OF CLAIMS AND EQUITY INTERESTS WILL DEPEND ON THE TERMS AND STRUCTURES OF THE SALE TRANSACTION.  THE DEBTORS WILL UPDATE THIS DISCLOSURE STATEMENT IN ACCORDANCE WITH THEIR DECISIONS CONCERNING THE SALE TRANSACTION.]

A.            CONSEQUENCES TO THE DEBTORS

ACC is the common parent of a consolidated federal income tax group which files a consolidated federal income tax return (“Adelphia Group”).  Each debtor that is a corporate entity, other than TMC Holdings Corporation, is a member of the Adelphia Group.  Certain limited liability companies and partnerships that are wholly owned by members of the consolidated group are disregarded as entities separate from their owners for federal income tax purposes.  Certain of the debtors, including the Century-TCI partnership, the Parnassos partnerships, and Century/ML Cable are treated as partnerships for federal income tax purposes.  These debtors are not members of the Adelphia Group.  However, the items of income, loss, expense, deduction and credit generated by these debtors and allocable to the Adelphia Group members that own interests in such entities is included in the consolidated return.

The Adelphia consolidated group reported consolidated net operating loss carryforwards (“CNOL”) for federal income tax purposes of approximately $6.7 billion as of December 31, 2003, a portion of which is subject to certain existing limitations.  In addition, the Debtors expect to report additional tax losses with respect to the taxable years ending December 31, 2004 and December 31, 2005.  The Debtors’ losses and CNOL are subject to adjustment by the IRS.

The Adelphia Group intends to amend its federal, state and local income tax returns for 1999 through 2003 so that they conform to positions taken in the Company’s financial statements.  The debtors anticipate that the CNOL, as well as other tax attributes, reported on its amended consolidated federal income tax return for 2003 will be different from the CNOL of $6.7 billion reported on its original return.

1.              Cancellation of Debt

Cancellation of debt (“COD”) income is generally includable in a taxpayer’s gross income.  However, if COD income is recognized by a debtor in a bankruptcy case, it is excluded from the debtor’s gross income. When the debtor in a bankruptcy case is a partnership for federal income tax purposes, the bankruptcy exception is applied at the partner level, not at the partnership level.

The Tax Code provides that where COD income is excluded because of this bankruptcy exception, the debtor must reduce certain of its tax attributes — such as net operating loss carryforwards, current year losses, tax credits and tax basis in assets — by the amount of any excluded COD income after the determination of the federal income tax for the year of the discharge of the debt.  The amount of the COD income will equal the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD income (such as where the payment of the cancelled debt would have given rise to a tax deduction).  To the extent the amount of COD income exceeds the tax attributes available for reduction, the remaining COD income is without current or future further tax cost to the debtor.  If, however, nonrecourse debt is satisfied with the underlying collateral, generally the debtor recognizes a gain from the disposition of property based on an amount realized equal to the nonrecourse debt satisfied, as opposed to COD income.

Special rules apply where the excluded COD income is recognized by a debtor that is a member of a consolidated group.  Under these rules, the attributes of the debtor member are first subject to reduction.  These attributes include:  (1) consolidated attributes of the debtor member; (2) attributes that arose in separate return limitation years of the debtor member; and (3) the basis of property of the debtor member.  To the extent that the excluded discharge of indebtedness income exceeds the attributes of the debtor member, the regulations generally require the reduction of the attributes of other members of the group.  If the attributes of the debtor member reduced under the above rules is the basis of stock of another member of the group, a “look-through rule” applies requiring that corresponding adjustments be made to the attributes of the lower-tier member.

The Debtors anticipate that some of them will recognize COD income as a result of the discharge of Claims pursuant to the Plan.  The amount of the COD will depend, in part, on the value of the New Common Stock, New Joint Venture Preferred Securities and Contingent Value Vehicle interests issued pursuant to the Plan.  Pursuant to the rules discussed above, the CNOL of the Adelphia group may be substantially reduced as a result of this COD income.  Other tax attributes may also be reduced.  To the extent that asset basis is reduced, depreciation or amortization of assets would also be reduced, and gain recognized (and therefore tax imposed) in connection with the disposition of assets may be increased.

2.              Limitations on NOL Carryforwards and Other Tax Benefits

Following the implementation of the Plan, any remaining CNOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “pre-change losses”) will be subject to limitation under section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors.

Under section 382, if a corporation undergoes an “ownership change” and the corporation does not qualify for (or elects out of) a special bankruptcy exception, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation.

The issuance of the New Common Stock and New Joint Venture Preferred Securities of Reorganized ACC to holders of Allowed Claims pursuant to the Plan will constitute an ownership change of the Reorganized Debtors.  The Debtors anticipate that their use of pre-change losses will be subject to the annual limitation.

a.              General Section 382 Limitation

In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of:  (1) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments); multiplied by (2) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (for example, 4.27% for ownership changes occurring in February 2005).  For a corporation (or consolidated group) in bankruptcy that undergoes the change of ownership pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

b.              Built-In Gains and Losses

If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation.  Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.  Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss.  Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain.  In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of:  (1) $10 million; or (2) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.  The Debtors anticipate that the consolidated group will be in a net unrealized built-in gain position as of the Effective Date.

3.              Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available net operating loss (“NOL”) carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

4.              Distribution of Interests in Contingent Value Vehicle

For federal income tax purposes, the property that will be contributed to the Contingent Value Vehicle will be treated by the Debtors as distributed by the Debtors to the Beneficiaries, and as contributed by the Beneficiaries to the Contingent Value Vehicle.  This deemed distribution for federal income tax purposes will cause the Debtors to recognize gain equal to the fair market value of such property less the tax basis of the Debtors in such property.

5.              Consequences of Mergers of Joint Ventures

[THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS OF JOINT VENTURES WILL DEPEND ON THE TERMS AND STRUCTURES OF THE SALE TRANSACTION AND THE

POST-EMERGENCE STRUCTURE OF THE COMPANY.  THE DEBTORS WILL UPDATE THIS DISCLOSURE STATEMENT IN ACCORDANCE WITH THEIR DECISIONS CONCERNING THE SALE TRANSACTION.]

B.            CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS AND EQUITY INTERESTS

The federal income tax consequences of the Plan to certain holders of Claims against the Company will depend, in part, on whether such holders’ Claims constitute “securities” for federal income tax purposes.  The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular Claim constitutes a “security” depends on an overall evaluation of the nature of the Claim.  One of the most significant factors considered in determining whether a particular Claim is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of five years or less (such as trade debt and revolving credit obligations) are less likely to constitute securities, whereas debt obligations with a weighted average maturity of ten years or more are more likely to constitute securities.

Where gain or loss is recognized by a holder, the characterization of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

1.              Consequences to Holders Receiving Rollover Notes or Rollover Notes and Cash

The federal income tax consequences to holders who receive Rollover Notes or Rollover Notes and cash are not clear.  The Company intends to take the position that the transaction is taxable, and such a holder should recognize gain or loss in an amount equal to the difference between (1) the issue price of the Rollover Notes and cash received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (2) the holder’s basis in its Claim (other than any Claim for accrued but unpaid interest).  The holder would have a basis in the Rollover Notes equal to their issue price, and a holding period that would begin on the day following the day the Rollover Notes are received.

However, the IRS may take the position that the Rollover Notes are received by such a holder in a tax-free transaction, which would cause the holder not to recognize any gain or loss on the receipt of the Rollover Notes in satisfaction of its Claim (other than any gain recognized to the extent of any cash received).  In this case, the holder would have a basis in the Rollover Notes equal to its basis in its Claim, increased by the amount of gain recognized on the exchange and decreased by the amount of cash received, and its holding period in the Rollover Notes would include the holder’s holding period in the Claim.

2.              Consequences to Holders Receiving Only New Common Stock

The federal income tax consequences to holders who receive New Common Stock are not clear.  The Company intends to take the position that the transaction is taxable, and that such a holder should recognize gain or loss in an amount equal to the difference between (1) the fair market value of the New Common Stock received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (2) the holder’s basis in its Claim (other than any Claim for accrued but unpaid interest).  The holder would have a basis in the New Common Stock equal to its fair market value, and a holding period that would begin on the day following the day the stock is received.

However, the IRS may take the position that the New Common Stock is received by such a holder in a tax-free transaction, which would cause the holder not to recognize any gain or loss on the receipt of the New Common Stock in satisfaction of its Claim.  In this case, the holder would have a basis in the New Common Stock equal to its basis in its Claim, and its holding period in the New Common Stock would include the holder’s holding period in the Claim.

3.              Consequences to Holders Receiving Only New Joint Venture Preferred Securities

[THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS RECEIVING ONLY NEW JOINT VENTURE PREFERRED SECURITIES WILL DEPEND ON THE TERMS AND STRUCTURES OF THE SALE TRANSACTION AND THE POST-EMERGENCE STRUCTURE OF THE COMPANY.  THE DEBTORS WILL UPDATE THIS DISCLOSURE STATEMENT IN ACCORDANCE WITH THEIR DECISIONS CONCERNING THE SALE TRANSACTION.]

4.              Consequences to Holders Receiving Only Contingent Value Vehicle Interests

For federal income tax purposes, the Debtors will treat each holder that will receive an interest in the Contingent Value Vehicle as receiving from the Debtors its pro rata share of the assets that will be contributed to the Contingent Value Vehicle.  The holder will be treated as then taking those assets and contributing them to the Contingent Value Vehicle in exchange for an interest in the vehicle.  The beneficiaries of the Contingent Value Vehicle will be treated as the partners and deemed owners of the Contingent Value Vehicle for federal income tax purposes.  Although the Contingent Value Vehicle will not be subject to tax, all of its items of income gain, loss, deduction and credit must be taken into account currently by the partners.  There can be no assurance that the IRS will agree with this classification of the Contingent Value Vehicle.  A different classification of the Contingent Value Vehicle could result in the trust being subject to corporate income tax.

In general, the deemed receipt by a holder of its pro rata share of the assets of the Contingent Value Vehicle will be a fully taxable transaction.  Each holder will recognize gain or loss in an amount equal to the difference between (1) its pro rata share of the fair market value of the assets that will be contributed to the Contingent Value Vehicle (other than in exchange for a Claim for accrued but unpaid interest) and (2) the holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest) or Equity Interest.  A beneficiary’s basis in its pro rata share of the Contingent Value Vehicle’s assets will equal its fair market value.  A beneficiary’s holding period in its pro rata share of the Contingent Value Vehicle’s assets will begin on the day following the receipt of the Contingent Value Vehicle interest.

5.              Consequences to Holders Receiving Both New Common Stock and Contingent Value Vehicle Interests

In general, a holder of a Claim that constitutes a “security” of ACC should not recognize loss upon the receipt of New Common Stock and Contingent Value Vehicle interests, but should recognize gain, if any, to the extent of the fair market value of Contingent Value Vehicle interests received in satisfaction of its Claim (other than any Claim for accrued but unpaid interest).  The holder’s basis in the Contingent Value Vehicle interest should equal its fair market value.  The holder’s basis in the New Common Stock should equal the holder’s basis in the Claim, increased by any gain recognized on the exchange and decreased by the fair market value of the Contingent Value Vehicle interest.  The holder’s holding period in the Contingent Value Vehicle interest should begin on the day following the exchange.  The holder’s holding period in the New Common Stock should include the holder’s holding period in the Claim.

A holder of a Claim that does not constitute a security of ACC should have a fully taxable transaction when it receives New Common Stock and Contingent Value Vehicle interests.  The holder should have gain or loss equal to the difference between the fair market value of the New Common Stock and the Contingent Value Vehicle interests and the holder’s basis in the Claim (other than any Claim for accrued but unpaid interest).  The holder’s basis in the New Common Stock and the Contingent Value Vehicle interests should equal their fair market value, and the holder’s holding period in this property should begin on the day following the exchange.

For the federal income tax treatment of the Contingent Value Vehicle, see Section VI.B.4, titled “Consequences to Holders Receiving Only Contingent Value Vehicle Interests.”

6.              Distributions in Discharge of Accrued Interest

In general, to the extent that any distribution to a holder of a Claim is received in satisfaction of accrued interest or amortized original issue discount (“OID”) during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder generally recognizes a loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full.

Pursuant to the Plan, all distributions in respect of any Claim (other than distributions after the Effective Date from the Contingent Value Vehicle) will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Claim, if any.  However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

7.              Treatment of Debtor Group Reserves

Distributions from the Debtor Group Reserves will be made to holders of Disputed Claims when such Claims are subsequently Allowed and to holders of Allowed Claims (whether such Claims were Allowed on or after the Effective Date) when Disputed Claims are subsequently disallowed.  Such distributions (other than amounts attributable to earnings) should be taxable to the recipient in accordance with the principles discussed above.

Under Section 468B(g) of the Tax Code, amounts earned by an escrow account, settlement fund, or similar fund are subject to current tax.  Although certain Treasury Regulations have been issued under this section, no final Treasury Regulations have as yet been promulgated to address the tax treatment of such accounts in a bankruptcy setting.  Thus, depending on the facts of a particular situation, such an account could be treated as a separately taxable trust, as a grantor trust treated as owned by the holders of Disputed Claims or by the Debtors (or, if applicable, any of its successors), or otherwise.  On February 1, 1999, the IRS issued proposed Treasury Regulations that, if finalized in their current form, would specify the tax treatment of escrows of the type here involved that are established after the date such Treasury Regulations become final.  In general, such Treasury Regulations would tax such an escrow in a manner similar to a corporation.  As to previously established escrows, such Treasury Regulations would provide that the IRS would not challenge any reasonably and consistently applied method of taxation for income earned by the escrow, and any reasonably and consistently applied method for reporting such income.

Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable final Treasury Regulations, the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent), the Disbursing Agent will (i) treat the Debtor Group Reserves as one or more discrete trusts (which may consist of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the Tax Code (sections 641 et seq.), and (ii) to the extent permitted by applicable law, report consistently for state and local income tax purposes.  The Plan requires all parties to consistently follow such treatment in filing any returns and reports with the IRS.

Accordingly, subject to issuance of definitive guidance, the Disbursing Agent will report as subject to a separate entity level tax any amounts earned by the Debtor Group Reserves, except to the extent such earnings are distributed by the Disbursing Agent during the same taxable year.  In such event, the amount of earnings that is so distributed to an Allowed Claim holder during the same taxable year will be includible in such holder’s gross income.

In light of the foregoing, each holder of an Allowed Claim is urged to consult its tax advisors regarding the potential tax treatment of the Debtor Group Reserves, distributions therefrom, and any tax consequences to such holder relating thereto.

8.              Ownership and Disposition of Rollover Notes

a.              Original Issue Discount on the Rollover Notes

The Rollover Notes may be treated as issued with OID. In general, a debt instrument is treated as having OID to the extent its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount.

The “issue price” of the Rollover Notes will depend upon whether they are traded on an “established securities market” during the sixty (60) day period ending thirty (30) days after the Effective Date, or whether a significant portion of the Claims exchanged for such notes is so traded. Pursuant to Treasury Regulations, an “established securities market” need not be a formal market. It is sufficient that the notes appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sale transactions, or that price quotations for such notes are readily available from brokers, dealers or traders.

It is anticipated that the Rollover Notes will not be traded on an established securities market.  However, if the Rollover Notes are traded on an established securities market, then the “issue price” of such Rollover Notes will be their fair market value. If neither the Rollover Notes nor a significant portion of the Claims exchanged for such notes are traded on an established securities market, the issue price of the Rollover Notes generally will be their stated principal amount if, as is also expected, the stated interest rate is greater than the applicable federal rate for obligations of similar maturity in effect on the Confirmation Date.  If the Claims exchanged for Rollover Notes are traded on an established securities market and the Rollover Notes are not so traded, then the “issue price” of such a Rollover Note will equal the fair market value (as of the date the Rollover Note is issued) of the portion of a Claim exchanged therefor.

If the Rollover Notes are issued with OID, each holder generally will be required to accrue the OID in respect of the Rollover Notes received and include such amount in gross income as interest over the term of such notes based on the constant yield method. Accordingly, each holder generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder’s tax basis in a Rollover Note will be increased by the amount of any OID included in income and reduced by any cash received (other than payments of stated interest) made with respect to such note.

b.              Acquisition and Bond Premium

If a holder of a Claim has a tax basis in any of the Rollover Notes received that exceeds the issue price of such note, but is less than or equal to the unpaid principal amount of such notes, the amount of OID includable in the holder’s gross income generally is reduced in each period in proportion to the percentage of the OID represented by the excess basis. Alternatively, if a holder is willing to treat all stated interest as OID, such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method. Such an election may not be revoked without the consent of the IRS.

If a holder has a tax basis in any of the Rollover Notes received that exceeds the unpaid principal amount of such notes (i.e., a “bond premium”), the holder will not include any of the OID in income. Moreover, a holder may elect to deduct any bond premium over the period from its acquisition of such note to the maturity date of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date), but not in excess of the stated interest. If such bond premium is amortized, the amount of stated interest on any Rollover Note that must be included in the holder’s gross income for each period ending on an interest payment date or at the maturity date, as the case may be, will (except as Treasury Regulations may otherwise provide) be reduced by the portion of bond premium allocable to such period based on the note’s yield to maturity. The holder’s tax basis in its Rollover Note will be reduced by a like amount. If such an election to amortize bond premium is not made, a holder will receive a tax benefit from the premium only in computing such holder’s gain or loss upon the sale or other taxable disposition of the Rollover Note, or upon the full or partial payment of principal.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includable in the holder’s gross income and that are held at, or acquired after, the beginning of the holder’s taxable year as to which the election is made. The election may be revoked only with the consent of the IRS.

c.               Market Discount

Any holder of a Claim that has a tax basis in any Rollover Notes received less than the issue price (or possibly the “adjusted issue price” in the case of a Disputed Claim allowed subsequent to the Effective Date) of such notes generally will be subject to the market discount rules of the Internal Revenue Code (unless such difference is less than a de minimis amount). In addition, as discussed below, a holder who acquired its Claim at a market discount and that receives its Rollover Notes as part of a tax-free exchange may be required to carry over to such notes any accrued market discount with respect to its Claim to the extent not previously included in income.

Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a Rollover Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues. Such an election would apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such Rollover Notes to the maturity date of the notes, unless the holder irrevocably elects to compute the accrual on a constant yield basis. This election can be made on a note-by-note basis.

C.            INFORMATION REPORTING AND WITHHOLDING

All distributions to holders of Allowed Claims and Equity Interests under the Plan are subject to any applicable withholding obligations (including employment tax withholding).  Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then-applicable rate.  Backup withholding generally applies if the holder:  (1) fails to furnish its social security number or other taxpayer identification number (“TIN”); (2) furnishes an incorrect TIN; (3) fails properly to report interest or dividends; or (4) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

The foregoing summary has been provided for informational purposes only.  All holders of Claims and Equity Interests are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

XIII.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include:

•                  the liquidation of the Debtors under chapter 7 of the Bankruptcy Code; and

•                  the preparation and presentation of an alternative plan or plans of reorganization.

A.            LIQUIDATION UNDER CHAPTER 7

If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code.  In such event, a trustee would be elected or appointed to liquidate the assets of the Debtors.  A discussion of the effect that a chapter 7 liquidation would have on recoveries of holders of Claims and Equity Interests is set forth in Section VII.C.2, titled “Confirmation Standards,” of this Disclosure Statement.  The Debtors believe that liquidation under chapter 7 would result in, among other things:  (1) smaller distributions being made to creditors and interest holders than those provided for in the Plan, due to, among other things, the additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of financial and legal advisors; (2) additional expenses and claims, some of which would be entitled to priority, that would be generated during the liquidation; and (3) the failure to realize the greater, going concern value of the Debtors’ assets.

B.            ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors or, assuming exclusivity is terminated or lapses, any other party in interest may attempt to formulate a different plan of reorganization.  Such a plan could involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets.  The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

The Debtors believe that the Plan enables them to successfully and expeditiously emerge from chapter 11, preserves their businesses and allows creditors and interest holders to realize the highest recoveries under the circumstances.  In a liquidation under chapter 11 of the Bankruptcy Code, a trustee would not need to be appointed and the assets of the Debtors could be sold in an orderly fashion, which could occur over a more extended period of time than in a liquidation under chapter 7.  Accordingly, creditors likely would receive greater recoveries in a chapter 11 liquidation than in a chapter 7 liquidation.  Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan.

2767082.1

XIV.  CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests.  Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs.  The Debtors urge holders of Impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received by the Voting Agent no later than __:00 p.m., New York City Time, on [                   ], 2005 (or, in the case of beneficial holders who hold their securities through intermediaries, please provide voting instructions to such intermediaries by [                   ], 2005 at       :00 p.m. or such other date as specified by the intermediaries).

Dated:            New York, New York
February 4, 2005

ADELPHIA COMMUNICATIONS CORPORATION,
a Delaware corporation
(for itself and on behalf of each of the Debtors)

By:	/s/ William T. Schleyer
Name: William T. Schleyer
Title: Chairman and Chief Executive Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue
New York, NY 10019
(212) 728-8000

Attorneys for Debtors and Debtors in Possession

EXHIBIT A

PLAN OF REORGANIZATION

A-1

EXHIBIT B

DISCLOSURE STATEMENT ORDER

B-1

EXHIBIT C

AUDITED CONSOLIDATED BALANCE SHEETS OF ACC AT DECEMBER 31, 2003

C-1

EXHIBIT D

UNAUDITED CONSOLIDATED BALANCE SHEETS OF ACC AT SEPTEMBER 30, 2004

D-1

EXHIBIT E

THE DEBTORS’ PROJECTED FINANCIAL INFORMATION

E-1

EXHIBIT F

THE DEBTORS’ LIQUIDATION ANALYSIS

F-1

EXHIBIT G

SUMMARY OF COVINGTON REPORT

Covington conducted an investigation at the behest of the Special Committee.  The investigation was primarily conducted from May 15, 2002 through March of 2003.  Covington based its investigation on numerous interviews and a review of documents.  Not all persons with knowledge of the events could be interviewed because of their involvement, directly or indirectly, in the criminal proceedings against John Rigas, Tim Rigas, Michael Rigas, Michael Mulcahey and Jim Brown.  The Covington Report contains a summary of this investigation, which, together with appendices, is approximately 500 pages long.  Below is a brief summary of some of the significant findings contained in the Covington Report.

•                  The Rigas Family members commingled Adelphia funds with funds from their private companies through operation of a cash management system (“CMS”) which was not approved by or known to the independent directors of the Board;

•                  While journal entries were maintained in Adelphia’s books and records that noted payments out of the CMS to the Rigas Family members personally or to their private entities, no executed documents were located by Covington which evidence the existence of any obligations undertaken by the Rigas Family members or their private entities to pay the indebtedness and interest that they incurred under the CMS;

•                  According to an analysis conducted by PwC, the Rigas Family members and their entities owe to Adelphia approximately $3.42 billion from (1) payments to or for the benefit of the Rigas Family members and the entities they own; (2) repayment of Rigas Family Entity debt and margin payments; (3) funding for disbursements to the Rigas Family members and their entities; (4) amounts owed to Adelphia for securities issued to the Rigas Family Entities and open-market purchases; (5) amounts owed to Adelphia for Rigas Family Entities’ acquisition of cable assets; (6) amounts owed to Adelphia concerning the Buffalo Sabres transaction; and (7) amounts owed to Adelphia for services rendered and other transactions;

•                  The approximately $3.42 billion owed to Adelphia by the Rigas Family members and their entities was structured through the Co-Borrowing Facilities through which Adelphia affiliates became jointly and severally liable for debt of private entities controlled by Rigas Family Entities.  While Adelphia disclosed the existence of the Co-Borrowing Facilities, Adelphia at no time prior to March 27, 2002 publicly disclosed the actual amount of debt allocated to the Rigas co-borrowers under the Co-Borrowing Facilities;

•                  Between August 1998 and January 2002, the Rigas Family members “purchased” $1.8 billion of Adelphia securities not with paid-in capital but by transferring an amount of co-borrowing debt equal to the purchase price of the securities from Adelphia to a Rigas Family Entity, without ever relieving Adelphia of its joint and several liability obligations under the Co-Borrowing Facilities;

•                  The Rigas Family members used over $252 million of Adelphia funds to pay margin calls on their personal margin loans; of the total amount, approximately $169.5 million was paid out between March 27, 2002 and May 10, 2002;

•                  The Rigas Family members attempted to obscure their use of the CMS and of the Co-Borrowing Facility funds, among other things, through quarterly debt reclassifications that reduced the size of the intercompany balances disclosed in Adelphia’s public consolidated financial statements.  These inter-company balances purported to accurately report the amount the Rigas Family Entities owed to Adelphia.  Using quarterly debt reclassifications, the Rigas Family members (1) transferred an amount of co-borrowed debt from Adelphia to a Rigas co-borrower; (2) entered a payable from Adelphia to the Rigas Family Entity in consideration for purported relief of the primary obligation; and then (3) offset the payables by corresponding receivables from the relevant Rigas Family Entity to Adelphia;

•                  Substantial corporate funds were used to purchase and maintain real property owned or controlled by Rigas Family members or Rigas Family Entities.  For example, (1) a Rigas Family member or Rigas Family Entity transferred at least 60 properties to or from Adelphia in such a way as to cast doubt either on the fair market value of the transaction or the validity of the conveyance; (2) Adelphia paid the purchase price, assumed the mortgage, or paid for improvements for fifteen Rigas Family properties; (3) Adelphia paid rent, maintenance, property association fees, or dues associated with fifteen Rigas Family properties; (4) Adelphia paid the property taxes or school district assessments for 55 Rigas Family properties; and (5) Adelphia paid insurance premiums for a policy insuring at least eighteen Rigas Family properties.  The investigation discovered no reliable evidence to support the contention that the Rigas Family members repaid the Adelphia’s many expenditures, through either direct payments or verifiable reconciliations of intercompany balances. Further, the investigation has established that the Rigas Family members were often both the beneficiaries of these Adelphia payments and the ones who approved them, indicating apparent self-dealing or at least a lack of independent controls.

•                  Approximately one year after telling members of the Board that the purchase assets of Prestige Communications systems would be structured whereby Adelphia would pay $700 million and the Rigas Family members would pay $400 million, Tim Rigas (or another person acting at his direction) made entries into Adelphia’s books and records, without the approval of or notice to the Board or to the independent directors, that changed the cost allocation such that Adelphia’s share of the purchase price increased from $700 million to $750 million;

•                  For no apparent business reason, on or about July 30, 1998, Adelphia executed an exchange agreement pursuant to which Adelphia agreed to exchange 50,000 shares of Adelphia’s Class A stock for all of the outstanding capital stock in Montgomery, Inc., formerly a wholly-owned Rigas Family Entity, and as a result of the exchange, Adelphia assumed $2 million in liabilities and acquired a 100% interest in Empire Sports Network (“ESN”), an entity that was losing money (Montgomery recorded a loss of approximately $53 million in the first eight months of 1998 alone relating to its investment in ESN);

•                  Evidence suggests that in or about December 2001 Tim Rigas apparently authorized a settlement agreement relating to Adelphia’s dispute with ML Media that was materially different from the terms of the settlement that he had proposed to the Board in November 2001;

•                  Adelphia made significant furniture and interior design purchases (approximately $39.9 million in disbursements since 1999, of which only about $768,000 or 1.9% were charged to the private companies) through entities owned or controlled by Rigas Family members, particularly Eleni Interiors, Inc. and Dobaire Designs, Inc.;

•                  Adelphia funds were used to pay for the acquisition of land and construction costs in connection with the building of a golf course in Coudersport even though there is no evidence to suggest that the Board approved these expenditures (by April 2002, the costs for the golf course exceeded $12 million).  The purchaser of record for some of the land parcels comprising the golf course included Wending Creek Farms and Wending Creek 3656, both Rigas Family Entities, and ACC Operations, Inc., an Adelphia subsidiary;

•                  Adelphia funds (approximately $27 million) were used to purchase land and timber rights in a parcel of land in Potter County, even though a Rigas Family Entity gained the rights to all of the land and an automatic reversion of the timber rights from Adelphia to the Rigas Family members for no consideration if there was a change in control of Adelphia;

•                  A number of potential personal uses of Adelphia’s aircraft were identified, including (1) an August 2000 African safari by John Rigas, Michael Rigas, and two associates; (2) a January 22, 2000 trip by John Rigas, Doris Rigas, Michael Rigas, Ellen Rigas Venetis, and Peter Venetis to Salt Lake City Utah, which coincided with the appearance of “SongCatcher,” Ellen Rigas Venetis’ film, in the Sundance Film Festival; (3) a November 1997 hunting expedition by John Rigas to Mexico; (4) at least 19 trips to Rochester, Minnesota for John Rigas’ visits to the Mayo Clinic; (5) several trips by Tim Rigas with an actress to, among other places, the Bahamas, Montego Bay, Jamaica, and Los Angeles; (6) Tim Rigas’ trips with a female golf pro to Hilton Head, South Carolina and Monterey, California; (7) at least 13 trips by Doris Rigas to New York City where she was unaccompanied by any Adelphia employees and at least 4 trips by Doris Rigas to Greensboro, North Carolina, to conduct the business of Eleni Interiors; (8) flights by Ellen Rigas Venetis between Wellsville and New York City, and a 2001 return trip on the company aircraft from Athens to Edinburgh, Scotland (where John Rigas was attending an A&E conference) and on to New York.  There is no evidence that the Rigas Family members reimbursed Adelphia for these personal trips and though some personal income was imputed to the Rigas Family members, the amount imputed fails to compensate Adelphia fully for the costs incurred in providing personal travel through use of its aircraft;

•                  Adelphia advanced funds on an unsecured basis to Rigas Entertainment, Ltd. (“REL”) and SongCatcher Films, LLC, both Rigas Family Entities, in order to finance Ellen Rigas Venetis’ independent film, “SongCatcher”, and other projects.  John Rigas, Michael Rigas, and Peter Venetis were members of the REL advisory Board, which reviewed business plans and funding proposals authored by Ms. Rigas Venetis and/or Richard Miller, Business and Creative Affairs Consultant to REL.  Tim Rigas, though not a member of the REL advisory board, also received one or more SongCatcher funding proposal.  Business plans submitted to the advisory board in December 1997 made clear that Adelphia’s corporate monies would “partially relieve John Rigas of his obligation to the funding of REL,” and a May 2, 1997 memorandum from Ms. Rigas Venetis and Mr. Miller offered justifications for Adelphia’s involvement in the projects in that “Adelphia might need to rely on the low-cost educational aspects to justify its investment”;

•                  Adelphia’s resources, including its aircraft, vehicles, funds, employees, and real property were used to shuttle, transport, sponsor, and provide lodging for guests attending Ellen Rigas’ and Peter Venetis’ 1998 wedding;

•                  Adelphia funds were used to pay for the Rigas Family members’ golf club and country club memberships, including membership dues and payments for “entertainment”;

•                  Evidence suggests that Tim Rigas received free architectural services on his residence by trading on Adelphia’s business relationship with the architectural firm that was engaged to work on Adelphia’s Operations Center;

•                  In an effort to satisfy Wall Street expectations, the Rigas Family members manipulated Adelphia’s financial disclosures to improve the appearance of Adelphia’s EBITDA, to demonstrate compliance with leveraged ratios under the Co-Borrowing Facilities, and to obtain preferential interest rates based on lower leverage ratios.  For example, the evidence suggests that beginning in mid-2000, at the end of each quarter and under the direction of Tim Rigas and James Brown, Adelphia employees performed a series of accounting adjustments aimed at closing the gap between Adelphia’s targeted EBITDA and that shown on Adelphia’s books and records.  Among other wrongful conduct directed by the Rigas Family members, Adelphia:

•                  entered into circular transactions with third-party digital set-top providers that had the effect of artificially boosting EBITDA by approximately $34 million in 2000 and $53 million in 2001;

•                  from late 2000 until October 2001 recognized revenue from promotional customers (i.e., customers receiving a specified number of months of free service) during the promotional months — even though Adelphia did not actually collect any payments over that period — and then amortized the promotional revenue over an excessively long “churn” period.  The net result was a positive impact on Adelphia’s profits and losses of approximately $14 million;

•                  recorded lower expense than the actual cash outlays that Adelphia made in connection with programming contracts, such as contracts with HBO;

•                  re-characterized remaining audit reserves as “over-accrual”, thereby depleting the reserve while boosting profits and losses;

•                  applied inconsistent accounting treatment to two Brazilian joint ventures even though the ownership/corporate structure of each one was very similar;

•                  routinely over-capitalized certain categories of labor and other soft costs;

•                  between October 2001 and May 2002, entered into a number of bookkeeping transactions that gave the appearance that a non-cable Rigas Family Entity purchased from Adelphia $101 million of digital set-top boxes and related electronics when in fact it had not, for the purpose of altering the time period during which the acquisition of these assets would become reportable capital expenditures;

•                  charged Rigas Family Entity non-co-borrowers a “management fee” which was offset by an interest expense charged to Adelphia, the net result of which was to be a net increase in EBITDA with no corresponding increase in profit;

•                  charged Rigas Family Entities with “placement fees” for the various acquisitions while making a corresponding adjustment in responsibility for interest on debt under the Co-Borrowing Facilities in the same amount of the placement fee such that the intercompany balance would be zero but EBITDA would show a positive impact;

•                  other adjustments were made for the purpose of bringing Adelphia into compliance with financial ratios stipulated by its bank covenants, including by altering end-of-quarter journal entries relating to management fees, affiliate interest, and certain dividend transactions; and

•                  operational data, such as subscriber numbers and rebuild percentages, were also artificially inflated to improve the appearance of metrics that were deemed important by the investment and financial communities.

•                  There is evidence to suggest that Deloitte, Adelphia’s former auditors: (1) knew or should have known about the commingling of funds under the CMS; (2) was aware of the Co-Borrowing Facility arrangements since their inception and had knowledge of the amount of debt attributable to private Rigas Family Entities; (3) questioned the propriety of disclosures relating to the Co-Borrowing Facilities that did not include a disclosure of the amount of Co-Borrowing debt attributable to private Rigas Family Entities, but nonetheless issued an unqualified audit opinion regarding publicly-filed Adelphia consolidated financial statements that did not include this additional disclosure; (4) questioned – and, therefore, was aware of – the practice of quarterly adjustments made to intercompany balances; (5) was aware of adjustments made to the purchase price in the Prestige transaction; (6) questioned whether Adelphia was accruing enough to cover its programming liabilities and audit reserves; (7) was provided with documentation concerning Adelphia’s placement fees; and (8) accepted Adelphia’s post-quarter adjustments even though it questioned the practice of making the adjustments.

•                  Buchanan Ingersoll attorneys regularly attended Board meetings and prepared draft minutes of the meetings for consideration by the Board and performed services for the Rigas Family members and the Rigas Family Entities in connection with acquisitions, SEC filings relating to family members, closings on private placements with the Rigas Family members, estate planning, and certain corporate formation and tax work for certain of the Rigas Family properties.  Based on evidence and witnesses available to Covington, attorneys for Buchanan Ingersoll:  were not aware of the operation of the CMS until the fall of 2001 (at the earliest) and may not have had a full appreciation of the extent of the CMS until the March 27, 2002 disclosure; were not aware that the Rigas Family members were using proceeds from the Co-Borrowing Facilities to purchase Adelphia securities; were not aware of the magnitude of debt under the Co-Borrowing Facilities attributable to the Rigas Family Entities; and, though aware of the fact that the Rigas Family members were going to participate in the Prestige transaction, were unaware of the subsequent adjustment to the purchase price whereby Adelphia incurred an additional $50 million of the total purchase price.  It appears, however, that in connection with the settlement of the ML Media litigation, Buchanan Ingersoll received a copy of Tim Rigas’ letter to ML Media that proposed a structure similar to the one that was ultimately agreed to, but that was materially different from the one that was presented to the Board on November 8, 2001, a meeting that Buchanan Ingersoll attorneys attended.  There is also evidence to suggest that Buchanan Ingersoll was at least consulted on the structuring of the golf course and the Potter County timber rights transaction.

•                  Many of the related-party and self-dealing transactions between Adelphia and the Rigas Family members were not even submitted to the Board for approval, and when the Rigas Family members did obtain the approval of the independent directors, they often failed to make full disclosure regarding the transactions to the Board.

Further, even though the Rigas Family members maintained a majority vote and held senior management positions during the relevant time period, the Carryover Directors could have exercised control over Adelphia’s dealing with the Rigas Family members had such dealings been submitted to a vote of the independent directors after full disclosure to the Board.  The independent directors, by way of example only, (1) were not aware of the CMS; (2) were not presented with any material accounting issues such as the lack of public disclosure of the debt under the Co-Borrowing Facilities attributable to private Rigas Family Entities, over-capitalization of labor, or bad debt reserve accounts; (3) were not aware of the quarterly debt reclassifications and other procedures used to minimize the appearance of inter-company activity and the disclosure of the amounts owed to Adelphia by the Rigas Family members and entities they controlled; (4) did not approve the terms of the settlement of the ML Media litigation that Tim Rigas ultimately signed on behalf of Adelphia; (5) assumed that the Rigas Family members purchased and maintained the Rigas Family Entities with their own funds rather than Adelphia’s funds; and (6) were not told that that proceeds from the Co-Borrowing Facilities had been used to finance the Rigas Family members’ securities purchases and to make margin loan payments for the Rigas Family members.

EXHIBIT H

PRO FORMA BALANCE SHEET

II-1

EXHIBIT I

PRO FORMA CAPITAL STRUCTURE

I-1

EXHIBIT J

CONFIRMATION HEARING PRE-TRIAL ORDER

J-1